UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Amendment No. 2
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
MEADOW VALLEY CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No Fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Meadow Valley Corporation

(2)	Aggregate number of securities to which transaction applies:

5,180,654 shares of common stock of Meadow Valley Corporation 266,693 options to purchase shares of common stock of Meadow Valley Corporation

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The maximum aggregate transaction value was determined based upon the sum of (a) the product of (i) 5,180,654 shares of Meadow Valley Corporation common stock outstanding on September 16, 2008, and (ii) the merger consideration of $11.25 per share and (b) the product of (i) 266,693 shares of Meadow Valley Corporation common stock subject to currently outstanding options and (ii) the excess of $11.25 over $4.86, the weighted average exercise price with respect to such options (the “Total Consideration”). The filing fee, calculated in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11(c)(1) promulgated thereunder, was determined by multiplying 0.0000393 by the Total Consideration.

(4)	Proposed maximum aggregate value of transaction:

$59,986,526

(5)	Total fee paid:

$2,358
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUBJECT TO COMPLETION — DATED NOVEMBER 10, 2008

MEADOW VALLEY CORPORATION

Important Special Meeting of Stockholders

, 2008

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of Meadow Valley Corporation (“Meadow Valley”) to be held on           at   a.m., local time, at          . The attached proxy statement provides information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger that we entered into on July 28, 2008 with Phoenix Parent Corp., which we refer to as “Investor,” and its wholly-owned subsidiary Phoenix Merger Sub, Inc., which we refer to as “Merger Sub.” Investor is wholly-owned by Phoenix Holdings Management LLC, which we refer to as “Phoenix Holdings.” Each of Investor and Phoenix Holdings is an affiliate of Insight Equity I LP, a private equity firm. If holders of record of a majority of Meadow Valley’s outstanding common stock, as of          , 2008, vote to adopt and approve the merger agreement, and the other conditions in the merger agreement are satisfied or waived, Merger Sub will be merged with and into Meadow Valley and Meadow Valley will survive as a privately-held wholly-owned subsidiary of Investor.

According to the terms of the merger agreement, if the merger agreement is approved and the merger is consummated, each share of Meadow Valley’s common stock, including any rights associated therewith, will be canceled and converted into the right to receive $11.25 in cash, without interest (and less applicable withholding taxes). In addition, each outstanding option to purchase Meadow Valley common stock will be canceled at the effective time of the merger and converted into the right to receive cash, without interest (and less applicable withholding taxes), in the amount, if any, by which $11.25 exceeds the per share exercise price of that option. Based on the closing sale price for Meadow Valley’s common stock on July 25, 2008, the last trading day before public announcement of the merger, the merger consideration represented a 22.1% premium over the price per share of Meadow Valley’s common stock and a 30.8% premium over the volume weighted average share price for the 30 calendar days prior to the announcement of the merger agreement.

On July 25, 2008, our board of directors unanimously determined (with Bradley E. Larson, our President, Chief Executive Officer and a director, and Kenneth D. Nelson, our Vice President, Chief Administrative Officer and a director each abstaining) that the merger and the merger agreement are fair to and in the best interests of Meadow Valley and its unaffiliated stockholders and approved the merger agreement. In arriving at their recommendation, our board of directors and the special committee carefully considered a number of factors, which are described in the accompanying proxy statement, including the unanimous determination and recommendation of a special committee comprised entirely of independent directors. Our board of directors unanimously recommends (with Messrs. Larson and Nelson abstaining) that you vote “FOR” the proposal to adopt and approve the merger agreement.

When you consider the recommendation of our board of directors to approve the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. For example, each of Bradley E. Larson and Kenneth D. Nelson will contribute substantially all of their shares of Meadow Valley common stock, including shares acquired upon exercise of options prior to the closing of the merger, to Phoenix Holdings in exchange for equity interests in that company. In addition, Robert W. Bottcher, Arizona Area President of Meadow Valley Contractors, Inc., a wholly-owned subsidiary of Meadow Valley, will be given the right to contribute all of his shares, including shares acquired upon exercise of options prior to the closing of the merger, but excluding shares held in his retirement plan, to Phoenix Holdings in exchange for equity interests in that company.

Regardless of the number of shares you own, your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of Meadow Valley common stock entitled to vote at the special meeting affirmatively vote to adopt and approve the merger agreement. Consequently, we are holding a special meeting of our stockholders to vote on the proposal necessary to complete the merger. The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. We strongly recommend that you read the entire document carefully. You also may obtain more information about Meadow Valley from documents we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet as soon as possible to make sure that your shares are represented at that meeting. Voting by proxy will not prevent you from voting your shares in person in the manner described in the attached proxy statement if you subsequently choose to attend the special meeting.

On behalf of your board of directors, thank you for your cooperation and support.

Very truly yours,

Don A. Patterson	David D. Doty
Chairman of the Special Committee	Chief Financial Officer and Secretary

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement is dated          , 2008 and is first being mailed to stockholders of Meadow Valley on or about          , 2008.

If you have any questions or need assistance voting your shares, please call The Altman Group, Inc., which is assisting us in the solicitation of proxies, toll-free at (866) 721-1324.

IMPORTANT

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY CARD OR SUBMIT YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET AT YOUR EARLIEST CONVENIENCE.

MEADOW VALLEY CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2008

To the Stockholders of Meadow Valley Corporation:

A special meeting of stockholders of Meadow Valley Corporation (“Meadow Valley”) will be held at     on          , 2008 at   a.m., local time, for the following purposes:

1. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of July 28, 2008, by and among Meadow Valley, Phoenix Parent Corp., and Phoenix Merger Sub, Inc., as the same may be amended from time to time, which we refer to as the “Merger Proposal.”

2. To consider and vote on a proposal to approve any motion to adjourn or postpone the special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal, which we refer to as the “Adjournment Proposal.”

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The accompanying proxy statement further describes the matters to be considered at the special meeting. A copy of the merger agreement has been included as Appendix A to this proxy statement.

Our board of directors unanimously recommends (with Bradley E. Larson and Kenneth D. Nelson abstaining) that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

When you consider the recommendation of our board of directors to approve the Merger Proposal and the Adjournment Proposal, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our unaffiliated stockholders.

Our board of directors has set          , 2008 as the record date for the special meeting. Only holders of record of shares of Meadow Valley common stock at the close of business on          , 2008 will be entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. The special meeting will begin promptly at   a.m., local time. Check-in will begin at   a.m., local time, and you should allow ample time for check-in procedures.

Regardless of the number of shares you own, your vote is very important. The affirmative vote of the holders of (i) a majority of the outstanding shares of Meadow Valley common stock entitled to vote at the special meeting is required to adopt and approve the Merger Proposal and (ii) a majority of the outstanding shares of Meadow Valley common stock entitled to vote and represented at the special meeting is required to adopt and approve the Adjournment Proposal.

To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone, by using the toll-free number shown on your proxy card, or through the Internet, by visiting the website shown on your proxy card. Please submit your proxy promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. If you hold your shares in “street name” through a bank, broker or custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting. You should not send in your certificates representing shares of Meadow Valley common stock until you receive instructions to do so.

By Order of the Board of Directors,

David D. Doty
Chief Financial Officer and Secretary

Phoenix, Arizona
          , 2008

i

Consideration to be Received in the Merger	75
Procedures for the Exchange of Certificates	76
Representations and Warranties	76
Conduct of Business Pending the Merger	79
Restrictions on Solicitation, Acquisition Proposals and Changes in Recommendation	82
Stockholders Meeting	84
Reasonable Best Efforts	84
Indemnification and Insurance	84
Other Agreements	84
Conditions to the Merger	85
Termination	86
Termination Fees	87
Letter of Credit	88
ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)	89
OTHER MATTERS	89
Other Matters for Action at the Special Meeting	89
Future Stockholder Proposals	89
Householding of Proxy Materials	90
OTHER IMPORTANT INFORMATION REGARDING MEADOW VALLEY	91
Summary of Consolidated Financial Data of Meadow Valley	91
Ratio of Earnings to Fixed Charges	92
Net Book Value Per Share of Meadow Valley Common Stock	93
Trading Market and Price for Meadow Valley’s Common Stock	93
Officers and Directors of Meadow Valley	93
Security Ownership of Certain Beneficial Owners and Management	95
IMPORTANT INFORMATION REGARDING INVESTOR, MERGER SUB AND THE INSIGHT GROUP	97
Information Regarding Phoenix Merger Sub, Inc.	97
Information Regarding Phoenix Parent Corp.	97
Information Regarding Phoenix Holdings, Insight Equity Acquisition Resources LLC, Insight Equity, Insight Equity (Tax-Exempt) I LP, Insight Equity (Cayman) I LP, Insight Equity (Affiliated Coinvestors) I LP, Insight Equity (Affiliated Coinvestors) GP I LLC, Insight Equity (Cayman) GP I Ltd., Insight Equity GP I LP, Insight Equity Holdings I LLC, Insight Equity LP and Insight Equity Holdings LLC	98
Security Ownership	100
WHERE YOU CAN FIND MORE INFORMATION	101

ii

SUMMARY TERM SHEET

The following summary and the “Questions and Answers About the Special Meeting” immediately following this summary are intended only to highlight certain information contained elsewhere in this proxy statement. This summary and the following questions and answers section may not contain all the information that is important to you. To more fully understand the proposed merger and the terms of the merger agreement, as well as the other matters described below, you should carefully read this entire proxy statement, all of its appendices, and the documents incorporated by reference into this proxy statement before voting. See “Where You Can Find More Information” on page 101. In this proxy statement, the terms “Meadow Valley,” “the Company,” “we,” “our,” and “us” refer to Meadow Valley Corporation and its subsidiaries. References to “subsidiaries” refer to our wholly-owned subsidiaries, Meadow Valley Contractors, Inc. and Apex Testing Corp., and may also, as the context provides, include Ready Mix, Inc. (“Ready Mix”), a company in which Meadow Valley owns an approximate 69% interest. Where appropriate, we have set forth a page reference directing you to a more complete description of the topics described in this summary.

The Parties to the Merger (see page 74)

Meadow Valley

Meadow Valley is engaged in the construction industry as both a provider of construction services and a supplier of construction materials. Meadow Valley’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways. Meadow Valley’s construction materials segment provides ready-mix concrete, sand, and gravel products to both itself and primarily to other contractors. Meadow Valley’s construction materials testing segment provides geotechnical, environmental, and field and laboratory technical services to the construction industry. The construction services segment operates throughout Arizona and Nevada, the construction materials segment operates in the Las Vegas, Nevada and Phoenix, Arizona metropolitan areas, and the construction materials testing segment operates in the Las Vegas, Nevada regional area.

Meadow Valley was incorporated in Nevada on September 15, 1994. Meadow Valley’s principal executive offices are located at 4602 East Thomas Road, Phoenix, Arizona 85018. The telephone number of Meadow Valley’s principal executive offices is (602) 437-5400 and its website address is www.meadowvalley.com. Information contained on this website does not constitute part of this proxy statement.

Phoenix Parent Corp.

Phoenix Parent Corp., which we refer to as “Investor,” was incorporated in Delaware on July 3, 2008 for the purpose of engaging in the merger. Investor is wholly-owned by Phoenix Holdings Management LLC, a Delaware limited liability company, which we refer to as “Phoenix Holdings.” Each of Investor and Phoenix Holdings is an affiliate of Insight Equity I LP, a Delaware limited partnership and a private equity firm that we refer to as “Insight Equity.” If the Meadow Valley stockholders approve of the merger and the other conditions to the closing of the merger are satisfied or waived, in connection with the closing of the merger, Bradley E. Larson, Meadow Valley’s President, Chief Executive Officer and a director, and Kenneth D. Nelson, Meadow Valley’s Vice President, Chief Administrative Officer and a director, whom we sometimes refer to as the “Rollover Participants,” will contribute substantially all of their shares of Meadow Valley common stock, including shares acquired upon exercise of options prior to the closing of the merger, to Phoenix Holdings in exchange for equity interests in that company. In addition, Robert W. Bottcher, Arizona Area President of Meadow Valley Contractors, Inc., will be given the right, but shall have no obligation, to contribute all, but not less than all, of the shares of Meadow Valley common stock held by him at the effective time of the merger, including shares acquired by him upon exercise of options prior to the closing of the merger, but excluding shares held in his retirement plan, in exchange for equity interests in Phoenix Holdings. Mr. Bottcher has advised Meadow Valley that he intends to contribute his Meadow Valley shares to Phoenix Holdings.

Investor’s principal executive offices are located at 1400 Civic Place, Suite 250, Southlake, Texas 76092. The telephone number of Investor’s principal corporate offices is (817) 488-7775.

Phoenix Merger Sub, Inc.

Phoenix Merger Sub, Inc., which is a wholly-owned subsidiary of Investor, was incorporated in Nevada on July 3, 2008 for the purpose of engaging in the merger. We refer to Phoenix Merger Sub, Inc. as “Merger Sub.” Merger Sub shares the same principal executive offices and telephone number as Investor.

The Proposals (see page 71)

You are being asked to consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of July 28, 2008, by and among Meadow Valley, Investor and Merger Sub, as the same may be amended from time to time. We refer to this Agreement and Plan of Merger as the “merger agreement” and we refer to this proposal as the “Merger Proposal.” If the stockholders approve of the Merger Proposal and the other conditions to the closing of the merger are satisfied or waived, upon closing of the merger, Merger Sub will be merged with and into Meadow Valley and Meadow Valley will continue as the surviving corporation. Meadow Valley’s stockholders, other than the Rollover Participants and possibly Mr. Bottcher, will no longer have a direct or indirect equity interest in Meadow Valley and Meadow Valley common stock will no longer be listed on the Nasdaq Capital Market, which we refer to as “Nasdaq,” as a result of the merger. Throughout this proxy statement we refer to the Meadow Valley stockholders, excluding the Rollover Participants, as the “unaffiliated stockholders.”

You are also being asked to consider and vote on a proposal to approve any motion to adjourn or postpone the special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal. We refer to this proposal as the “Adjournment Proposal.”

Requisite Stockholder Vote (see page 71)

In order to adopt and approve the Merger Proposal, the affirmative vote of the holders of a majority of the outstanding shares of Meadow Valley common stock entitled to vote at the special meeting is required. Properly authenticated proxies voted “abstain” at the special meeting will have the effect of a vote against the approval of the Merger Proposal. In addition, shares that are not voted at the special meeting, including shares held in “street name” for which instructions are not given to the broker on how to vote, will have the effect of a vote against the approval of the Merger Proposal.

In order to adopt and approve the Adjournment Proposal, the affirmative vote of a majority of the outstanding shares of Meadow Valley common stock entitled to vote and represented at the special meeting is required. Properly authenticated proxies voted “abstain” at the special meeting will have the effect of a vote against the approval of the Adjournment Proposal. Shares held in “street name” may be voted by your broker or banker without specific instructions from you. Shares not represented at the special meeting will have no effect on the Adjournment Proposal.

What Stockholders Will Receive in the Merger (see page 75)

Under the terms of the merger agreement, at the effective time of the merger, each share of common stock held by our stockholders (other than as provided for with respect to the Rollover Participants and Mr. Bottcher) will be canceled and converted into the right to receive $11.25 in cash, without interest. We sometimes refer to this amount as the “merger consideration.” Investor, the surviving corporation and the paying agent designated by Investor will be entitled to deduct and withhold from the merger consideration any amounts required to be deducted and withheld under any applicable tax law, and any amounts so withheld shall be treated as having been paid to the holder from whose merger consideration the amounts were so deducted and withheld.

Based on the closing sale price for Meadow Valley common stock on July 25, 2008, the last trading day before public announcement of the merger, the merger consideration represented a 22.1% premium over the price per share of Meadow Valley common stock and a 30.8% premium over the volume weighted average share price for the 30 calendar days prior to the announcement of the merger agreement.

The aggregate equity value of the merger consideration to be received by the unaffiliated stockholders in the merger is approximately $56.3 million. Upon the completion of the merger, the surviving corporation will assume long-term debt on a consolidated basis of approximately $12.0 million. This includes approximately $9.2 million of long-term debt held by Meadow Valley’s majority owned subsidiary Ready Mix and approximately $2.8 million of long-term debt held by Meadow Valley’s wholly-owned subsidiary Meadow Valley Contractors Inc.

What Option Holders Will Receive in the Merger (see page 76)

Under the terms of the merger agreement, at the effective time of the merger, each option to purchase shares of Meadow Valley common stock that is outstanding and unexercised (whether vested or unvested) will be canceled and the holders of such options will be entitled to receive an amount, in cash, equal to the product of the number of shares subject to each such option multiplied by the excess, if any, of the merger consideration over the exercise price per share of each such option, less applicable withholding taxes.

What Warrant Holders Will Receive in the Merger (see page 76)

As of the date of this proxy statement, all outstanding warrants to purchase shares of Meadow Valley common stock are “out-of-the-money” in that the exercise prices for all such warrants are greater than the merger consideration. Accordingly, while adequate provision will be made so that the holders of the warrants will have the right to receive, upon exercise of the warrants and subject to the terms and conditions thereof, $11.25 per share, without interest (and less applicable withholding taxes), we do not expect any warrant holder to exercise their warrants.

Recommendation of the Special Committee and the Board of Directors (see page 36)

Certain of our officers and directors have interests in the merger that are different from, or in addition to, the interests of Meadow Valley’s stockholders generally. Accordingly, Meadow Valley’s board of directors formed a special committee, which we refer to as the “Special Committee,” comprised of Charles E. Cowan, Charles R. Norton, and Don A. Patterson, each of whom is a non-management independent director. The members of the Special Committee have no material interest in the merger that differs from the interests of Meadow Valley’s unaffiliated stockholders (other than the acceleration of the vesting of options that would occur if the merger closes, which would produce aggregate proceeds to the members of the Special Committee of $138,587 based on their holdings as of October 27, 2008). The Special Committee was charged with reviewing, evaluating and, as appropriate, negotiating or rejecting the merger agreement or any alternative proposal in each case as the independent directors considered to be in the best interests of Meadow Valley and its unaffiliated stockholders.

The Special Committee has unanimously determined that the merger agreement and the merger are fair to and in the best interests of Meadow Valley and its unaffiliated stockholders, and has recommended that the board of directors approve the merger agreement and that the stockholders of Meadow Valley adopt and approve the merger agreement. The members of the Special Committee comprise a majority of our board of directors, with the only other members of our board of directors being Messrs. Larson and Nelson.

After considering many factors, including the unanimous recommendation of the Special Committee, Meadow Valley’s board of directors (with Messrs. Larson and Nelson abstaining) has unanimously:

•	determined that the merger agreement and the merger are fair to and in the best interests of Meadow Valley and its unaffiliated stockholders;

•	approved the merger agreement; and

•	recommended that Meadow Valley’s stockholders adopt and approve the merger agreement.

Accordingly, the Special Committee and the board of directors (with Messrs. Larson and Nelson abstaining) unanimously recommend that you vote “FOR” the Merger Proposal. Each of the Special Committee and the board of directors (with Messrs. Larson and Nelson abstaining) also unanimously recommend that you vote “FOR” the Adjournment Proposal.

Reasons for the Recommendation of the Special Committee and Board of Directors (see page 36)

Each of the Special Committee and the board of directors believes that the merger is both procedurally and substantively fair to Meadow Valley’s unaffiliated stockholders. Their belief is based upon their knowledge and analysis of Meadow Valley, as well as the factors discussed later in this proxy statement in the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and Board of Directors.” Please be aware that Messrs. Larson and Nelson abstained from voting as members of Meadow

Valley’s board of directors and, as a result, the members of the Special Committee and the members of the board of directors that voted on the merger were identical.

Financial Advisor to the Special Committee (see page 46)

Alvarez & Marsal Securities, LLC, or “Alvarez & Marsal,” served as financial advisor to the Special Committee in connection with the merger transaction. Alvarez & Marsal also solicited interest from third parties to acquire Meadow Valley in accordance with the 45-day “go shop” provisions in the merger agreement, which period ended on September 11, 2008. Alvarez & Marsal was not engaged by the Special Committee to render a fairness opinion for this transaction.

Opinion of Morgan Joseph to the Special Committee (see page 42)

In connection with the merger, the Special Committee received an opinion from Morgan Joseph & Co. Inc., or “Morgan Joseph,” to the effect that, as of July 25, 2008, and based upon the assumptions made, matters considered and limits of review set forth therein, the consideration of $11.25 per share in cash, without interest, to be received by holders of Meadow Valley’s common stock was fair, from a financial point of view, to such holders. The full text of Morgan Joseph’s opinion, which sets forth the procedures followed, assumptions made, matters considered, limits of review undertaken and other matters considered by Morgan Joseph in preparing its opinion, is attached as Appendix B to this proxy statement. Meadow Valley strongly recommends that stockholders read carefully the full text of Morgan Joseph’s written opinion.

Morgan Joseph’s opinion addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of Meadow Valley’s common stock as of the date of such opinion and does not address any other aspect of the merger. Morgan Joseph’s opinion is not intended to be, and does not constitute, advice or a recommendation to the board of directors of Meadow Valley, the Special Committee, or any stockholder as to how to act or vote with respect to the merger or related matters.

Interests of Meadow Valley’s Officers and Directors in the Merger (see page 61)

•	Messrs. Larson and Nelson will contribute substantially all of their shares of Meadow Valley common stock to Phoenix Holdings. Their respective contributions will include shares acquired by them upon exercise of their options prior to the merger and may, at their discretion, be net of shares utilized to pay the exercise price of their options and estimated federal income taxes. Shares held by Messrs. Larson and Nelson in their respective retirement plans, constituting 16,247 and 1,979 shares, respectively, may be canceled and converted into the right to receive $11.25 per share in cash, without interest. Assuming Messrs. Larson and Nelson effect a cashless exercise of their Meadow Valley options and that shares held by them in their respective retirement plans are canceled and converted into the right to receive $11.25 in cash, without interest, Messrs. Larson and Nelson are expected to receive a 3.6% and 3.8% fully diluted equity interest in Phoenix Holdings, respectively, with an imputed value of approximately $1.21 million and $1.27 million, respectively. If, instead, Messrs. Larson and Nelson choose not to engage in a cashless exercise and to pay their own estimated federal income taxes, Messrs. Larson and Nelson are expected to receive a 4.5% and 4.9% fully diluted equity interest in Phoenix Holdings, respectively, with an imputed value of approximately $1.51 million and $1.64 million, respectively. The foregoing percentages are subject to certain factors and assumptions described more fully herein;

•	Messrs Larson and Nelson will each be provided the opportunity to earn up to 3.5% of the Class B-1 Voting Units outstanding at the effective time of the merger in Phoenix Holdings if they meet certain performance criteria subsequent to the merger. Such Class B-1 interests have no immediate economic value and no readily ascertainable long term value. The Class B-1 interests will participate in the net cash flow of the company following the closing of the merger if, and only if, the Class A-1 interests realize a full return of invested capital plus a preferred return. Consequently, it is not possible to assign a value to the Class B-1 interests as such interests are entirely dependent on the company’s future performance, which is uncertain;

•	Mr. Bottcher will be given the right, but will have no obligation, to contribute all of his shares of Meadow Valley common stock (other than those held in his retirement plan) to Phoenix Holdings. If he elects to do so, his contribution will include shares acquired by him upon exercise of his options prior to the merger and may, at his discretion, be net of shares utilized to pay the exercise price of his options and estimated federal income taxes. Shares held by Mr. Bottcher in his retirement plan, constituting 1,036 shares, will be canceled and converted into the right to receive $11.25 per share in cash, without interest. Depending on how he determines to effect his contribution, Mr. Bottcher is expected to receive between a 0.9% and 1.0% fully diluted equity interest in Phoenix Holdings with an imputed value of approximately $290,000 and $330,000, respectively. The foregoing percentages are subject to certain factors and assumptions described more fully herein. Mr. Bottcher has advised Meadow Valley that he intends to contribute his Meadow Valley shares to Phoenix Holdings;

•	each option to purchase shares of Meadow Valley’s common stock that is outstanding and unexercised (whether vested or unvested) will be canceled and the holders of such options will be entitled to receive an amount, in cash, equal to the product of the number of shares subject to each such option multiplied by the excess, if any, of the merger consideration over the exercise price per share of each such option, net of applicable withholding taxes. The aggregate consideration expected to be paid to our directors and executive officers (excluding the Rollover Participants and Mr. Bottcher) in connection with the merger for options to purchase shares of Meadow Valley common stock held by such directors and executive officers is $150,862;

•	it is anticipated that the current executive officers of Meadow Valley will hold substantially similar positions with the surviving corporation after completion of the merger and will receive substantially similar compensation;

•	our executive officers and directors will be indemnified in respect of their past service, and Investor will maintain Meadow Valley’s current directors’ and officers’ liability insurance, subject to certain conditions; and

•	Our directors and executive officers (excluding the Rollover Participants and Mr. Bottcher) do not hold any shares of Meadow Valley common stock and, as a result, will not receive any consideration for shares of Meadow Valley common stock in the merger.

Special Committee Fees (see page 65)

Special Committee members are paid for their service on the Special Committee as follows:

•	the Special Committee members receive an annual fee of $40,000, paid quarterly in arrears;

•	the chairman of the Special Committee receives an additional fee of $25,000 for service as chairman, paid quarterly in arrears; and

•	the Special Committee members are reimbursed for their reasonable expenses.

These fees are in addition to the fees these board members receive for serving on the Meadow Valley board.

Certain Effects of the Merger (see page 58)

Upon completion of the merger:

•	Meadow Valley will be a privately-held, wholly-owned subsidiary of Investor and price quotations for Meadow Valley common stock will no longer be available;

•	each holder of Meadow Valley common stock (other than as provided for with respect to the Rollover Participants and Mr. Bottcher) will be entitled to receive $11.25 in cash, without interest (and less applicable withholding taxes), for each share of common stock owned at the effective time of the merger;

•	each option to purchase shares of Meadow Valley common stock that is outstanding and unexercised (whether vested or unvested) will be canceled and the holders of such options will be entitled to receive an amount, in cash, equal to the product of the number of shares subject to each such option multiplied by the excess, if any, of the merger consideration over the exercise price per share subject to each such option, net of applicable withholding taxes;

•	adequate provision will be made so that the holders of warrants to purchase common stock of Meadow Valley will have the right to receive, upon exercise of the warrants and subject to the terms and conditions thereof, $11.25 per share, without interest (and less applicable withholding taxes), but given that the exercise price of all outstanding warrants is in excess of the merger consideration, we do not expect any warrant holder to exercise their warrants;

•	the registration of Meadow Valley’s common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated; and

•	unaffiliated stockholders will no longer have a direct or indirect interest in or be stockholders of Meadow Valley, and, therefore, will not be able to participate in the surviving corporation’s future earnings and growth, and dividends, if any.

Merger Financing (see page 66)

Investor and Merger Sub estimate that the total amount of funds necessary to consummate the merger and related transactions, including related customary fees and expenses, will be approximately $71 million, which will be funded by a combination of (i) an equity contribution by Insight Equity and certain other investors in an amount of up to approximately $42.0 million and (ii) debt financing in the current committed amount of up to $29.0 million. Insight Equity’s equity contribution is expected to be funded through a capital call to the limited partners of Insight Equity.

In order to fund the debt financing, Insight Equity received two debt commitment letters each dated as of July 27, 2008 from LBC Credit Partners, Inc., or “LBC,” to provide, subject to the conditions set forth therein, (i) an up to $10 million senior secured term loan facility, or the “Term Facility I,” and (ii) an up to $19 million secured term loan facility, or the “Term Facility II.” Additionally, the surviving corporation and its wholly-owned subsidiaries, together with Investor, who we sometimes collectively refer to herein as the “Debt Parties,” anticipate obtaining an asset-based revolving credit facility, or the “Revolving Credit Facility,” but have not yet selected a lender for the Revolving Credit Facility. As of the date of this proxy statement, no alternative financing arrangements or plans have been made.

The debt financing is subject to the satisfaction or waiver of certain conditions, including, without limitation, the following:

•	the negotiation, execution and delivery of definitive documentation with respect to the Term Facility I or the Term Facility II, as applicable (including, without limitation, an intercreditor agreement), satisfactory to the administrative agent in its reasonable discretion;

•	since the date of the merger agreement, no event, change, effect, development, condition or occurrence shall have occurred that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined in the merger agreement) with respect to Meadow Valley or, in the case of the Term Facility I, a material adverse effect on the condition (financial or otherwise), business, or assets of the borrower;

•	Insight Equity’s compliance in all material respects with the terms of the commitment letter for the Term Facility I or the Term Facility II, as applicable;

•	the conditions to closing of the merger set forth in the merger agreement shall have been met (or waived with the administrative agent’s prior consent, which consent shall not be unreasonably withheld);

•	after giving effect to the merger and the transactions contemplated thereby, Investor and its subsidiaries shall have no indebtedness for borrowed money, guarantees, or preferred stock outstanding other than, as applicable, (i) the Term Facility I, (ii) the Term Facility II, (iii) the Revolving Credit Facility, (iv) the existing Ready Mix credit facility, (v) capital leases existing as of July 27, 2008 and additional capital leases to the extent permitted under section 5.1(vi) of the merger agreement, and (vi) other indebtedness and preferred stock existing prior to the merger and reasonably acceptable to the administrative agent;

•	the administrative agent shall have received a certificate, in form and substance reasonably satisfactory to it, confirming the solvency of certain of the Debt Parties; and

•	consummation of the merger and the related transactions, including closing of the Term Facility I, the Term Facility II and the Revolving Credit Facility, as applicable, shall not (i) violate any applicable law, statute, rule or regulation, (ii) violate, or result in an event of default under, any material agreement after giving effect to any consents or approvals that shall have been obtained, or (iii) require any governmental or other consent or approval that shall not have been obtained so as to permit the Debt Parties to operate their business, in all material respects, consistent with past practices following the merger.

Conditions to the Merger (see page 85)

Completion of the merger is subject to a number of closing conditions, including, but not limited to:

•	Meadow Valley’s stockholders voting to adopt and approve the Merger Proposal;

•	the representations and warranties made by the respective parties to the merger agreement being true and correct as of the effective time of the merger, except for such failures as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect (as detailed on page 78 of this proxy statement);

•	each party to the merger agreement having performed, in all material respects, all obligations that it is required to perform under the merger agreement;

•	no change, event or occurrence, individually or in the aggregate, that would, or could reasonably be expected to, have a Material Adverse Effect on Meadow Valley or any of its subsidiaries, including Ready Mix, occurring between the date of the merger agreement and the effective time of the merger;

•	Meadow Valley’s and its subsidiaries’ (excluding Ready Mix) bonding capacity being at least $200.0 million in the aggregate and at least $50.0 million for any individual engagement, which amounts Meadow Valley and its subsidiaries (excluding Ready Mix) met as of the date of this proxy statement;

•	Meadow Valley’s work backlog being at least $112.5 million, which Meadow Valley met as of the date of this proxy statement;

•	Meadow Valley shall have EBIT during the twelve full calendar months immediately preceding the effective time of the merger of no less than $5.5 million;

•	Ready Mix shall have EBIT during the twelve full calendar months immediately preceding the effective time of the merger of no less than negative $4.0 million;

•	receipt of certain real estate deliverables, including delivery by Meadow Valley of estoppel certificates, landlord and other consents for leased property, title insurance, and collateral access agreements with respect to certain leased property;

•	there shall be no order, injunction or decree preventing, restraining or rendering illegal the consummation of the merger;

•	Meadow Valley shall have obtained all required permits, licenses and the written consent of any party necessary for the consummation of the merger;

•	certain Meadow Valley employees shall have waived their rights to any change of control, severance or similar payments that could be due and owing as a result of the merger;

•	no warrants or other rights for the purchase of any shares of Meadow Valley capital stock shall be outstanding;

•	Meadow Valley and its subsidiaries (including Ready Mix), on a consolidated basis, shall have a minimum book value of $31.0 million;

•	Meadow Valley shall have terminated certain stock pledge agreements and Meadow Valley and its subsidiaries (excluding Ready Mix) shall be released as guarantors, grantors, co-borrowers and/or pledgors with respect to any and all indebtedness or other obligations of Ready Mix; and

•	Meadow Valley shall continue to own at least 66% of the Ready Mix common stock outstanding on a fully diluted basis and no shares of Ready Mix preferred stock shall be issued.

At any time before the merger, Investor and Merger Sub may waive the conditions applicable to Meadow Valley and Meadow Valley may waive the conditions applicable to Investor and Merger Sub. While circumstances may change, the parties do not expect that any conditions will be waived.

Restrictions on Solicitation of Other Acquisition Proposals (see page 82)

Pursuant to the merger agreement, from the date of the merger agreement until September 11, 2008 (45 days), we were permitted to:

•	initiate, solicit and encourage Acquisition Proposals (as detailed on page 83 of this proxy statement), including by way of providing access to non-public information pursuant to one or more acceptable confidentiality agreements; and

•	participate in discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations.

From and after September 12, 2008, subject to certain exceptions discussed below, we have agreed that we will not, and will cause our subsidiaries (excluding Ready Mix to the extent not acting as our representative) and use our reasonable best efforts to cause our representatives not to:

•	initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations; or

•	approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations thereunder or resolve, propose or agree to do any of the foregoing.

Notwithstanding the foregoing, under certain circumstances, our board of directors (acting through the Special Committee if it still exists) may respond to a bona fide unsolicited Acquisition Proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a Superior Proposal (as detailed on page 83 of this proxy statement), so long as we comply with certain terms of the merger agreement described under “The Merger Agreement — Restrictions on Solicitation, Acquisition Proposals and Changes in Recommendation.”

Termination of the Merger Agreement (see page 86)

The merger agreement also grants the parties certain termination rights. The merger agreement may be terminated:

•	upon the mutual written agreement of Meadow Valley and Investor;

•	by either Meadow Valley or Investor after the issuance of a final injunction or order prohibiting the merger, or the final denial of any approval necessary to consummate the merger;

•	by either Meadow Valley or Investor if, in certain circumstances, the merger has not been consummated on or before December 31, 2008 (unless extended under limited circumstances in Investor’s sole discretion to a date not later than January 31, 2009), unless the reason for not closing the merger is due to the actions or beach by the party seeking termination (the “Outside Date Termination Right”);

•	by either Meadow Valley or Investor if the Merger Proposal does not receive the requisite stockholder vote at the special meeting (the “Stockholder Rejection Termination Right”), unless the special meeting is adjourned or postponed pursuant to the terms of the merger agreement;

•	by Meadow Valley upon a failure or breach by Investor of any of its obligations, covenants, representations, or warranties in the merger agreement, and if such failure or breach would result in a failure of the Meadow Valley closing conditions to be satisfied and is not cured within the period of time provided for in the merger agreement, provided that Meadow Valley is not then in material breach of its obligations under the merger agreement (the “Investor Breach Termination Right”);

•	by Investor upon a failure or breach by Meadow Valley of any of its obligations, covenants, representations, or warranties in the merger agreement, if such failure or breach would reasonably be expected to result in a failure of Investor closing conditions to be satisfied and if such failure or breach is not cured within the period of time provided for in the merger agreement, provided that Investor is not then in material breach of its obligations under the merger agreement (the “Meadow Valley Breach Termination Right”);

•	by Investor upon Meadow Valley or Meadow Valley’s board of directors, as the case may be, (i) changing its recommendation that Meadow Valley’s stockholders approve the Merger Proposal, (ii) approving, adopting, or recommending any Acquisition Proposal, (iii) approving, recommending or entering into a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (iv) failing to publicly reaffirm the board of director’s recommendation in favor of the Merger Proposal, (v) materially breaching its obligations under the “go shop” provision or the stockholder vote provision in the merger agreement, (vi) failing to include the board of directors recommendation in favor of the Merger Proposal in this proxy statement, or (vii) authorizing any of the above (the “Change of Recommendation Termination Right”);

•	by Investor upon an event, change or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that cannot reasonably be expected to be cured by December 31, 2008;

•	by Meadow Valley any time prior to receiving the requisite stockholder vote in favor of the Merger Proposal, if Meadow Valley has received a Superior Proposal in accordance with the “go shop” provision, provided that Meadow Valley must enter into such alternative acquisition agreement within 24 hours after, and pay a fee in advance of, terminating the merger agreement (the “New Agreement Termination Right”); or

•	by Meadow Valley upon Investor’s failure to consummate the merger within 10 days after Meadow Valley makes a written demand of Investor, provided that all the requirements and conditions necessary to consummate the merger have been satisfied.

Termination Fees (see page 87)

The merger agreement provides for the payment of certain fees and expenses in certain instances when the merger agreement is terminated.

Payable by Meadow Valley

Meadow Valley will be required to pay Investor an amount in cash equal to the sum of (1) 4.5% of the aggregate merger consideration, or approximately $2.5 million, plus (2) certain of Investor’s and Merger Sub’s documented and reasonable out-of-pocket transaction expenses, if the merger agreement is terminated pursuant to:

•	the Outside Date Termination Right, if, at the time of the delay, Investor has taken all actions necessary on its part to consummate the merger, but Meadow Valley has failed to do so;

•	the Stockholder Rejection Termination Right, if Meadow Valley subsequently enters into a definitive agreement with respect to an Acquisition Proposal within 12 months after such termination;

•	the Meadow Valley Breach Termination Right;

•	the Change of Recommendation Termination Right, unless the termination relates to a Superior Proposal from certain parties that had previously expressed an interest in Meadow Valley; or

•	the New Agreement Termination Right, unless the termination relates to a Superior Proposal from certain parties that had previously expressed an interest in Meadow Valley.

If, during the 45-day “go shop” period, the merger agreement was terminated pursuant to the Change of Recommendation Termination Right, or the New Agreement Termination Right and the termination related to a Superior Proposal from certain parties that had previously expressed an interest in Meadow Valley, then, in lieu of the amount set forth above, Meadow Valley would have been obligated to pay Investor an amount equal to the sum of (1) 2.5% of the aggregate merger consideration, or approximately $1.5 million, plus (2) certain of Investor’s and Merger Sub’s documented and reasonable out-of-pocket transaction expenses. The “go shop” period expired on September 11, 2008. No party qualified as an excluded party under the terms of the merger agreement. Accordingly, we did not exercise any of these termination rights.

Unless otherwise provided, if the merger agreement is terminated, Meadow Valley will be required to pay Investor a fee equal to the sum of (1) $500,000 plus (2) certain of Investor’s and Merger Sub’s reasonable and documented out-of-pocket transaction expenses.

Payable by Investor

Investor will be required to make a payment to Meadow Valley in an amount equal to the sum of (1) 2.5% of the aggregate merger consideration, or approximately $1.5 million, plus (2) certain of Meadow Valley’s documented and reasonable out-of-pocket expenses related to the merger (excluding expenses incurred during the “go shop” period), if the merger agreement is terminated pursuant to:

•	the Outside Date Termination Right, if, at the time of the delay, Meadow Valley has taken all actions necessary on its part to consummate the merger, but Investor has failed to do so;

•	the Investor Breach Termination Right; or

•	the terms of the merger agreement if either Investor or Merger Sub has breached any agreement terms such that their conditions to close are not satisfied thereby causing the closing not to be effective by December 31, 2008.

Litigation (see page 68)

On or about August 5, 2008, Pennsylvania Avenue Funds filed a lawsuit in the Clark County, Nevada District Court against Meadow Valley, each of its directors, Investor and Merger Sub, alleging, among other matters, that Meadow Valley and its directors breached their fiduciary duties by failing to maximize stockholder value in the negotiation of the merger. The complaint further alleges that Investor and Merger Sub aided and abetted the alleged breach by Meadow Valley’s directors of their fiduciary duties. On October 7, 2008, the plaintiff filed an amended complaint, which Meadow Valley received on October 15, 2008. The named individual defendants were never served with the original complaint or the amended complaint. On or about October 20, 2008, counsel for the individual defendants, after contacting plaintiff’s counsel, agreed to accept service of the amended complaint on the individual defendants’ behalf, but plaintiff’s counsel has not yet provided an acceptance of service to counsel for the individual defendants. In the opinion of Meadow Valley’s counsel, the amended complaint, like the original complaint, does not attempt to state a claim for relief against Meadow Valley, even though Meadow Valley is named as a defendant. The amended complaint is similar to the original complaint except it includes an additional claim against the individual defendants for breach of fiduciary duty based on alleged materially misleading and/or incomplete statements in the proxy statement.

Rights of Dissenting Stockholders (see page 69)

Pursuant to applicable Nevada law, there are no dissenters’ or appraisal rights relating to the matters to be acted upon at the special meeting.

Material U.S. Federal Income Tax Consequences (see page 65)

Your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may be a taxable transaction for foreign, state, and local income tax purposes as well. For U.S. federal income tax purposes, you will recognize gain or loss measured by the difference between the amount of cash you receive in the merger and your tax basis in the shares of common stock exchanged for the merger consideration, provided that it is possible that if you are related, under applicable attribution rules, to a person deemed to own shares of the surviving corporation after the merger, all the cash you receive could be treated as a dividend of the surviving corporation. You should consult your own tax advisor regarding the U.S. federal income tax consequences of the merger, as well as any tax consequences under state, local, or foreign laws.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents incorporated by reference into this proxy statement, which you should read carefully and in their entirety.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and proxy card because you are a record or beneficial holder of Meadow Valley common stock and consequently you are being asked to consider and vote upon important matters at a special meeting of stockholders of Meadow Valley.

Q:	When and where is the special meeting?

A:	The special meeting of our stockholders will be held on , 2008 at a.m., local time, at .

Q:	What matters will be considered and voted on at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following:

•	to adopt and approve the Merger Proposal;

•	to approve the Adjournment Proposal; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The merger agreement is attached as Appendix A to this proxy statement. We strongly recommend that you read the merger agreement carefully and in its entirety. See “The Merger Agreement” beginning on page 75.

Q:	How do the Special Committee and board of directors recommend that I vote on the proposals?

A:	Each of the Special Committee and the board of directors of Meadow Valley (with Bradley E. Larson and Kenneth D. Nelson abstaining) has unanimously determined that the merger and the merger agreement are fair to, and in the best interests of, Meadow Valley and its unaffiliated stockholders, and the Special Committee and the board of directors of Meadow Valley each recommend that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. Please be aware that Messrs. Larson and Nelson abstained from voting as members of Meadow Valley’s board of directors and, as a result, the members of the Special Committee and the members of the board of directors that voted on the merger were identical.

Q:	Who is entitled to vote at the special meeting?

A:	All stockholders of record as of the close of business on , 2008 will be entitled to notice of, and to vote at, the special meeting.

Q:	How many shares must be present to hold the special meeting?

A:	The holders of one-third of all outstanding shares of Meadow Valley common stock must be present, in person or represented by proxy, at the special meeting in order to hold the special meeting and conduct business. This is called a quorum. If you submit a properly executed proxy card or properly submit your proxy by telephone or through the Internet, then your shares will be counted as part of the quorum. Abstentions and shares that are the subject of broker non-votes will also be counted in determining the presence of a quorum.

Q:	What vote is required to approve the proposals?

A:	Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Meadow Valley common stock entitled to vote at the special meeting, or shares. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the outstanding shares of Meadow Valley common stock entitled to vote and represented at the special meeting.

Q:	What will I receive in the merger?

A:	For each share of common stock owned, stockholders will receive $11.25 in cash, without interest. Investor, the surviving corporation and the paying agent designated by Investor will be entitled to deduct and withhold from the merger consideration any amounts required to be deducted and withheld under any applicable tax law, and any amounts so withheld shall be treated as having been paid to the holder from whose merger consideration the amounts were so deducted and withheld.

If you hold any options to purchase shares of Meadow Valley common stock that are outstanding and unexercised as of the effective time of the merger (whether vested or unvested), such options will be canceled, and you will be entitled to receive from Meadow Valley, in consideration for such cancellation, an amount in cash, equal to the product of the number of shares subject to such options multiplied by the excess, if any, of the merger consideration over the exercise price per share subject to such options, net of applicable withholding taxes.

Q:	What do I need to do now?

A:	We ask that you please vote by proxy, whether or not you plan on attending the special meeting in person. If your shares are held in your name, you can submit your proxy (i) by mail, by completing, signing, dating, and returning the enclosed proxy card in the enclosed postage-paid envelope, (ii) by telephone, using the toll-free number shown on your proxy card, or (iii) through the Internet by visiting the website shown on your proxy card, in each case before 5:00 p.m., Eastern Time, on , 2008. If you submit a proxy, but do not specify how you want your shares to be voted, they will be voted “FOR” the approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal. If your shares are registered differently or are in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy cards you receive or submit your proxy by telephone or through the Internet for all such proxy cards to ensure that all of your shares are voted.

Q:	What rights do I have if I oppose the merger?

A:	You may vote against the Merger Proposal and Adjournment Proposal, but pursuant to applicable Nevada law, there are no dissenters’ or appraisal rights relating to the matters to be acted upon at the special meeting.

Q:	If I am in favor of the merger, should I send my share certificates now?

A:	No. As soon as reasonably practicable after the effective time of the merger, a paying agent designated by Investor will commence mailing a letter of transmittal and instructions to you and the other stockholders of Meadow Valley. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Q:	If my shares are held in “street name” by my broker, banker or other nominee, will my broker or banker vote my shares for me?

A:	No for the Merger Proposal, but yes for the Adjournment Proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares or obtain an authorization from your broker allowing you to vote your shares at the special meeting in person or by proxy. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of Nasdaq on which your broker may vote your shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, your shares will be treated as “broker non-votes” and will not be voted.

The Merger Proposal is not a routine matter. As a result, for the Merger Proposal, your broker or banker will not vote your shares of Meadow Valley common stock without specific instructions from you. If you fail to give your broker or banker specific instructions, your shares will not be voted, which will have the effect of a vote against the Merger Proposal.

The Adjournment Proposal is a routine matter. As a result, for the Adjournment Proposal, your broker or banker will have the discretionary voting power to vote on the Adjournment Proposal without specific instructions from you.

Q:	May I change my vote after I have submitted a proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of the following ways:

•	by sending a written notice of revocation to the secretary of Meadow Valley;

•	by sending a completed proxy card bearing a later date than your original proxy card;

•	by calling the telephone number specified on your proxy card and following the instructions;

•	by submitting a later dated proxy via the Internet in the same manner that you submitted your earlier proxy via the Internet and following the instructions; or

•	by attending Meadow Valley’s special meeting and voting in person.

Your attendance at Meadow Valley’s special meeting alone will not revoke any proxy. If you choose to change your vote, you must take the described action, and the applicable notice must be received, no later than the beginning of Meadow Valley’s special meeting.

If your shares are held in an account at a broker or other nominee, you must contact your broker or other nominee to change your vote.

Q:	When is the merger expected to be completed?

A:	The merger will become effective upon the later of the date and time of the filing of the articles of merger with the Secretary of State of the State of Nevada or such later date and time as may be specified in the articles of merger with the consent of the parties. The filing of the articles of merger will occur as promptly as practicable, but unless otherwise agreed to in writing by the parties to the merger agreement, in no event later than the third business day after the conditions to completion of the merger have been satisfied or waived. The parties are working toward completing the merger as quickly as possible and anticipate closing the merger prior to the end of this year.

Q:	How do Meadow Valley’s directors and executive officers intend to vote?

A:	As of , 2008, the record date for the special meeting, the directors and executive officers of Meadow Valley held and are entitled to vote, in the aggregate, shares of our common stock representing approximately 3.5% of the outstanding shares. Our directors and executive officers have advised us that they intend to vote all of their shares of our common stock “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. In particular, Messrs. Larson and Nelson will be entitled to vote their shares in favor of the proposals described in this proxy statement and have indicated their intent to do so. Assuming Messrs. Larson and Nelson do not exercise their options to acquire Meadow Valley common stock prior to the record date for the special meeting, they will be able to vote an aggregate of 180,325 shares in favor of the Merger Proposal and the Adjournment Proposal. In the event Messrs. Larson and Nelson exercise their options prior to the record date for the special meeting, they will be able to vote an aggregate of 285,625 shares in favor of the Merger Proposal and the Adjournment Proposal.

Q:	What effects will the proposed merger have on Meadow Valley?

A:	This is a “going private” transaction. As a result of the proposed merger, we will cease to be a publicly-traded company and will be directly owned by Investor and controlled by Insight Equity. You will no longer have any interest in our future earnings or growth, and dividends, if any. In addition, upon consummation of the proposed merger, our common stock will no longer be listed on any exchange or quotation system.

Q:	What happens if one of the parties to the merger terminates the merger agreement?

A:	Under specified circumstances, Meadow Valley may be required to pay Investor a termination fee and reimburse Investor and Merger Sub for certain of their documented and reasonable out-of-pocket expenses, or Investor and Merger Sub may be required to pay Meadow Valley a reverse termination fee and reimburse us for certain of our documented and reasonable out-of-pocket expenses.

Q:	What happens to Meadow Valley shares if the merger is not consummated?

A:	Stockholders will not receive any payment for their shares in connection with the merger. Instead, Meadow Valley will remain an independent public company, investors will continue to hold our common stock and our common stock will continue to be listed and traded on Nasdaq. If you want to sell your common stock, you would need to sell that stock in the open market or in a privately negotiated transaction in compliance with applicable securities laws and the price you would receive for that stock is uncertain.

Q:	Does this special meeting replace our annual meeting of stockholders?

A:	No. If the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, the board of directors of Meadow Valley intends to promptly call and hold our next annual meeting of stockholders to elect directors and to attend to such other matters as may properly come before the annual meeting.

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:	The cash you receive for your shares generally will be taxable for U.S. federal income tax purposes to the extent the cash received exceeds your tax basis in your shares. To review the federal income tax consequences to stockholders in greater detail, see “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	I do not know where my stock certificate is — how will I get my cash?

A:	The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to the surviving corporation in order to cover any potential loss and follow other procedures.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the date set for the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date, but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $11.25 per share in cash, without interest (and less applicable withholding taxes), to be received by our stockholders in the merger. In order to become entitled to receive $11.25 per share, without interest (and less applicable withholding taxes), you must hold your shares through the effective time of the merger.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please sign and return all proxy cards that you receive or submit proxies for each proxy card by telephone or through the Internet to ensure that all your shares are voted.

Q:	How are votes counted?

A:	For the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain or do not vote on the proposal, it will have the same effect as if you voted against the Merger Proposal. In addition, if your shares are not represented at the special meeting or if your shares are held in the name of a broker, bank or other nominee, and your broker, bank or other nominee does not receive specific instructions from you on how to vote, it will have the effect of a vote against the Merger Proposal.

For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain, it will have the same effect as if you voted against the Adjournment Proposal. If your shares are not represented at the special meeting, it will have no effect on the Adjournment Proposal. If your shares are held in the name of a broker, bank or other nominee and you fail to provide such nominee with specific instructions on how to vote, your broker, bank or other nominee will be entitled to vote your shares on the Adjournment Proposal.

Q:	Will any other business be conducted at the special meeting?

A:	Our board of directors knows of no business, other than as set forth in the attached Notice of Special Meeting, that will be presented at the special meeting. If any other proposal properly comes before the stockholders for a vote at the special meeting, the persons named in the proxy card that accompanies this proxy statement will, to the extent permitted by law and to the extent we were not notified of the proposal in a reasonable amount of time before our solicitation, vote your shares in accordance with their judgment on such matter.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by Meadow Valley. In addition, we have retained The Altman Group, Inc. to assist in the solicitation. We will pay The Altman Group, Inc. approximately $8,500 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Meadow Valley common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact The Altman Group, Inc., which is acting as the proxy solicitation agent and information agent in connection with the merger, by telephone at (866) 721-1324 or by mail to the following address:
The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, New Jersey 07071

SPECIAL FACTORS

Background of the Merger

Meadow Valley’s board of directors has discussed from time to time the possibility of pursuing strategic alternatives for Meadow Valley in light of market, economic, competitive and other conditions and developments, as well as Meadow Valley’s historical stock price and its relative illiquidity and the costs of operating as a public company.

Bradley E. Larson, a director of Meadow Valley and its President and Chief Executive Officer, has been acquainted with Mr. John B. Furman for many years, primarily through an industry association where Mr. Furman was the association’s legal counsel and Mr. Larson served as an officer and director. During the spring of 2007, Mr. Furman mentioned the idea of a possible leveraged buyout on several happenstance meetings with Mr. Larson. Mr. Larson then began to become interested in the possibility of such a transaction as a way to increase stockholder value. In May 2007, Mr. Larson shared with Kenneth D. Nelson, a director of Meadow Valley and its Vice President and Chief Administrative Officer, the content of Mr. Larson’s conversations with Mr. Furman. Mr. Nelson indicated that he would possibly be interested in such a transaction for the same reasons expressed by Mr. Larson and would be willing to participate in preliminary discussions regarding the same.

During the spring of 2007 and subsequent to his initial meeting with Mr. Larson, Mr. Furman approached Peter C. Marcil of ThomasLloyd Capital LLC (“ThomasLloyd”) regarding Mr. Furman’s idea of a leveraged buyout of Meadow Valley and possibly its majority owned subsidiary, Ready Mix. Messrs. Furman and Marcil informally discussed this idea from time to time during this period. Also during this time, ThomasLloyd conducted its own internal analysis to determine the viability of a leveraged buyout and, following completion of such analysis, concluded that a leveraged buyout could be a viable transaction.

On June 1, 2007, Messrs. Larson, Nelson, Furman and Marcil met with representatives of Greenberg Traurig, LLP (“Greenberg Traurig”) to discuss the possibility of a leveraged buyout of Meadow Valley and possibly Ready Mix, the methods by which it could be accomplished, and the various legal considerations involved in such a transaction. Messrs. Larson and Nelson sought Greenberg Traurig’s assurance that Greenberg Traurig would provide legal representation in the event that Messrs. Larson and Nelson decided to pursue such a transaction.

On June 4, 2007, Mr. Furman formed YVM Acquisition Corporation (“YVM”) as a convenience to act as a potential acquisition vehicle if it was determined to pursue a transaction with Meadow Valley. Mr. Furman became the sole officer and sole director of YVM on June 4, 2007. Messrs. Larson and Nelson became officers and directors of YVM on August 5, 2007, at which time Mr. Furman resigned as a director of YVM. Messrs. Larson, Nelson, and Furman became stockholders of YVM on September 6, 2007. Mr. Larson owns 48.6% of YVM, Mr. Nelson owns 46.7% of YVM, and Mr. Furman owns 4.7% of YVM. At no time during the transaction has Mr. Furman owned any shares of common stock of Meadow Valley.

Mr. Furman recommended to Messrs. Larson and Nelson that ThomasLloyd be engaged to evaluate the merits of such a transaction and to address the capital requirements needed to complete a transaction involving Meadow Valley. Mr. Larson had known Mr. Marcil from a previous effort to raise capital for a matter unrelated to the present transaction. On June 8, 2007, YVM executed a confidentiality agreement with ThomasLloyd.

Mr. Marcil suggested to Mr. Furman that another financial advisory firm, Alare Capital, could provide needed assistance in the various financial modeling used in deciding whether or not to pursue a leveraged buyout of Meadow Valley. As a result, YVM executed a confidentiality agreement with Alare Capital on June 12, 2007.

On July 11, 2007, Messrs. Larson and Nelson met with a representative of Meadow Valley’s surety company. Messrs. Larson and Nelson recognized the importance of adequate surety credit to Meadow Valley and wanted to gain a better understanding of leverage parameters used by surety companies and the possibility of a company that had undergone a leveraged buyout or “going private” transaction securing surety credit before any further consideration of any leverage buyout transaction. On July 31, 2007, a representative of Meadow Valley’s surety company responded to Mr. Larson with some general considerations regarding the availability of surety credit.

On August 3, 2007, Mr. Larson provided to Mr. Marcil preliminary financial information containing Meadow Valley’s forecast for the balance of 2007, 2008 and 2009 and generally applying the considerations provided to Mr. Larson by Meadow Valley’s surety company described in the preceding paragraph.

On August 7, 2007, YVM engaged ThomasLloyd as its exclusive placement agent to assist YVM and its subsidiaries and affiliates with any private placement of equity or debt securities, and also to act as its exclusive financial adviser to render certain financial advisory and investment banking services to YVM, in each case in connection with the potential acquisition of common stock or other equity securities of Meadow Valley should Messrs. Larson and Nelson determine that such a transaction was feasible and that Meadow Valley’s stockholders should have the opportunity to evaluate such a transaction.

On August 14, 2007, Meadow Valley held a regularly scheduled meeting of its board of directors in Phoenix, Arizona at which David D. Doty, Meadow Valley’s Chief Financial Officer, Gary Agron, the former outside counsel and a former director of Meadow Valley, were present at the invitation of the board. Mr. Larson was not present at this meeting. Immediately prior to the meeting, Mr. Larson held an informal telephonic conference with Don A. Patterson, Charles E. Cowan and Charles R. Norton, the three independent members of the board of directors, to inform them of the preliminary activities with respect to considering a possible leveraged buyout transaction as described above. Mr. Nelson then answered a few general questions regarding these preliminary activities immediately prior to the start of the board meeting. As none of the independent directors requested Messrs. Larson or Nelson to suspend or cease these preliminary activities, Messrs. Larson and Nelson continued to proceed with the knowledge of the independent directors.

On August 16, 2007, Mr. Furman and YVM entered into a letter agreement pursuant to which Mr. Furman would advise YVM and its subsidiaries and affiliates with respect to the proposed acquisition of Meadow Valley’s common stock and other equity securities. Mr. Furman acted as a consultant to YVM. As compensation for his services, Mr. Furman expects to receive up to a 0.25% equity interest in Phoenix Holdings.

On August 24, 2007, an affiliate of ThomasLloyd entered into a consulting agreement with Mr. Furman with respect to a possible transaction involving Meadow Valley. This agreement was superseded by a consulting agreement between Mr. Furman and an affiliate of ThomasLloyd dated May 1, 2008. Mr. Furman acted as a consultant to ThomasLloyd. As compensation for his services, Mr. Furman expects to receive a fee from ThomasLloyd of up to $432,375 plus reimbursement of expenses.

Throughout the summer and early fall of 2007, Messrs. Larson and Nelson, with the assistance of Mr. Furman and ThomasLloyd, continued to engage in preliminary discussions and related structuring analysis with respect to considering a possible leveraged buyout transaction as described above. These discussions took place during the course of many meetings conducted both in person and telephonically. Messrs. Larson and Nelson participated in these discussions in their individual capacities and as executive officers of YVM and not as representatives of Meadow Valley.

On October 8, 2007, Mr. Robert Strawbridge from ThomasLloyd traveled to Phoenix, Arizona to make a site visit to several of Meadow Valley’s ongoing construction projects and ready-mix batch plants.

During the week of October 22, 2007, Messrs. Larson and Nelson flew to the offices of ThomasLloyd in New York City to engage in preliminary discussions with private equity firms to determine their preliminary interest in pursuing a transaction involving Meadow Valley. A total of six private equity firms were met with on this trip and one introduction to a private equity firm was made by telephone.

On October 22, 2007, Mr. Marcil, a representative of ThomasLloyd, spoke with representatives of Insight Equity I LP (“Insight Equity”), namely Conner Searcy and Chris Zugaro, by telephone conference. Insight Equity was informed that ThomasLloyd was engaged by a third party. ThomasLloyd provided Insight Equity with a general overview of a potential acquisition transaction. ThomasLloyd explained it was exploring the utilization of equity and debt funds from one or more financial institutions or professional investors in such acquisition.

Following the initial conversation between Insight Equity and ThomasLloyd, on October 23, 2007, Messrs. Larson, Nelson, and Furman determined that it was likely that Insight Equity or another private equity fund was likely to provide financing for a leveraged buyout transaction and decided to attempt to proceed with such a transaction. As a result, on October 23, 2007, Insight Equity executed a confidentiality agreement with Mr. Furman, in his individual capacity and on behalf of any investment entity owned or controlled by Mr. Furman. Mr. Furman was referred to as the CEO of Project Alpha in such agreement in an effort to preserve confidentiality. Insight Equity was chosen based on its industry knowledge, its initial interest level, its ability to complete a transaction, and its likelihood of providing the most favorable opportunity for Meadow Valley’s unaffiliated stockholders.

On October 25, 2007, a telephone conference was held with Messrs. Marcil and Strawbridge of ThomasLloyd and Messrs. Searcy and Zugaro of Insight Equity. During the telephone conference, Messrs. Marcil and Strawbridge provided a general overview and a high-level presentation of Meadow Valley. ThomasLloyd also provided Insight Equity with its preliminary financial analysis with respect to a possible leveraged buy-out transaction involving Meadow Valley and Ready Mix and discussed this analysis for Meadow Valley.

On November 2, 2007, YVM notified Meadow Valley by letter that YVM and Messrs. Larson, Nelson, and Furman were considering proposing a transaction or series of transactions that would result in the acquisition of all of the outstanding common stock of Meadow Valley.

Also on November 2, 2007, YVM and Messrs. Larson, Nelson and Furman filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”), disclosing that such parties had entered into a joint filing agreement and were considering such a transaction. YVM and Messrs. Larson, Nelson, and Furman are referred to in this proxy statement as the “YVM Group.” The filing of the Schedule 13D was necessitated by the October 23, 2007 decision among the YVM Group to attempt to proceed with a leveraged buyout transaction.

On November 6 and 7, 2007, Messrs. Larson and Nelson and Mr. Strawbridge of ThomasLloyd met with six private equity firms in San Francisco, California and one private equity firm in Los Angeles, California, respectively, and engaged in preliminary discussions about each private equity firm’s business and investment model and possible interest in pursuing a transaction involving Meadow Valley.

On November 7, 2007, Mr. Patterson met informally with representatives of DLA Piper LLP (US) (“DLA Piper”) and Alvarez & Marsal to discuss generally the implications of the Schedule 13D filing and the prospect for DLA Piper and Alvarez & Marsal to serve as the legal and financial advisors, respectively, to a special committee of Meadow Valley’s board of directors when or if such a committee was formed.

A regularly scheduled meeting of Meadow Valley’s board of directors was held on November 8, 2007 in Phoenix, Arizona at which Mr. Doty, Mr. Agron, and Dan A. Stewart, a member of the board of directors of Ready Mix, were present at the invitation of the board. At the meeting, Mr. Patterson led a discussion regarding the Schedule 13D filed by the YVM Group on November 2, 2007. At the board’s request, Mr. Larson updated the board of directors on the filing of the Schedule 13D, and the YVM Group’s intentions with respect to submitting a proposal to acquire Meadow Valley. Mr. Larson also updated the board on the status of his initial preliminary discussions with 13 private equity firms since late October 2007. Mr. Larson noted that the initial discussions with private equity firms had been exploratory in nature in order to enable him to better understand the private equity market and how private equity firms might view a possible transaction with a company such as Meadow Valley, whether such firms might have an interest in a private equity transaction for a company such as Meadow Valley and other preliminary matters.

Mr. Larson indicated to the board of directors at the November 8th meeting that he wanted to pursue further exploratory discussions with one or more private equity firms to determine how such a transaction might be structured and whether such a transaction would be feasible and beneficial to Meadow Valley’s unaffiliated stockholders. Mr. Larson also discussed with the board the likely next steps that might occur regarding follow-up conversations with representatives of these private equity firms concerning their potential interest in Meadow Valley. After extensive discussions at such board meeting, the board (with Messrs. Larson and Nelson abstaining) gave its approval to Mr. Larson to engage in discussions and exchange information with private equity firms who executed confidentiality agreements in order to explore how a private equity transaction might be structured and requested that Mr. Larson keep the board informed of further developments. The board also discussed with Mr. Larson its preliminary perspective on how a possible private equity transaction would be reviewed by the board of directors or a special committee if one was formed.

At the November 8th board meeting, the board established a Special Committee of the board comprised of Mr. Patterson as chairman, Charles E. Cowan and Charles R. Norton, the three independent members of Meadow Valley’s five member board of directors. Mr. Patterson then explained draft resolutions distributed to the board members clarifying that Meadow Valley’s board had delegated to the Special Committee the exclusive power and authority to, among other things (i) consider, evaluate, investigate, and negotiate the terms and conditions of a potential sale of Meadow Valley to, or business combination of Meadow Valley with, third parties that may bring value to Meadow Valley’s unaffiliated stockholders, including a possible transaction with the YVM Group, (ii) reject or discontinue pursuing any or all such transactions if the Special Committee determines that doing so would be in the best interests of Meadow Valley’s unaffiliated stockholders, and (iii) make such recommendations to the entire board at such time and in such manner as the Special Committee considered appropriate. Following a discussion, certain members of Meadow Valley’s board of directors, excluding Messrs. Larson and Nelson who had left the meeting at the request of the remaining members, unanimously approved such resolutions. Mr. Patterson then discussed the role of separate legal counsel and a financial advisor in connection with the formation of the Special Committee. The board discussed the factors that could affect independence of any particular board member in such process. In reaching its conclusions concerning the independence of the members of the Special Committee, the members of the board considered whether there existed any conflicts of interest or financial or other interests that the directors might have with respect to Meadow Valley or the YVM Group that would impair their independence. They also resolved to review such conflict questions with counsel following the meeting. After discussion among the board members, the members of the board concluded, subject to confirming the same with counsel, that all members of the board other than Messrs. Larson and Nelson, could be considered independent with respect to Meadow Valley and the YVM Group.

The remaining members of the board, all of whom were members of the Special Committee, continued the November 8th meeting by next discussing the process that had been undertaken following the Schedule 13D filing to interview lawyers from different law firms to serve as independent legal counsel to the Special Committee. The independent board members thereafter specifically discussed the retention of DLA Piper to serve as independent legal counsel to the Special Committee and the qualifications of such firm. Following such discussion, the independent board members unanimously approved the retention of DLA Piper to serve as independent legal counsel to the Special Committee.

Thereafter, Mr. Patterson reviewed with the members of the Special Committee the investment banking firms previously contacted or considered by him following the Schedule 13D filing by YVM and Messrs. Larson, Nelson and Furman to potentially serve as the financial advisor to the Special Committee in connection with a possible transaction with the YVM Group or a similar transaction. Mr. Patterson reminded the Special Committee that Meadow Valley was currently party to an engagement agreement with Alvarez & Marsal pursuant to which Alvarez & Marsal provided advice to Meadow Valley with respect to evaluating and executing possible strategic business alternatives available to Meadow Valley. The Special Committee then reviewed Alvarez & Marsal’s current engagement letter, the fact that under the terms of such engagement letter it would be entitled to a fee if Meadow Valley engaged in a transaction with YVM or another third party, and considered whether Alvarez & Marsal could act impartially on behalf of the Special Committee given Alvarez & Marsal’s prior engagement on behalf of Meadow Valley. Following extensive discussions, the Special Committee unanimously concluded that it would be in the best interests of Meadow Valley and its unaffiliated stockholders for the Special Committee to pursue the engagement of Alvarez & Marsal. The Special Committee also concluded that it should engage a separate investment banking firm to render a fairness opinion to the Special Committee should one become necessary. After some discussion, the members of the Special Committee unanimously authorized Mr. Patterson to proceed with negotiating an amendment to Meadow Valley’s current engagement agreement with Alvarez & Marsal, to engage Alvarez & Marsal as financial advisor to the Special Committee.

The Special Committee then discussed on a preliminary basis the advisability of waiting for the YVM Group to secure financing to put forth a proposal to acquire Meadow Valley and the likelihood of the YVM Group securing such financing based on current market and other conditions, as opposed to immediately initiating a broader canvass of the market to solicit possible interest in an acquisition of Meadow Valley or other strategic transaction. The members of the Special Committee discussed the advantages and disadvantages of a widespread solicitation of market interest in an acquisition of Meadow Valley in advance of entering into a specific acquisition agreement. The

Special Committee members elected continue to consider and discuss the issue and to seek input from representatives of DLA Piper and Alvarez & Marsal regarding the feasibility and reasonability of awaiting for discussions with the YVM Group to see if a proposal could be developed.

On November 13, 2007, Messrs. Marcil and Strawbridge of ThomasLloyd held a conference call during which Messrs. Larson, Nelson, Searcy and Zugaro participated. The telephonic meeting focused on preliminary discussions about Insight Equity’s business and investment model and possible interest in pursuing a transaction involving Meadow Valley. Also on that date, Mr. Nelson provided Mr. Zugaro with financial information regarding Meadow Valley.

On November 13, 2007, Mr. Marcil received a due diligence request list from Insight Equity.

On November 20, 2007, Messrs. Searcy and Zugaro, and Mr. Robert Strauss of Insight Equity visited Meadow Valley’s headquarters. Mr. Strawbridge of ThomasLloyd and Messrs. Larson, Nelson and Doty of Meadow Valley, as well as certain managers of Meadow Valley, all participated in discussions during the visit. The discussions related to Insight Equity’s interest in conducting due diligence of Meadow Valley. Messrs. Searcy, Strauss and Zugaro were introduced to various members of Meadow Valley’s management and visited several job sites as part of Insight Equity’s overview efforts and were provided some overview diligence material related to Meadow Valley, including certain contracts, backlog information, and historical management reports and bonding data.

On November 28 and 29, 2007, Messrs. Larson and Doty provided Mr. Zugaro with additional diligence material.

On November 29, 2007, Messrs. Larson and Nelson held a follow-up telephonic meeting with representatives of Insight Equity. Messrs. Larson and Nelson responded to additional questions from Insight Equity regarding Meadow Valley, its business and operations.

On December 10, 2007, Meadow Valley entered into a confidentiality agreement with YVM to facilitate the YVM Group’s consideration of a possible negotiated transaction between Meadow Valley, the YVM Group and its representatives and potential financing sources.

On December 10, 2007, Messrs. Larson and Nelson met with representatives of a private equity firm in Phoenix, Arizona to engage in preliminary discussions about their business and investment model and possible interest in pursuing a transaction involving Meadow Valley. No further meeting with such firm took place.

On December 12, 2007, Messrs. Larson and Nelson met with representatives of a private equity firm to engage in preliminary discussions about such firm’s business and investment model and possible interest in pursuing a transaction involving Meadow Valley. Such firm is referred to in this proxy statement as “PE Firm A.”

During the weeks of December 7, 2007 and December 14, 2007, Messrs. Searcy and Zugaro of Insight Equity began negotiating a potential term sheet between Insight Equity and the YVM Group regarding conditions under which they would jointly pursue a potential acquisition of Meadow Valley. During this period, telephone conferences were held to discuss the terms of the proposed term sheet, with Messrs. Searcy, Zugaro, Larson, Nelson and Furman attending those calls. Mr. Marcil of ThomasLloyd also attended some of these calls.

On December 14, 2007, Mr. Marcil of ThomasLloyd received a revised term sheet from Insight Equity.

On December 19, 2007, Mr. Marcil received a term sheet from PE Firm A.

On January 4, 2008, Insight Equity received updated financial information regarding Meadow Valley from Messrs. Larson and Nelson.

On January 10, 2008, Messrs. Searcy and Zugaro of Insight Equity had a telephone conference with Mr. Marcil of ThomasLloyd regarding potential structures for a possible acquisition of Meadow Valley.

On January 11, 2008, Messrs. Larson and Nelson held a follow-up meeting with representatives of PE Firm A at which job and plant site visits were made, the parties discussed business, economic and market factors that affect Meadow Valley and Meadow Valley’s industry, and Messrs. Larson and Nelson responded to questions regarding Meadow Valley’s operations and market.

On January 14, 2008, ThomasLloyd sent Insight Equity an update to its October 25, 2007 financial analysis, which set forth ThomasLloyd’s analysis regarding an alternative transaction structure. Also on such date, ThomasLloyd signed an engagement letter with Alare Capital to assist ThomasLloyd in the transaction.

On January 22, 2008, Messrs. Larson and Nelson held a follow-up in-person meeting in Las Vegas, Nevada with Messrs. Searcy and Zugaro of Insight Equity, and responded to additional questions from Insight Equity regarding Meadow Valley, its business and operations. Todd Skinner from ThomasLloyd also participated in the meeting. On the same date, Messrs. Larson and Nelson accompanied Messrs. Searcy and Zugaro on visits to certain of Meadow Valley’s job sites and to certain aggregate pits/plants of Ready Mix.

On January 23, 2008, Messrs. Larson, Nelson, Marcil and Furman met with representatives of a private equity firm to engage in preliminary discussions about such firm’s business and investment model and possible interest in pursuing a transaction involving Meadow Valley. Such firm is referred to herein as “PE Firm B.”

On January 27, 2008, Messrs. Larson and Nelson held another follow-up meeting with representatives of PE Firm A.

On January 28, 2008, the Special Committee held a telephonic meeting at which a representative of DLA Piper and Alvarez & Marsal were in attendance. The representative from DLA Piper reviewed with the Special Committee members the fiduciary duties of the members of the Special Committee and the role of the Special Committee in negotiating and approving extraordinary corporate transactions. The representatives of DLA Piper and Alvarez & Marsal and the Special Committee discussed potential strategic alternatives available to Meadow Valley, including a sales transaction, key considerations for such alternatives, how a sales transaction process could unfold with respect to YVM and the Special Committee’s alternatives with respect to waiting for a possible offer by YVM or initiating a broader canvass of the market to solicit possible interest in an acquisition of Meadow Valley in advance of receiving any offer from YVM.

On February 1, 2008, Messrs. Searcy and Zugaro of Insight Equity had a telephone conference with Messrs. Larson, Nelson, Furman and Marcil of ThomasLloyd, during which the parties negotiated terms of a term sheet between Insight Equity, YVM and Messrs. Larson and Nelson related to the potential acquisition of Meadow Valley, including the basic terms of working together, the potential for Messrs. Larson and Nelson to receive equity in a successor company and confidentiality and exclusivity provisions.

On February 5, 2008, Mr. Marcil received a revised term sheet from Insight Equity.

On or about February 8, 2008, Messrs. Searcy and Zugaro of Insight Equity had a follow-up telephone conference with Mr. Marcil of ThomasLloyd, and Mr. Furman, during which the parties continued to negotiate the term sheet.

On February 14, 2008, Mr. Searcy of Insight Equity traveled to Las Vegas, Nevada and met with Messrs. Larson, Nelson, Furman and Marcil. The parties continued to negotiate the term sheet.

On February 18, 2008, representatives of Hunton & Williams LLP (“Hunton & Williams”), Insight Equity’s outside legal counsel, contacted Mr. Furman and discussed an overview of the events that had occurred to date.

On February 19, 2008, a representative of each of DLA Piper and Alvarez & Marsal met with Mr. Patterson to discuss generally potential strategic alternatives available to Meadow Valley, including, but not limited to, a sales transaction, key considerations for such alternatives, issues to consider during a sales transaction process and an illustrative transaction timeline should the Special Committee receive an offer from the YVM Group.

On February 20, 2008, the Special Committee held a telephonic meeting at which representatives of DLA Piper and Alvarez & Marsal were in attendance. During the meeting, the DLA Piper and Alvarez & Marsal representatives and the Special Committee extensively discussed the potential strategic alternatives available to Meadow Valley. These strategic alternatives consisted of engaging in a sales transaction, such as a merger, stock sale or similar “going private” transaction, remaining a public company and pursuing an acquisition program of its own, or maintaining the status quo (i.e., remaining a public company and focusing on implementing Meadow Valley’s business plan).

The Special Committee concluded that Meadow Valley did not receive many of the benefits associated with being a public company due in part to the fact that Meadow Valley lacked research coverage and its shares of common stock were thinly traded and Meadow Valley faced significant costs associated with remaining a public company. As a result, the Special Committee determined that a potential sales transaction, if consummated at an appropriate valuation and if structured properly, would provide Meadow Valley stockholders with a value maximizing result. With respect to pursuing a possible “going private” transaction, the meeting participants extensively discussed the advantages and disadvantages of initiating a broader canvass of the market prior to receipt of an offer from the YVM Group or any other third party, the likelihood and timing of the receipt of an offer from the YVM Group or any other third party, or waiting to conduct a broad canvass of the market during a negotiated “go shop” period following receipt of an offer and negotiation of a purchase agreement with the YVM Group or any other third party. During the meeting, the DLA Piper and Alvarez & Marsal representatives also reviewed the illustrative transaction timeline discussed with Mr. Patterson the preceding day. Representatives of DLA Piper and Alvarez & Marsal discussed at length the role and benefits and costs of a “go shop” provision and its purpose as a term of any definitive agreement entered into with a third party in order to assess whether other third parties would be willing to pay a higher price and responded to questions from committee members regarding the same. The Special Committee also considered the advantages and disadvantages of soliciting superior proposals from third parties during a “go shop” period if Meadow Valley entered into an agreement with the YVM Group, given management’s involvement in the transaction. The Special Committee directed Alvarez & Marsal to begin preparation of the relevant materials and documents required to initiate a sale transaction process. The Special Committee concluded at this time that it would not initiate a broad canvass of the market, due in part to the potential disruption on Meadow Valley’s business and management, but would continue to meet regularly and monitor the progress of the YVM Group’s efforts to secure financing and the likelihood of receiving an offer in the near term. The Special Committee left open the prospect of remaining a public company if it determined, with the advice of its professional advisors, that any offer received by the Special Committee was not in the best interests of Meadow Valley and its stockholders. In that connection, the Special Committee discussed the potential advantages and potential disadvantages of remaining a public company, including the potential advantages of access to public funds through the capital markets, increased brand recognition as a public company, bonding capacity considerations, and employee motivation, and the potential disadvantages of continuing as a public company, namely the increased costs, including the costs related to compliance with the Sarbanes-Oxley Act of 2002.

Also on February 20, 2008, representatives of Hunton & Williams contacted a representative of Greenberg Traurig and discussed an overview of the events that had occurred to date.

On February 26, 2008, representatives of GaiaTech, Inc. (“GaiaTech”), Insight Equity’s environmental consultant for the transaction, had a telephone conference with Mr. Nelson with respect to environmental diligence and proposed dates and procedures for site visits.

On February 27, 2008, Messrs. Larson and Nelson met with representatives of PE Firm B to further discuss Meadow Valley’s business and operations.

On February 27 and 28, 2008, Messrs. Patterson, Cowan and Norton, in their role as members of the Special Committee, authorized the further release of diligence information requested by Insight Equity. Mr. Larson reminded the members of the Special Committee that YVM had a separate non-disclosure agreement directly with Insight Equity that required such information to be maintained as confidential.

On February 28 and 29, 2008, representatives of GaiaTech conducted site visits at Meadow Valley and various plant sites and had conversations regarding environmental matters with Meadow Valley’s local managers at such locations.

On February 29, 2008, a representative of Hunton & Williams spoke with Mr. Larson and discussed diligence logistics and travel plans in preparation for sending a representative to Meadow Valley’s offices.

On March 3, 2008, Messrs. Larson and Nelson traveled to Dallas, Texas, the location of Insight Equity’s headquarters, and participated in a meeting with representatives of Insight Equity. The purpose of the meeting was for Messrs. Larson and Nelson to meet various Insight Equity personnel and determine their comfort level with

Insight Equity. At the meeting, the parties discussed Insight Equity’s capabilities as well as its historical track record.

On March 4 and 5, 2008, a representative of Hunton & Williams arrived at Meadow Valley’s headquarters in Phoenix, Arizona and collected and reviewed due diligence material. During that visit, the representative of Hunton & Williams met with a representative of DLA Piper at Meadow Valley’s offices and discussed the nature of the diligence being sought and collected and the due diligence process generally.

On March 10, 2008, the Special Committee held a telephonic meeting. During such meeting, the Special Committee discussed and approved the proposed terms to an amended engagement letter with Alvarez & Marsal. The amended engagement letter was entered into on March 12, 2008, between the Special Committee and Alvarez & Marsal.

On March 11, 2008, a regularly scheduled in person board meeting was held at which a representative of Brownstein Hyatt Farber & Schreck (“BHFS”), counsel to Meadow Valley, Mr. Doty and Mr. Stewart attended. At the meeting, Mr. Larson updated the board on the progress of further discussions with Insight Equity. Mr. Larson indicated that Insight Equity was continuing its due diligence review of Meadow Valley. Mr. Larson updated the board regarding the type of information requested by Insight Equity, the expected timeline for Insight Equity’s due diligence review and related matters. Mr. Larson also discussed his view of each of the firms and the possibility of ceasing discussions with PE Firm A and PE Firm B and focusing on due diligence efforts with Insight Equity. The board also discussed the due diligence process of multiple private equity firms and the demands this process would place on Meadow Valley.

On March 13, 2008, Messrs. Searcy and Zugaro of Insight Equity traveled to Las Vegas, Nevada and met with Messrs. Larson and Nelson. During the meeting, Messrs. Larson and Nelson updated Messrs. Searcy and Zugaro on Meadow Valley’s performance and discussed Meadow Valley’s use of surety bonds in its business. On this date, Messrs. Larson and Nelson met with representatives of Meadow Valley’s surety company and, during that meeting, discussed the YVM Group’s tentative acquisition plans with Insight Equity. Separately and following the meeting between Messrs. Larson and Nelson with Meadow Valley’s surety company, while still in Las Vegas, Messrs. Searcy and Zugaro of Insight Equity, as well as Mike Herrod from Aon, Insight Equity’s insurance consultant, met with Meadow Valley’s surety company to discuss the proposed transaction and potential capital structures and, assess the potential impact, if any, of such a transaction on Meadow Valley’s future bonding capacity. Insight Equity also discussed its long-standing relationship with that surety company.

On March 19, 2008, Messrs. Larson and Nelson met with representatives of PE Firm B to further discuss Meadow Valley’s business and operations.

On March 20, 2008, Meadow Valley received a supplemental due diligence request list from Hunton & Williams and commenced responding to the same.

Beginning on March 21, 2008 through March 27, 2008, a representative of Huron Consulting, one of Insight Equity’s business consultants for the proposed acquisition transaction, conducted management interviews and diligence at Meadow Valley’s headquarters in Phoenix, Arizona.

On or about March 24, 2008 through March 28, 2008, representatives of Accuval, Insight Equity’s appraisal firm for the proposed acquisition transaction, conducted site visits at Meadow Valley and various plant sites and had conversations regarding equipment with Meadow Valley’s local managers at such locations.

On March 25, 2008, the Special Committee held a telephonic meeting at which representatives of DLA Piper and Alvarez & Marsal were present. During the meeting, the attendees discussed generally the potential strategic alternatives available to Meadow Valley and the key considerations for such alternatives, including remaining a public company, an acquisition transaction and a sales transaction. As a result of such discussions, the Special Committee reaffirmed its prior conclusions that Meadow Valley did not receive many of the benefits associated with being a public company and faced significant costs associated with remaining a public company. At the request of the Special Committee, representatives of Alvarez & Marsal presented, and the attendees discussed, the materials prepared by Alvarez & Marsal for possible distribution to prospective strategic and financial buyers during either a broad canvass of the market conducted by Alvarez & Marsal on behalf of the Special Committee prior to receipt of an offer (i.e., a pre-offer market check) or during a “go shop” period following the entry into a definitive agreement with a potential buyer. The proposed materials entitled “Confidential Summary Offering Memorandum and Bidding Procedures” contained (i) a cover letter by Alvarez & Marsal addressing the source, purpose and confidential nature of the memorandum as well as the type of sale transactions Meadow Valley would consider, (ii) bidding instructions and information to be included in bids and indications of interest, (iii) background information regarding Meadow Valley, Meadow Valley Contractors, Inc. and Ready Mix, (iv) summary historic financial information for Meadow Valley and Ready Mix, and (v) certain investment highlights, including information related to backlog, asset base, client base, revenue mix, and competitive advantages for each of Meadow Valley and Ready Mix. All of the content contained in items (iii), (iv) and (v) above was based on publicly available information.

On March 27, 2008, YVM received a revised term sheet from Insight Equity.

On April 1, 2008, Messrs. Larson and Nelson met with representatives of PE Firm B to further discuss Meadow Valley’s business and operations.

On April 1, 2008, the Special Committee held a telephonic meeting at which representatives of DLA Piper, BHFS and Alvarez & Marsal were present. Also present at the meeting was Mr. Doty, who was invited by the Special Committee to attend committee meetings to assist the Special Committee from an administrative standpoint in the sale process and to provide feedback and input from Meadow Valley’s standpoint with respect to matters discussed at such meeting. At the outset of the meeting, a representative of DLA Piper reminded the participants that the Special Committee’s discussions, deliberations and thoughts were to be maintained as confidential and were not to be shared with Messrs. Larson or Nelson, except at appropriate times in connection with board of directors meetings.

During the meeting, the attendees discussed generally the potential strategic alternatives available to Meadow Valley, including a sales transaction, and key considerations for such alternatives. Committee members and Mr. Doty provided additional feedback to Alvarez & Marsal regarding the draft materials prepared by Alvarez & Marsal and distributed at the March 25th Special Committee meeting. The Special Committee also discussed the recent question and answer section of Meadow Valley’s earnings call, particularly questions related to the “strategic alternatives process.” The Special Committee also revisited the issue of launching a sales transaction process in light of the amount of time that had passed since the YVM Group filed its Schedule 13D indicating its interest in possibly purchasing Meadow Valley. The Special Committee instructed Alvarez & Marsal to proceed with finalizing its list of potential strategic and financial buyers and the related executive summary document in anticipation of launching a sale transaction process in the near term in light of the uncertainty surrounding the YVM Group’s process and timing for making an offer.

On April 2, 2008, Messrs. Larson and Nelson elected to cease discussions with PE Firm B and all other private equity firms and focus on a possible transaction involving Insight Equity as the financial sponsor. Mr. Marcil telephonically notified PE Firm B of Messrs. Larson and Nelson’s decision. Messrs. Larson and Nelson made this decision primarily as a result of their individual assessment of Insight Equity’s industry knowledge, its ongoing interest level and ability to complete the transaction, the fact that the term sheet negotiations with Insight Equity were progressing satisfactorily and were further along than with the discussions with PE Firm B and all other private equity firms and that Insight Equity had more relevant experience than PE Firm B and the other interested private equity firms with which they had spoken or met.

Also on April 2, 2008, Messrs. Larson and Nelson (in their individual capacities) and YVM executed a term sheet with Insight Equity, which outlined, among other matters, the general terms on which Insight Equity, YVM and Messrs. Larson and Nelson would structure the organizational and other matters related to an acquisition of Meadow Valley, including the amount of equity in the post-merger structure that Messrs. Larson and Nelson and YVM would receive at the closing of the transaction in exchange for their existing ownership of Meadow Valley, as well as post-closing employment and incentive arrangements for Messrs. Larson and Nelson. Also on such date, Insight Equity provided Meadow Valley with a supplemental due diligence request list.

Also on April 2, 2008, a representative of Hunton & Williams advised a representative of DLA Piper that Insight Equity and the YVM Group intended to deliver a preliminary offer to purchase Meadow Valley in the next few days to the Special Committee.

Also on April 2, 2008, Mr. Searcy provided a copy of a proposed draft of a merger agreement to Messrs. Larson, Nelson and Furman.

On April 3, 2008, Mr. Zugaro of Insight Equity received updated financial information regarding Meadow Valley from Mr. Larson setting forth a financial and operational forecast for 2007 to 2010.

On April 4, 2008, Mr. Zugaro of Insight Equity traveled to Las Vegas, Nevada and met with Mr. Larson. Mr. Larson provided Mr. Zugaro with an update on Meadow Valley’s operating performance and the parties discussed the state of Meadow Valley’s business.

On April 4, 2008, Insight Equity provided Meadow Valley with a draft exclusivity agreement, the terms of which included Meadow Valley agreeing to enter into a 20-day exclusivity period with Insight Equity and YVM as a condition to receiving Insight Equity’s acquisition proposal. The exclusivity period would be subject to extension by Insight Equity and YVM for two additional consecutive 20-day periods, for a maximum of 60 days. The exclusivity agreement also contemplated that Meadow Valley would have to reimburse Insight Equity and YVM for reasonable out-of-pocket expenses incurred by either of them in the event Meadow Valley did not enter into a merger agreement with Insight Equity or if Meadow Valley entered into a definitive agreement with another party within 12 months following the termination of the exclusivity period. The exclusivity agreement referred to Insight Equity and YVM collectively as the “Buyer Group.”

On April 4, 2008, following receipt of the draft exclusivity agreement, Mr. Patterson and representatives of DLA Piper and Alvarez & Marsal held an informal telephonic meeting to discuss their initial reaction to the Insight Equity draft exclusivity agreement and coordinate a meeting of the entire Special Committee.

On April 7, 2008, the Special Committee held a telephonic meeting at which representatives of DLA Piper and BHFS were present. Also present at the meeting were Mr. Doty and a representative of Alvarez & Marsal. Following extensive discussions regarding the terms of the exclusivity agreement, the Special Committee elected to reject the terms of such agreement and instructed DLA Piper and Alvarez & Marsal to discuss with Insight Equity and its counsel an alternative to entering into an exclusivity agreement prior to receiving Insight Equity’s proposed offer. While the Special Committee noted Insight Equity’s efforts to date, it determined to reject Insight Equity’s proposed exclusivity agreement and further determined that it would only consider agreeing to an exclusivity period if such agreement included certain provisions, including the proposed purchase price to acquire 100% of the outstanding shares of common stock of Meadow Valley, an indication that the contemplated transaction agreement governing such purchase would include a “go shop” provision, a short exclusivity period and no expense reimbursement. The Special Committee instructed the Alvarez & Marsal and DLA Piper representatives to discuss these requirements with Insight Equity and its counsel and to propose an alternative exclusivity agreement that encompassed the Special Committee’s requirements. The Special Committee members also discussed what, if any, additional compensation should be paid to the Special Committee members in connection with the transaction process.

Mr. Doty updated the Special Committee as to Meadow Valley’s year-to-date financial performance, the current business outlook and prospects and the impact thereof on Meadow Valley’s existing financial forecast. Thereafter, a representative of Alvarez & Marsal updated the Special Committee regarding the status of the executive summary document and the communication strategy for dealing with any incoming calls received by Special Committee members regarding Meadow Valley’s plans. The Alvarez & Marsal representative also reviewed materials prepared by them and previously distributed to the Special Committee, which included (i) a “sum of the parts” analysis of Meadow Valley and Ready Mix, (ii) information regarding Meadow Valley’s historic share price performance over the previous five years, (iii) information regarding Meadow Valley’s historic share price performance over the preceding two years compared to a selected peer group of companies operating in Meadow Valley’s market segments, (iv) Ready Mix’s historic share price performance over the preceding two years compared to a selected peer group of companies operating in Ready Mix’s market segments, (v) a comparable company analysis, (vi) a comparable transaction analysis with respect to Meadow Valley and Ready Mix, (vii) an analysis regarding Meadow Valley’s and Ready Mix’s historic enterprise value compared to peer operating companies, and (viii) background information regarding publicly traded peer group companies. Alvarez & Marsal responded to questions from the Special Committee members regarding such data and information.

During the period from April 4 to April 9, 2008, representatives of DLA Piper, Alvarez & Marsal, Insight Equity and Hunton & Williams engaged in discussions regarding the Special Committee’s requirements related to an exclusivity agreement and an alternative to Insight Equity’s proposed exclusivity agreement. Hunton & Williams indicated that, in order to produce an exclusivity agreement that met the Special Committee’s demand, a confidentiality agreement must be executed between the Buyer Group and the Special Committee.

On April 8, 2008, a representative of Hunton & Williams, together with Messrs. Searcy and Zugaro and Rob Conner of Insight Equity, had a conference call with a representative of Greenberg Traurig. Messrs. Larson, Nelson and Furman participated in that call during which the participants discussed the status of the exclusivity agreement.

On April 9, 2008, the Special Committee held a telephonic meeting at which representatives of DLA Piper and BHFS were in attendance. Also in attendance were Mr. Doty and a representative of Alvarez & Marsal. During the meeting, the Special Committee discussed the terms and purpose of the draft confidentiality agreement prepared by DLA Piper and the presentation of such draft to Hunton & Williams and Insight Equity. Immediately after that meeting, representatives of DLA Piper, Alvarez & Marsal and Hunton & Williams participated in a conference call regarding the concept of entering into a confidentiality agreement.

On April 10, 2008, a representative of DLA Piper presented a draft letter agreement to a representative of Hunton & Williams, pursuant to which the Special Committee would agree to keep confidential, among other matters, the terms of the Buyer Group’s proposal to acquire Meadow Valley and any documentation delivered to the Special Committee by the Buyer Group with respect to such proposal, subject to the requirements of applicable law. Unlike the exclusivity agreement previously presented to the Special Committee by the Buyer Group, this confidentiality agreement did not propose to obligate Meadow Valley to an exclusivity period or require Meadow Valley to reimburse the Buyer Group for its expenses in connection with a failed transaction with Meadow Valley. The purpose of the confidentiality letter was to enable the Special Committee to receive and consider the Buyer Group’s proposal while addressing the Buyer Group’s concern that the Special Committee would not in turn use the Buyer Group’s proposal as a basis to seek alternative acquisition proposals, in light of the Buyer Group’s contention that it had already expended considerable time, effort and money to date in reaching the point of making an offer. Accordingly, upon execution of the confidentiality agreement, Meadow Valley would be able to review and consider the Buyer Group’s offer, and reject it if it chose to do so, but could not thereafter use the offer to solicit other interest in Meadow Valley.

On April 14, 2008, Meadow Valley entered into a confidentiality agreement with the Buyer Group on the terms discussed in the preceding paragraph. Immediately thereafter, the Buyer Group delivered an indication of interest letter (the “April 14th Proposal Letter”) to the Special Committee containing a proposal to acquire 100% of the outstanding shares of common stock of Meadow Valley in an all cash merger transaction at a price of $9.80 per share. The closing bid price of Meadow Valley’s common stock on such date was $9.40. The April 14th Proposal Letter indicated that Insight Equity had substantially completed its review of all materials it had received to date and that Insight Equity remained enthusiastic about pursuing a transaction with Meadow Valley. The April 14th Proposal Letter also stated that, while there remained additional due diligence that would need to be completed prior to executing a definitive agreement, Insight Equity was prepared to expedite its review of all remaining due diligence materials, and was prepared following execution of the letter to immediately deliver a draft merger agreement to Meadow Valley and devote substantial resources towards negotiating a definitive agreement with respect to a proposed transaction on an expedited basis.

The April 14th Proposal Letter further provided that the merger agreement would contain customary representations, warranties, covenants and conditions to be negotiated by the parties, a reasonable “go shop” provision, a customary fiduciary out provision, and a provision requiring the payment of a break-up fee to Insight Equity under certain circumstances to be negotiated by the parties. Insight Equity noted its significant experience and that it was committed to moving forward quickly. The letter also provided for an initial exclusivity period of seven days during which period the parties would agree to negotiate a definitive acquisition agreement. Upon expiration of the initial seven-day period, the Buyer Group would have the option to extend the seven-day period for an additional seven days. In the event the parties were unable to come to agreement on the terms of a definitive agreement during such 14-day period, the letter agreement provided that any further extension of the exclusivity period would be subject to the mutual agreement of the parties.

Also on April 14, 2008, Messrs. Larson and Nelson held a telephonic meeting with representatives of Insight Equity to discuss a preliminary idea surrounding Meadow Valley’s Buckeye, Arizona operations, namely the possibility of expanding operations through acquisitions.

On April 16, 2008, the Special Committee held a telephonic meeting to review and discuss the terms of the April 14th Proposal Letter and ask questions. Mr. Doty and representatives of DLA Piper, BHFS and Alvarez & Marsal were in attendance. The participants discussed the key provisions of the April 14th Proposal Letter and considered such proposal in light of the analysis of the April 14th Proposal Letter provided by Alvarez & Marsal as well as analysis discussed at the April 7th Special Committee meeting. After extensive discussion, the Special Committee requested that Alvarez & Marsal engage in further discussions with Insight Equity to seek a meaningful increase in the proposed per share purchase price and clarification from Insight Equity regarding a number of other key terms of the April 14th Proposal Letter, including (i) Insight Equity’s timing to complete diligence and reach a definitive agreement, (ii) the “go shop” period and its proposed duration, (iii) the nature of the proposed break-up fees, and (iv) whether Insight Equity was prepared to fund the purchase price with cash or whether there would be a financing contingency. The Special Committee members thereafter considered responses that could be provided to Insight Equity with respect to the April 14th Proposal Letter.

On April 16, 2008, the Special Committee notified the Buyer Group by letter that it had reviewed the Buyer Group’s unsolicited proposal to acquire Meadow Valley with its financial and legal advisors and had unanimously determined, following careful evaluation of the proposal, that the proposal substantially undervalued Meadow Valley, its long-term future growth prospects and its earnings potential. As result, the Special Committee concluded that the proposal was not in the best interest of Meadow Valley and its unaffiliated stockholders. The Special Committee determined that discussions with Insight Equity were in their preliminary stages and the Special Committee was reluctant to take action at such time, such as the initiation of a broad canvass of the market, that could potentially discourage Insight Equity from proceeding with the transaction, without giving Insight Equity the opportunity to consider the Special Committee’s request.

Representatives of Alvarez & Marsal contacted a representative of Insight Equity by telephone on or about April 17, 2008 to discuss certain aspects of the April 14th Proposal Letter. Representatives of Alvarez & Marsal and Insight Equity engaged in extensive discussions regarding Meadow Valley’s historical financial performance, prospects, and valuation and the Special Committee’s requirement of an increased per share purchase price. The representatives of Alvarez & Marsal and Insight Equity also discussed the proposed duration of the “go shop” period, the nature of the proposed break-up fees, and the financing sources required by Insight Equity to fund the transaction. Alvarez & Marsal followed up the conversation by providing Insight Equity with valuation and market information.

During the period from April 17 to April 22, 2008, representatives of Alvarez & Marsal and Insight Equity exchanged information and engaged in extensive discussions regarding each of the issues discussed in the preceding paragraph. Such negotiations centered on Meadow Valley’s historical financial performance, prospects, and valuation and the Special Committee’s requirements relating to an increase in the proposed per share purchase price, the proposed “go shop” period, termination fees and the financing sources required by Insight Equity to fund the transaction.

On April 21, 2008, following extensive discussions between representatives of Insight Equity and Alvarez & Marsal, the Buyer Group orally communicated to a representative of Alvarez & Marsal a willingness to raise its per share offer price to $11.15 (the “April 21st Oral Revised Proposal”).

On April 22, 2008, the Special Committee held a telephonic meeting. Mr. Doty and representatives of DLA Piper, BHFS and Alvarez & Marsal were in attendance. A representative from Alvarez & Marsal updated the Special Committee on the discussions with Insight Equity that had occurred over the period from April 17 to April 21, 2008 and reviewed the April 21st Oral Revised Proposal. Mr. Doty orally updated the Special Committee with respect to Meadow Valley’s recent financial performance and Meadow Valley’s April 3, 2008 financial forecast. At the request of the Special Committee, during the meeting representatives of Alvarez & Marsal discussed various financial statistics relating to the April 21st Oral Revised Proposal with the Special Committee, including the purchase price multiples of the April 21st Oral Revised Proposal, a “sum of the parts” analysis of the April 21st Oral Revised Proposal of $11.15 per share and purchase offer premiums (1-day; 5-days; and 30-days) and historic purchase price premiums paid in similar sized transactions. The Special Committee thereafter extensively discussed the April 21st Oral Revised Proposal with representatives of DLA Piper and Alvarez & Marsal. In their deliberations, the Special Committee considered a variety of factors related to the April 21st Oral Revised Proposal, including the increased price being proposed by Insight Equity, Meadow Valley’s current share price, Meadow Valley’s near and long-term prospects, strategic alternatives available to Meadow Valley, current industry, economic and capital market conditions, and data previously presented by representatives of Alvarez & Marsal regarding comparable transactions. Upon conclusion of such discussions, the Special Committee instructed Alvarez & Marsal to again engage in further discussions with Insight Equity to seek an improvement in the per share purchase price above $11.15, to request that the proposal contain no financing conditions and to seek clarity regarding the duration of the “go shop” period and the amount of the proposed break-up fees.

During the period from April 22 to April 28, 2008, representatives of Alvarez & Marsal and Insight Equity engaged in further discussions regarding Meadow Valley’s financial performance and prospects, valuation and the Special Committee’s requirement of an increase in the proposed $11.15 per share purchase price, desire for no financing condition and other matters related to Insight Equity’s proposal.

On the morning of April 29, 2008, the Special Committee held a telephonic meeting. Mr. Doty and representatives of DLA Piper, BHFS and Alvarez & Marsal were in attendance. Mr. Doty orally updated the Special Committee regarding Meadow Valley’s first quarter results of operations and Meadow Valley’s April 28, 2008 forecast. A representative of Alvarez & Marsal updated the Special Committee regarding the ongoing discussions with Insight Equity that had occurred over the period April 22 to April 28, 2008.

On the afternoon of April 29, 2008, the Buyer Group delivered a revised indication of interest letter to the Special Committee (the “April 29th Proposal Letter”) containing the Buyer Group’s revised proposal to acquire 100% of the outstanding shares of common stock of Meadow Valley in an all cash merger transaction at a price of $11.25 per share. The April 29th Proposal Letter generally provided for the same non-purchase price terms in the April 14th Proposal Letter, including the exclusivity period, other than the following notable modifications. The April 29th Proposal Letter stated that the proposed transaction contemplated that the Special Committee would be free to seek alternative acquisition proposals during a “go shop” period of 30 days following execution of a definitive merger agreement. The letter also stated that Meadow Valley would be required to pay to Insight Equity a break-up fee equal to 4.0% of the aggregate purchase price plus reasonable out-of-pocket expenses if the deal was terminated as a result of activities undertaken during the “go shop” period and equal to 5.5% of the aggregate purchase price plus reasonable out-of-pocket expenses if the deal was terminated as a result of activities undertaken after the “go shop” period. The April 29th Revised Proposal Letter further indicated that Insight Equity anticipated being able to execute a definitive agreement without a financing contingency.

On April 29, 2008, the Special Committee held a telephonic meeting. Mr. Doty and representatives of DLA Piper, BHFS and Alvarez & Marsal were in attendance. A representative of Alvarez & Marsal updated the Special Committee on the discussions that had occurred on April 29th and reviewed the April 29th Revised Proposal Letter. At the request of the Special Committee, representatives of Alvarez & Marsal again presented materials and discussed various financial statistics relating to the proposed transaction, including the purchase price multiples of the April 29th Revised Proposal Letter, a “sum of the parts” analysis of the April 29th Revised Proposal Letter of $11.25 per share, purchase offer premiums (1-day; 5-days; and 30-days) and historic purchase price premiums paid in similar sized transactions, an illustrative and hypothetical analysis of the potential future stock price of Meadow Valley, and an illustrative and hypothetical analysis of a strategic acquisition of Meadow Valley from the perspective of illustrative buyers and the implied potential proceeds available to Meadow Valley’s stockholders. An overview of key financial considerations and potential strategic alternatives available to Meadow Valley was also presented and discussed. The Special Committee thereafter extensively discussed the April 29th Revised Proposal Letter and various considerations and analysis, including the advantages and disadvantages of continuing as a public company, the current state of Meadow Valley’s industry, the current state of the merger and acquisition environment and the capital markets generally, the strategic benefits of a sale transaction, the possible reaction of Meadow Valley’s customers and competitors to a sale transaction, and the various methods by which the Special Committee could run a sale process to maximize the value of Meadow Valley. The Special Committee then discussed the future value analysis and its implications as to the expected weak trading price of Meadow Valley’s common stock during 2008 given its updated financial outlook and the potential that

Meadow Valley’s common stock price performance during 2009 would provide stockholders with a price per share lower than the April 29th Revised Proposal Letter of $11.25 per share on a discounted basis. The Special Committee also discussed the illustrative and hypothetical analysis of a strategic acquiror acquisition and determined that while the analysis implied that a transaction could be accretive on a 2008 basis to a strategic acquiror at a share price that could result in higher all-in proceeds to Meadow Valley stockholders, such strategic acquiror, based on its past acquisition history (including a very recent acquisition) and past statements expressed by the potential strategic acquiror’s management, had not indicated a willingness to pay valuation multiples at the level implied by such analysis and therefore was unlikely to do so in the case of Meadow Valley. Further, the Special Committee noted that a similar analysis based on Meadow Valley’s 2009 projections could yield meaningfully less accretion to the potential strategic acquiror. The Special Committee also noted the inherent execution risk associated with the aforementioned illustrative and hypothetical sales transaction. Thereafter, the Special Committee extensively discussed the April 29th Revised Proposal Letter with representatives of DLA and Alvarez & Marsal. In its deliberations, the Special Committee again considered a variety of factors, including the increased per share purchase price being proposed by Insight Equity, Meadow Valley’s current share price, Meadow Valley’s near and long-term prospects, and current industry and economic and capital market conditions. Alvarez & Marsal reported that during conversations between representatives of Alvarez & Marsal and Insight Equity regarding the proposed price per share, representatives of Insight Equity stated that $11.25 per share was the highest value Insight Equity would be willing to offer. The Special Committee also discussed the possibility of receiving offers from third parties during the “go shop” period and discussed a general timeline for closing the transaction as well as the desirability of timely reaching agreement with Insight Equity. Following such discussions, the Special Committee unanimously approved the terms of the April 29th Revised Proposal Letter and authorized Mr. Patterson to execute the same, subject to Alvarez & Marsal making another attempt to obtain further improvement to the $11.25 per share offer price, the length of the “go shop” period and reductions in the contemplated termination fees.

On April 30, 2008, representatives of Alvarez & Marsal and Insight Equity engaged in further discussions regarding Meadow Valley’s financial performance and prospects, valuation and the Special Committee’s desire of an increase in the proposed $11.25 per share purchase price and other matters related to their proposal, including the length of the “go shop” period and the level of termination fees.

On April 30, 2008, the Buyer Group delivered a revised indication of interest letter to the Special Committee containing a detailed proposal to acquire 100% of the outstanding shares of common stock of Meadow Valley in an all cash merger transaction at a price of $11.25 per share (the “April 30th Revised Proposal Letter”). The April 30th Revised Proposal Letter generally provided for the same terms as the April 29th Revised Proposal Letter, including the exclusivity period, other than the following notable modifications. The April 30th Proposal Letter stated that the proposed transaction contemplated that the Special Committee would be free to seek alternative acquisition proposals during a “go shop” period of 45 days following execution of a definitive merger agreement. The letter also stated that Meadow Valley would be required to pay to Insight Equity a break-up fee equal to 2.5% of the aggregate purchase price plus reasonable out-of-pocket expenses if the deal was terminated as a result of activities undertaken during the “go shop” period and equal to 4.5% of the aggregate purchase price plus reasonable out-of-pocket expenses if the deal was terminated as a result of activities undertaken after the “go shop” period. The April 30th Revised Proposal Letter further indicated that Insight Equity anticipated being able to execute a definitive agreement without a financing contingency.

On April 30, 2008, a representative of Alvarez & Marsal met telephonically with Mr. Patterson to discuss the revised proposal from the Buyer Group and discuss next steps.

On May 1, 2008, Messrs. Patterson and Doty and representatives of Alvarez & Marsal and Insight Equity engaged in further discussions regarding Meadow Valley’s financial performance and prospects, valuation and the Special Committee’s desire of an increase in the proposed $11.25 per share purchase price and other matters related to Insight Equity’s proposal. Representatives of Insight Equity indicated that their April 30th Revised Proposal Letter contained their best offer with respect to the purchase price per share and other matters covered therein. In addition, Insight Equity orally indicated that if their April 30th Revised Proposal Letter was not accepted, it was extremely unlikely that they would participate in a future sales process involving Meadow Valley.

On May 2, 2008, Insight Equity and the Special Committee executed the April 30th Revised Proposal Letter, which we refer to herein as the “May 2nd Letter Agreement.” The May 2nd Letter Agreement contained the same terms and conditions as outlined in the April 30th Revised Proposal Letter. Promptly following receipt of such letter, representatives of Hunton & Williams delivered an initial draft merger agreement to representatives of DLA Piper.

On May 4, 2008, a representative of DLA Piper expressed objection to a representative of Hunton & Williams about the inclusion of a stock option as part of the terms of the merger agreement and discussed timing for a mark-up that would reflect comments from DLA Piper. The option agreement would have granted Insight Equity the right to acquire shares of common stock of Meadow Valley representing 19.9% of the outstanding shares of common stock for a specified period of time, whether or not the transaction with Insight Equity closed.

On May 6, 2008, the Special Committee held a telephonic meeting. Mr. Doty and representatives of DLA Piper, BHFS and Alvarez & Marsal were in attendance. At the meeting, a representative of DLA Piper updated the Special Committee regarding its review and comments to the previously delivered draft merger agreement and provided the Special Committee with a summary of the status of the draft merger agreement discussions that were ongoing with Hunton & Williams. The representative of DLA Piper reported that significant discussions still needed to occur with respect to various provisions, including Insight Equity’s inclusion of an option agreement as part of the transaction, the impact of potential litigation on Insight Equity’s right to terminate the transaction or alter the merger consideration, the various closing conditions, the definition of “Material Adverse Effect,” the “go shop” provisions, the termination provisions and the inclusion of a reverse termination fee payable to Meadow Valley should Insight Equity fail to close the transaction. The Special Committee discussed the open issues in the draft merger agreement and provided guidance to DLA Piper, Alvarez & Marsal and Mr. Doty as to how to respond to such issues.

Promptly following the May 6th meeting, DLA Piper delivered revisions to the draft merger agreement to Hunton & Williams. Throughout the remainder of May 2008 through the first three weeks of July 2008, negotiations between DLA Piper and Hunton & Williams regarding the draft merger agreement progressed. During the negotiations regarding the merger agreement and the governance of the post-merger entity, Insight Equity began structuring the transaction without the use of YVM. YVM, which had been formed as a convenience to act as a potential acquisition vehicle and was a party to the April 2, 2008 term sheet with Insight Equity, did not own any stock of Meadow Valley and did not possess significant capital or capital commitments. As a result, Insight Equity determined to form a new entity to act as the acquisition vehicle rather than using YVM. Until the signing of the definitive transaction documents, Messrs. Larson and Nelson continued to examine the utility of contributing their shares of Meadow Valley common stock to YVM rather than holding those shares in their individual capacity. Messrs. Larson and Nelson ultimately determined not to utilize YVM. As a result, YVM was not a party to any of the definitive transaction documents.

On May 9, 2008, Insight Equity exercised its right to extend the exclusivity period under the terms of the May 2nd Letter Agreement for an additional seven-day period.

On May 13, 2008, the Special Committee held a telephonic meeting. Mr. Doty and representatives of DLA Piper, Alvarez & Marsal and BHFS were in attendance. A representative of DLA Piper updated the Special Committee with respect to the status of negotiations on the draft merger agreement and discussions with Hunton & Williams. A representative of Alvarez & Marsal updated the Special Committee regarding conversations with Insight Equity, including the status of merger agreement provisions. The Special Committee discussed the open issues in the draft merger agreement and provided guidance to DLA Piper and Alvarez & Marsal as to how to respond to such issues. The Special Committee then discussed the various investment banking firms under consideration to render a fairness opinion in the transaction, if necessary. The Special Committee instructed Mr. Doty to commence discussions with such firms regarding fees, conflicts, process and timing consistent with the discussions at the meeting and to report to the Special Committee regarding the same.

On May 14, 2008, representatives of Alvarez & Marsal, DLA Piper and Hunton & Williams participated in a call with Mr. Doty and Messrs. Searcy, Conner and Zugaro. The parties sought to negotiate open terms of the merger agreement, including the closing conditions, termination provisions and definition of “Material Adverse Effect.”

On May 16, 2008, Insight Equity exercised its right to extend the exclusivity period under the terms of the May 2nd Letter Agreement for the second seven-day period in accordance with the terms of such agreement.

Also on May 16, 2008, the Special Committee held a telephonic meeting. Mr. Doty and representatives of DLA Piper, Alvarez & Marsal and BHFS were in attendance. A representative of Alvarez & Marsal provided the Special Committee with an overview of discussions with Insight Equity regarding various merger agreement open issues. A representative of DLA Piper reported on the general status of the merger agreement. Mr. Doty reported on his discussions with six investment banking firms with respect to the issuance of a fairness opinion in the merger and the independence and qualifications of such firms. Following extensive discussions among the Special Committee members and consideration of the qualifications of the investment banking firms, the Special Committee instructed Mr. Doty and a representative of DLA Piper to finalize negotiations of an engagement letter with Morgan Joseph to review and analyze the proposed merger and render to the Special Committee a written opinion as to the fairness to the Meadow Valley stockholders, from a financial point of view, of the consideration to be received in the transaction. An engagement letter with Morgan Joseph was negotiated and executed by Mr. Patterson, on behalf of the Special Committee, as of May 20, 2008.

On May 16, 2008, Mr. Larson met with a select group of employees of the Arizona operations of Meadow Valley’s wholly-owned subsidiary, Meadow Valley Contractors, Inc., to notify such employees that Meadow Valley had entered into an exclusivity period with a potential acquiror and that merger discussions were ongoing. This meeting was held in an effort to minimize speculation amongst Meadow Valley’s employees regarding the Schedule 13D that had been filed by the YVM Group in November 2007.

On May 17, 2008, Insight Equity delivered a first draft of the proposed limited liability company operating agreement of Phoenix Holdings, the parent company of Investor, to Messrs. Larson and Nelson. Between May 17, 2008 and the date of the public announcement of the execution of the merger agreement, Messrs. Larson and Nelson, together with representatives of Greenberg Traurig, and Insight Equity, together with representatives of Hunton & Williams, negotiated the terms of the limited liability company agreement and related agreements that would provide for, among other things, the governance and equity ownership of Phoenix Holdings following the closing of the transactions contemplated by the merger agreement. For additional information about the equity roll-over and limited liability company agreement of Phoenix Holdings, see “ — Interests of Meadow Valley’s Officers and Directors in the Merger” below.

On May 23, 2008, a representative of Hunton & Williams provided a representative of DLA Piper with a letter agreement, requesting that the Special Committee agree to extend the exclusivity period under the May 2nd Letter Agreement for an additional seven-day period, which extension required the mutual agreement of the parties.

On May 23, 2008, the Special Committee held a telephonic meeting. Mr. Doty and representatives of DLA Piper, BHFS and Alvarez & Marsal were in attendance. A representative of Alvarez & Marsal updated the Special Committee regarding the status of ongoing discussions with Insight Equity regarding various merger agreement open issues. A representative of DLA Piper reported on the general status of the merger agreement negotiations. A discussion ensued among the meeting participants regarding the primary open issues and impediments to completing the merger agreement negotiations. The Special Committee provided guidance to DLA Piper and Alvarez & Marsal as to how to respond to such issues. The Special Committee also agreed to the exclusivity period extension set forth in the May 23rd letter in light of the progress of the ongoing discussions with Insight Equity.

On May 27, 2008, Hunton & Williams sent a second supplemental due diligence request to Mr. Doty.

On or about May 28, 2008, Mr. Searcy had a conversation with Mr. Patterson and a representative from Alvarez & Marsal. During that call, they discussed open deal terms, including the nature of any parent guarantee, a requested offset of any litigation expenses against the purchase price, the scope of various representations and warranties and interim operating covenants, Insight Equity’s request to obtain the identity of potential bidders during the “go shop” period, the thresholds for and scope of various conditions to closing, the magnitude of the break-up fees, the request for a reverse break-up fee and the definition of “Material Adverse Effect.”

On May 29, 2008, the Special Committee held a telephonic meeting. Mr. Doty and representatives of DLA Piper, Alvarez & Marsal and BHFS were in attendance. Mr. Patterson reported to the Special Committee his impressions of the ongoing negotiations with Insight Equity and, in particular, his participation in lengthy telephonic negotiating sessions that occurred on the prior day. Representatives of Alvarez & Marsal and DLA Piper similarly updated the Special Committee on the status of the ongoing discussions with Insight Equity regarding various merger agreement open issues. A discussion ensued among the meeting participants regarding the primary open issues and impediments to completing the merger agreement negotiations and the Special Committee provided guidance to DLA Piper and Alvarez & Marsal as to how to respond to such issues.

On May 29, 2008, a representative of Hunton & Williams provided a representative of DLA Piper with a revised draft of the merger agreement. Meadow Valley prepared a draft disclosure letter in connection with the draft merger agreement and delivered the initial draft of the disclosure letter to Hunton & Williams on May 30, 2008.

On June 2, 2008, Mr. Doty and representatives of DLA Piper and Alvarez & Marsal held an in-person meeting to review the May 29th draft of the merger agreement, focusing in particular detail on the conditions to closing, Meadow Valley’s closing deliverables, associated responsibilities and the risks of failing to satisfy those conditions. Thereafter, Messrs. Doty and Patterson and representatives of DLA Piper, Alvarez & Marsal, Hunton & Williams and Insight Equity held a telephonic meeting for the purpose of reviewing and discussing the remaining open issues under the merger agreement. Discussions centered around the deliverables and conditions under the merger agreement, Meadow Valley’s comfort level with meeting the applicable closing conditions, the termination fees payable by Meadow Valley to Insight Equity in the event the agreement is terminated and the definition of “Material Adverse Effect.”

On June 2, 2008, Mr. Larson held a telephonic meeting with a select group of employees of the Nevada operations of Meadow Valley’s subsidiary, Meadow Valley Contractors, Inc., to notify such employees that Meadow Valley had entered into an exclusivity period with a potential acquiror and that merger discussions were ongoing. Like the previous meeting with the employees of Meadow Valley Contractors, Inc., this meeting was also held in an effort to minimize speculation amongst employees regarding the Schedule 13D filed by the YVM Group in November 2007.

On June 3, 2008, a representative of DLA Piper held a telephonic meeting with a representative of Hunton & Williams regarding additional comments and concerns with respect to the May 29th draft of the merger agreement.

On June 4, 2008, a representative of Hunton & Williams provided a representative of DLA Piper with a further revised draft of the merger agreement and advised the DLA Piper representative that this draft reflected further concessions on the part of Insight Equity and Insight Equity’s final position on certain open matters, subject to the receipt of further input from specialty legal counsel of the parties, finalization of Meadow Valley’s disclosure letter and related matters.

On June 6, 2008, the Special Committee held a telephonic meeting. Mr. Doty and representatives of DLA Piper, Alvarez & Marsal and BHFS were in attendance. Representatives of Alvarez & Marsal and DLA Piper similarly updated the Special Committee with regard to those discussions and the status of the ongoing discussions with Insight Equity regarding various merger agreement open issues. The Special Committee instructed representatives of DLA Piper and Alvarez & Marsal to continue to negotiate the merger agreement.

On June 7, 2008, a representative of DLA Piper delivered further comments to the merger agreement to a representative of Hunton & Williams.

On June 8, 2008, a representative of Hunton & Williams orally communicated Insight Equity’s response to the comments received the prior day.

On June 9, 2008, the Special Committee held an in-person meeting in Phoenix, Arizona. Mr. Doty and representatives of DLA Piper, Alvarez & Marsal and BHFS were in attendance. A representative of DLA Piper updated the Special Committee with respect to the status of the merger agreement negotiations. An extensive discussion ensued among the meeting participants with respect to the open issues under the merger agreement, including, but not limited to, the closing conditions, the scenarios in which a termination fee would be payable and the risks attendant to closing the transaction. Thereafter, a representative of Alvarez & Marsal provided the Special Committee with an overview of the following:

•	a summary of the terms of the Buyer Group’s offer;

•	a list of key considerations in deciding to select the Buyer Group as the “stalking horse” in lieu of proceeding with a widespread solicitation of market interest in Meadow Valley, including a lengthy list of advantages and disadvantages of proceeding with the Buyer Group as the “stalking horse;”

•	an overview of Meadow Valley’s financial condition and historic share price performance;

•	Meadow Valley’s year-to-date financial performance (through April 2008) and summary of Meadow Valley’s April 28, 2008 financial projections, including Meadow Valley’s April 2008 year-to-date operating results as compared to Meadow Valley’s business plan and Meadow Valley’s most recent projections through 2010;

•	purchase offer premiums (1-day; 5-days; and 30-days) and historic purchase price premiums paid in similar sized transactions;

•	a list of Meadow Valley’s top institutional holders and their estimated basis in Meadow Valley’s common stock;

•	the historic trading activity in Meadow Valley’s common stock at selected price ranges over the preceding 12 months;

•	a total equity value summary of Meadow Valley;

•	a “sum of the parts” analysis of the Buyer Group’s offer of $11.25 per share;

•	a hypothetical acquisition transaction analysis of potential strategic buyers of Meadow Valley;

•	an analysis of termination fees potentially payable by Meadow Valley;

•	factors affecting the public market value of Meadow Valley; and

•	a comparable company analysis.

Following such discussion, the Special Committee concluded that, subject to further efforts by representatives of DLA Piper and Alvarez & Marsal to further narrow the scope of the closing conditions and the definition of “Material Adverse Effect” and related matters, and the receipt of an opinion from Morgan Joseph to the effect that, subject to the assumptions made, matters considered and limits on review set forth therein, the consideration to be received by the holders of Meadow Valley common stock in the merger was fair, from a financial point of view, to such holders, the Special Committee would be in a position to approve the transaction and recommend the same to Meadow Valley’s board of directors.

Meadow Valley’s board of directors met immediately following the Special Committee meeting. A representative of BHFS, Mr. Doty and Mr. Agron were also in attendance at the meeting. Mr. Patterson briefed the full board regarding the status of the merger agreement negotiations, the feedback from representatives of Alvarez & Marsal and DLA Piper and the projected timetable for completing the negotiations.

On June 12, 2008, a representative of Hunton & Williams delivered a further revised draft of the merger agreement to a representative of DLA Piper.

On June 18, 2008, Messrs. Searcy and Zugaro of Insight Equity traveled to Phoenix, Arizona to meet with Messrs. Nelson and Doty of Meadow Valley, as well as with representatives of a potential lender. During the meeting, Messrs. Nelson and Doty provided general information about Meadow Valley to the potential lender.

On June 20, 2008, Hunton & Williams delivered a third supplemental due diligence request list to a representative of DLA Piper.

On June 23, 2008, Meadow Valley and Insight Equity entered into a letter agreement providing for an additional 21-day exclusivity period, such exclusivity period to commence upon the delivery of certain draft Phase I environmental site assessment reports and other related materials that were prepared on behalf of Insight Equity to DLA Piper. On June 25, 2008, in accordance with the June 23rd letter agreement, Hunton & Williams sent to DLA Piper certain environmental materials generated by GaiaTech, namely, draft Phase I environmental site assessment reports and draft memoranda created for the environmental compliance review of Meadow Valley’s real property, facilities and operations. DLA Piper received these environmental materials on June 26, 2008, at which time the 21-day exclusivity period contemplated by the June 23rd letter agreement commenced.

Also, on June 25, 2008, representatives of Hunton & Williams and DLA Piper participated in a due diligence call with Messrs. Doty and Nelson.

On July 10, 2008, Hunton & Williams sent to DLA Piper a copy of due diligence materials reviewed by Hunton & Williams in connection with the proposed transaction.

During the period July 12 to 23, 2008, representatives of DLA Piper and Hunton & Williams and Mr. Doty engaged in extensive negotiations of the merger agreement. These negotiations were centered on the representations and warranties and closing deliveries applicable to real estate, environmental and employee benefit matters and the definition of “Material Adverse Effect.” From time to time each party’s environmental consultants contributed to the ongoing negotiations.

On July 22, 2008, Messrs. Zugaro and Conner of Insight Equity and Messrs. Larson and Nelson, together with representatives from DLA Piper and Hunton & Williams, participated in a call regarding various consents as a condition to closing.

On July 23, 2008, representatives of DLA Piper, Alvarez & Marsal, Hunton & Williams and Insight Equity substantially completed negotiating the remaining details of the draft merger agreement, the disclosure letter, and the related ancillary documents.

On July 23, 2008, the latest draft of the merger agreement together with a summary of the termination fees payable thereunder were delivered to the members of the Special Committee and members of Meadow Valley’s board of directors in advance of the Special Committee and board of directors meetings scheduled for July 25, 2008.

On July 25, 2008, the Special Committee met by telephone to consider the proposed Insight Equity transaction and the latest draft of the merger agreement. Mr. Doty and representatives of DLA Piper, Alvarez & Marsal and BHFS were in attendance. DLA Piper reviewed the material terms of the merger agreement, including:

•	the purchase price;

•	the provisions for a 45-day “go shop” period during which Meadow Valley could actively seek other bidders to buy Meadow Valley and after which Meadow Valley could continue to negotiate with certain “Excluded Parties” and could negotiate with unsolicited bidders, provided that the merger agreement could terminate if not consummated by December 31, 2008;

•	the definition of “Material Adverse Effect,” that had been heavily negotiated;

•	a break-up fee equal to 2.5% of the aggregate purchase price plus reasonable out-of-pocket expenses if the deal is terminated as a result of activities undertaken during the “go shop” period;

•	a break-up fee equal to 4.5% of the aggregate purchase price plus reasonable out-of-pocket expenses if the deal is terminated as a result of activities undertaken after the “go shop” period;

•	a break-up fee equal to $500,000 plus reasonable out-of-pocket expenses if the deal is terminated under certain other circumstances;

•	a reverse termination fee payable to Meadow Valley equal to 2.5% of the aggregate purchase price plus reasonable out-of-pocket expenses if the deal is terminated by Insight Equity under certain circumstances;

•	continued indemnification protection for current and former directors and officers for a specified period of time and the mechanics by which insurance coverage may be maintained for such directors and officers;

•	closing requirements applicable to Meadow Valley and required in order for Investor and Merger Sub to consummate the merger, which requirements were reasonable and achievable in the view of Meadow Valley and its legal advisors and environmental consultants;

•	the delivery to Investor of a letter of credit to support any necessary payments of its reverse termination fee obligations in the event that such a fee was payable in certain circumstances upon a termination of the merger agreement by Meadow Valley; and

•	the absence of a financing contingency with respect to Merger Sub’s obligations to close the transaction contemplated by the merger agreement. Representatives of DLA Piper also reiterated the Special Committee’s fiduciary duties as previously discussed with the Special Committee.

On that same date, representatives of Morgan Joseph reviewed various financial analyses and delivered to the Special Committee an oral opinion, subsequently confirmed in writing, that, as of July 25, 2008, and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the $11.25 per share merger consideration to be received by holders of Meadow Valley’s common stock in the merger was fair, from a financial point of view, to such holders. After consideration and deliberation of various factors in which representatives of DLA Piper, Alvarez & Marsal, BHFS, and Morgan Joseph participated, the Special Committee voted unanimously to determine and resolve (i) that the merger is fair to, and in the best interests of, Meadow Valley and its unaffiliated stockholders, and (ii) to recommend that Meadow Valley’s board of directors (x) approve the merger agreement and the transaction contemplated thereby and declare its advisability, (y) propose the merger agreement to Meadow Valley’s stockholders for adoption by Meadow Valley’s stockholders, and (z) recommend that Meadow Valley’s stockholders adopt the merger agreement and the transaction contemplated thereby. The Special Committee also voted unanimously to determine and resolve that its Rights Agreement dated February 13, 2007, with Corporate Stock Transfer, Inc. be amended to, among other things, provide that neither Investor or Merger Sub nor any of their affiliates will become an “Acquiring Person” (as such term is defined in the Rights Agreement) and that none of a “Stock Acquisition Date,” a “Distribution Date,” or a “Triggering Event” (each as defined in the Rights Agreement) would occur by reason of the approval, execution or delivery of, or the consummation of the transaction contemplated by, the merger agreement.

A meeting of the entire board of directors was held immediately following the Special Committee’s meeting on July 25, 2008. At the meeting, representatives of BHFS and DLA Piper explained the Special Committee’s determinations and recommendations to the board with respect to the proposed merger. BHFS and DLA Piper then summarized the terms of the proposed merger agreement and discussed various other issues. At the meeting, Mr. Patterson informed Meadow Valley’s board that Morgan Joseph had reviewed various financial analyses for the Special Committee and that Morgan Joseph had delivered to the Special Committee an oral opinion, subsequently confirmed in writing, that, as of July 25, 2008, and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by holders of Meadow Valley common stock in the merger was fair, from a financial point of view, to such holders. After consideration and deliberation in which BHFS and DLA Piper participated, the board of directors (other than Messrs. Larson and Nelson, each of whom abstained from voting), expressly adopted the unanimous recommendation of the Special Committee and determined and resolved (i) that the merger is fair to, and in the best interests of, Meadow Valley and its unaffiliated stockholders, (ii) to propose the merger agreement for adoption by Meadow Valley’s stockholders and declare the advisability of the merger agreement and the transactions contemplated thereby and (iii) to recommend that Meadow Valley’s stockholders adopt the merger agreement and the transactions contemplated by the merger agreement. In addition, the board of directors, with Messrs. Larson and Nelson abstaining, approved and adopted the amendment to the Rights Agreement. Through the approval of the merger and the merger agreement, the board of directors approved the transaction by which Phoenix Parent Corp., Phoenix Merger Sub and any of their affiliates may have become “interested stockholders” (as such term is defined in Section 78.423 of the Nevada Revised Statutes) such that the anti-takeover restrictions contained in Sections 78.411 — 78.444, inclusive, of the Nevada Revised Statutes are not applicable to the merger or the merger agreement.

On the afternoon of July 25, 2008, Investor, Merger Sub and Meadow Valley executed the signature pages to the merger agreement, with instructions for the signature pages to be held in trust pending authorization of release and delivery of the same on the morning of July 28, 2008. On July 26th and 27th, representatives of Hunton & Williams and DLA Piper, as well as Mr. Doty of Meadow Valley and Mr. Zugaro of Insight Equity, participated in discussions clarifying the nature of the permitted liens that would survive the closing and financing of the transaction. The disclosure letter and merger agreement were modified to reflect those conversations.

At approximately 7:30 a.m., Eastern Time on July 28, 2008, a representative of Hunton & Williams provided a representative of DLA Piper with a letter from a lender indicating that the lender had agreed, subject to certain terms and conditions, to provide committed financing for a portion of the purchase price to be paid in connection with the proposed transaction. A brief telephonic meeting was then held at approximately 7:45 a.m., Eastern Time on July 28, 2008. Representatives of Insight Equity, Hunton & Williams, Meadow Valley, DLA Piper, and Messrs. Larson and Doty participated in the telephone conference. Following a brief discussion, the parties released their signature pages and immediately thereafter Meadow Valley issued a press release announcing the transaction and filed a Current Report on Form 8-K with the SEC regarding the transaction before the market opened.

To reflect the July 28, 2008 agreements, Messrs. Larson and Nelson filed Amendment No. 1 to Schedule 13D on July 29, 2008.

Beginning on July 28, 2008, pursuant to the “go shop” provisions in the merger agreement, under the supervision and authorization of the Special Committee, representatives of Alvarez & Marsal contacted certain potential acquirors located both within and outside the United States that were discussed with the Special Committee. Alvarez & Marsal solicited interest amongst such potential acquirers in participating in a sale transaction with Meadow Valley in its entirety or the sale of Meadow Valley’s ownership interests in either Meadow Valley Contractors, Inc. or Ready Mix. Potential acquirors were contacted based on several criteria, including their likelihood of interest in Meadow Valley’s based on current, past or expressed future business activities in market segments in which Meadow Valley operates and their financial wherewithal to consummate a transaction with Meadow Valley. During the “go shop” period, Alvarez & Marsal engaged in substantive conversations with approximately 70 parties. Of the parties with whom Alvarez & Marsal established contact, 11 executed confidentiality agreements with the purpose of receiving access to select confidential due diligence materials. The remaining parties ultimately chose not to further pursue a transaction.

During the period from July 28, 2008 to September 10, 2008, the Special Committee engaged in several discussions regarding matters related to the “go shop” process. Mr. Doty and representatives of DLA Piper and Alvarez & Marsal participated in such discussions. On September 12, 2008, the Special Committee sent a letter to Insight Equity stating that it had not received any Acquisition Proposals during the “go shop” period.

Reasons for the Merger and Recommendation of the Special Committee and Board of Directors

The Special Committee

In anticipation of receiving an acquisition proposal from YVM and Messrs. Larson, Nelson and Furman following disclosure on November 2, 2007 on Schedule 13D of their interest in pursuing a transaction with Meadow Valley, the board of directors established the Special Committee consisting of the three independent directors, namely, Mr. Patterson, who served as chairman, and Messrs. Cowan and Norton, to consider any proposal. See “— Background of the Merger” above for more information about the formation and authority of the Special Committee. The Special Committee retained Alvarez & Marsal as its financial advisor, Morgan Joseph for the purpose of providing its opinion as to the fairness, from a financial point of view, of the merger consideration to be received by Meadow Valley stockholders pursuant to the merger and DLA Piper and Ballard Spahr Andrews & Ingersoll, LLP (“Ballard Spahr”) as its legal advisors. On July 25, 2008, the Special Committee, after considering the presentations and advice of its financial and legal advisors and the opinion of Morgan Joseph, unanimously determined that the merger and the merger agreement are fair to and in the best interests of Meadow Valley and its unaffiliated stockholders. The Special Committee also unanimously recommended to the board of directors that the board of directors determine that the merger and the merger agreement are fair to and in the best interests of Meadow Valley and its unaffiliated stockholders and recommend to Meadow Valley’s stockholders that they vote to approve the merger agreement.

The amount of the consideration to be paid in the merger was determined through negotiations between the parties. Morgan Joseph did not make any recommendation with respect to the amount of consideration to be paid in the merger.

In the course of reaching their decision to adopt and approve the merger agreement and in making their recommendations, the Special Committee consulted with senior management and outside financial and legal advisors, reviewed a significant amount of information, oversaw financial and legal due diligence by and through its advisors, conducted an extensive review and evaluation of Investor’s proposal, conducted extensive negotiations with Investor and its representatives both directly and through its advisors, and considered the following positive factors:

•	the value of the merger consideration to be received by Meadow Valley’s unaffiliated stockholders pursuant to the merger agreement, as well as the fact that the unaffiliated stockholders will receive the consideration in cash, which provides certainty of value to Meadow Valley’s unaffiliated stockholders;

•	its view that the merger consideration is more favorable to Meadow Valley’s unaffiliated stockholders than the potential value that might result from the other alternatives the Special Committee believed were reasonably available to Meadow Valley pursuing other strategic initiatives or continuing with Meadow Valley’s current business plan, which view was based on the following factors: the prospects for the macro economy and the industries in which Meadow Valley operates that create challenges to Meadow Valley’s ability to sustain gross margins and earnings growth, the perceived risks associated with the achievement of Meadow Valley’s business plan, the determination that Meadow Valley did not receive many of the benefits associated with being a public company and faces significant costs associated with remaining a public company, the risk of uncertain returns to Meadow Valley’s stockholders, the expected time, capital required and availability and cost to effectuate other strategic alternatives, and the analysis provided as to the fairness of the Buyer Group’s offer and based on the analysis of the future potential value of Meadow Valley’s business versus the Buyer Group’s offer;

•	its view that the merger consideration is fair in light of the Special Committee’s familiarity with Meadow Valley’s business, assets, operations, financial condition, strategy and prospects, as well as Meadow Valley’s historical and projected financial performance;

•	its view that the merger maximizes stockholder value by providing stockholder liquidity, without the risk to stockholders of a business plan constrained by uncertain market conditions;

•	that the merger consideration of $11.25 per share, without interest, represented a 22.1% premium over the price per share of Meadow Valley’s common stock, based on the closing sale price for Meadow Valley’s common stock on July 25, 2008, the last trading day before public announcement of the merger;

•	that the merger consideration of $11.25 per share, without interest, represented a 30.8% premium over the volume weighted average share price for the 30 calendar days prior to the public announcement of the merger agreement;

•	that notwithstanding the fact that the merger consideration of $11.25 per share, without interest, reflected a premium that fell below the average historic purchase premiums paid in similar sized transactions, as reported in the April 7, 2008 materials presented to the Special Committee by Alvarez &Marsal, the Special Committee believed that Meadow Valley’s valuation as implied by the Buyer Group’s offer remained consistent with the current valuation of Meadow Valley as compared to the value of comparable companies in Meadow Valley’s industry and in light of the increased competitive pressures and lower demand facing the construction industry , and that in the three year period ended July 28, 2008, Meadow Valley had seen a total increase in its historic per share price of approximately 72% (based on the $11.25 per share offer);

•	a discounted cash flow analysis performed by Morgan Joseph revealed a range of equity values of $8.99 per share to $12.27 per share assuming a 19% discount rate and Terminal Value Multiples of EBITDA of 3.5x to 5.5x. Inherent in any discounted cash flow valuation are the use of a number of assumptions and the aforementioned valuation range should be viewed in connection with the full report of Morgan Joseph attached as Exhibit (c)(1) to the Schedule 13E-3 filed by Meadow Valley;

•	a book value analysis, based on Meadow Valley’s business including its ownership interest of Ready Mix revealed that the per share cash merger consideration of $11.25 represented a 56% premium over the net book value per diluted weighted average share as of June 30, 2008 of $7.21. Further, analysis of companies generally comparable to Meadow Valley revealed price-to-book ratios consistent with the ratio implied by the per share cash merger consideration of $11.25;

•	a liquidation value analysis was not materially considered by the Special Committee because it considered Meadow Valley to be a viable, going concern and as such, an orderly liquidation of Meadow Valley assets would not result in a value maximizing alternative for stockholders;

•	that historically the common stock of Meadow Valley traded with low volume, making the stock relatively illiquid and often difficult to sell without negatively impacting the per share price and that Morgan Joseph presented the current and historical market prices of Meadow Valley’s common stock, including the market price of Meadow Valley’s common stock relative to those of other participants in Meadow Valley’s industries and general market indices, as background material;

•	the opinion of Morgan Joseph, delivered orally and confirmed in writing, to the effect that as of the date of the opinion, and based upon and subject to the procedures followed, assumptions made, qualifications, and limitations on the review undertaken, the merger consideration was fair, from a financial point of view, to Meadow Valley’s stockholders;

•	the presentation by Morgan Joseph to the Special Committee on July 25, 2008 in connection with the foregoing opinion, which is described under “— Opinion of Morgan Joseph to the Special Committee” below;

•	the terms of the merger agreement that permitted Meadow Valley to conduct a post-signing market test designed to determine that the $11.25 per share price provided in the merger agreement was the highest value reasonably available to Meadow Valley’s unaffiliated stockholders, including (i) a 45-day “go shop” period during which Meadow Valley, under the direction of the Special Committee, was permitted to actively seek and negotiate competing Acquisition Proposals for a business combination or acquisition, which period the Special Committee (after consulting with its outside financial and legal advisors) believed was sufficient time for any potentially interested party to make such a competing Acquisition Proposal, (ii) the right, even after the end of the 45-day solicitation period, subject to certain conditions, to continue to explore Acquisition Proposals made by any interested party during the 45-day solicitation period, and (iii) the right, even after the end of the 45-day solicitation period, subject to certain conditions, to explore unsolicited Acquisition Proposals and to terminate the merger agreement and accept a “Superior Proposal” as determined by the Special Committee prior to stockholder approval of the merger agreement, subject to payment of what the Special Committee believed (after consulting with its outside financial advisors) was a reasonable termination fee and the reimbursement of certain of Investor’s and Merger Sub’s documented and reasonable out-of-pocket expenses;

•	the Special Committee’s understanding, after consultation with its financial and legal advisors, that both the termination fees (and the circumstances when such fees are payable) set forth in the merger agreement and the requirement to reimburse Investor and Merger Sub for certain of their documented and reasonable out-of-pocket expenses in the event that the merger agreement is terminated under certain circumstances, were reasonable and customary in light of the benefits of the merger contemplated by the merger agreement, commercial practice and transactions of similar size and nature;

•	the increased costs associated with being a public company, particularly those costs associated with compliance with the Sarbanes-Oxley Act of 2002, which costs disproportionately impact smaller public companies;

•	that the terms of the merger agreement provided reasonable certainty of consummation because it was subject to and included conditions that the Special Committee believed would reasonably likely be satisfied, including the fact that the merger agreement does not contain a financing contingency, which the Special Committee found to be favorable given current market conditions;

•	that the financial and other terms and conditions of the merger agreement, as reviewed by the Special Committee with its legal and financial advisors, were the product of extensive negotiations between the parties, which resulted in, among other things, the following changes from Insight Equity’s initial written proposal, (i) an increase of $1.45 per share from the initial proposed $9.80 per share price, (ii) a reduction by 1.5% in termination fees to be paid by Meadow Valley if it terminated the merger agreement under certain circumstances, plus a cap on fees and expenses related to financing sources of $500,000, (iii) a reduction by 1% in termination fees to be paid by Meadow Valley if it terminated the merger agreement under other circumstances (amount of expenses remains the same), (iv) the imposition of a reverse termination fee to be paid by Investor if Investor or Meadow Valley terminated the merger agreement under certain circumstances, plus Meadow Valley’s expenses, (subject to certain limitations) supported by a $2.5 million letter of credit,

(v) an increase of 15 days to the “go shop” period, and (vi) the addition of certain carve-outs to the definition of “Material Adverse Effect;”

•	the fact that no alternative acquisition proposal for Meadow Valley had been submitted since the initial announcement of interest by YVM and Messrs. Larson, Nelson and Furman in pursuing a potential transaction with Meadow Valley on November 2, 2007;

•	the fact that no firm offers to acquire Meadow Valley were made by any unaffiliated person during the two year period preceding the Buyer Group’s firm offer;

•	the fact that Meadow Valley had the option to initiate a broad market canvass prior to entering in to the merger agreement but that the Special Committee considered execution of the merger agreement followed by a “go shop” period to be in the best interests of Meadow Valley and its unaffiliated stockholders; and

•	the fact that all of the members of the Special Committee (which are all of the members of the board of directors of Meadow Valley who are not participating in the transaction), some of whom have investments in Meadow Valley’s common stock, were unanimous in their determination to approve the merger agreement.

In the course of reaching their decision to undertake this transaction at this time in lieu of waiting, the Special Committee determined the proposed transaction provided Meadow Valley stockholders with the opportunity to realize a premium on their shares of Meadow Valley common stock based on the closing price of shares of Meadow Valley common stock on July 25, 2008, such premium implying a valuation of the business consistent with valuations of similar businesses with similar business prospects. The Special Committee’s determination at this time was further based on its view that (i) Meadow Valley did not receive many of the benefits associated with being a public company, due in part to the fact that Meadow Valley lacked research coverage and its shares of common stock were thinly traded and Meadow Valley had incurred and was expected to continue to face significant costs associated with remaining a public company, (ii) the current and expected near-term challenges within the macro-economic and industry environment that created challenges to Meadow Valley’s ability to continue to achieve sustained gross margin and earnings growth as evidenced by the downward revisions to Meadow Valley’s financial projections as provided by management, (iii) the risk of uncertain returns to Meadow Valley’s stockholders from its business, operations, financial condition and prospects, and (iv) the expected time, capital required and availability and cost of such required capital to effectuate other strategic initiatives, the time needed for Meadow Valley’s share price to reflect the success of such strategic initiatives, and the risks and uncertainties associated with any such strategic initiatives and with the timing thereof.

In the course of reaching the determinations and decisions, and making the recommendations described above, the Special Committee considered the following risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated thereby:

•	that Meadow Valley’s unaffiliated stockholders would not participate in any future earnings or growth of Meadow Valley and would not benefit from any appreciation in value of Meadow Valley if the merger is completed;

•	that Investor and its investors could realize significant returns on their equity investment in Meadow Valley from the merger;

•	the fact that Meadow Valley entered into a merger agreement with Investor and Merger Sub, newly-formed corporations with essentially no assets, that Meadow Valley’s recourse was dependent on its ability to draw on a letter of credit obtained by Investor to support its obligations under the merger agreement and that Meadow Valley’s recovery for such a breach by Investor or Merger Sub is essentially capped by the lesser of the amount of the termination fees payable under the merger agreement or the amount of the letter of credit;

•	that the $11.25 price per share, without interest, is the maximum amount per share receivable by Meadow Valley’s unaffiliated stockholders unless the merger agreement is terminated in accordance with its terms;

•	that the historical stock price performance of Meadow Valley’s common stock included a closing price as high as $13.35 per share immediately following the formation of the Special Committee in early November 2007, and a trading price as high as $14.20 per share during the two year period ended June 3, 2008, which per share prices were materially above the merger consideration of $11.25 price per share, without interest, offered by the Buyer Group;

•	that the Special Committee was not able to solicit alternative proposals during intermittent periods prior to the signing of the merger agreement;

•	the fact of the participation of the Rollover Participants in the merger and the fact that the Rollover Participants have interests in the transaction that are different from, or in addition to, those of Meadow Valley’s unaffiliated stockholders;

•	that the merger agreement contains restrictions on the conduct of Meadow Valley’s business prior to the completion of the merger, generally requiring Meadow Valley to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Meadow Valley from undertaking business opportunities that may arise pending completion of the merger and the length of time between signing and closing when these restrictions are in place, due to the time needed to satisfy the conditions to closing;

•	the risks and costs to Meadow Valley if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	that if the merger is not completed, Meadow Valley would be required to pay its fees and expenses associated with the transaction and also, under certain circumstances, pay a termination fee up to 4.5% of the aggregate merger consideration and reimburse Investor and Merger Sub for certain of their documented and reasonable out-of-pocket expenses associated with the transaction;

•	that the receipt of cash in exchange for shares of Meadow Valley common stock pursuant to the merger will be a taxable sale transaction for U.S. federal income tax purposes;

•	that Meadow Valley stockholders do not have dissenters’ or appraisal rights under Nevada law;

•	the merger agreement’s limitations on Meadow Valley’s ability to solicit other offers after the “go shop” period, despite the fact that the Special Committee is authorized to respond to unsolicited proposals meeting specified criteria;

•	that, unless otherwise provided pursuant to the terms of the merger agreement, Meadow Valley will be required to pay Investor a termination fee of $500,000 plus certain of Investor’s and Merger Sub’s documented and reasonable out-of-pocket expenses no matter the reason for termination of the merger agreement; and

•	that Investor’s obligation to close the transaction is subject to certain conditions that are outside of Meadow Valley’s control.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the Special Committee also considered the following factors relating to the procedural safeguards that the Special Committee believes were and are present to ensure the fairness of the merger to Meadow Valley’s unaffiliated stockholders and to permit the Special Committee to represent the interests of Meadow Valley’s unaffiliated stockholders, each of which safeguards the Special Committee believes supported its decision and provided assurance of the fairness of the merger to Meadow Valley and its unaffiliated stockholders:

•	that the Special Committee consists solely of independent and disinterested directors who are not employees of Meadow Valley and who have no financial interest in the merger that is different from that of Meadow Valley unaffiliated stockholders (other than the acceleration of options to acquire shares of Meadow Valley common stock);

•	that the members of the Special Committee were adequately compensated for their services and that their compensation for serving on the Special Committee was in no way contingent on their approving the merger agreement and taking the other actions described in this proxy statement;

•	that the Special Committee received an opinion from Morgan Joseph, delivered orally at the Special Committee meeting on July 25, 2008, and subsequently confirmed in writing, that, as of July 25, 2008, the date of the opinion, and based upon and subject to the factors, assumptions, limitations, qualifications and other conditions set forth in the opinion, the merger consideration of $11.25 per share, without interest, to be received pursuant to the merger agreement by the public holders of shares of Meadow Valley common stock was fair, from a financial point of view, to such holders;

•	that the Special Committee was involved in extensive deliberations over many months regarding the proposal, and was provided broad authority and sufficient resources, including access to Meadow Valley’s management;

•	that the Special Committee, with the assistance of its legal and financial advisors, negotiated with Investor and its representatives and sought and received numerous concessions;

•	the requirement that the merger agreement be approved by the affirmative vote of holders of a majority of the outstanding shares of Meadow Valley common stock entitled to vote at the special meeting;

•	that the Special Committee had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to the board of director’s approval of the merger agreement, where the members of the Special Committee comprised a majority of the board of directors, as required by Nevada law;

•	that the Special Committee was aware that it had no obligation to recommend any transaction, including the proposal put forth by Investor; and

•	that the Special Committee made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, and independent of members of the board who are Rollover Participants.

The foregoing discussion of the information and factors considered by the Special Committee includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Special Committee approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

The Board of Directors

The board of directors consists of five directors, two of whom, Messrs. Larson and Nelson, are Rollover Participants and have interests in the merger different from, or in addition to, the interests of Meadow Valley and its unaffiliated stockholders. The board of directors established the Special Committee, consisting of all of the independent directors, and empowered it to study, review, evaluate, negotiate and, if appropriate, make a recommendation to the board of directors regarding the proposal from Investor and any unsolicited proposals that were received. Since Messrs. Larson and Nelson recused themselves from many deliberations and abstained from voting on matters related to the merger due to their involvement in the transaction, the voting members of the board related to the merger were identical to the members of the Special Committee. That being said, on July 25, 2008, the board of directors met to consider the report and recommendation of the Special Committee. On the basis of the Special Committee’s recommendation and the other factors described below, Meadow Valley’s board of directors unanimously, with Messrs. Larson and Nelson abstaining:

•	determined that the merger and the merger agreement are fair to, and in the best interests of, the unaffiliated stockholders of Meadow Valley;

•	determined, based on the conclusions and recommendations of the Special Committee, that undertaking the transaction at this time was in the best interests of Meadow Valley and Meadow Valley’s stockholders;

•	recommended that Meadow Valley’s stockholders vote to approve the merger agreement;

•	took all actions so that the merger agreement would not be subject to the Nevada business combination statutes or any other applicable merger, anti-takeover or similar statute or regulation;

•	took all actions so that the Rollover Participants, Investor, Merger Sub and their respective affiliates would not be an “acquiring person” under Meadow Valley’s stockholder rights plan; and

•	approved various related resolutions.

In determining that the merger agreement is fair to, and in the best interests of, Meadow Valley and its stockholders, and approving the merger agreement, and recommending that Meadow Valley’s stockholders vote for the approval of the merger agreement, the board of directors considered the following material factors:

•	the unanimous determination and recommendation of the Special Committee;

•	the fact that the merger consideration, including the amount thereof, and the other terms of the merger agreement resulted from negotiations between the Special Committee and Insight Equity, and the board of directors’ belief that $11.25 per share, without interest, was the highest consideration that it was able to negotiate with Insight Equity; and

•	the factors considered by the Special Committee, including the positive factors and potential benefits of the merger agreement, the risks and potentially negative factors relating to the merger agreement, the fairness opinion received by the Special Committee and the factors relating to procedural safeguards described above.

The board and the Special Committee did not (i) retain an unaffiliated representative to act solely on behalf of Meadow Valley’s stockholders for purposes of negotiating the terms of the merger agreement or (ii) structure the transaction to require approval of at least a majority of unaffiliated stockholders. Nevertheless the board believes that taking into account the factors listed above and further taking into account the fact that the Rollover Participants will have the right to vote only approximately 3.5% of the outstanding Meadow Valley common stock (assuming they do not exercise their options prior to the record date), the absence of these two safeguards did not diminish the fairness of the process undertaken by the board and the Special Committee.

The foregoing discussion of the information and factors considered by Meadow Valley’s board of directors includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Meadow Valley’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors approved and recommends the merger agreement based upon the totality of the information presented to and considered by it. The board of directors also believes that the merger is procedurally fair because, among other factors, the terms of the merger agreement require the affirmative vote of a majority of the outstanding shares of Meadow Valley common stock entitled to vote at the special meeting.

Our board of directors recommends that you vote “FOR” the approval of the Merger Proposal.

Opinion of Morgan Joseph to the Special Committee

At the meeting of the Special Committee on July 25, 2008, Morgan Joseph rendered its oral opinion, subsequently confirmed in writing, to the Special Committee to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by holders of Meadow Valley common stock in the merger was fair, from a financial point of view, to those holders. Meadow Valley does not believe there have been any material changes in Meadow Valley’s operations, performance or in any of the projections or assumptions upon which Morgan Joseph based its opinion since the delivery of the opinion and does not anticipate any material changes to occur before the stockholder meeting.

The full text of the written opinion of Morgan Joseph, dated July 25, 2008, is attached as Appendix B to this proxy statement. You are encouraged to read Morgan Joseph’s opinion carefully in its entirety for a description of the procedures followed, assumptions made and matters considered by Morgan Joseph, as well as the qualifications and limitations on the review undertaken by Morgan Joseph in rendering its opinion.

Morgan Joseph’s written opinion was addressed to the Special Committee, and was directed only to the fairness, from a financial point of view, of the consideration to be received by holders of Meadow Valley common stock in the merger. It did not address any other aspect of the merger. Morgan Joseph’s opinion was one of many factors taken into consideration by the Special Committee in making its determination to recommend and approve the merger. Morgan Joseph’s opinion does not address the merits of the underlying business decision of Meadow Valley to enter into the merger and does not constitute a recommendation to Meadow Valley, the board of directors, the Special Committee or any other committee of the board of directors or Meadow Valley stockholders as to how such person should vote or as to the specific action that should be taken in connection with the merger. Morgan Joseph expressed no opinion with respect to the fairness of the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the consideration to be received by Meadow Valley stockholders in the merger.

In connection with rendering its opinion, Morgan Joseph reviewed and analyzed, among other things, the following:

•	the July 23, 2008 draft of the merger agreement, which we represented to Morgan Joseph was, with respect to all material terms and conditions thereof, substantially in the form of the definitive agreement to be executed by the parties promptly after receipt of Morgan Joseph’s opinion;

•	Meadow Valley’s annual report on Form 10-K filed with the SEC with respect to the year ended December 31, 2007, Meadow Valley’s quarterly report on Form 10-Q filed with the SEC with respect to the quarter ended March 31, 2008, which our management had identified to Morgan Joseph as being the most current historical financial statements available at the time, and certain other filings made by Meadow Valley with the SEC;

•	certain other publicly available business and financial information concerning Meadow Valley and the industry in which we operate, which Morgan Joseph believed to be relevant to its opinion;

•	certain internal information and other data relating to Meadow Valley and our business and prospects, including budgets, projections and certain presentations prepared by Meadow Valley, which were provided to Morgan Joseph by Meadow Valley’s senior management;

•	the reported sales prices and trading activity of Meadow Valley common stock;

•	certain publicly available information concerning certain other companies engaged in businesses that Morgan Joseph believed to be generally comparable to Meadow Valley and the trading markets for such other companies’ securities; and

•	the financial terms of certain recent business combinations that Morgan Joseph believed to be relevant.

Morgan Joseph also participated in meetings and conference calls with certain of our officers and employees concerning our business, operations, assets, financial condition and prospects, as well as the merger, and undertook such other studies, analyses and investigations as it deemed appropriate.

Morgan Joseph, with the Special Committee’s permission, assumed and relied upon the accuracy and completeness of the financial and other information used by it, including the internal information and other data relating to Meadow Valley that we provided, and did not attempt to independently verify such information, nor did it assume any responsibility to do so. Meadow Valley’s management advised Morgan Joseph that Meadow Valley’s forecasts and projections provided to or reviewed by Morgan Joseph were reasonably prepared based on the best current estimates and judgment of Meadow Valley’s management as to the future financial condition and results of operations of Meadow Valley. Morgan Joseph made no independent investigation of any legal, accounting or tax matters affecting Meadow Valley, and assumed the correctness of all legal, accounting and tax advice given to Meadow Valley, our board of directors, and the Special Committee. Morgan Joseph did not conduct a physical inspection of the properties and facilities of Meadow Valley, nor did it make or obtain any independent evaluation or appraisal of such properties and facilities. While Morgan Joseph took into account its assessment of general economic, market and financial conditions and its experience in transactions that, in whole or in part, it deemed to be relevant for purposes of its analysis, as well as its experience in securities valuation in general, Morgan Joseph’s opinion necessarily is based upon economic, financial, political, regulatory and other events and conditions as they existed and could be evaluated on the date of its opinion and Morgan Joseph assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date of its opinion. Morgan Joseph’s opinion was approved by a fairness opinion committee of Morgan Joseph.

Set forth below is a summary of the material financial analyses presented by Morgan Joseph to the Special Committee in connection with rendering its opinion. The summary set forth below does not purport to be a complete description of the analyses performed by Morgan Joseph, nor does the order of the analyses described represent the relative importance or weight given to those analyses by Morgan Joseph. Certain of the summaries of the financial analyses include information set forth in tabular format. The tables must be read together with the text of each summary in order to fully understand the financial analyses used by Morgan Joseph. The tables alone do not constitute a complete description of the financial analyses. The preparation of opinions regarding fairness, from a financial point of view, involve various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such opinions are not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Morgan Joseph believes its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying Morgan Joseph’s opinion.

Morgan Joseph performed its analyses for purposes of providing its opinion to the Special Committee as to the fairness, from a financial point of view, to the holders of Meadow Valley common stock of the consideration to be received by such holders pursuant to the merger. In performing its analyses, Morgan Joseph made numerous assumptions with respect to industry performance, general business, economic and financial conditions and other matters, many of which are beyond the control of Morgan Joseph and Meadow Valley. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities might actually be sold. Any estimates contained in the analyses performed by Morgan Joseph are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty and neither Meadow Valley nor Morgan Joseph assume responsibility if future results are materially different than those forecast.

No company or transaction used in the analyses described below is identical to Meadow Valley or the merger. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the merger or the public trading or other values of Meadow Valley or companies to which they are being compared. Morgan Joseph deemed the selected companies to be relevant based upon such companies meeting one or more of the following general characteristics: (i) public company traded on U.S. exchange (primarily for trading comparable analysis); (ii) civil contractor primarily focused on infrastructure development and/or other public use projects; and (iii) majority of revenues derived from North American projects. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected acquisition or company data. In addition, Morgan Joseph relied on projections prepared by research analysts at established securities firms, any of which may or may not prove to be accurate.

The following is a summary of the material analyses performed by Morgan Joseph in connection with its opinion:

Selected Publicly Traded Companies Analysis.  Using publicly available information, Morgan Joseph reviewed the stock prices (as of July 24, 2008) and selected market trading multiples of the following companies that, in Morgan Joseph’s opinion, are relevant for purposes of this analysis:

•	Granite Construction Inc.

•	Perini Corp.

•	Sterling Construction Co. Inc.

The financial information used by Morgan Joseph included market trading multiples exhibited by the selected companies with respect to their 2008 estimated financial performance in general and earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA.” In particular, the table below provides a summary of these comparisons:

Multiple Percentile	High	Low

EBITDA Multiple Range	5.8x	1.7x
2008E EBITDA for Meadow Valley	$11.8 million	$11.8 million
Implied Equity Valuation Range Per Share	$13.11	$6.46

Selected Transactions Analysis.  Using publicly available information, Morgan Joseph reviewed the purchase prices and multiples paid in the following selected mergers and acquisitions that were announced since July 1, 2006 that, in Morgan Joseph’s opinion are relevant for purposes of this analysis. The table below provides a summary of those comparisons:

Announcement
Target	Acquiror	Date

Douglas E Barnhart Inc.	Balfour Beatty Plc	06/05/08
BE&K, Inc.	KBR, Inc. (NYSE:KBR)	05/06/08
Tutor-Saliba Corporation	Perini Corp. (NYSE:PCR)	04/02/08
Primoris Corporation	Rhapsody Acquisition Corporation	02/19/08
Schiavone Construction Company	Dragados Inversiones USA	12/28/07
Road & Highway Builders, LLC	Sterling Construction Co. Inc. (NasdaqNM:STRL)	10/31/07
Flatiron Construction Corp.	Hochtief AG (DB:HOT)	09/25/07
Five Road construction, Gravel Crushing and Log Hauling Businesses of Alberta	Petrowest Energy Services Trust (TSX:PRW.UN)	05/09/07
Ashland Paving and Construction, Contracting and Asphalt Activities	Undisclosed (six separate transactions)	12/12/06
Webcor, Inc.	Obayashi Corp. (TSE:1802)	11/13/06
Community Asphalt Corp./ The Tower Group	Obrascón Huarte Lain (OHL)	07/24/06

The financial information reviewed by Morgan Joseph included the purchase prices and multiples paid by the acquiring company of the target company’s financial results, including EBITDA, for the last twelve months prior to the announcement of the acquisition. The table below summarizes the results of this analysis:

Multiple Percentile	High	Low

EBITDA Multiple Range	6.7x	3.9x
2008E EBITDA for Meadow Valley	$11.8 million	$11.8 million
Implied Equity Valuation Range Per Share	$15.33	$8.68

Discounted Cash Flow Analysis.  Using certain projected financial information supplied by our senior management for calendar years 2008 through 2012, Morgan Joseph calculated the net present value of Meadow Valley’s free cash flows using discount rates ranging from 16.5% to 21.5%. Morgan Joseph’s estimate of the appropriate discount rate was based on the estimated cost of capital for the selected public companies. Morgan Joseph also calculated the terminal value of Meadow Valley in the year 2012 based on multiples of EBITDA ranging from 3.5x to 5.5x and discounted these terminal values using the assumed range of discount rates. Morgan Joseph’s estimate of the appropriate range of terminal multiples was based upon the multiples of the selected public companies and the precedent transactions.

This analysis resulted in a range of equity values per share indicated in the table below:

	Terminal Value Multiples
Discount Rate:	3.5x	4.5x	5.5x

19.0%	$8.99	$10.63	$12.27

Inherent in any discounted cash flow valuation are the use of a number of assumptions, including the accuracy of projections and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis.

The Special Committee selected Morgan Joseph to render an opinion as described above because it has substantial experience in transactions similar to the merger and regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. The Special Committee engaged Morgan Joseph to render its opinion pursuant to a letter agreement dated May 20, 2008. Under the terms of this engagement letter, we agreed to pay Morgan Joseph a fee of $350,000 in connection with the delivery of its opinion, payable upon delivery of the opinion. This fee was not contingent upon the consummation of the merger. We also agreed to reimburse Morgan Joseph for its reasonable out-of-pocket expenses incurred in connection with its engagement, including certain fees and disbursements of its legal counsel, and to indemnify Morgan Joseph against liabilities relating to or arising out of its engagement. In the ordinary course of its business, Morgan Joseph may at any time acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, for its own account or the accounts of customers, in debt, equity and other securities and financial instruments (including loans and other obligations) of, or investments in, Meadow Valley, any other company involved in the merger, and their respective affiliates. Other than this engagement, Morgan Joseph had not been, and was not, engaged by any party to the merger. Meadow Valley has not paid any consideration to Morgan Joseph for any services over the last two years other than in connection with their delivery of the opinion described in this proxy statement. Morgan Joseph did not act as financial advisor to the Special Committee and did not express any opinion with respect to the fairness of the amount or nature of any compensation to any officers, directors or employees of any party to the transaction relative to the consideration to be received by the unaffiliated stockholders.

Reports of Alvarez & Marsal to the Special Committee

Since October 2006, Alvarez & Marsal has served as Meadow Valley’s exclusive financial advisor with respect to evaluating, pursuing and executing strategic alternatives, including in connection with Meadow Valley’s pursuit of an acquisition transaction involving the publicly traded shares of Ready Mix and in connection with securing financing to fund such an acquisition transaction. In connection with these efforts, Alvarez & Marsal has received approximately $900,500 in fees to date. On March 12, 2008, the Special Committee and Alvarez & Marsal entered into a letter agreement whereby Alvarez & Marsal was engaged to act as the Special Committee’s exclusive financial advisor with respect to evaluating and pursuing strategic alternatives to the merger. In connection with the March 12, 2008 engagement letter, Alvarez & Marsal has received an additional $250,000 in advisory fees to date. Upon the holding of a stockholder vote and the closing of the proposed merger agreement, Alvarez & Marsal is expected to receive additional fees of approximately $1.1 million. In addition, Meadow Valley also has agreed to reimburse Alvarez & Marsal for its expenses, including reasonable fees and expenses of legal counsel retained by Alvarez & Marsal.

In determining to retain Alvarez & Marsal to act as a financial advisor in the merger, the Special Committee considered that Alvarez & Marsal is a national investment banking firm and registered broker-dealer that has provided financial advisory services to past clients consistent with those being requested by the Special Committee. Further, the Special Committee considered that Alvarez & Marsal professionals benefited from prior industry experience and knowledge of Meadow Valley. The Special Committee determined that Alvarez & Marsal would not be impaired in its ability to provide advisory services to the Special Committee as a result of the prior advisory services provided by Alvarez & Marsal to Meadow Valley. Notwithstanding the foregoing, Alvarez & Marsal was not engaged by the Special Committee to render a fairness opinion for the merger.

At meetings of the Special Committee held on April 7, 2008, April 22, 2008, April 29, 2008 and June 9, 2008, Alvarez & Marsal discussed presentations, dated as of such dates, prepared by Alvarez & Marsal and distributed to the Special Committee immediately prior to such meetings. These presentations are attached as Exhibits (c)(3), (c)(10), (c)(11), and (c)(4) to the Schedule 13E-3 filed by Meadow Valley. We strongly recommend that you read carefully and in their entirety these presentations for a description of the procedures followed, assumptions made, limits of review undertaken and other matters considered by Alvarez & Marsal in providing such presentations.

Alvarez & Marsal’s presentations were addressed only to the Special Committee. These presentations did not address the fairness, from a financial point of view, of the consideration to be received by holders of Meadow Valley common stock in the merger. Morgan Joseph was engaged by the Special Committee to render such fairness opinion. These presentations were only one of the many factors taken into consideration by the Special Committee in making its determination to recommend and approve the merger. Alvarez & Marsal’s presentations do not address the merits of the underlying business decision of Meadow Valley to enter into the merger and do not constitute a recommendation to Meadow Valley, the board of directors, the Special Committee or any other committee of the board of directors of Meadow Valley or Meadow Valley stockholders as to how such person should vote or as to the specific action that should be taken in connection with the merger. Alvarez & Marsal expressed no opinion with respect to the fairness of the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the consideration to be received by Meadow Valley stockholders in the merger.

In connection with providing advisory and investment banking services and making the presentations mentioned above to the Special Committee, Alvarez & Marsal:

•	participated in various meetings and conference calls with Meadow Valley’s board of directors, the Special Committee, certain Meadow Valley employees and representatives of Insight Equity, DLA Piper, Ballard Spahr and BHFS concerning Meadow Valley’s business, operations, assets, financial condition and prospects;

•	reviewed and analyzed certain public and internal financial and operating information relating to Meadow Valley, including its financial projections;

•	reviewed certain publicly available information concerning certain other companies engaged in businesses that Alvarez & Marsal believed to be generally comparable to Meadow Valley’s business;

•	reviewed the trading markets for Meadow Valley’s common stock;

•	reviewed the financial terms of certain recent business combinations that Alvarez & Marsal believed to be comparable to the merger; and

•	undertook such other studies, analyses and investigations as it deemed appropriate.

Alvarez & Marsal, with the Special Committee’s permission, assumed and relied upon the accuracy and completeness of the financial and other information used by it, including the internal information and other data relating to Meadow Valley, which Meadow Valley provided, and did not attempt to independently verify such information, nor did it assume any responsibility to do so. Alvarez & Marsal assumed, at the Special Committee’s and Mr. Doty’s direction, that Meadow Valley’s forecasts and projections provided to or reviewed by it were reasonably prepared based on the best current estimates and judgment of Meadow Valley’s management as to its future financial condition and results of operations. Alvarez & Marsal made no independent investigation of any legal, accounting or tax matters affecting Meadow Valley, and assumed the correctness of all legal, accounting and tax advice given to Meadow Valley, its board of directors, the Special Committee or any other committee of its board of directors. Alvarez & Marsal did not conduct a physical inspection of the properties and facilities of Meadow Valley, nor did it make or obtain any independent evaluation or appraisal of such properties and facilities.

Alvarez & Marsal provided the aforementioned presentations to the Special Committee in order to assist the Special Committee in its evaluation of the strategic alternatives available to Meadow Valley and in the execution of such strategic alternatives as selected and approved by the Special Committee. In rendering its services, Alvarez & Marsal made no representation or guarantee that an appropriate strategic alternative can be formulated, that any strategic alternative in general or any transaction in particular is the best course of action for Meadow Valley or, if formulated, that the execution of any proposed strategic alternative will, if required, be accepted or approved by

Meadow Valley’s stockholders and other constituents. Further, Alvarez & Marsal has assumed no responsibility for the selection and approval of any strategic alternative presented to Meadow Valley or Meadow Valley’s board of directors (including the Special Committee).

In performing its analyses, Alvarez & Marsal made numerous assumptions with respect to industry performance, general business, economic and financial conditions and other matters, many of which are beyond the control of Alvarez & Marsal and Meadow Valley. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities might actually be sold. Any estimates contained in the analyses performed by Alvarez & Marsal are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

No company or transaction used in the analyses described below is identical to Meadow Valley or the merger. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the merger or the public trading or other values of Meadow Valley or companies to which it is being compared.

Set forth below is a summary of the material analyses presented by Alvarez & Marsal to the Special Committee in connection with the aforementioned presentation materials. The summary set forth below does not purport to be a complete description of the analyses performed by Alvarez & Marsal, nor does the order of the analyses described represent the relative importance or weight given to those analyses by the Special Committee. Notwithstanding the separate analyses summarized below, these materials were considered in aggregate and taken as a whole and were considered in conjunction with other materials presented by management of Meadow Valley and Alvarez & Marsal.

As it relates to selected publicly traded companies analyses, Alvarez & Marsal used publicly available information, reviewed the stock prices (as of relevant dates) and selected market trading multiples of companies that, in Alvarez & Marsal’s view (in consultation with management), were relevant for purposes of these analyses. These analyses were designed to assess how the market values the equity of reasonably comparable publicly traded companies for purposes of comparing such valuations to that of Meadow Valley as implied by the Buyer Group’s offers.

As it relates to selected transactions analyses, Alvarez & Marsal, using publicly available information, reviewed the purchase prices and multiples paid in the selected mergers and acquisitions transactions that were announced since 2004 in the industrial industry group involving targets with enterprise valuations in a comparable size range to that of Meadow Valley. Alvarez & Marsal performed such analyses to obtain a broad set of meaningful and relevant transactions to benchmark the Buyer Group’s offers.

As it relates to illustrative and hypothetical analyses of a strategic acquiror acquisition of Meadow Valley, Alvarez & Marsal analyzed the potential pro forma effect of a hypothetical merger of Meadow Valley with a potential strategic acquiror using Meadow Valley’s financial projections and analyst projections of a potential strategic acquiror assuming a January 1, 2008 closing of the merger. Alvarez & Marsal made several assumptions with respect to such a merger, including the sources of funding for such a transaction and the cost of financing. Alvarez & Marsal calculated the accretion or dilution to a potential strategic acquiror’s estimated earnings per share under scenarios that assumed no synergies from the merger and a range of illustrative and estimated synergies. These analyses were designed to assess potential alternatives to the Buyer Group’s offers.

As it relates to illustrative and hypothetical analyses of a financial buyer’s acquisition of Meadow Valley, Alvarez & Marsal analyzed the potential effect of a financial buyer’s acquisition of Meadow Valley using Meadow Valley’s financial projections and a variety of assumptions with respect to the sources of capital required to fund the transaction and the cost of such capital. These analyses were designed to assess how the Buyer Group was evaluating the acquisition of Meadow Valley.

The presentation materials dated April 7, 2008 include:

•	a sum of the parts analysis illustrating the enterprise valuation of Meadow Valley based on its share price on April 7, 2008 and Meadow Valley’s then most current financial data, such valuation as a multiple of Meadow Valley’s select 2007 financial results, the hypothetical allocation of such value among Meadow Valley’s business units and the implied valuation multiples of such business units based on Meadow Valley’s select

2007 financial results. The analysis was used to determine valuation metrics and to draw comparisons to the selected comparable industry participants;

•	the historic share price performance of Meadow Valley from the period April 2003 through April 7, 2008 and of Ready Mix for the period commencing on the third fiscal quarter of 2005 through April 7, 2008 developed using publicly available stock price information;

•	the historic share price performance of Meadow Valley as compared to selected participants in industries that were generally comparable to those in which Meadow Valley operates (“comparable industries”) for the period April 10, 2006 through April 7, 2008 developed using publicly available stock price information. The analysis showed that Meadow Valley’s stock price performance had outperformed such comparable participants during the period. The analysis also showed that Ready Mix’s stock price performance had outperformed its most comparable industry participant during the period, but that it had underperformed as compared to a larger sample of comparable companies, some of which benefit from certain competitive advantages that Ready Mix did not possess (as illustrated in the descriptions of select participants in comparable industries pages later in the presentation);

•	selected publicly traded companies analysis developed using the then most current publicly available information among participants in comparable industries. The analysis showed that, based on Meadow Valley’s and Ready Mix’s then-current share prices, they currently traded below or at the low-end of the range of comparable industry participants in terms of certain valuation multiples;

•	selected transactions analysis of purchase prices and multiples paid in the selected mergers and acquisitions that were announced since 2004 among participants in comparable industries. The analysis showed that, based on Meadow Valley’s and Ready Mix’s current share prices, they currently traded below or at the low-end of the range of comparable industry participants in terms of certain valuation multiples;

•	selected publicly traded companies analysis developed using historic valuation metrics for Meadow Valley as compared to select participants in comparable industries. The analysis showed that Meadow Valley and Ready Mix had historically traded at a discount to comparable industry participants in terms of certain valuation multiples; and

•	descriptions and analysis of publicly available information regarding select participants in comparable industries.

The presentation materials dated April 22, 2008 include:

•	an analysis of the purchase offer premium implied by the April 21st Oral Revised Proposal on Meadow Valley’s share price as of April 21, 2008, April 15, 2008 and March 11, 2008, and premiums paid by buyers in all industries for deal sizes ranging from $25-$250 million in total enterprise value for the period 2004 through year-to-date 2008; The analysis showed that, based on the Buyer Group’s offer of $11.25 per share, the premium offered was below the average premium paid by buyers in the selected comparable transactions;

•	a “sum of the parts” analysis illustrating the enterprise valuation of Meadow Valley based on the April 21st Oral Revised Proposal offer price of $11.15 per share and Meadow Valley’s then most current financial data, the hypothetical allocation of such value among Meadow Valley’s business units and the implied valuation multiples of such business units based on Meadow Valley’s select projected 2008 financial results. The analysis was used to determine valuation metrics and to draw comparisons to selected comparable industry participants;

The presentation materials dated April 29, 2008 include:

•	a list of selected key considerations for the Special Committee regarding the strategic alternatives available to Meadow Valley, including the advantages and disadvantages of remaining a public company, key considerations of a potential sale transaction and a budget to actual comparison of recent financial performance;

•	an analysis of the purchase offer premium implied by the April 29th Revised Proposal Letter on Meadow Valley’s share price as of April 25, 2008, April 21, 2008 and March 14, 2008; The analysis was included to illustrate the improvement of the Buyer Group’s offer over previous Buyer Group offers;

•	a “sum of the parts” analysis illustrating the enterprise valuation of Meadow Valley based on the April 29th Revised Proposal Letter offer price of $11.25 per share and Meadow Valley’s then most current financial data, the hypothetical allocation of such value among Meadow Valley’s business units and the implied valuation multiples of such business units based on Meadow Valley’s select updated projected 2008 financial results; The analysis was used to determine the improved valuation metrics implied by the Buyer Group’s $11.25 offer price and to draw comparisons to selected comparable industry participants;

•	an illustrative and hypothetical analysis of the potential future stock price of Meadow Valley based on the average price / earnings multiples and enterprise value to EBITDA multiples that Meadow Valley has traded at historically (September 2005 through April 2008) and the Meadow Valley’s select updated projected 2008 financial results; The analysis showed that, depending on the assumptions and methodologies employed, the present value per share implied by Meadow Valley’s financial projections was below the current Buyer Group’s offer through year-end 2009 and was above the current Buyer Group’s offer by 2010; and

•	an illustrative and hypothetical analysis of a strategic acquiror acquisition of Meadow Valley from the perspective of certain illustrative buyers and the implied potential proceeds available to Meadow Valley’s stockholders. The analysis showed that, based on certain purchase assumptions, a strategic acquirer’s offer could provide more value per share in some cases and less value per share in other cases than Buyer Group’s offer of $11.25 per share;

The presentation materials dated June 9, 2008 include:

•	a list of selected key considerations for the Special Committee regarding a potential sale transaction;

•	a summary of key terms of the then current merger agreement, including purchase price per share, the lack of a financing contingency, various aspects of the “go shop” period, various aspects of the terminations fees and a summary of conditions to the merger agreement;

•	a summary of the key considerations for the Special Committee in executing the merger agreement, specifically a summary of selected advantages and disadvantages of such a decision;

•	a summary of Meadow Valley’s operating fundamentals, its share price performance for the five year period ended June 3, 2008 developed using publicly available stock price information and the historic share price performance of Meadow Valley as compared to select peers for the period June 5, 2006 through June 3, 2008 developed using publicly available stock price information;

•	a summary of Meadow Valley’s year-to-date results versus its most recent financial projections for the same period and a summary of Meadow Valley’s financial projections through the fiscal year ended 2010;

•	an analysis of the purchase offer premium implied by the merger agreement based on Meadow Valley’s share price as of June 6, 2008, June 2, 2008 and April 28, 2008 and a graphic of acquisition premiums paid by buyers in all industries for deal sizes ranging from $25-$250 million in total enterprise value of U.S. public company targets purchased by U.S. or international acquirers for the period 2004 through year-to-date 2008. The analysis showed that, based on the Buyer Group’s offer of $11.25 per share, the premium offered was below the average premium paid by buyers in selected comparable transactions;

•	a table of Meadow Valley’s top 14 institutional stockholders and estimates of such stockholders’ basis in Meadow Valley’s common stock based on publicly available information. The analysis showed that the weighted average basis of Meadow Valley’s top 14 institutional stockholders was lower than the offer premium implied by the merger agreement;

•	a summary analysis of recent trading volume and pricing in Meadow Valley’s commons stock;

•	a sum of the parts analysis illustrating the enterprise valuation of Meadow Valley based on the Buyer Group’s offer of $11.25 per share and Meadow Valley’s then most current financial data, such valuation as a multiple of Meadow Valley’s select 2007 and projected 2008 financial results, the hypothetical allocation of such value among Meadow Valley’s business units and the implied valuation multiples of such business units based on their select 2007 and projected 2008 financial results. The analysis showed that the $11.25 offer was above, below and within the range of valuation multiples of comparable industry participants depending on the valuation metric and the assumptions and methodologies employed;

•	illustrative and hypothetical analyses of a financial sponsor buy-out and a strategic acquiror acquisition of Meadow Valley from the perspective of such illustrative buyers. The analysis illustrated that a hypothetical financial buyer, based on certain assumptions, would need to lower its investment return requirements in order to pay a purchase price above $11.25 per share;

•	an analysis of the termination fees potentially payable under the merger agreement and a comparison of such termination fees to those contained in selected precedent going private transactions of similar size. The analysis showed that the “go shop” period of the Buyer Group’s offer was longer than typical in similar sized transactions and that the termination fees in the Buyer Group’s offer were within the range of termination fees of similar sized transactions;

•	a summary of selected factors affecting the public market valuation of Meadow Valley and an analysis of selected publicly traded companies developed using historic valuation metrics for Meadow Valley as compared to select participants in comparable industries;

•	selected publicly traded companies analysis developed using the then most current publicly available information among participants in comparable industries. The analysis showed that the $11.25 offer was above, below and within the range of valuation multiples of comparable industry participants depending on the valuation metric and the assumptions and methodologies employed;

•	selected transactions analysis of purchase prices and multiples paid in the selected mergers and acquisitions that were announced since 2004 among participants in comparable industries. The analysis showed that the $11.25 offer was above, below and within the range of valuation multiples of comparable industry participants depending on the valuation metric and the assumptions and methodologies employed;

•	a summary of selected recent events from the period October 23, 2007 through May 8, 2008; and

•	Meadow Valley’s then current mark-up of the material adverse effect definition in the merger agreement.

Position of the Rollover Participants Regarding the Fairness of the Merger

Under the rules governing “going private” transactions, the Rollover Participants are deemed to be engaged in a “going private” transaction and therefore are required to express their beliefs as to the substantive and procedural fairness of the proposed merger to Meadow Valley’s stockholders (other than the Rollover Participants). The Rollover Participants are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Rollover Participants’ views as to the fairness of the proposed merger should not be construed as a recommendation to any stockholder of Meadow Valley as to how such stockholder should vote on the proposal to adopt and approve the merger agreement. The Rollover Participants abstained from voting on the merger as members of Meadow Valley’s board of directors.

The Rollover Participants have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the substantive and procedural fairness of the merger to Meadow Valley’s stockholders. However, the Rollover Participants believe that the proposed merger is substantively and procedurally fair to Meadow Valley’s stockholders (other than the Rollover Participants) based on the following factors:

•	the merger consideration of $11.25 per share represented a 22.1% premium over the price per share of Meadow Valley’s common stock, based on the closing sale price for Meadow Valley’s common stock on July 25, 2008, the last trading day before public announcement of the merger;

•	the merger consideration of $11.25 per share represented a 30.8% premium to the volume weighted average share price for the 30 calendar days prior to the announcement of the merger agreement;

•	the opinion of Morgan Joseph delivered to the Special Committee to the effect that as of the date of the opinion, and based upon the assumptions made, matters considered, and limits of review set forth therein, the merger consideration was fair, from a financial point of view, to Meadow Valley’s stockholders;

•	each of the Special Committee and Meadow Valley’s board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are both procedurally and substantively fair to and in the best interests of Meadow Valley’s unaffiliated stockholders;

•	the Special Committee consisted entirely of directors who are independent directors with respect to the transaction and included all the independent directors on Meadow Valley’s board of directors;

•	except with respect to any options held by the Special Committee, the members of the Special Committee will not personally benefit from the consummation of the merger in a manner different from Meadow Valley’s unaffiliated stockholders;

•	the Special Committee retained and was advised by independent legal counsel experienced in advising on similar transactions;

•	the Special Committee retained Alvarez & Marsal, which has experience in advising on similar transactions, as its financial advisor in connection with the merger;

•	the merger was unanimously approved by the members of the Special Committee and by Meadow Valley’s board of directors (Messrs. Larson and Nelson abstained from voting as members of Meadow Valley’s board of directors and, as a result, the members of the Special Committee and the members of the board of directors that voted on the merger were identical); and

•	that the terms of the merger agreement permitted Meadow Valley to conduct a post-signing market test designed to determine that the $11.25 per share price provided in the merger agreement was the highest value reasonably available to Meadow Valley’s stockholders, including (i) a 45-day “go shop” period during which Meadow Valley, under the direction of the Special Committee, was permitted to actively seek and negotiate competing Acquisition Proposals for a business combination or acquisition, which period the Special Committee (after consulting with its outside financial advisors) believed was sufficient time for any potentially interested party to make such a competing Acquisition Proposal, (ii) the right, even after the end of the 45-day solicitation period, subject to certain conditions, to continue to explore Acquisition Proposals made by any interested party during the 45-day solicitation period, and (iii) the right, even after the end of the 45-day solicitation period, subject to certain conditions, to explore unsolicited Acquisition Proposals and to terminate the merger agreement and accept a “Superior Proposal” as determined by the Special Committee prior to stockholder approval of the merger agreement, subject to payment of what the Special Committee believed (after consulting with its outside financial advisors) was a reasonable termination fee and the reimbursement of certain of Investor’s and Merger Sub’s documented and reasonable out-of-pocket expenses.

The board and the Special Committee did not (i) retain an unaffiliated representative to act solely on behalf of Meadow Valley’s stockholders for purposes of negotiating the terms of the merger agreement or (ii) structure the transaction to require approval of at least a majority of unaffiliated stockholders. Nevertheless, the Rollover Participants believe that taking into account the factors listed above and further taking into account that the Rollover Participants will have the right to vote only approximately 3.5% of the outstanding Meadow Valley common stock (assuming they don’t exercise their options prior to the record date), the absence of these two safeguards did not diminish the fairness of the process undertaken by the board and the Special Committee.

The Rollover Participants did not consider the liquidation value of Meadow Valley because they considered Meadow Valley to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Further, the Rollover Participants did not consider net book value of Meadow Valley, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of Meadow Valley as a going concern but rather is indicative of historical costs. Meadow Valley’s net book value per diluted weighted average share as of June 30, 2008 was approximately $7.21, or approximately 35.9% lower than the $11.25 per share cash merger consideration. In addition, the Rollover Participants did not consider the purchase prices paid in previous purchases of Meadow Valley common stock made by the Rollover Participants within the last two years, as such purchases consisted solely of the exercise of stock options and therefore did not reflect the market price of Meadow Valley’s common stock at the time of such purchases.

The foregoing discussion of the factors considered and weight given by the Rollover Participants in connection with their evaluation of the substantive and procedural fairness to Meadow Valley’s stockholders (other than the Rollover Participants and possibly Mr. Bottcher) of the merger is not intended to be exhaustive, but is believed to include all material factors considered by the Rollover Participants. The Rollover Participants did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors in reaching their position as to the substantive and procedural fairness to Meadow Valley’s unaffiliated stockholders of the merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole.

Purpose and Reasons for the Merger of Investor, Merger Sub and the Insight Group

If the proposed merger is completed, Meadow Valley will become a direct subsidiary of Investor and an indirect subsidiary of Insight Equity. Investor is a wholly-owned subsidiary of Phoenix Holdings, which is a wholly-owned subsidiary of Insight Equity Acquisition Resources LLC, a Texas limited liability company (“Resources”). Insight Equity GP I LP, a Delaware limited partnership, acts as the sole general partner of Insight Equity, and Insight Equity Holdings I LLC, a Delaware limited liability company, acts as the sole general partner of Insight Equity GP I LP. In this proxy statement, we refer to Phoenix Holdings, Resources, Insight Equity, Insight Equity GP I LP, Insight Equity Holdings LLC, a Texas limited liability company, and Insight Equity Holdings I LLC collectively as the “Insight Group.” For Investor and Merger Sub, the purpose of the transaction is to effectuate the transactions contemplated by the merger agreement. For the Insight Group, the purpose of the merger is to allow the Insight Group to indirectly own Meadow Valley and to bear the rewards and risks of such ownership after Meadow Valley’s common stock ceases to be publicly traded. The transaction has been structured as a cash merger in order to provide Meadow Valley’s stockholders (other than the Rollover Participants and possibly Mr. Bottcher) with cash for their shares of Meadow Valley common stock and to provide a prompt and orderly transfer of ownership of Meadow Valley in a single step, without the necessity of financing separate purchases of Meadow Valley common stock in a tender offer or implementing a second-step merger to acquire any shares of common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

Investor, Merger Sub and the Insight Group believe that it is best for Meadow Valley to operate as a privately-held entity because, as such, the Insight Group believes Meadow Valley will have greater operating flexibility, allowing management to concentrate on long-term growth, reduce its focus on the quarter-to quarter performance often emphasized by the public markets and pursue alternatives that Meadow Valley may not have as a public company. In addition, Investor, Merger Sub and the Insight Group believe that Meadow Valley’s future business prospects can be improved through the Insight Group’s active participation in the strategic direction and operation of Meadow Valley. Investor, Merger Sub and the Insight Group believe that there will be significant opportunities associated with the Insight Group’s investment in Meadow Valley, but also realize that there are substantial risks, including the risks and uncertainties related to Meadow Valley’s prospects and the operational and other risks related to the incurrence by the surviving corporation of significant additional debt as described below under “— Merger Financing.”

Investor, Merger Sub and the Insight Group believe that structuring the transaction as a merger is preferable to other transaction structures because it will enable Investor to acquire all of the equity of Meadow Valley at one time and provides the opportunity for Meadow Valley’s stockholders to receive fair value for their shares, payable in cash.

Position of Investor, Merger Sub and the Insight Group Regarding the Fairness of the Merger

Each of Investor, Merger Sub and the Insight Group is making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Investor, Merger Sub and the Insight Group as to the fairness of the proposed merger should not be construed as a recommendation to any Meadow Valley stockholder as to how that stockholder should vote on the Merger Proposal or the Adjournment Proposal.

Investor, Merger Sub and the Insight Group attempted to negotiate the terms of a transaction that would be most favorable to themselves, and not to stockholders of Meadow Valley and, accordingly, did not negotiate the merger agreement with the goal of obtaining terms that were fair to Meadow Valley’s stockholders. Investor, Merger Sub and the Insight Group did not participate in the deliberations of Meadow Valley’s board of directors or the Special Committee regarding, or receive advice from Meadow Valley’s or the Special Committee’s legal or financial advisors as to, the substantive and procedural fairness of the proposed merger. Investor, Merger Sub and the Insight Group did not undertake any independent evaluation of the fairness of the proposed merger to the unaffiliated stockholders of Meadow Valley or engage a financial advisor for such purposes. Investor, Merger Sub and the Insight Group believe, however, that the proposed merger is substantively fair to Meadow Valley’s unaffiliated stockholders based on the following factors:

•	the current and historical market prices of Meadow Valley common stock, including the market price of Meadow Valley common stock relative to those of other industry participants, the high volatility of Meadow Valley common stock and the relatively low volume and illiquid nature of Meadow Valley common stock;

•	the $11.25 per share merger consideration represented a premium of approximately 22.1% over the price per share of Meadow Valley’s common stock on July 25, 2008, the last trading day before public announcement of the merger, and a 30.8% premium over the volume weighted average share price for the 30 calendar days prior to the public announcement of the merger agreement;

•	the terms of the merger agreement provide Meadow Valley with a 45-day post-signing “go shop” period during which Meadow Valley has the right to solicit additional interest in a transaction involving Meadow Valley and, after such 45-day period, permit Meadow Valley to respond to unsolicited proposals during the period prior to the stockholders’ vote, subject to certain conditions as more fully described below under “The Merger Agreement — Restrictions on Solicitation, Acquisition Proposals and Changes in Recommendation”;

•	the Meadow Valley board of directors (with Messrs. Larson and Nelson abstaining) unanimously determined, based, in part, on the recommendation of the Special Committee, that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders of Meadow Valley and in the best interests of such stockholders;

•	the merger will provide consideration to the stockholders of Meadow Valley (other than the Rollover Participants and possibly Mr. Bottcher) entirely in cash, which provides certainty of value; and

•	Meadow Valley would not have to establish the existence and amount of its damages in the event of a failure of the merger to be consummated under certain circumstances in light of the 2.5% reverse break-up fee (not including certain of Meadow Valley’s documented and reasonable out-of-pocket expenses associated with the transaction) payable by Investor if Investor were to breach its obligations under the merger agreement and fail to complete the merger, which such obligation is supported by a letter of credit obtained by Investor.

Investor, Merger Sub and the Insight Group also believe that the factors discussed below relating to the procedural safeguards involved in the negotiation of the merger, provided assurance of the procedural fairness of the proposed merger to Meadow Valley’s unaffiliated stockholders:

•	the $11.25 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the Special Committee and its advisors and Investor, Merger Sub and Insight Equity and their respective advisors;

•	the Special Committee consisted entirely of directors who are independent directors with respect to the transaction and included all the independent directors on Meadow Valley’s board of directors;

•	except with respect to any options held by the Special Committee, the members of the Special Committee will not personally benefit from the consummation of the merger in a manner different from Meadow Valley’s unaffiliated stockholders;

•	that Meadow Valley had opportunities to market a transaction to third parties even during its negotiations with Insight Equity;

•	the Special Committee unanimously determined that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders of Meadow Valley and in the best interests of such stockholders;

•	the Special Committee retained and received advice from Alvarez & Marsal, as financial advisor, DLA Piper and Ballard Spahr, as legal advisors, and retained Morgan Joseph and received the opinion referred to above;

•	the fact that Investor, Merger Sub and the Insight Group did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee; and

•	the fact that there is a provision in the merger agreement allowing the board of directors (acting upon the recommendation of the Special Committee, if then in existence) or the Special Committee to withdraw or change its recommendation of the merger agreement, and to terminate the merger agreement, in certain circumstances relating to the presence of a Superior Proposal, subject, in certain cases, to a payment by Meadow Valley to Investor of a termination fee.

The board and the Special Committee did not (i) retain an unaffiliated representative to act solely on behalf of Meadow Valley’s stockholders for purposes of negotiating the terms of the merger agreement or (ii) structure the transaction to require approval of at least a majority of unaffiliated stockholders. Nevertheless the Investor, Merger Sub and the Insight Group believe that taking into account the factors listed above and further taking into account the fact that the Rollover Participants will have the right to vote only approximately 3.5% of the outstanding Meadow Valley common stock (assuming they don’t exercise their options prior to the record date), the absence of these two safeguards did not diminish the fairness of the process undertaken by the board and the Special Committee.

Investor, Merger Sub and the Insight Group did not consider the liquidation value of Meadow Valley because they considered Meadow Valley to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Further, Investor, Merger Sub and the Insight Group did not consider net book value of Meadow Valley, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of Meadow Valley as a going concern but rather is indicative of historical costs. Meadow Valley’s net book value per share as of June 30, 2008 was approximately $7.21, or approximately 35.9% lower than the $11.25 per share cash merger consideration.

The foregoing discussion of the information and factors considered and weight given by Investor, Merger Sub and the Insight Group in connection with the fairness of the merger is not intended to be exhaustive, but is believed to include the material factors considered by Investor, Merger Sub and the Insight Group. Investor, Merger Sub and the Insight Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusions as to the fairness of the proposed merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole.

Reports of Advisors to Investor, Merger Sub and the Insight Group

Report of AccuVal Associates, Incorporated

In connection with its review and analysis of the proposed merger of Merger Sub with and into Meadow Valley, Insight Equity engaged AccuVal Associates, Incorporated (“AccuVal”) to conduct an asset appraisal of machinery and equipment owned by Meadow Valley. This appraisal is referred to as the “AccuVal Report.” AccuVal is an industrial and commercial appraisal and consulting firm providing valuations with expertise in machinery, inventory, real estate, businesses and intangible assets worldwide. AccuVal regularly engages in asset appraisals similar to that conducted for Insight Equity. Insight Equity selected AccuVal to perform the asset appraisal based on AccuVal’s knowledge, experience and reputation in conducting similar reviews.

On April 7, 2008, AccuVal presented the AccuVal Report to Insight Equity. AccuVal also provided in a separate letter a summary table describing the values attributed to the assets of Meadow Valley by location. The AccuVal Report and the letter are attached as Exhibits (c)(7) and (c)(8) to the Schedule 13E-3 that Meadow Valley filed with the SEC. For instructions on how to obtain materials from the SEC, see “Where You Can Find More Information” on page 101.

The following is a summary of the material analyses and conclusions contained in the AccuVal Report. Please refer to the full text of the AccuVal Report for a further description of the assumptions made, matters considered and qualifications and limitations of the AccuVal Report and the review and analyses undertaken in furnishing the AccuVal Report to Insight Equity.

The AccuVal Report is addressed and was furnished to Insight Equity. It does not address the merits of the underlying business decision by Insight Equity to propose, consider, approve, recommend, declare advisable or consummate the merger, and does not constitute a recommendation to the partners of Insight Equity, or any other person or entity as to any specific action that should be taken (or not taken) in connection with the merger or as to any strategic or financial alternatives to the merger or as to the timing of any of the foregoing. Without limiting the foregoing, the AccuVal Report does not constitute a recommendation to Meadow Valley’s stockholders on how to vote at the special meeting or with respect to any other action that should be taken (or not taken) in connection with the merger or otherwise.

Between March 24, 2007 and March 26, 2008, AccuVal personnel inspected certain machinery and equipment identified as owned by Meadow Valley. The inspection was conducted to gather data regarding the value of Meadow Valley’s tangible personal property to be used for business diligence purposes in connection with the proposed merger.

The appraisal estimated the Orderly Liquidation Value and Fair Market Value of certain tangible personal property of Meadow Valley. For purposes of the report, (i) the Orderly Liquidation Value means the estimated most probably price that the subject personal property could realize at a privately negotiated sale, properly advertised and managed by a seller obligated to sell over a time period of three to six months, and (ii) the Fair Market Value means the estimated most probable price that the subject personal property could typically realize in an exchange between a willing buyer and willing seller, with equity to both, neither being under compulsion to buy or sell, and with both parties fully aware of all relevant facts.

Methodology

In connection with the AccuVal Report, two basic valuation methods were used to derive an indication of value of the assets. These methods include the Cost Approach and the Sales Comparison Approach.

The Cost Approach is a set of procedures in which an appraiser derives a value indication by estimating the current cost to reproduce or replace the personal property, deducting for all depreciation, including physical deterioration, functional obsolescence, and external or economic obsolescence.

The Sales Comparison Approach is a set of procedures in which an appraiser derives a value indication by comparing the personal property being appraised with similar assets that have been sold recently, applying appropriate units of comparison, and making adjustments based on the elements of comparison to the sale prices of the comparable.

The Sales Comparison Approach was the primary basis upon which the assets were appraised. The Cost Approach was also considered and given some limited weight in the final analysis.

In connection with the AccuVal Report, AccuVal relied upon information provided by Meadow Valley personnel with respect to certain assets that were in transit or offsite on the dates of the inspection. The valuation analysis included consideration of transactions involving sales of similar assets. It also considered the availability of competitive equipment on the open market and the overall condition and quality of the subject assets compared with the assets soled or available. Research included searches of comparable sales databases. AccuVal contacted original equipment manufacturers, manufacturers’ representatives, used machinery and equipment dealers, and auctioneers and liquidators. AccuVal assembled and analyzed all of the information gathered for the subject assets and during the market research process. The approaches to value most appropriate to the purposes and intended use of the appraisal were then developed. The value indications were reconciled and the most meaningful data was considered in the final value estimates.

Summary of Findings

•	Gross Orderly Liquidation Value of $24,279,100;

•	Net Orderly Liquidation Value of $23,355,000; and

•	Fair Market Value of $28,491,600.

Draft Letter Opinion of Value of CMC, Inc.

In connection with its review and analysis of the proposed merger of Merger Sub with and into Meadow Valley, Insight Equity engaged CMC, Inc. (“CMC”) to provide a letter opinion of value of a particular mining property operated by Ready Mix, which is referred to in this section as the “subject property.” The draft letter opinion of value is referred to herein as the “Draft CMC Opinion.” The letter opinion of value was delivered to Insight Equity in draft form only and was never finalized or executed by CMC. CMC prepared the Draft CMC Opinion and delivered that draft on May 10, 2008. The Draft CMC Opinion is attached as Exhibit (c)(12) to the Schedule 13E-3 Meadow Valley filed with the SEC. In addition to providing Insight Equity the Draft CMC Opinion, CMC provided Insight Equity a draft limited market survey report as part of Insight Equity’s due diligence efforts.

CMC is a professional mining and mineral appraisal, brokerage and consulting firm, specializing in construction materials and industrial commodities, properties and operations. CMC regularly engages in reviews similar to that conducted for Insight Equity. Insight Equity selected CMC to perform the review based on CMC’s knowledge, experience and reputation in conducting similar reviews. Other than Insight Equity’s engagement of CMC as described above and the engagement of CMC by Insight Equity to assist with market due diligence efforts, no other material relationship has existed during the past two years between CMC or its affiliates and Meadow Valley or its affiliates.

The Draft CMC Opinion does not address the merits of the underlying business decision by Insight Equity to propose, consider, approve, recommend, declare advisable or consummate the merger, and does not constitute a recommendation to the partners of Insight Equity or any other person or entity as to any specific action that should be taken (or not taken) in connection with the merger or as to any strategic or financial alternatives to the merger or as to the timing of any of the foregoing. Without limiting the foregoing, the Draft CMC Opinion does not constitute a recommendation to Meadow Valley’s stockholders on how to vote at the special meeting or with respect to any other action that should be taken (or not taken) in connection with the merger or otherwise. The Draft CMC Opinion contained numerous assumptions, matters considered and qualifications and limitations.

The Draft CMC Opinion estimated the market value of the mineral interest of the subject property, the market value of the mining interest of the subject property and the market value of the mining interest of the subject property using certain property specific metrics. For purposes of the CMC Draft Opinion, (i) the mineral interest value assumes that the owner of the subject property would simply lease the subject property out to a mining company, who would mine the subject property and pay royalties back to the owner for extracted materials, and (ii) the mining interest value assumes that the owner of the subject property has the experience, knowledge and capacity to mine the property efficiently and competitively, and receives the net mining income from the property. These approaches have different assessment parameters and conditions, to reflect the situation and the risk.

Parameters and Analyses

In calculating the opinions of value reflected in the Draft CMC Opinion, the following parameters were required to be assessed:

•	effective date of opinion of value;

•	commencement date of production/sales;

•	sustainable production and sales rates;

•	saleable reserves;

•	reserve lives;

•	sustainable royalty or mining income rates;

•	applicable fees or mining costs; and

•	applicable discount/capitalization rates.

A further description of the parameters assessed by CMC is contained in the Draft CMC Opinion.

CMC’s opinions of value were based on an independent examination of certain data provided by Insight Equity and Ready Mix, discussions with certain representatives of Insight Equity and Ready Mix and certain third-party documents. CMC relied upon such data and assumed the data to be correct and accurate. CMC also relied on its experience evaluating properties similar to the subject property, as well as certain market data, to conduct its valuation analyses. CMC used appropriate scientific methods and its best professional judgment in the validation, preparation and evaluation of the data presented in the Draft CMC Opinion. According to CMC, letter opinions of value, even when finalized, are technical letters that provide a professional opinion of the probable “range” of mineral and/or mining related valuations based upon brief analyses of data, basic calculations, professions experience and market data. Letter opinions of value cannot be utilized for lending or financial purposes, which normally require a formal appraisal report. However, they can be used for an estimate of the potential value or for preliminary discussions on lending options with a financial institution.

Summary of Draft Findings

•	Market value of the mineral interest of the subject property as of the effective date of the Draft CMC Opinion:

$1,133,800 — $2,098,000

•	Market value of the mining interest of the subject property as of the effective date of the Draft CMC Opinion:

$11,434,500 — $14,288,400

•	Market value of the mining interest of the subject property using a property specific metric as of the effective date of the Draft CMC Opinion:

$5,670,000 — $6,881,500

Plans for Meadow Valley After the Merger

After the merger, Investor expects that the business and operations of the surviving corporation will be continued substantially as they are currently being conducted by Meadow Valley and its subsidiaries.

Other than the financing of the merger described elsewhere in this proxy statement, Investor has no present plans or proposals involving Meadow Valley or its subsidiaries, including Ready Mix, that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, or liquidation, or a purchase, sale, or transfer of a material amount of assets, or any other material change in their corporate structures or businesses. However, after consummation of the merger, the board of directors of the surviving corporation may review proposals relating to or may propose an acquisition or disposition of assets or other changes in the business, corporate structure, capitalization, or management of the surviving corporation or its subsidiaries, including Ready Mix.

Certain Effects of the Merger

If the merger is consummated, Investor will directly hold the entire equity interest in the surviving corporation, and will exclusively benefit from any future earnings or growth of the surviving corporation and any increases in value of the surviving corporation. The unaffiliated stockholders of Meadow Valley will no longer have any interest in, and will not be stockholders of, Meadow Valley. Accordingly, the unaffiliated stockholders will not benefit from any future earnings or growth of Meadow Valley or from any increases in the value of Meadow Valley or any future dividends that may be paid, if any, and will no longer bear the risk of any decreases in value of Meadow Valley. Instead, each unaffiliated stockholder will have the right to receive, upon consummation of the merger, the merger consideration, for each share of common stock held.

Each option to purchase shares of Meadow Valley common stock that is outstanding and unexercised (whether vested or unvested) will be canceled and the holders of such options will be entitled to receive an amount, in cash, equal to the product, if any, of the number of shares subject to each such option multiplied by the excess, if any, of the merger consideration over the exercise price per share of each such option, less applicable withholding taxes.

While adequate provision will be made so that the holders of the warrants will have the right to receive, upon exercise of the warrants and subject to the terms and conditions thereof, $11.25 per share, without interest (and less applicable withholding taxes), because all warrants are “out of the money,” we do not expect any warrant holder to exercise their warrants.

The benefit to the unaffiliated stockholders of the merger is the payment of a premium, in cash, above the market value for their common stock prior to the initial announcement of the proposed merger on July 28, 2008. This cash payment assures that all unaffiliated stockholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the open market. The receipt of cash will generally be a taxable sale transaction for U.S. federal income tax purposes.

As a result of the merger, Meadow Valley’s common stock will be removed from listing on Nasdaq and deregistered under the Exchange Act, and Meadow Valley will no longer file reports with the SEC.

Upon the termination of the registration of Meadow Valley’s common stock under the Exchange Act, the expenses related to compliance with the requirements of the Exchange Act, as well as the expenses of being a public company generally, will be eliminated. Because Investor will be the sole stockholder of the surviving corporation after the merger, Investor, and not the current stockholders, will benefit from any net savings resulting from the termination of Meadow Valley’s Exchange Act registration.

Investor will, however, bear all of the risk of any decreases in value of the surviving corporation. Moreover, because the common stock will cease to be publicly-traded, Investor will bear the risks associated with the lack of liquidity in its investment in the surviving corporation.

The directors of Merger Sub will be the directors of the surviving corporation immediately after the merger. Investor expects that the officers of Meadow Valley immediately prior to the merger will be the officers of the surviving corporation following the merger.

The articles of incorporation and bylaws of Merger Sub immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving corporation immediately after the merger.

Financial Projections

Meadow Valley does not, as a matter of course, make public projections as to future revenue or earnings. However, Meadow Valley regularly prepares and updates financial projections and annual operating budgets as part of its budget and forecasting process. These financial forecasts and budgets are generally prepared in the fourth quarter of each year for the next fiscal year. As actual financial results become finalized, Meadow Valley updates its projections by replacing forecasted information. Meadow Valley’s financial projections rely significantly on forecasts of awarded long-term construction contracts for its wholly-owned subsidiary Meadow Valley Contractors, Inc. In the same manner that Meadow Valley updates forecasted information based upon finalized financial results, it also updates forecasted backlog and contract revenues and gross profit estimates based upon the actual award of long-term contracts. As a result, new financial projections are usually generated once a month.

Meadow Valley’s financial projections were provided to ThomasLloyd for the purpose of its evaluation and analysis of a potential leveraged buyout transaction. The financial projections provided to ThomasLloyd were prepared in the ordinary course as described above and they were based upon actual results through June 30, 2007 and projected financial results through December 31, 2009. ThomasLloyd prepared analyses that utilized Meadow Valley’s financial projections as a basis for a comprehensive evaluation that contemplated a buyout scenario and that included, among other things, financial projections through 2014 and various transaction financing projections and related pro forma analyses.

ThomasLloyd is a full-service global investment banking, securities and investment management firm that provides a diverse range of financial products and services worldwide to a client base that includes corporations, financial intermediaries, institutional clients and high-net-worth individuals.

ThomasLloyd is experienced in a broad range of advisory services including PIPE (private investment in public equity) and registered direct placement financings, mergers, acquisitions, takeover defenses, minority investments in private companies, special committee assignments, going private transactions as well as other financing and strategic advisory services. A significant portion of their investment banking business lies in providing advice on mergers and acquisitions and raising capital for companies that have significant recurring capital needs due to their growth and development strategies.

Meadow Valley had past discussions with a representative from ThomasLloyd when such representative was associated with a previous firm regarding separate merger and/or acquisition opportunities. Such discussions did not result in any relationship between Meadow Valley and ThomasLloyd.

The existing relationship between YVM and ThomasLloyd is the only material relationship between such parties during the past two years. ThomasLloyd expects to receive a fee in connection with this transaction. This fee may include advisory fees, placement fees, breakup or topping fees, plus reimbursement of expenses. Such fee is not determinable as of the date of this proxy statement. As Meadow Valley did not engage ThomasLloyd, Meadow Valley expects other participants in this transaction to be responsible for any such fee pursuant to the terms of the contractual agreements governing the same.

In preparing their financial analysis of the possible transaction scenarios, ThomasLloyd reviewed Meadow Valley’s internally prepared financial projections that included basic financial projections through December 31, 2009 and extended such projections through the year 2014. Their financial analysis included sources and uses of funds for transaction financing terms, implied valuations assuming various offering prices, return and internal rate of rate sensitivity analysis, pro forma coverage ratios, capitalization analysis and debt capacity and repayment schedule. Various assumptions were developed in conjunction with management and utilized in ThomasLloyd’s analyses.

ThomasLloyd prepared these financial projections dated October 24, 2007 for the purpose of presenting to prospective parties to ascertain any indication of interest in pursuing a possible transaction. ThomasLloyd provided its financial projection to Insight Equity as well as to other potential equity sponsors in October 2007 and as indicated in “— Background of the Merger.” A summary of these financial projections provided by ThomasLloyd to Insight Equity is set forth in the first table below.

In early 2008, taking into account deteriorating financial conditions, Meadow Valley revised its financial projections to reflect economic trends experienced in the second half of 2007 and changes in Meadow Valley’s assumptions in its projections of consolidated revenue and gross profit. Meadow Valley completed its initial review and change in its financial projections for 2008, 2009 and 2010 in early April 2008. At about the same time, Meadow Valley finalized its first quarter 2008 financial results and updated the newly prepared financial projections with these actual results. These financial projections were finalized on April 28, 2008.

Meadow Valley prepared and provided the April 28, 2008 financial projections to Insight Equity and their financial advisors and responded to questions regarding certain financial projections. Meadow Valley also provided these financial projections to Alvarez & Marsal, financial advisor to the Special Committee and Morgan Joseph who performed their own evaluation in order to provide a fairness opinion. The Special Committee reviewed and considered these financial projections and the financial analysis performed by Alvarez & Marsal and Morgan Joseph in reaching its determination to approve the merger and make its recommendation to Meadow Valley’s board of directors and its unaffiliated stockholders.

These projections were not prepared with a view toward public disclosure or with a view toward compliance with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of this information should not be regarded as an indication that Meadow Valley, the Special Committee, our board of directors, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

Meadow Valley’s projections dated April 28, 2008 have been prepared by, and are the responsibility of Meadow Valley. Neither Meadow Valley’s independent auditor, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to these financial projections, nor have they expressed any opinion or other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, such financial projections.

In compiling Meadow Valley’s projections, Meadow Valley took into account historical performance, combined with estimates regarding revenues, EBITDA and capital spending. These financial projections were developed in a manner consistent with historical development of budgets and were not developed for public disclosure. Although these financial projections are presented with numerical specificity, these financial projections reflect numerous assumptions and estimates as to future events that Meadow Valley believed were reasonable at the time the projections were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Meadow Valley, may cause the financial projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that Meadow Valley’s financial projections dated April 28, 2008, will be realized, and actual results may be materially greater or less than those contained in the financial projections.

Meadow Valley does not intend to update or otherwise revise these financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

A summary of the financial projections dated April 28, 2008, provided by Meadow Valley to Insight Equity and its financial advisors as described above, in April 2008 is set forth in the second table below.

		ThomasLloyd Prepared
	Projections Provided in October 2007
$ in thousands except as otherwise noted	2007	2008	2009	2010

Revenue	$212,672	$246,382	$301,248	$331,373
Gross margin	11.4%	11.0%	9.6%	9.6%
Net income	$5,558	$3,417	$3,487	$4,053
Depreciation	$4,129	$5,543	$6,243	$7,013
EBITDA*	$12,352	$15,661	$16,591	$18,250
Working capital	$20,516	$3,606	$(1,575)	$(6,045)
Capital expenditures	$4,800	$7,000	$7,000	$7,700
Long-term debt	$13,738	$50,992	$43,246	$35,500
Interest expense	$1,386	$4,423	$4,536	$4,482

	Meadow Valley Prepared
	Projections Provided in April 2008
$ in thousands except as otherwise noted	2007(1)	2008	2009	2010

Revenue	$205,919	$232,793	$268,024	$306,467
Gross margin	8.5%	5.9%	6.2%	7.6%
Net income	$4,061	$3,270	$3,738	$6,340
Depreciation	$7,082	$7,286	$6,849	$6,584
EBITDA*	$14,197	$11,973	$13,099	$18,416
Working capital	$22,971	$26,405	$31,867	$38,024
Capital expenditures	$8,172	$5,720	$5,500	$6,000
Long-term debt	$12,269	$11,154	$8,789	$6,174
Interest expense	$1,386	$1,365	$1,451	$1,517

*	EBITDA, or earnings before interest income, interest expense, income taxes, depreciation expense and amortization expense, is a non-GAAP financial measure within the meaning of Regulation G promulgated by the SEC and is calculated by Meadow Valley by adjusting net income to exclude interest expense, interest income, income taxes, depreciation expense and amortization expense. For internal purposes, Meadow Valley analyzes operating performance using a non-GAAP financial measure since it believes that this measure enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers.

(1)	As of April 28, 2008, which is the date that Meadow Valley completed its financial projections summarized above, 2007 financial results were finalized and included in Meadow Valley’s annual report on Form 10-K filed with the SEC on March 31, 2008.

Interests of Meadow Valley’s Officers and Directors in the Merger

In considering the recommendation of the Special Committee and the board of directors of Meadow Valley with respect to the merger, Meadow Valley’s unaffiliated stockholders should be aware that certain members of the board of directors of Meadow Valley and of Meadow Valley’s management have interests that are different from, or in addition to, the interests of Meadow Valley’s unaffiliated stockholders, as more fully described below. These interests may create actual or potential conflicts of interest. In an effort to eliminate or minimize the impact of any actual or potential conflicts of interest, Meadow Valley’s board of directors formed the Special Committee to evaluate the proposed merger. The Special Committee is comprised solely of members of Meadow Valley’s board of directors who are not employees of Meadow Valley, who are deemed to be “independent” under the listing standards of Nasdaq, and who have no commercial relationship with Investor, Merger Sub or their affiliates.

Prior Purchases by the Rollover Participants

During the past two years, Mr. Larson purchased Meadow Valley common stock as follows: On November 30, 2006, Mr. Larson exercised options to purchase 25,000 shares of common stock at an exercise price of $4.375 per share and on March 26, 2008, Mr. Larson exercised options to purchase 7,000 shares of common stock at a purchase price of $5.875 per share.

During the past two years, Mr. Nelson purchased Meadow Valley common stock as follows: On November 28, 2006, Mr. Nelson exercised options to purchase 15,000 shares of common stock at an exercise price of $4.375 per share and on March 26, 2008, Mr. Nelson exercised options to purchase 5,800 shares of common stock at a purchase price of $5.875 per share.

Other than as set forth above and the exercise of their outstanding options immediately prior to the effective time of the merger, the Rollover Participants have not purchased any shares of Meadow Valley common stock in the last two years, and do not intend to purchase, any Meadow Valley common stock. None of the Rollover Participants have entered into any transaction involving Meadow Valley common stock in the last 60 days.

Rollover Arrangements

In connection with the execution of the merger agreement, Messrs. Larson and Nelson entered into a rollover commitment letter with Phoenix Holdings. Pursuant to the rollover commitment letter, Messrs. Larson and Nelson will contribute substantially all of their shares of Meadow Valley common stock to Phoenix Holdings. Their respective contributions will include shares acquired by them upon exercise of their options prior to the merger and may, at their discretion, be net of shares utilized to pay the exercise price of their options and estimated federal income taxes. Shares held by Messrs. Larson and Nelson in their respective retirement plans, constituting 16,247 and 1,979 shares, respectively, may be canceled and converted into the right to receive $11.25 per share in cash, without interest. Messrs. Larson and Nelson will be entitled to vote their shares in favor of the proposals described in this proxy statement and have indicated their intent to do so. Assuming Messrs. Larson and Nelson do not exercise their options to acquire Meadow Valley common stock prior to the record date for the special meeting, they will be able to vote an aggregate of 180,325 shares in favor of the proposals described in this proxy statement. In the event Messrs. Larson and Nelson exercise their options prior to the record date for the special meeting, they will be able to vote an aggregate of 285,625 shares in favor of the proposals described in this proxy statement.

Depending on how Messrs. Larson and Nelson determine to effect their respective contributions, Mr. Larson is expected to receive between a 3.6% and 4.5% fully diluted equity interest in Phoenix Holdings and Mr. Nelson is expected to receive between a 3.8% and 4.9% fully diluted equity interest in Phoenix Holdings. The percentages of fully diluted equity interests in Phoenix Holdings are based on the current debt commitment letters received by Insight Equity in connection with the proposed merger as described herein, Insight Equity’s expected capital contributions to Phoenix Holdings as of the date hereof, the estimated taxes payable in connection with the exercise of options, the assumption that the shares held in their retirement plans are canceled and converted into the right to receive $11.25 in cash, without interest, and the assumption that LBC Credit Partners, Inc., which has the right, but not the obligation, to make an equity investment in Phoenix Holdings, determines not to make such investment. Should any such factors or assumptions change prior to the closing of the merger, such percentages may also change. In addition, conditioned upon the occurrence of certain events subsequent to the merger, each of Messrs. Larson and Nelson will be entitled to earn additional Class B-1 Voting Units in an amount equal to between 0% and 3.5% of the Class B-1 Voting Units outstanding at the effective time of the merger.

Mr. Bottcher will be given the right, but will have no obligation, to contribute all of his shares of Meadow Valley common stock (other than those held in his retirement plan) to Phoenix Holdings. If he elects to do so, which he has advised Meadow Valley he intends to do, his contribution will include shares acquired by him upon exercise of his options prior to the merger and may, at his discretion, be net of shares utilized to pay the exercise price of his options and estimated federal income taxes. Shares held by Mr. Bottcher in his retirement plans, constituting 1,036 shares, will be canceled and converted into the right to receive $11.25 per share in cash, without interest. Depending on how he determines to effect his contribution, Mr. Bottcher is expected to receive between a 0.9% and 1.0% fully diluted equity interest in Phoenix Holdings, such percentages being subject to certain factors and assumptions described more fully herein. The percentage of fully diluted equity interests in Phoenix Holdings is based on the same factors and assumptions described above with respect to the percentage of fully diluted equity interest in Phoenix Holdings to be held by Messrs. Larson and Nelson. In the event Mr. Bottcher determines to contribute his shares and makes an out-of-pocket federal income tax payment in connection with the exercise of any options, Phoenix Holdings has agreed to make cash distributions to him in an amount equal to such federal income tax payment; provided that Phoenix Holdings is not required to make cash distributions in excess of 35% of Mr. Bottcher’s applicable income resulting from the exercise of such options. Any cash that Mr. Bottcher receives in connection with his payment of tax obligations, if any, would be offset (in equal one-third installments) against any bonus amounts awarded to Mr. Bottcher, if any, during the three fiscal years immediately following the closing of the merger.

By virtue of the equity rollovers and other matters described above, the Rollover Participants and Mr. Bottcher, if Mr. Bottcher elects to contribute his shares, will be parties to a limited liability company agreement of Phoenix Holdings to be entered into at the closing of the merger, and will have rights and obligations under such agreement with respect to Phoenix Holdings and its members.

Phoenix Holdings Limited Liability Company Agreement

Governance.  The proposed limited liability company agreement of Phoenix Holdings to be entered into at the closing of the merger remains subject to negotiation. It is anticipated that pursuant to that agreement, a board of managers will have broad authority over the operations of Phoenix Holdings. At the effective time of the merger, the board of managers of Phoenix Holdings is expected to consist of six members. The board of managers is initially anticipated to be comprised of four individuals nominated by the Insight Equity Member, Bradley E. Larson and Kenneth D. Nelson. Each of Messrs. Larson and Nelson is expected to be entitled to be appointed to the board of managers so long as each such person is a full-time employee of Phoenix Holdings or one of its subsidiaries and owns at least 2.5% of Phoenix Holdings’ outstanding Class B Common Units.

Economic Rights.  The economic rights in Phoenix Holdings are initially anticipated to be divided into three classes of units: Class A Preferred Units, Class B-1 Voting Units and Class B-2 Non-Voting Units. Class B-1 Voting Units of Phoenix Holdings are expected to be voting interests, while Class A Preferred Units and Class B-2 Non-Voting Units of Phoenix Holdings are expected to be non-voting. Members holding at least a majority of the Class B-1 Voting Units are expected to be able to authorize additional classes of units of Phoenix Holdings having such rights, terms and conditions as such members may determine.

Distributions in respect of the units of Phoenix Holdings are expected to be made first to each member in an amount that would allow such member to pay its income taxes in the event Phoenix Holdings expects to report, or does report, to its members items of income or gain with respect to their units in excess of items of deduction or loss, second pro rata to the holders of Class A Preferred Units until such holders have received their preferred return, third pro rata to the holders of Class A Preferred Units until such holders’ capital contributions with respect to such Class A Preferred Units have been returned and fourth pro rata to the holders of Class B-1 Voting Units and Class B-2 Non-Voting Units. The preferred return on the Class A Preferred Units is expected to be equal to the highest interest rate being charged by a lender to Phoenix Holdings for borrowed money as of the effective time of the merger, plus 2%, and is expected to be payable either in cash or in kind (as a deemed increase in the capital contributions of the Class A Preferred Unitholders). The anticipated terms of the limited liability company agreement are subject to negotiation and change.

The table below sets forth the initial anticipated equity capitalization of Phoenix Holdings immediately following the merger, detailing the contributions expected to be made by the Insight Equity Member and each of the Rollover Participants, as well as Mr. Bottcher:

Equity Capitalization of Phoenix Holdings Immediately Following the Merger(1)

	Capital Contributions
	Contributed
	Shares of								% of Fully
	Meadow			% of		% of	Class B-2	% of Class	Diluted
	Valley		Class A	Class A	Class B-1	Class B-1	Non-	B-2 Non-	Common
	Common	Imputed	Preferred	Preferred	Voting	Voting	Voting	Voting	Equity
	Stock	Value	Units	Units	Units	Units	Units	Units	Interests

Insight Equity Member	—	—	30,716,618	91.7%	30,716,618	91.7%	—	—	91.7%

Bradley E. Larson	107,788	1,212,619	1,212,619	3.6%	1,212,619	3.6%	—	—	3.6%

Kenneth D. Nelson	112,608	1,266,836	1,266,836	3.8%	1,266,836	3.8%	—	—	3.8%

Robert W. Bottcher	25,755	289,743	289,743	0.9%	289,743	0.9%	—	—	0.9%

Total	246,151	$2,769,197	33,485,815	100.0%	33,485,815	100.0%	—	—	100.0%

(1)	Based on the current debt commitment letters received by Insight Equity in connection with the proposed merger as described herein, Insight Equity’s expected capital contributions to Phoenix Holdings as of the date hereof, the estimated taxes payable with respect to the exercise of options, and the assumption that no other party makes an equity investment in Phoenix Holdings. Should any such factors or assumptions change prior to the closing of the merger, the information reflected in this table may also change. The information in this table also assumes that Messrs. Larson, Nelson and Bottcher effect a cashless exercise of their options and, as a result, is net of shares utilized to pay the exercise price of their options and estimated federal income taxes, and that shares held by them in their respective retirement plans are canceled and converted into the right to receive $11.25 in cash, without interest. If, instead, they choose not to engage in a cashless exercise and to pay their own estimated federal income taxes, Messrs. Larson, Nelson and Bottcher are expected to receive a 4.5%, 4.9%, and 1.0% fully diluted equity interest in Phoenix Holdings, respectively, subject to certain factors and assumptions described herein. The information in the table excludes the up to 0.25% interest of Phoenix Holdings Mr. Furman expects to receive in connection with this transaction.

Other Provisions.  The limited liability company agreement for Phoenix Holdings is expected to contain restrictions and other provisions relating to transfers of units, including tag along rights, rights of first refusal and, in the case of the Insight Equity Member, drag along rights. In addition, each member of Phoenix Holdings will have “piggyback” registration rights with respect to a secondary public offering of Phoenix Holdings’, or its successor’s, equity interests.

Expenses; Termination Fee

If the closing of the merger occurs, Phoenix Holdings will pay, or cause to be paid, the fees and expenses incurred by Insight Equity or its affiliates and the Rollover Participants in connection with the merger agreement and related transactions. In the event the merger does not close, the Rollover Participants would be responsible for any costs they incurred in excess of $150,000 and any costs they incurred that did not benefit pursuit of the acquisition of Meadow Valley by Insight Equity, Investor and Messrs. Larson and Nelson. If the closing of the merger does not occur solely as a result of the Rollover Participants’ failure to diligently pursue the acquisition of Meadow Valley, Insight Equity or its affiliates and the Rollover Participants will each pay their own fees and expenses. If the termination fee contemplated by the merger agreement is paid to Investor, the Rollover Participants and Investor shall receive their pro rata portion of such termination fee remaining, if any, following the payment of the fees and expenses contemplated above. Each party’s pro rata share of such termination fee, if any, shall be based upon their initial anticipated ownership of Class B Units of Phoenix Holdings.

Pursuit of Transaction

Each of Insight Equity and Messrs. Larson and Nelson agreed, absent written consent to the contrary, not to attempt to acquire Meadow Valley or finance, or seek to finance, the acquisition of Meadow Valley, without the inclusion of the other party. Such obligation does not, however, restrict Messrs. Larson or Nelson from performing their duties owed to Meadow Valley, including, but not limited to, assisting Meadow Valley in evaluating any bid or offer to acquire Meadow Valley made by a third party so long as Messrs. Larson and Nelson do not have an equity interest or other direct or indirect affiliation, contractual arrangement, obligation, commitment, agreement or understanding with such third party.

Waiver of Severance Rights

Each of Messrs. Larson, Nelson, Doty and Bottcher and Mr. Robert A. Terril, Mr. Robert R. Morris, and Ms. Nicole R. Smith have agreed to waive any right to receive compensation under their respective employment agreements that might otherwise become payable as a result of the closing of the merger.

Executive Officers and Directors

It is anticipated that the executive officers of Meadow Valley will hold substantially similar positions with the surviving corporation after completion of the merger. Immediately after the consummation of the merger, the directors of Merger Sub immediately prior the effective time of the merger will become the directors of Meadow Valley until the earlier of their resignation or removal, or until their successors are duly elected or appointed and qualified, as the case may be.

As discussed earlier in this proxy statement, each option to purchase shares of Meadow Valley’s common stock that is outstanding and unexercised (whether vested or unvested) will be cancelled and the holders of such options will be entitled to receive an amount, in cash, equal to the product, if any, of the number of shares subject to each such option multiplied by the excess, if any, of the merger consideration over the exercise price per share subject to each such option, net of applicable withholding taxes. The foregoing will result in an aggregate cash payment to our directors and executive officers (excluding the Rollover Participants and Mr. Bottcher) of approximately $151,000 based on holdings as of October 27, 2008.

In addition to their regular board fees and reimbursement of expenses, each member of the Special Committee receives $40,000 per year for service on that committee and the chairman receives an additional $25,000 per year. These committee fees are paid quarterly in arrears.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of material U.S. federal income tax considerations relevant to the stockholders whose shares of common stock are converted to the merger consideration in the merger. This summary is based on laws, regulations, rulings, and decisions currently in effect, all of which are subject to change (possibly with retroactive effect) and is not applicable to Investor. This summary applies only to stockholders who hold shares of common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and may not apply to certain types of stockholders (such as insurance companies, tax-exempt organizations, and broker-dealers) who may be subject to special rules. This summary does not address the U.S. federal income tax consequences to a stockholder who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust, nor does it consider the effect of any foreign, state, or local tax laws.

Because individual circumstances may differ, each stockholder should consult his, her, or its own tax advisor to determine the applicability of the rules discussed below to his, her, or its tax situation and the particular tax effects to him, her or it of the merger, including the application and effect of state, local, and other tax laws.

The receipt of cash for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a beneficial owner of shares of common stock will recognize capital gain or loss equal to the difference between the beneficial owner’s adjusted tax basis in the shares of common stock converted to cash in the merger and the amount of cash received. A beneficial owner’s adjusted basis in the shares of common stock generally will equal the beneficial owner’s purchase price for such shares of common stock, as adjusted to take into account stock dividends, stock splits, or similar transactions.

There have been no transactions necessitating such adjustments in the current circumstances. Gain or loss must be determined separately for each block of common stock (i.e., shares of common stock acquired at the same cost in a single transaction) converted to cash in the merger.

Notwithstanding the above, if you are related, under applicable attribution rules, to a person deemed to own shares of the surviving corporation after the merger, all the cash you receive might possibly be treated as a dividend of the surviving corporation. If you are related to a person deemed to own shares after the merger, you should consult with your tax advisor to determine your appropriate tax treatment of the merger.

A stockholder’s gain or loss on the receipt of cash for shares of common stock generally will be capital gain or loss. Net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by individuals, estates, and trusts from the sale of property held more than one year would generally be taxed at a rate not to exceed 15% for U.S. federal income tax purposes. Net capital gain from property held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

A stockholder may, under certain circumstances, be subject to “backup withholding” with respect to “reportable payments” made to the stockholder such as payments of cash for shares of common stock, unless the stockholder provides a taxpayer identification number or otherwise establishes an exemption. Backup withholding is not an additional U.S. federal income tax. Rather, any amount withheld under these rules will be creditable against the stockholder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE, OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

Merger Financing

Investor and Merger Sub estimate that the total amount of funds necessary to consummate the merger and related transactions, including related customary fees and expenses, will be approximately $71 million, which will be funded by a combination of (i) an equity contribution by Insight Equity and certain other investors and (ii) debt financing. Insight Equity has obtained the two debt financing commitments described below in connection with the transactions contemplated by the merger agreement. Insight Equity’s proposed equity and debt financing may change after the date hereof. The surviving corporation and its wholly-owned subsidiaries, together with Investor, are sometimes referred to herein as the “Debt Parties.”

Equity Contribution

Insight Equity will contribute any amounts not provided by debt financing to finance the transaction, less contributions made by the Rollover Participants, Mr. Bottcher and LBC Credit Partners, Inc., or “LBC.” Insight Equity’s equity contribution is expected to be funded through a capital call to the limited partners of Insight Equity.

Debt Financing

In connection with the merger agreement, Insight Equity received two debt commitment letters each dated as of July 27, 2008 from LBC to provide, subject to the conditions set forth therein, (i) an up to $10 million senior secured term loan facility, or the “Term Facility I,” and (ii) an up to $19 million secured term loan facility, or the “Term Facility II,” each for the purpose of financing a portion of the merger, refinancing certain existing indebtedness of Meadow Valley and its wholly-owned subsidiaries, paying fees and expenses incurred in connection with the merger and financing general corporate purposes. Additionally, the Debt Parties anticipate obtaining an asset-based revolving credit facility, or the “Revolving Credit Facility,” from a lender reasonably satisfactory to LBC, although there is no assurance such Revolving Credit Facility will be available on acceptable terms or will be available at all. As of the date hereof, the Debt Parties have not selected a lender for the Revolving Credit Facility. As of the date of this proxy statement, no alternative financing arrangements or plans have been made.

The documentation governing each of Term Facility I and Term Facility II has not been finalized, and accordingly, the actual terms (including the amounts of debt financing) may differ from those described in this proxy statement. The Debt Parties anticipate making certain intra-company transfers of material assets to facilitate the debt financing, but do not otherwise have any current plans to transfer any material assets following closing of the merger. As of the date of this proxy statement, the Debt Parties have no current plans or arrangements to finance or repay the debt financing described herein.

Each of the commitment letters for Term Facility I and Term Facility II is subject to the satisfaction or waiver of certain conditions, including, without limitation, the following:

•	the negotiation, execution and delivery of definitive documentation with respect to Term Facility I or Term Facility II, as applicable, (including, without limitation, an intercreditor agreement), satisfactory to the administrative agent in its reasonable discretion;

•	since the date of the merger agreement, no event, change, effect, development, condition or occurrence shall have occurred that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined in the merger agreement) with respect to Meadow Valley or, in the case of Term Facility I, a material adverse effect on the condition (financial or otherwise), business, or assets of the borrower;

•	Insight Equity’s compliance in all material respects with the terms of the commitment letter for Term Facility I or Term Facility II, as applicable;

•	the conditions to closing of the merger set forth in the merger agreement shall have been met (or waived with the administrative agent’s prior consent, which consent shall not be unreasonably withheld);

•	after giving effect to the merger and the transactions contemplated thereby, Investor and its subsidiaries shall have no indebtedness for borrowed money, guarantees, or preferred stock outstanding other than, as applicable, (i) Term Facility I, (ii) Term Facility II, (iii) the Revolving Credit Facility (iv) the existing Ready Mix credit facility, (v) capital leases existing as of July 27, 2008, and additional capital leases to the extent permitted under section 5.1(vi) of the merger agreement and (vi) other indebtedness and preferred stock existing prior to the merger and reasonably acceptable to the administrative agent;

•	the administrative agent shall have received a certificate, in form and substance reasonably satisfactory to it, confirming the solvency of certain of the Debt Parties; and

•	consummation of the merger and the related transactions, including closing of the Term Facility I, the Term Facility II and the Revolving Credit Facility, as applicable, shall not (i) violate any applicable law, statute, rule or regulation, (ii) violate, or result in an event of default under, any material agreement after giving effect to any consents or approvals that shall have been obtained, or (iii) require any governmental or other consent or approval that shall not have been obtained so as to permit the Debt Parties to operate their business, in all material respects, consistent with past practices following the merger.

Term Facility I

Term Facility I, expected to be obtained by some or all of the Debt Parties, will consist of an up to $10 million senior secured term facility with a term of five years (but in no event will such term be later than the maturity of the anticipated Revolving Credit Facility).

Interest Rate and Fees.  Loans under Term Facility I are generally expected to bear interest at a rate equal to LIBOR plus the LIBOR margin, which is expected to be 800 basis points. In no event will the interest rate be less than 12.5% per annum. In addition, Insight Equity will pay customary commitment fees under Term Facility I.

Guarantors.  All obligations under Term Facility I will be guaranteed by Meadow Valley and certain of its subsidiaries.

Security.  All obligations under Term Facility I will be secured, subject to permitted liens and other agreed upon exceptions, by a lien on substantially all present and future assets of the borrower and guarantors including, without limitation, cash and cash equivalents, accounts receivable, inventory, inter-company accounts, certain investment property, equipment, real estate, intellectual property, general intangibles, equity interests in future direct subsidiaries, and other tangible and intangible personal and real property, and the proceeds and products thereof.

Term Facility II

Term Facility II, expected to be obtained by some or all of the Debt Parties, will consist of an up to $19 million secured term facility with a term of five years (but in no event will such term be later than 90 days after the maturity of Term Facility I).

Interest Rate and Fees.  Loans under Term Facility II are generally expected to bear cash interest at a rate equal to 11% per annum and paid in kind interest, by increasing the principal amount outstanding under the note rather than making a cash payment, at the rate of 7.5% per annum. In addition, Insight Equity will pay customary commitment fees under Term Facility II.

Guarantors.  All obligations under Term Facility II will be guaranteed, on an unsecured basis, by Meadow Valley and certain of its subsidiaries.

Security.  All obligations under Term Facility II will be secured, subject to permitted liens and other agreed upon exceptions, by a lien on substantially all present and future assets of the borrower including, without limitation, cash and cash equivalents, accounts receivable, inventory, inter-company accounts, certain investment property, equipment, real estate, intellectual property, general intangibles, equity interests in future direct subsidiaries, and other tangible and intangible personal and real property, and the proceeds and products thereof.

Co-Invest.  LBC has the right, but not the obligation, to invest $1.25 million in cash as part of any equity investment in Phoenix Holdings. Any such co-investment will be in equity with economics similar to that held, directly or indirectly, by Insight Equity, but without voting rights and certain other governance and economic rights agreed to by the parties.

Conduct of the Business of Meadow Valley if the Merger is Not Consummated

If the merger is not consummated, the board of directors of Meadow Valley intends to (i) continue providing strategic guidance and oversight to management as Meadow Valley executes its operating strategies as detailed in its SEC filings, and (ii) promptly call and hold its annual meeting of stockholders to elect directors and to attend to such other matters as may properly come before the annual meeting.

Litigation

On or about August 5, 2008, a lawsuit was filed in the Clark County, Nevada District Court under Case No. A569007 — Dept. XIII against Meadow Valley, each of its directors, Investor and Merger Sub, by Pennsylvania Avenue Funds in connection with the merger agreement. The complaint alleges, among other matters, that Meadow Valley and its directors breached their fiduciary duties by failing to maximize stockholder value in the negotiation of the merger. The complaint further alleges that Investor and Merger Sub aided and abetted the alleged breach of fiduciary duties by the directors of Meadow Valley. On October 7, 2008, the plaintiff filed an amended complaint, which Meadow Valley received on October 15, 2008. The named individual defendants were never served with the original complaint or the amended complaint. On or about October 20, 2008, counsel for the individual defendants, after contacting plaintiff’s counsel, agreed to accept service of the amended complaint on the individual defendants’ behalf, but plaintiff’s counsel has not yet provided an acceptance of service to counsel for the individual defendants. In the opinion of Meadow Valley’s counsel, the amended complaint, like the original complaint, does not attempt to state a claim for relief against Meadow Valley, even though Meadow Valley is named as a defendant. The amended complaint is similar to the original complaint except it includes an additional claim against the individual defendants for breach of fiduciary duty based on alleged materially misleading and/or incomplete statements in the proxy statement.

Regulatory Approvals

Meadow Valley does not believe that any material federal or state regulatory approvals, filings, or notices are required in connection with the merger other than approvals, filings or notices required under the federal securities laws and the filing of the articles of merger with the Nevada Secretary of State upon consummation of the merger.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Fees and Expenses

Whether or not the merger is consummated and except as otherwise provided in this proxy statement, each party to the merger agreement will bear its respective fees and expenses incurred in connection with the merger. Estimated fees and expenses to be incurred by Meadow Valley in connection with the merger are as follows:

Legal fees and expenses	$950,000
Accounting expenses	25,000
Financial advisory fees and expenses	1,722,000
Special Committee fees	145,000
Printing, proxy solicitation and meeting costs	215,000
Filing fees	2,358
Miscellaneous	150,000

$3,209,358

Provisions for Unaffiliated Stockholders

No provision has been made to grant stockholders (other than the Rollover Participants) access to the corporate files of Meadow Valley or its subsidiaries, including Ready Mix, or the other parties to the merger agreement, or to obtain counsel or appraisal services at the expense of Meadow Valley or such other parties.

Rights of Dissenting Stockholders

Pursuant to applicable Nevada law, there are no dissenters’ or appraisal rights relating to the matters to be acted upon at the special meeting.

FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the proposed merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	significant distress in the U.S. capital markets and other distress in the U.S. financial system;

•	the outcome of any legal proceedings that have been or may be in the future instituted against Meadow Valley and others following announcement of the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or satisfy other conditions to the closing of the merger;

•	failure of any party to the merger agreement to abide by the terms of the merger agreement;

•	risks that the merger, including the uncertainty surrounding the closing of the merger, will disrupt the current plans and operations of Meadow Valley, including as a result of undue distraction of management and personnel retention problems;

•	conflicts of interest that may exist between members of management who will be indirectly participating in the ownership of Meadow Valley following the closing of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger, including the impact of any termination fees Meadow Valley may incur, which may be substantial; and

•	other risks detailed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place and Date

This proxy statement is being furnished to stockholders of Meadow Valley in connection with the solicitation of proxies on behalf of the board of directors of Meadow Valley for use at the special meeting of stockholders to be held on          , 2008 at   a.m., local time, at           and at any adjournment or postponement of that meeting.

Purpose of the Special Meeting

At the special meeting, you will be asked to:

1. consider and vote on the Merger Proposal;

2. consider and vote on the Adjournment Proposal; and

3. transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Meadow Valley Recommendation

Acting on the recommendation of the Special Committee, the board of directors of Meadow Valley (with Bradley E. Larson, our President, Chief Executive Officer and a director, and Kenneth D. Nelson, our Vice President, Chief Administrative Officer and a director each abstaining) has determined that the merger agreement and the merger are fair to, and in the best interests of, Meadow Valley and Meadow Valley’s unaffiliated stockholders. Consequently, Meadow Valley’s board of directors (with Messrs. Larson and Nelson abstaining) has adopted and approved the merger agreement, and recommends that stockholders vote “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal.

Record Date, Outstanding Shares and Quorum

The board of directors has fixed the close of business on          , 2008 as the record date to determine the Meadow Valley stockholders entitled to receive notice of, and to vote at, the special meeting. As of the close of business on the record date, Meadow Valley had outstanding           shares of common stock held of record by approximately           registered holders. Each outstanding share of common stock on the record date is entitled to one vote on all matters coming before the special meeting. The presence, either in person or by proxy, of one-third of the issued and outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

Required Vote, Calculation of Vote, Abstentions and Broker Non-Votes

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Meadow Valley common stock entitled to vote at the special meeting, or           shares. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the outstanding shares of Meadow Valley common stock entitled to vote and represented at the special meeting.

At the special meeting, the results of stockholder voting will be tabulated by the inspector of elections appointed for the special meeting. All shares of common stock represented at the special meeting by properly executed or submitted proxies received prior to or at the special meeting, unless previously revoked, will be voted at the special meeting in accordance with the instructions on the proxies. Unless contrary instructions are indicated, proxies will be voted “FOR” the approval of the Merger Proposal and “FOR” the approval of the Adjournment Proposal.

Other than the Merger Proposal and the Adjournment Proposal, Meadow Valley does not know of any matters that are to come before the special meeting. If any other matters are properly presented at the special meeting for action, the persons named in the enclosed proxy will have discretion to vote on such matters in accordance with their best judgment.

Properly authenticated proxies voted “abstain” at the special meeting will be counted for purposes of determining whether a quorum has been achieved at the special meeting and will have the effect of a vote against the Merger Proposal and the Adjournment Proposal. For the Merger Proposal, shares that are not represented at the special meeting or shares that are held in “street name” for which voting instructions have not been given will have the effect of a vote against the Merger Proposal. For the Adjournment Proposal, shares held in “street name” for which no specific instructions are provided may be voted by your broker, bank or other nominee. Shares that are not represented at the special meeting will not affect the approval of the Adjournment Proposal.

Revocation of Proxy

Giving a proxy does not preclude a stockholder’s right to vote in person if the stockholder giving the proxy so desires. A stockholder has the unconditional right to revoke his, her, or its proxy at any time prior to voting at the special meeting and may do so in any of the following ways:

•	by sending a notice of revocation to the secretary of Meadow Valley;

•	by sending a completed proxy card bearing a later date than your original proxy card;

•	by calling the telephone number specified on your proxy card and following the instructions;

•	by submitting a later dated proxy via the Internet in the same manner that you submitted your earlier proxy via the Internet and following the instructions; or

•	by attending the special meeting and voting in person.

Your attendance at the special meeting alone will not revoke any proxy. If you choose to change your vote, you must take the described action, and the applicable notice must be received, no later than the beginning of the special meeting.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Proxy Solicitation and Expense

The enclosed proxy is solicited on behalf of the board of directors of Meadow Valley. The cost of preparing, assembling, and mailing this proxy statement, the Notice of Special Meeting and the enclosed proxy will be borne by Meadow Valley. Meadow Valley is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy materials to their principals and request authority for the execution of proxies. Meadow Valley may reimburse these persons for their expenses in so doing. In addition, Meadow Valley has retained The Altman Group. Inc. to assist in the solicitation. Meadow Valley will pay The Altman Group. Inc. approximately $8,500 plus out-of-pocket expenses for its assistance. The directors, officers and employees of Meadow Valley and its subsidiaries may also solicit proxies by telephone, facsimile, electronic mail, telegram or in person. Such directors, officers, and employees will not be additionally compensated for this solicitation, but may be reimbursed for out-of-pocket expenses incurred.

Meadow Valley has not authorized any person to provide any information or make any representation not contained in this proxy statement. You should not rely on any such information or representation as having been authorized.

Surrender of Stock Certificates

If the Merger Proposal is approved and the merger is consummated, holders of common stock will be sent instructions regarding the surrender of their certificates representing shares of common stock. Stockholders should not send their stock certificates until they receive these instructions. For more information on the surrender of stock certificates, please see the section entitled “The Merger Agreement — Procedures for the Exchange of Certificates” in this proxy statement.

Adjournment of the Special Meeting

We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve the Merger Proposal. If there are insufficient votes to approve the Merger Proposal, the special meeting may be adjourned or postponed to another time or place if the Adjournment Proposal is approved by the affirmative vote of a majority of the shares of Meadow Valley common stock entitled to vote and represented at the special meeting. If the special meeting is adjourned to a date more than 60 days later than the date of the original special meeting, the board of directors is required to fix a new record date.

THE PARTIES TO THE MERGER

Meadow Valley

Meadow Valley is engaged in the construction industry as both a provider of construction services and a supplier of construction materials. Meadow Valley’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways. Meadow Valley’s construction materials segment provides ready-mix concrete, sand, and gravel products to both itself and primarily to other contractors. Meadow Valley’s construction materials testing segment provides geotechnical, environmental, and field and laboratory technical services to the construction industry. The construction services segment operates throughout Arizona and Nevada, the construction materials segment operates in the Las Vegas, Nevada and Phoenix, Arizona metropolitan areas, and the construction materials testing segment operates in the Las Vegas, Nevada regional area.

Meadow Valley was incorporated in Nevada on September 15, 1994. Meadow Valley’s principal executive offices are located at 4602 East Thomas Road, Phoenix, Arizona 85018. The telephone number of Meadow Valley’s principal corporate offices is (602) 437-5400 and its website address is www.meadowvalley.com. Information contained on this website does not constitute part of this proxy statement.

Phoenix Parent Corp.

Phoenix Parent Corp., which we refer to as “Investor,” was incorporated in Delaware on July 3, 2008 for the purpose of engaging in the merger. Investor is wholly-owned by Phoenix Holdings Management LLC, a Delaware limited liability company, which we refer to as “Phoenix Holdings.” Each of Investor and Phoenix Holdings is an affiliate of Insight Equity I LP, a Delaware limited partnership, and a private equity firm that we refer to as “Insight Equity.” If the Meadow Valley stockholders approve of the merger and the other conditions to the closing of the merger are satisfied or waived, in connection with the closing of the merger, Bradley E. Larson, Meadow Valley’s President, Chief Executive Officer and a director, and Kenneth D. Nelson, Meadow Valley’s Vice President, Chief Administrative Officer and a director, whom we sometimes refer to as the “Rollover Participants,” will contribute substantially all of their shares of Meadow Valley common stock, including shares acquired upon exercise of options prior to the closing of the merger, to Phoenix Holdings in exchange for equity interests in that company. In addition, Robert W. Bottcher, Arizona Area President of Meadow Valley Contractors, Inc., will be given the right, but shall have no obligation, to contribute all, but not less than all, of the shares of Meadow Valley common stock held by him at the effective time of the merger, including shares acquired by him upon exercise of options prior to the closing of the merger, but excluding shares held in his retirement plan, in exchange for equity interests in Phoenix Holdings. Mr. Bottcher has advised Meadow Valley that he intends to contribute his Meadow Valley shares to Phoenix Holdings.

Investor’s principal executive offices are located at 1400 Civic Place, Suite 250, Southlake, Texas 76092. The telephone number of Investor’s principal corporate offices is (817) 488-7775.

Phoenix Merger Sub, Inc.

Phoenix Merger Sub, Inc., which is a wholly-owned subsidiary of Investor, was incorporated in Nevada on July 3, 2008 for the purpose of engaging in the merger. We refer to Phoenix Merger Sub, Inc. as “Merger Sub.” Merger Sub shares the same principal executive offices and telephone number as Investor.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A and is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety before deciding to approve the Merger Proposal.

The representations and warranties described below and included in the merger agreement were made by the parties to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. The merger agreement is described in this proxy statement and included as Appendix A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the parties or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about the parties, and you should read the information provided elsewhere in this proxy statement.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with Nevada law, Merger Sub will merge with and into Meadow Valley, and Meadow Valley will survive the merger as a wholly-owned, privately-held subsidiary of Investor.

Consummation and Effective Time of the Merger

The merger will become effective upon the later of the date and time of the filing of the articles of merger with the Secretary of State of the State of Nevada or such later date and time as may be specified in the articles of merger with the consent of the parties. The filing of the articles of merger will occur as promptly as practicable, but unless otherwise agreed to in writing by the parties hereto, in no event later than the third business day after the conditions to completion of the merger have been satisfied or waived.

Articles of Incorporation and Bylaws

The articles of incorporation and bylaws of Merger Sub will be the articles of incorporation and bylaws, respectively, of the surviving corporation as a result of the merger.

Directors and Executive Officers Following the Merger

It is anticipated that the executive officers of Meadow Valley will hold substantially similar positions with the surviving corporation after completion of the merger. Immediately after the consummation of the merger, the directors of Merger Sub immediately prior the effective time of the merger will become the directors of the surviving corporation until the earlier of their resignation or removal, or until their successors are duly elected or appointed and qualified, as the case may be.

Consideration to be Received in the Merger

Meadow Valley Common Stock

Upon completion of the merger, each share of Meadow Valley common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by Investor, Merger Sub, any subsidiary of Investor or the Rollover Participants and possibly Mr. Bottcher, will automatically be canceled and converted into the right to receive $11.25 in cash, without interest (less applicable withholding taxes).

Treatment of Options to Purchase Meadow Valley Common Stock

Under the terms of the merger agreement, at the effective time of the merger, each option to purchase shares of Meadow Valley common stock that is outstanding and unexercised (whether vested or unvested) will be canceled and the holders of such options will be entitled to receive an amount, in cash, equal to product of the number of shares subject to each such option multiplied by the excess, if any, of the merger consideration over the exercise price per share of each such option, less applicable withholding taxes.

Warrants to Purchase Meadow Valley Common Stock

As of the date of this proxy statement, all outstanding warrants to purchase shares of Meadow Valley common stock are “out-of-the-money” in that the exercise prices for all such warrants are greater than the merger consideration. Accordingly, while adequate provision will be made so that the holders of the warrants will have the right to receive, upon exercise of the warrants and subject to the terms and conditions thereof, $11.25 per share, without interest (and less applicable withholding taxes), we do not expect any warrant holder to exercise their warrants.

Adjustments to the Merger Consideration

The merger consideration is generally fixed and will not change based on the price per share of Meadow Valley’s common stock, as reported on Nasdaq. However, the merger consideration will be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares, or other similar transaction with respect to Meadow Valley’s common stock prior to the effective time of the merger.

Procedures for the Exchange of Certificates

At or prior to the effective time of the merger, Investor will deposit or cause to be deposited with a paying agent designated by Investor (and reasonably acceptable to Meadow Valley), for the benefit of Meadow Valley’s stockholders, cash in an amount sufficient to pay the merger consideration payable to holders of Meadow Valley’s common stock.

As soon as reasonably practicable but no later than three business days after the effective time of the merger, the surviving corporation will cause the paying agent to commence mailing to holders of record of a certificate of Meadow Valley common stock immediately prior to the effective time of the merger a form of letter of transmittal and instructions for use in effecting the surrender of certificates of Meadow Valley common stock and receiving payment therefor.

Upon the surrender to the paying agent of a duly executed letter of transmittal, the certificate(s) representing shares of Meadow Valley common stock, and any other items specified by the letter of transmittal, the surrendering stockholder will be paid, in exchange for each share of common stock represented by the certificate, cash in an amount, subject to any applicable withholding taxes, equal to the product of the number of shares represented by the letter of transmittal multiplied by the merger consideration, and the surrendered certificate(s) will be canceled. Certain procedures, which will be explained in the materials sent by the paying agent, will need to be followed if payment is to be made to a person other than the person in whose name a share surrendered is registered.

The surviving corporation is entitled to require that the paying agent deliver to the surviving corporation any portion of the funds that remain unclaimed by the former stockholders of Meadow Valley for one year after the effective time of the merger. After that date, subject to abandoned property, escheat, or other similar laws, holders of certificates who have not previously complied with the instructions to exchange their certificates will be entitled to look only to the surviving corporation for payment of their claim for merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties made by the parties solely for the benefit of each other and for the purposes of the merger agreement. Some of those representations and warranties were made as of a specified date or may have been used for the purpose of allocating risk between the parties to the merger agreement. The statements contained in those representations and warranties are qualified by information in the confidential disclosure letter that the parties have exchanged in connection with the execution and delivery of the merger agreement, which qualify and create exceptions to those representations and warranties.

The representations and warranties of Meadow Valley relate to, among other things:

•	corporate matters, including due organization, good standing, power to conduct business, and qualification to do business;

•	capitalization;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, organizational documents, certain contracts, applicable law or judgments, orders or decrees, or other obligations as a result of the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	required consents and approvals in connection with the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	the filing or furnishing of all forms, reports, statements, certifications and other documents required to be filed or furnished by Meadow Valley with the SEC since January 1, 2005 and by Ready Mix since August 23, 2005; the accuracy of the information contained in those filings and the compliance of those filings with applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act; and, with respect to financial statements contained therein, preparation in accordance with GAAP applied on a consistent basis;

•	the implementation, maintenance and effectiveness of disclosure controls and procedures, and effectiveness of, and other matters related to, internal controls over financial reporting;

•	the absence of material complaints, allegations, assertions, or claims regarding deficiencies in accounting or auditing practices, procedures, methodologies, or methods;

•	the absence of undisclosed material liabilities;

•	the absence of securities offerings in violation of applicable law since December 31, 2002;

•	the conduct of business and the absence of any Material Adverse Effect (as detailed on the next page) since December 31, 2007;

•	the accuracy of information contained in this proxy statement and other documents filed with the SEC;

•	the absence of undisclosed brokers’ fees;

•	employee benefit matters;

•	labor matters;

•	the absence of undisclosed material litigation;

•	tax matters;

•	compliance with laws;

•	possession of required permits;

•	environmental matters;

•	intellectual property matters;

•	real property matters;

•	material contracts to which Meadow Valley or any of its subsidiaries (including Ready Mix) are a party, the enforceability of such material contracts, and the absence of breaches of certain material contracts;

•	title to assets;

•	insurance matters;

•	receipt by the Special Committee of an opinion from Morgan Joseph as to the fairness, from a financial point of view, of the merger consideration to our stockholders;

•	the required stockholder vote relating to the merger;

•	the inapplicability of state anti-takeover statutes;

•	the amendment and proposed termination of Meadow Valley’s stockholder rights agreement;

•	customers and suppliers;

•	certain affiliate transactions;

•	the absence of material product warranties and product liability claims;

•	the bonding capacity of Meadow Valley and its subsidiaries (excluding Ready Mix);

•	Meadow Valley’s backlog; and

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended.

Many of Meadow Valley’s representations and warranties are qualified by a Material Adverse Effect standard. The merger agreement defines “Material Adverse Effect” as a material adverse event, change, effect, development, condition, or occurrence on or with respect to the business, results of operations, or financial condition of Meadow Valley and its subsidiaries, including Ready Mix, taken as a whole. Notwithstanding the foregoing, the following, alone or in combination, shall not be deemed to constitute a Material Adverse Effect for purposes of the merger agreement:

•	facts, circumstances, events, or changes generally affecting any industries or markets in which Meadow Valley and its subsidiaries, including Ready Mix operate, provided that, in each case, such events, changes, effects, developments, conditions, or occurrences do not have a disproportionate effect on Meadow Valley and its subsidiaries, including Ready Mix as compared to other persons in the industry and in the region in which they operate;

•	facts, circumstances, events, or changes generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism);

•	changes in interest rates, provided that, in each case, such events, changes, effects, developments, conditions, or occurrences do not have a disproportionate effect on Meadow Valley and its subsidiaries, including Ready Mix, as compared to other persons in the industry and in the region in which they operate;

•	facts, circumstances, events, or changes resulting from the announcement or the pendency of the merger agreement or the announcement of the merger or any of the other transactions contemplated by the merger agreement;

•	changes in applicable law, GAAP or accounting standards, provided that such changes are first announced after the date of the merger agreement and do not have a disproportionate effect on Meadow Valley and its subsidiaries, including Ready Mix, as compared to other persons in the industry and in the region in which they operate;

•	changes in the market price or trading volume of Meadow Valley’s common stock;

•	changes in any analyst’s recommendations, any financial strength rating or any other similar recommendations or ratings as to Meadow Valley or Ready Mix;

•	any reduction in maximum borrowings under Ready Mix’s existing line of credit loan agreement or replacement line of credit that does not exceed $1.0 million; or

•	failure by Meadow Valley to meet any projections, estimates, or budgets for any period prior to, on, or after the date of the merger agreement, including projections relating to fiscal year 2008;

provided, however, without limiting the generality of the events and other changes that may constitute a Material Adverse Effect and without giving effect to the first, second and sixth bullet points above, that any events, changes, effects, developments, conditions, or occurrences that cause, or are reasonably likely to cause, either individually or in the aggregate, a decrease in the fair market value of Meadow Valley in excess of $6.0 million shall constitute a Material Adverse Effect.

The representations and warranties of Investor and Merger Sub relate to, among other things:

•	corporate matters, including due organization, good standing, power to conduct business, and qualification to do business;

•	the authorization, execution, delivery, performance, and enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, organizational documents, certain contracts, applicable law or judgments, orders or decrees, or other obligations as a result of the execution and delivery of the merger agreement or consummation of the transactions contemplated by the merger agreement;

•	required consents and approvals in connection with the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	the accuracy of information provided for inclusion in this proxy statement and other documents filed with the SEC;

•	the sufficiency of Investor’s financing to consummate the merger and letter of credit supporting the same;

•	the absence of material litigation;

•	the absence of liability for brokers’ fees;

•	ownership and operations of Merger Sub;

•	the absence of a required vote by Investor’s equity holders to approve the merger agreement or the transactions contemplated thereby; and

•	the solvency of the surviving corporation at the effective time of the merger.

Conduct of Business Pending the Merger

Meadow Valley and its subsidiaries, including Ready Mix, are subject to restrictions on their conduct and operations until the merger is completed. Meadow Valley has agreed, and agreed to cause each of its subsidiaries, including Ready Mix, to conduct its operations in all material respects according to their respective ordinary and usual course of business, consistent with past practice, and to use their respective reasonable best efforts to preserve intact in all material respects their respective business organization and assets, to keep available the services of their respective current officers and key employees, and to preserve the goodwill of and maintain satisfactory relationships with their respective customers, suppliers, and other persons having material business relationships with Meadow Valley or any of its subsidiaries, including Ready Mix, as applicable. Accordingly, Meadow Valley has agreed, with limited exceptions and except to the extent the merger agreement contemplates otherwise or with the prior written consent of Investor, that it will not take, and that it will cause each of its subsidiaries, including, Ready Mix, to not take, any of the following actions:

•	issue, sell, grant options or warrants or other rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or warrants or other rights to purchase or pledge any securities or phantom stock, phantom stock rights, stock appreciation rights or other similar rights relating thereto (other than the issuance of Meadow Valley common stock pursuant to the exercise of stock options as contemplated by the merger agreement);

•	amend or otherwise change its governing documents;

•	with respect to Ready Mix, adopt a “poison pill;”

•	acquire or redeem, directly or indirectly, or amend (i) any securities of Meadow Valley or its subsidiaries (other than the issuance of Meadow Valley common stock pursuant to the exercise of stock options as contemplated by the merger agreement), excluding Ready Mix, or (ii) any phantom stock, phantom stock rights, stock appreciation rights, options, warrants or similar rights relating thereto of Meadow Valley or its subsidiaries, including Ready Mix;

•	split, combine, redenominate, recapitalize, or reclassify capital stock or authorize, declare, set aside, make, or pay any dividend or distribution on any shares of capital stock, options, warrants, convertible securities, or other rights of any kind to acquire or receive capital stock of Meadow Valley or any of its subsidiaries, including Ready Mix;

•	acquire or offer to acquire any business or division thereof or sell, lease, encumber or otherwise dispose of assets outside the ordinary course of business, and in any event, involving a transaction value in excess of $300,000 individually or $750,000 in the aggregate ($200,000 individually or $500,000 in the aggregate with respect to Ready Mix);

•	except in the ordinary course of business, enter into, make any proposal for, renew, extend, amend or modify in any material respect, terminate, cancel, waive, release or assign any right or claim under, a contract, agreement, or lease that is or would be material;

•	except for borrowings under existing credit facilities in the ordinary course of business, incur or become liable for any indebtedness for borrowed money or mezzanine financing in excess of $2.0 million, or enter into any off-balance sheet arrangement;

•	become liable for the obligations of, or make any loans, advances, investments in or capital contributions to, any other person (excluding a wholly-owned subsidiary) in an aggregate amount in excess of $200,000;

•	other than in the ordinary course of business, enter into or materially increase or materially decrease the outstanding balances of any intercompany loan or intercompany debt arrangements;

•	mortgage, pledge, or otherwise similarly encumber any assets, or create, assume, or suffer to exist any non-permitted liens thereupon, or alter or apply to alter any zoning classification in connection with the owned or leased real property;

•	incur capital expenditures, or make any acquisition or disposition of assets outside of the ordinary course of business, in each case, in an aggregate amount in excess of $1.5 million ($2.0 million with respect to Ready Mix);

•	change in any material respect any of the accounting, reserving, underwriting, claims, or actuarial methods, principles or practices used by it, or any working capital policies, except as required by law, GAAP or applicable statutory accounting principles;

•	make or change any material tax election, take certain actions involving tax liabilities or refunds in excess of $125,000, or take certain other actions that affect tax reporting;

•	agree to grant or grant any stock-related, cash-based, performance, or similar awards or bonuses or any other award that may be settled in securities of Meadow Valley or any of its subsidiaries, including Ready Mix;

•	enter into, forgive, renew, or amend in any respect any loans to officers or directors or any of their respective affiliates or approve any transaction reportable under Rule 404 of Regulation S-K;

•	except as may be required by law or as specifically contemplated by merger agreement, enter into any new, or amend, terminate, or renew any existing employee benefit plan, or take certain actions with respect to the benefits arrangements of officers, directors, employees and certain others;

•	other than in the ordinary course and consistent with past practice, make any deposits or contributions of cash or property to employee benefits plans;

•	except as required by law, enter into, amend, modify, or supplement any collective bargaining or other agreement, including any individual employment agreement;

•	renew or enter into any non-compete, exclusivity, non-solicitation, or similar agreement;

•	commence, compromise, settle or agree to compromise or settle any suit, action, claim, proceeding, violation, deficiency, default, non-compliance, or investigation, or consent to the same, unless the compromise or settlement involves the payment of monetary damages only either to or from Meadow Valley in excess of $300,000 individually or $600,000 in the aggregate;

•	enter into any agreement, understanding, or arrangement with respect to the voting or registration of securities of Meadow Valley or its subsidiaries, including Ready Mix;

•	sell or transfer any securities of Ready Mix;

•	fail to use reasonable best efforts to keep in force its current or replacement insurance policies;

•	merge or consolidate with any person, subject to certain limited exceptions;

•	adopt or approve a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

•	adopt or amend any resolution or agreement concerning indemnification of officers, directors, or agents;

•	transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse, or fail to preserve any intellectual property;

•	fail to maintain books, accounts, and records in the usual manner;

•	establish any subsidiary or enter into any new line of business;

•	fail to make in a timely manner any required filings with the SEC;

•	discharge any obligations other than on a timely basis in the ordinary course of business consistent with past practice;

•	close or materially reduce activities, or effect any material layoff or other personnel reduction or change at any facility;

•	with respect to Meadow Valley, allow the bonding capacity of Meadow Valley and its subsidiaries (excluding Ready Mix) to be less than $200.0 million in the aggregate and $50.0 million for any individual engagement, or otherwise permit the bonding capacity, bonds or terms thereof of Meadow Valley or any of its subsidiaries (excluding Ready Mix) to be on terms that are substantially different, in any adverse manner, than the terms that existed on the date the merger agreement was executed;

•	with respect to Meadow Valley, materially modify or cancel any project constituting backlog as of the date the merger agreement was executed, or enter into any order that would constitute backlog at a price and on terms (including profit margin) that are not consistent with Meadow Valley’s past practices and the ordinary course of business, or that would reasonably be expected after due diligence consistent with Meadow Valley’s past practice to result in a loss to Meadow Valley;

•	other than in the ordinary course of business, enter into any contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option, or any other derivative financial instrument or contract;

•	with respect to Meadow Valley, call, schedule, establish a record date with respect to, or hold a special or annual meeting of its stockholders, other than the special meeting that is the subject of this proxy statement; or

•	authorize, commit, or agree to take any of the foregoing actions.

With respect to Ready Mix, the foregoing covenants are subject to Ready Mix’s compliance with its statutory fiduciary duties.

Restrictions on Solicitation, Acquisition Proposals and Changes in Recommendation

The merger agreement contains a “go shop” provision pursuant to which Meadow Valley had the right to solicit and engage in discussions and negotiations with respect to other proposals for a transaction involving Meadow Valley for a 45-day period, beginning on the date of the merger agreement and continuing until 11:59 p.m. on September 11, 2008. During this period, Meadow Valley was permitted to:

•	initiate, solicit and encourage, Acquisition Proposals (as detailed on the next page), including by way of providing access to non-public information pursuant to one or more acceptable confidentiality agreements; and

•	participate in discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations.

Except in limited circumstances, from September 12, 2008 until the effective time of the merger, Meadow Valley has agreed not to, and has agreed to cause its subsidiaries (excluding Ready Mix to the extent not acting as Meadow Valley’s representative) to use reasonable best efforts to cause its representatives not to, directly or indirectly:

•	initiate, solicit, or knowingly encourage the submission of any inquiries, proposals, or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto, or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions, or negotiations; or

•	approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement, or other similar agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring Meadow Valley to abandon, terminate, or fail to consummate the transactions contemplated by the merger agreement or breach its obligations thereunder or resolve, propose, or agree to do any of the foregoing.

In addition, if, at any time on or following the date of the merger agreement and prior to the time Meadow Valley’s stockholders vote to approve the merger agreement (i) Meadow Valley has received a written Acquisition Proposal from a third party that the board of directors of Meadow Valley (acting upon the prior recommendation of the Special Committee, if then in existence), believes in good faith (after consultation with its financial advisors and outside counsel) to be bona fide, (ii) Meadow Valley has not breached the non-solicitation covenants applicable to it, (iii) the board of directors of Meadow Valley (acting upon the prior recommendation of the Special Committee, if then in existence) determines in good faith (after consultation with its financial advisors and outside counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as detailed on the next page) and (iv) after consultation with its outside counsel, the board of directors of Meadow Valley (acting upon the prior recommendation of the Special Committee, if then in existence) determines in good faith that failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the stockholders of Meadow Valley, then Meadow Valley may, subject to certain procedural and confidentiality requirements:

•	furnish information with respect to Meadow Valley and its subsidiaries to the person making such Acquisition Proposal; and

•	participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal.

Notwithstanding and subject to the payment of certain fees, described below, if Meadow Valley has not breached the non-solicitation covenants applicable to it, the board of the directors of Meadow Valley (acting upon the prior recommendation of the Special Committee, if then in existence) may, prior to the time Meadow Valley’s stockholders vote to approve the merger agreement, if it determines in good faith that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the stockholders of Meadow Valley:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify, or qualify, in a manner adverse to Investor or Merger Sub, the Meadow Valley board of directors recommendation in favor of the Merger Proposal; approve, recommend or endorse, or propose publicly to approve, recommend or endorse, any

Superior Proposal; or make other statements that are reasonably calculated or expected to have the same effect (a “Change of Board Recommendation”); and

•	if Meadow Valley receives an Acquisition Proposal that the board of directors of Meadow Valley (acting upon the prior recommendation of the Special Committee, if then in existence) concludes in good faith (after consultation with its outside counsel and financial advisors), constitutes a Superior Proposal, after considering all of the adjustments to the terms of this Agreement which may be offered by Investor, terminate the merger agreement and enter into a definitive agreement with respect to such Superior Proposal, provided, that and in such event, Meadow Valley concurrently enters into such alternative acquisition agreement.

Nothing in the non-solicitation provisions of the merger agreement prevents the board of directors of Meadow Valley from (i) taking and disclosing to Meadow Valley’s stockholders its position with respect to a tender offer, as contemplated by Rules 14e-2(a) and 14d-9 promulgated under the Exchange Act, or (ii) disclosing the fact that the board of directors (acting upon the prior recommendation of the Special Committee, if then in existence) has received an Acquisition Proposal and the terms of such proposal, if the board of directors determines (after consultation with its outside legal counsel) it is required to take any such actions in connection with its fiduciary duties under applicable law or to comply with obligations under federal securities laws or Nasdaq or such other securities exchange upon which Meadow Valley’s capital stock is traded. However, if any such statement constitutes a “Change of Board Recommendation” it shall be treated as such and have the effects described below under “— Termination.”

For purposes of the merger agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than Investor, Merger Sub, or their respective affiliates relating to:

•	any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues of Meadow Valley and its subsidiaries, excluding Ready Mix, taken as a whole, or 20% or more of the outstanding equity securities (including securities convertible into or exchangeable for securities of Meadow Valley upon the exercise of options, warrants or similar rights) of Meadow Valley;

•	any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of the outstanding equity securities (including securities convertible into or exchangeable for securities of Meadow Valley upon the exercise of options, warrants or similar rights) of Meadow Valley; or

•	any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Meadow Valley or any of its subsidiaries (excluding Ready Mix) whose business constitutes 20% or more of the net revenues of Meadow Valley and its subsidiaries, taken as a whole.

In addition, any of the above events related to more than 50% of Ready Mix shall further constitute an Acquisition Proposal.

For purposes of the merger agreement, “Superior Proposal” means any bona fide Acquisition Proposal (except that reference to 20% for Meadow Valley and its subsidiaries will be deemed to be reference to “more than 50%” and 50% for Ready Mix will be deemed to be “all of Ready Mix’s securities held by Meadow Valley”) that:

•	is on terms that the board of directors of Meadow Valley (acting upon the prior recommendation of the Special Committee, if then in existence) has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory, and other aspects of the proposal, including the financing terms thereof) is more favorable to Meadow Valley’s stockholders from a financial point of view than the transactions contemplated by the merger agreement; and

•	the board of directors of Meadow Valley (acting upon the prior recommendation of the Special Committee, if then in existence) has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory, and other aspects of the proposal) is reasonably capable of being consummated (taking into account the financeability of such proposal).

Stockholders Meeting

The merger agreement requires Meadow Valley to, as soon as reasonably practicable after the date of the merger agreement and in any event within 50 days after such date, prepare and file with the SEC this proxy statement and, subject to certain provisions, use reasonable best efforts to clear comments, if any, received from the SEC. On September 15, 2008, the parties agreed to extend the 50 day requirement to 52 days.

The merger agreement also requires Meadow Valley to call a meeting of stockholders for the purpose of obtaining stockholder approval of the merger agreement, to be held as soon as reasonably practicable, and in any event within 45 days, after the SEC clears this proxy statement. Except in the case of a Change of Board Recommendation, the proxy statement shall include the recommendation of the Meadow Valley board of directors (acting upon the unanimous recommendation of the Special Committee) in favor of the Merger Proposal, and the board of directors of Meadow Valley is required to use its reasonable best efforts to obtain from its stockholders approval of the Merger Proposal, including by retention of a proxy solicitor and by re-soliciting the vote of the stockholders on one occasion.

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of Meadow Valley, Investor and Merger Sub agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper, or advisable to expeditiously consummate and effect the merger and the transactions contemplated by the merger agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, licenses, approvals, authorizations, permits, or orders from governmental entities or other persons.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification existing in favor of the current or former directors, officers and employees of Meadow Valley or its subsidiaries (excluding Ready Mix) as provided in Meadow Valley’s and its subsidiaries’ (excluding Ready Mix) respective organizational documents, or in any indemnification agreement or arrangement as in effect as of the date of the merger agreement, with respect to matters occurring prior to the effective time of the merger will survive the consummation of the merger and will continue in full force and effect for a period of at least six years after the effective time of the merger. After the consummation of the merger, the surviving corporation will, pursuant to the merger agreement, indemnify and hold harmless current and former Meadow Valley officers, directors and employees against certain liabilities.

The merger agreement also provides that, prior to the effective time of the merger, Meadow Valley will purchase six-year “tail” directors’ and officers’ liability insurance policies on terms and conditions at least as protective to the persons covered by existing policies. If such “tail” policies cannot be obtained or can only be obtained by paying aggregate premiums in excess of 200% of the aggregate annual amount currently paid by Meadow Valley for such coverage, then the surviving corporation will only be required to purchase as much insurance coverage as can be obtained by paying aggregate premiums equal to 200% of the aggregate annual amount currently paid by Meadow Valley for such coverage. The surviving corporation is obligated to maintain such tail policies in full force and effect and continue to honor its respective obligations thereunder for the full term thereof.

Other Agreements

The merger agreement contains certain other agreements, including agreements relating to employee matters, state takeover laws, notification of certain matters, financing, access to information, taking action to ensure Meadow Valley’s stockholder rights plan is not triggered by the merger, cooperating with respect to public communications, filing required documents with the SEC in a timely manner, causing the resignation of members of the Meadow Valley board of directors, resolving certain environmental matters, voting shares of Ready Mix common stock, obtaining certain real estate consents, and obtaining (and causing Ready Mix to obtain) certain specified consents and release of liens on Ready Mix common stock.

Conditions to the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	Meadow Valley’s stockholders shall have voted to approve the Merger Proposal;

•	no order, injunction, or decree shall have been issued by any court or agency of competent jurisdiction preventing, restraining, or rendering illegal the merger;

•	any waiting period under any antitrust laws shall have expired or been terminated;

•	the representations and warranties made by the respective parties to the merger agreement being true and correct as of the effective time of the merger, except for such failures as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect (as such term is defined in the merger agreement) and except as otherwise specified in the merger agreement; and

•	each party to the merger agreement having performed, in all material respects, all obligations that it is required to perform under the merger agreement.

In addition to the conditions set forth above, the obligations of Investor and Merger Sub to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	receipt of a certificate signed on behalf of Meadow Valley by its Chief Executive Officer or the Chief Financial Officer certifying as to certain of the closing conditions;

•	no change, event or occurrence, individually or in the aggregate, that would, or could reasonably be expected to, have a Material Adverse Effect on Meadow Valley or any of its subsidiaries, including Ready Mix, shall have occurred between the date of the merger agreement and the effective time of the merger;

•	with respect to any obligation pursuant to which Meadow Valley is required to cause Ready Mix to act, the actual performance of Ready Mix in all material respects shall have occurred;

•	receipt of certain real estate deliverables, including (i) an estoppel certificate from each landlord, lessor, sublessor, or third-party tenant of material leased real property, (ii) any and all consents, approvals, or authorizations required to be obtained under the terms of any lease governing any material leased real property, (iii) any and all documentation reasonably required by a title company to issue title insurance for owned or material leased real property, and (iv) a collateral access agreement with each landlord, lessor, or sublessor of certain specified leased real properties;

•	receipt of certain other consents, licenses, approvals, waivers, releases and permits, including certain specified consents of governmental agencies so as to permit the surviving corporation to conduct its business consistent with past practice;

•	receipt of waivers signed by certain of Meadow Valley’s executive officers waiving such person’s rights to any change of control, severance, or similar payments that could otherwise be due and owing as a result of the merger;

•	there shall be no outstanding warrants or other rights for the purchase of any shares of the capital stock of Meadow Valley;

•	Meadow Valley’s and its subsidiaries’ (excluding Ready Mix) bonding capacity shall be at least $200.0 million in the aggregate and at least $50.0 million for any individual engagement, and Meadow Valley’s and its subsidiaries’ (excluding Ready Mix) bonding arrangements, bonding capacity, bonds, and the terms thereof shall not be on terms that are substantially different, in any adverse manner, than the terms that existed on the date of the merger agreement;

•	the combined gross revenue on all projects constituting backlog as of the effective date of the merger shall be projected, in good faith, to be at least $112.5 million;

•	Meadow Valley and its subsidiaries, including Ready Mix, on a consolidated basis, shall have a minimum book value (assets less each of intangible assets, minority interest, and liabilities, including mezzanine financing), determined in accordance with GAAP, of $31.0 million;

•	Meadow Valley shall have earnings before interest and taxes during the twelve full calendar months immediately preceding the effective date of the merger of no less than $5.5 million, and Ready Mix shall have earnings before interest and taxes during the twelve full calendar months immediately preceding the effective date of the merger of no less than negative $4.0 million;

•	Meadow Valley shall have received pay-off letters with respect to its notes payable, credit facilities, and financings and any additional indebtedness other than accounts payable;

•	Meadow Valley shall have terminated, and be released from, a stock pledge agreement involving shares of Ready Mix common stock;

•	with limited exceptions, all shares of Ready Mix common stock owned by Meadow Valley shall be free and clear of all liens;

•	Meadow Valley and its subsidiaries, excluding Ready Mix, shall have been released as guarantors, grantors, co-borrowers, and/or pledgors with respect to all indebtedness of Ready Mix and shall have procured the release of any liens on their respective assets in connection therewith;

•	Meadow Valley and its subsidiaries, including Ready Mix, shall have obtained, secured, and resolved, as applicable, certain pre-identified environmental issues, conditions and deficiencies; and

•	Meadow Valley shall continue to own the same number of shares of Ready Mix common stock as it did on the date on which the merger agreement was executed, and that such ownership will constitute at least 66% of the Ready Mix common stock outstanding on a fully diluted basis, and no shares of preferred stock of Ready Mix shall be issued or outstanding on a fully diluted basis.

In addition to the above, the obligation of Meadow Valley to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	receipt of a certificate signed on behalf of Investor by a duly authorized officer certifying as to certain of the closing conditions; and

•	Investor shall have caused to be deposited with the paying agent cash in an aggregate amount sufficient to pay the merger consideration to holders of shares of Meadow Valley common stock outstanding immediately prior to the effective time of the merger.

The merger is not conditioned upon obtaining sufficient financing to consummate the transactions contemplated by the merger agreement.

At any time before the merger, Investor and Merger Sub may waive the conditions applicable to Meadow Valley and Meadow Valley may waive the conditions applicable to Investor and Merger Sub. While circumstances may change, the parties do not expect that any conditions will be waived.

Termination

The merger agreement also grants the parties certain termination rights. The merger agreement may be terminated:

•	upon the mutual written agreement of Meadow Valley and Investor;

•	by either Meadow Valley or Investor after the issuance by any court of competent jurisdiction or other non-governmental entity of a final injunction or order prohibiting any of the transactions contemplated by the merger agreement, or the final denial by any governmental entity of any approval necessary to consummate the merger;

•	by either Meadow Valley or Investor if, in most circumstances, the merger has not been consummated on or before December 31, 2008 (unless extended under limited circumstances in Investor’s sole discretion to a date not later than January 31, 2009), unless the reason for not closing the merger is due to the actions or breach by the party seeking termination (the “Outside Date Termination Right”);

•	by either Meadow Valley or Investor if the special meeting is convened and the merger agreement does not receive the requisite stockholder vote (the “Stockholder Rejection Termination Right”), unless the special meeting is adjourned or postponed to vote on the merger agreement on a subsequent date;

•	by Meadow Valley upon a failure or breach by Investor of any of its obligations, covenants, representations, or warranties in the merger agreement, if such failure or breach would reasonably be expected to result in a failure of the Meadow Valley closing conditions to be satisfied under the merger agreement and if such failure or breach is not cured within the period of time provided for in the merger agreement, provided that Meadow Valley shall not have the right to terminate if it is then in material breach of its obligations under the merger agreement (the “Investor Breach Termination Right”);

•	by Investor upon a failure or breach by Meadow Valley of any of its obligations, covenants, representations, or warranties in the merger agreement, if such failure or breach would result in a failure of Investor closing conditions to be satisfied under the merger agreement and if such failure or breach is not cured within the period of time provided for in the merger agreement, provided that Investor shall not have the right to terminate if it is then in material breach of its obligations under the merger agreement (the “Meadow Valley Breach Termination Right”);

•	by Investor upon Meadow Valley or the Meadow Valley board of directors, as the case may be, (i) instituting a Change of Board Recommendation, (ii) approving, adopting, or recommending any Acquisition Proposal, (iii) approving, recommending or entering into a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (iv) failing to publicly reaffirm Meadow Valley board recommendation in favor of the Merger Proposal within 48 hours of a request by Investor, (v) materially breaching its obligations under the “go shop” provision or the stockholder vote provision in the merger agreement, (vi) failing to include Meadow Valley board recommendation in favor of the Merger Proposal in the proxy statement distributed to holders of common stock, or (vii) authorizing or publicly proposing any of the above (the “Change of Recommendation Termination Right”);

•	by Investor if, since the date of the merger agreement, there has been an event, change, or other circumstance that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that cannot reasonably be expected to be cured by December 31, 2008;

•	by Meadow Valley any time prior to receiving the requisite stockholder vote in favor of the Merger Proposal, if Meadow Valley has received a Superior Proposal in accordance with the “go shop” provision, provided that Meadow Valley must enter into such alternative acquisition agreement within 24 hours after, and pay a fee in advance of, terminating the merger agreement (the “New Agreement Termination Right”); or

•	by Meadow Valley upon Investor’s failure to consummate the merger within 10 days after Meadow Valley makes a written demand of Investor, provided that all the requirements and conditions necessary to consummate the merger have been satisfied.

Termination Fees

The merger agreement provides for the payment of certain fees and expenses in certain instances when the merger agreement is terminated.

Meadow Valley will be required to pay Investor an amount in cash equal to the sum of (1) 4.5% of the aggregate merger consideration, or approximately $2.5 million, plus (2) certain of Investor’s and Merger Sub’s documented and reasonable out-of-pocket transaction expenses, if the merger agreement is terminated:

•	by either Meadow Valley or Investor pursuant to the Outside Date Termination Right, if, at the time of the delay, Investor has taken all actions necessary on its part to consummate the merger and all conditions precedent to Meadow Valley’s obligation to effect the merger have been satisfied, but Meadow Valley has not taken all actions necessary on its part to consummate the merger;

•	by either Meadow Valley or Investor pursuant to the Stockholder Rejection Termination Right, if Meadow Valley subsequently enters into a definitive agreement with respect to an Acquisition Proposal within 12 months after such termination;

•	by Investor pursuant to the Meadow Valley Breach Termination Right;

•	by Investor pursuant to the Change of Recommendation Termination Right (unless the termination relates to a Superior Proposal from certain parties that had previously expressed an interest in Meadow Valley); or

•	by Meadow Valley pursuant to the New Agreement Termination Right (unless the termination relates to a Superior Proposal from certain parties that had previously expressed an interest in Meadow Valley).

If, during the 45-day “go shop” period, the merger agreement was terminated pursuant to the Change of Recommendation Termination Right, or the New Agreement Termination Right and the termination related to a Superior Proposal from certain parties that had previously expressed an interest in Meadow Valley, then, in lieu of the amount set forth above, Meadow Valley would have been obligated to pay Investor an amount equal to the sum of (1) 2.5% of the aggregate merger consideration, or approximately $1.5 million, plus (2) certain of Investor’s and Merger Sub’s documented and reasonable out-of-pocket transaction expenses. The “go shop” period expired on September 11, 2008 and we did not exercise any of these termination rights.

Investor will be required to make a payment to Meadow Valley in an amount equal to the sum of (1) 2.5% of the aggregate merger consideration, or approximately $1.5 million, plus (2) certain of Meadow Valley’s documented and reasonable out-of-pocket expenses related to the merger, if the merger agreement is terminated:

•	by either Meadow Valley or Investor pursuant to the Outside Date Termination Right, if, at the time of the delay, Meadow Valley has taken all actions necessary on its part to consummate the merger and all conditions precedent to Investor’s and Merger Sub’s obligation to effect the merger have been satisfied, but Investor has failed to take all actions necessary on its part to consummate the merger;

•	by Meadow Valley pursuant to the Investor Breach Termination Right; or

•	otherwise in accordance with the terms of the merger agreement, if either Investor or Merger Sub has breached any of the agreement terms and thereby caused the closing not to be effected by December 31, 2008.

Unless otherwise provided, if the merger agreement is terminated, Meadow Valley will be required to pay Investor a fee equal to the sum of (1) $500,000.00, plus (2) all of Investor’s expenses.

Letter of Credit

Pursuant to the merger agreement, Investor has obtained a letter of credit in support of its obligations under the merger agreement, including any termination fees payable to Meadow Valley, in an amount not less than $2.5 million. Pursuant to the terms of the merger agreement, Meadow Valley’s right to receive payment of a termination fee is the sole and exclusive remedy of Meadow Valley against Investor and Merger Sub. See “— Termination” and “— Termination Fees” above.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

Meadow Valley may ask its stockholders to vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Merger Proposal. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, the approval requires the affirmative vote of a majority of the outstanding shares of Meadow Valley common stock entitled to vote and represented at the special meeting. If the special meeting is adjourned to a date more than 60 days later than the date of the original special meeting, the board of directors is required to fix a new record date.

OTHER MATTERS

Other Matters for Action at the Special Meeting

Other than the matters discussed in this proxy statement, Meadow Valley’s board of directors does not know of any other matters to be presented for action at the special meeting other than as described in this proxy statement. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment unless they are directed by a proxy to do otherwise.

Future Stockholder Proposals

If the merger is consummated, there will be no public stockholders of Meadow Valley and no public participation in any future meetings of stockholders of Meadow Valley. However, if the merger is not consummated, Meadow Valley’s stockholders will continue to be entitled to attend and participate in Meadow Valley’s stockholder meetings. In that regard, if the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, the board of directors of Meadow Valley intends to promptly call and hold its annual meeting of stockholders to elect directors and to attend to such other matters as may properly come before the annual meeting.

Under Exchange Act Rule 14a-8(e), for a proposal to be included with a company’s annual meeting proxy statement, the proposals must be received at a company’s principal executive offices not less than 120 calendar days before the date of the company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. However, Rule 14a-8(e) also provides that if a company did not hold an annual meeting the previous year, or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the company begins to print and send its proxy materials.

Meadow Valley held its 2007 annual meeting of stockholders on June 11, 2007. If the merger is not consummated, then the date of our next annual meeting of stockholders will have changed by more than 30 days from the date of the 2007 annual meeting of stockholders. Accordingly, under SEC rules, proposals to be included in the proxy statement for our next annual meeting of stockholders, if held, must be received a reasonable time before Meadow Valley begins to print and send its proxy materials for such meeting.

Our amended and restated bylaws also provide that any stockholders who desire to submit a proposal for consideration at an annual or special stockholders’ meeting, or to nominate persons for election as directors at any stockholders’ meeting duly called for the election of directors, must provide written notice of such stockholder’s intent to make such a proposal or nomination to the secretary of Meadow Valley at its principal executive offices either by personal delivery or by United States mail not later than (i) with respect to an annual meeting of stockholders, 120 calendar days prior to the anniversary date of the date of the proxy statement released to stockholders in connection with the previous year’s annual meeting, and (ii) with respect to a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Such proposals are considered submitted outside the process of Rule 14a-8(e). Any such notice must contain certain specified information concerning the proposal or nomination, as set forth in our amended and restated bylaws. Accordingly, any proposal or nomination for consideration at our next annual meeting of stockholders, if it is held, submitted outside of the Rule 14a-8(e) process as discussed above, will be considered untimely if it was received after January 10, 2008.

Householding of Proxy Materials

In accordance with Exchange Act Rule 14a-3(e)(l), one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, requests that in the future separate proxy statements be sent to stockholders who share an address, and requests for the delivery of a single proxy statement to stockholders sharing an address, should be directed to Meadow Valley Corporation, Attn: Corporate Secretary, 4602 East Thomas Road, Phoenix, Arizona 85018, or requested by calling (602) 437-5400.

OTHER IMPORTANT INFORMATION REGARDING MEADOW VALLEY

Summary of Consolidated Financial Data of Meadow Valley

The following table sets forth selected historical financial data as of the dates and for the periods indicated with respect to Meadow Valley and its subsidiaries, including Ready Mix. The selected historical financial data as of and for the years ended December 31, 2007, 2006, 2005, 2004, and 2003 were derived from Meadow Valley’s audited consolidated financial statements. The selected historical financial data was included in Meadow Valley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which are included as Appendix C and Appendix D to this proxy statement, respectively, and incorporated herein by reference.

The unaudited consolidated financial information as of and for the six month periods ended June 30, 2008 and 2007 is derived from Meadow Valley’s unaudited consolidated financial statements, which, in Meadow Valley’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of Meadow Valley’s financial position and results of operations for such periods. Interim results for the six months ended June 30, 2008 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2008. The unaudited consolidated financial statements for the six months ended June 30, 2008 and 2007 and as of June 30, 2008 were included in Meadow Valley’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, which is included as Appendix E to this proxy statement and incorporated herein by reference.

The selected historical financial data below should be read in conjunction with the consolidated financial statements and their accompanying notes, which are incorporated by reference in this proxy statement.

Meadow Valley Corporation
Summary Financial Information

						Six Months Ended
	Year Ended December 31,					June 30,
	2007	2006	2005	2004	2003	2008	2007
	(In thousands, except share and per share data)

Statements of Operations Data:
Revenue	$205,919	$195,522	$183,873	$166,832	$154,107	$117,382	$101,300
Gross profit	17,415	19,310	15,188	6,968	6,344	8,348	8,751
Income (loss) from operations	5,602	8,148	6,521	458	(151)	2,883	2,529
Income before income taxes and minority interest	7,289	8,893	7,063	890	162	3,174	3,317
Net income	4,061	4,166	4,204	574	92	2,371	1,386
Basic net income per share of common stock	0.79	0.96	1.11	0.16	0.03	0.46	0.27
Diluted net income per share of common stock	0.77	0.90	1.01	0.15	0.03	0.45	0.26
Basic weighted average common stock outstanding	5,129,275	4,328,160	3,783,089	3,601,250	3,593,102	5,163,289	5,124,545
Diluted weighted average common stock outstanding	5,306,294	4,621,124	4,151,096	3,780,597	3,599,259	5,308,427	5,305,079
Dividends	—	—	—	—	—	—	—
Statements of Financial Position Data:
Working capital	$22,971	$27,255	$21,913	$2,294	$5,758	$25,262	$22,370
Current assets	62,504	62,060	56,673	39,877	38,315	78,316	65,393
Noncurrent assets	39,248	40,046	30,344	25,452	17,052	38,215	40,322
Total assets	101,752	102,106	87,017	65,329	55,367	116,531	105,715
Current liabilities	39,533	34,805	34,760	37,583	32,557	53,054	43,023
Noncurrent liabilities	14,880	16,972	15,036	15,030	10,667	13,674	16,713
Long-term debt, current portion	4,319	5,171	4,066	5,744	4,391	5,087	4,787
Long-term debt, less current portion	12,269	13,996	11,858	11,786	8,085	11,062	13,738
Minority interest in consolidated subsidiary	12,812	18,988	17,425	—	—	12,471	14,425
Stockholders’ equity	34,527	31,341	19,796	12,716	12,143	37,332	31,554

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the fiscal years ended December 31, 2006 and 2007 and for the six months ended June 30, 2008, which should be read in conjunction with our consolidated financial statements, including the notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, which is attached as Appendix C to this proxy statement. See “Where You Can Find More Information” on page 101.

	For the Six Months	For the Year	For the Year
	Ended,	Ended	Ended
	June 30, 2008	December 31, 2007	December 31, 2006

Adjusted income from operations*	$3,395,594	$6,747,895	$9,126,254
Fixed charges:
Interest expense	580,071	1,384,813	1,316,864
Total fixed charges	580,071	1,384,813	1,316,864
Ratio of earnings to fixed charges	5.9	4.9	6.9

*	Income from operations for the fiscal years ended December 31, 2006 and 2007 and for the six months ended June 30, 2008 have been adjusted to remove the effect of interest expense included in cost of revenue.

Net Book Value Per Share of Meadow Valley Common Stock

The net book value per share of common stock of Meadow Valley as of June 30, 2008 was $7.21.

Trading Market and Price for Meadow Valley’s Common Stock

Meadow Valley’s common stock is traded on Nasdaq. As of          , 2008, Meadow Valley had approximately           stockholders of record. The following table sets forth, for the periods indicated, the high and low sales price per share of Meadow Valley’s common stock, as reported on Nasdaq:

	Price
	High	Low

Fiscal 2008
Fourth Quarter (through October 26, 2008)	$9.85	$7.72
Third Quarter	11.00	8.00
Second Quarter	11.94	8.29
First Quarter	12.70	8.20
Fiscal 2007
Fourth Quarter	$13.99	$11.01
Third Quarter	14.58	11.27
Second Quarter	14.25	11.53
First Quarter	13.25	10.13
Fiscal 2006
Fourth Quarter	$11.59	$9.46
Third Quarter	12.58	8.66
Second Quarter	12.50	8.90
First Quarter	15.87	10.06

Meadow Valley has never paid any cash dividends on shares of its common stock and currently anticipates that it will continue to retain future earnings to finance Meadow Valley’s business.

Officers and Directors of Meadow Valley

Board of Directors.  The following individuals are directors of Meadow Valley:

Charles E. Cowan has been a director of Meadow Valley since November 1995. Since 1993, he has been President of Charles Cowan & Associates, Ltd, which provides consulting services for the construction industry, with its principal executive office at 30500 NE 258th Avenue, Yacolt, Washington 95675.

Charles R. Norton has been a director of Meadow Valley since March 1999. Since 1992, Mr. Norton has been Vice President of Trinity Industries, Inc., which provide products and services to the industrial energy, transportation and construction sectors, with its principle executive office at 2525 Stemmons Freeway, Dallas Texas 75207.

Don A. Patterson has been a director of Meadow Valley since November 2005. He was a managing partner of Mansperger, Patterson & McMullin CPA’s from 1985 until 2004. During that period, he founded Legacy Window Coverings, LLC, a manufacturer of residential and commercial window coverings where he has devoted his full time attention to its operations since 2004, with its principle executive office at 1620 West Sunrise Blvd, Suite 102 Gilbert, Arizona 85233.

Bradley E. Larson has been a director of Meadow Valley since 1994 and has served as Meadow Valley’s President and Chief Executive Officer of Meadow Valley since July 1995 to November 1995, respectively.

Kenneth D. Nelson has been a director of Meadow Valley since 1993 and has served as Meadow Valley’s Vice President and Chief Administrative Officer since April 1996.

Executive Officers.  In addition to Bradley E. Larson and Kenneth D. Nelson, whose biographies are set forth above, the following individuals are executive officers of Meadow Valley:

David D. Doty joined Meadow Valley in August 2005 and was named Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer in April 2006. From 2000 to 2005, Mr. Doty was first Corporate Controller and then Vice President of Administration, Treasurer and Chief Financial Officer of Star Markets, Ltd. in Honolulu, Hawaii.

Robert W. Bottcher has served as Arizona Area President of Meadow Valley Contractors, Inc., a wholly-owned subsidiary of Meadow Valley, since April 2007 and has served in other management capacities for Meadow Valley since March 1995.

Robert A. Terril has served as Nevada Area President of Meadow Valley Contractors, Inc., a wholly-owned subsidiary of Meadow Valley, since April 2007 and has served in other management capacities for Meadow Valley since February 1996.

None of Meadow Valley’s directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers of Meadow Valley are United States citizens. All of the directors and executive officers can be reached at c/o Meadow Valley Corporation, 4602 East Thomas Road, Phoenix, Arizona 85018.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the holdings of common stock by each person who, as of October 14, 2008, is known to Meadow Valley to be the beneficial owner of more than 5% of Meadow Valley’s common stock and by each director and named executive officer and by all directors and executive officers as a group.

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner(1)	Ownership(2)	Class(2)

Bradley E. Larson(3)	146,814	2.8%
Kenneth D. Nelson(4)	145,479	2.8%
David D. Doty(5)	5,834	*
Don A. Patterson(6)	24,167	*
Charles E. Cowan(7)	16,667	*
Charles R. Norton(8)	28,367	*
Robert W. Bottcher(9)	30,436	*
Robert A. Terril(10)	—	—
All executive officers and directors as a group (8 persons)	397,764	7.4%
North Atlantic Value LLP(10)	411,900	8.0%
Tontine Capital Partners, L.P.(11)	344,452	6.7%
Hoak Public Equities, L.P.(12)	273,924	5.3%
Carpe Diem Capital Management LLC(13)	380,530	7.4%
Lord, Abbett & Co. LLC(14)	362,376	7.0%

*	Less than 1%.

(1)	Unless otherwise indicated, all stockholders listed below have an address in care of our principal executive offices, which are located at 4602 E. Thomas Road, Phoenix, Arizona 85018.

(2)	Beneficial ownership includes direct and indirect ownership of shares of our common stock including rights to acquire beneficial ownership of shares upon the exercise of stock options exercisable within 60 days of October 14, 2008. To our knowledge and unless otherwise indicated, each stockholder listed above has sole voting and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable. Percentage of ownership for each stockholder is based on 5,180,654 shares of common stock outstanding as of October 14, 2008 and options exercisable by that stockholder within 60 days of October 14, 2008. Beneficial ownership does not include options that are scheduled to vest beyond 60 days, but which would vest upon the closing of the merger.

(3)	Includes vested portion of options to purchase 47,001 shares of common stock.

(4)	Includes vested portion of options to purchase 64,967 shares of common stock.

(5)	Includes vested portion of options to purchase 5,834 shares of common stock.

(6)	Includes vested portion of options to purchase 24,167 shares of common stock.

(7)	Includes vested portion of options to purchase 16,667 shares of common stock.

(8)	Includes vested portion of options to purchase 28,367 shares of common stock.

(9)	Includes vested portion of options to purchase 16,800 shares of common stock.

(10)	Based solely on Amendment No. 3 to a Schedule 13D filed with the SEC on May 14, 2007. According to this filing, the address of this holder is Ryder Court, 14 Ryder Street, London SW1Y 6QB, England. This holder shares voting and dispositive power over (i) all of these shares with Christopher Harwood Bernard Mills, (ii) 80,293 of these shares with Trident Holdings, (iii) 120,000 of these shares with The Trident North Atlantic Fund, (iv) 11,607 of these shares with High Tor Limited, and (v) 200,000 of these shares with Oryx International Growth Fund Limited. Mr. Mills, who shares an address with the holder is, among other things, a director of The Trident North Atlantic Fund, Oryx International Growth Fund Limited, and a member and the chief investment officer of the holder. The address for Trident Holdings is P.O. Box 1350GT, 75 Fort Street, George Town, Grand Cayman, Cayman Islands. The address for The Trident North Atlantic Fund is P.O. Box 309, Ugland House, George Town, Grand Cayman, Cayman Islands. The address for High Tor Limited is P.O. Box N-4857, Unit No. 2, Cable Beach Court, West Bay Street, Nassau, The Bahamas. The address for Oryx International Growth Fund Limited is Arnold House, St. Julian’s Avenue, St. Peter Port Guernsey, Channel Islands, GY1 3NF.

(11)	Based solely on a Schedule 13G/A filed with the SEC on February 15, 2006. According to this filing, the address of this holder is 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830, and this holder shares voting and dispositive power over these shares with Tontine Capital Management, L.L.C. and Jeffrey L. Gendell, individually and as managing member of Tontine Capital Management, L.L.C. and general partner of Tontine Capital Partners, L.P. All persons share the same address.

(12)	Based solely on Amendment No. 1 to Schedule 13D filed with the SEC on November 7, 2007. According to this filing, the address of this holder is 500 Crescent Court, Suite 230, Dallas, Texas 75201, and this holder shares voting and dispositive power over these shares with Hoak Fund Management, L.P., Hoak Public Equities, L.P., and James M. Hoak, in his individual capacity, and also James M. Hoak & Co., which is the general partner of Hoak Fund Management, L.P., which is co-general partner along with Hoak Fund Management, L.P. of Hoak Public Equities, L.P.

(13)	Based solely on Amendment No. 8 to Schedule 13D filed with the SEC on October 14, 2008. According to this filing, the address of this holder is 111 South Wacker Drive, Suite 3950, Chicago, Illinois 60606, and this holder shares voting and dispositive power over these shares with John D. Ziegelman, the President of C3 Management Inc., which is the general partner of ZP II, L.P., which is the managing member of Carpe Diem Capital Management, LLC.

(14)	Based solely on a Form 13G filed with the SEC on February 14, 2008. According to this filing, the address of this holder is 90 Hudson Street, 11th Floor, Jersey City, New Jersey 07302.

IMPORTANT INFORMATION REGARDING INVESTOR, MERGER SUB
AND THE INSIGHT GROUP

Information Regarding Phoenix Merger Sub, Inc.

Merger Sub is a Nevada corporation and wholly-owned subsidiary of Investor, with its principal executive offices at c/o Insight Equity Management Company LLC, 1400 Civic Place, Suite 250, Southlake, Texas 76092. Merger Sub’s telephone number is (817) 488-7775. Merger Sub was formed solely for the purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporations or other organizations in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Merger Sub:

Ted W. Beneski — Chairman of the Board.  Mr. Beneski serves as Chief Executive Officer and Managing Partner of Insight Equity Holdings LLC, a private equity fund, with its principal executive office at 1400 Civic Place, Suite 250, Southlake, Texas 76092, and its related investment funds and management company. Mr. Beneski co-founded Insight Equity Holdings LLC in June of 2002.

Victor L. Vescovo — Vice Chairman of the Board, Managing Director, Secretary and Vice President.  Mr. Vescovo serves as Chief Operating Officer and Managing Director of Insight Equity Holdings LLC and its related investment funds and management company. Mr. Vescovo co-founded Insight Equity Holdings LLC in June of 2002.

Conner Searcy — Executive Director, Treasurer and Director.  Mr. Searcy serves as a Partner of Insight Equity Holdings LLC and its related investment funds and management company. Mr. Searcy joined Insight Equity Holdings LLC in July of 2003.

Chris Zugaro — Vice President and Director.  Mr. Zugaro serves as an Associate of Insight Equity Holdings LLC and its related investment funds and management company. Mr. Zugaro joined Insight Equity Holdings LLC in June of 2006. From January of 2006 to May of 2006, Mr. Zugaro served as a Special Assistant to the chief executive officer of MotionDSP Inc., a software video processing company, with a corporate headquarters address at 1650 Borel Place, Suite 208, San Mateo, California 94402. From August 2005 to June 2007, Mr. Zugaro attended the Stanford Graduate School of Business, from which he received an M.B.A. From September of 2002 to August of 2005, Mr. Zugaro worked at Bain & Company, Inc., a consulting firm with a corporate headquarters address at 131 Dartmouth Street, Boston, Massachusetts 02116, where he most recently served as a Senior Associate Consultant.

The business address for each of the persons listed above is c/o Insight Equity Management Company LLC, 1400 Civic Place, Suite 250, Southlake, Texas 76092.

During the past five years, none of the persons described above or Merger Sub has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person listed above is a United States citizen.

Information Regarding Phoenix Parent Corp.

Investor is a Delaware corporation that owns 100% of Merger Sub, with its principal executive offices at c/o Insight Equity Management Company LLC, 1400 Civic Place, Suite 250, Southlake, Texas 76092. Investor’s telephone number is (817) 488-7775. Investor was formed solely for the purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Investor has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporations or other organizations in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Investor:

Ted W. Beneski — Chairman of the Board.  Information regarding Mr. Beneski is set forth above in “Information Regarding Phoenix Merger Sub, Inc.”

Victor L. Vescovo — Vice Chairman of the Board, Managing Director, Secretary and Vice President.  Information regarding Mr. Vescovo is set forth above in “Information Regarding Phoenix Merger Sub, Inc.”

Conner Searcy — Executive Director, Treasurer and Director.  Information regarding Mr. Searcy is set forth above in “Information Regarding Phoenix Merger Sub, Inc.”

Chris Zugaro — Vice President and Director.  Information regarding Mr. Zugaro is set forth above in “Information Regarding Phoenix Merger Sub, Inc.”

The business address for each of the persons listed above is c/o Insight Equity Management Company LLC, 1400 Civic Place, Suite 250, Southlake, Texas 76092.

During the past five years, none of the persons described above or Investor has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person listed above is a United States citizen.

Information Regarding Phoenix Holdings, Resources, Insight Equity, Insight Equity (Tax-Exempt) I LP, Insight Equity (Cayman) I LP, Insight Equity (Affiliated Coinvestors) I LP, Insight Equity (Affiliated Coinvestors) GP I LLC, Insight Equity (Cayman) GP I Ltd., Insight Equity GP I LP, Insight Equity Holdings I LLC, Insight Equity LP and Insight Equity Holdings LLC

Phoenix Holdings is a Texas limited liability company that owns 100% of Investor, with its principal executive offices at c/o Insight Equity Management Company LLC, 1400 Civic Place, Suite 250, Southlake, Texas 76092. Phoenix Holdings’ telephone number is (817) 488-7775. Phoenix Holdings was formed solely for the purpose of consummating the transactions contemplated by the merger agreement. Phoenix Holdings has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporations or other organizations in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Phoenix Holdings:

Ted W. Beneski — Chairman of the Board.  Information regarding Mr. Beneski is set forth above in “Information Regarding Phoenix Merger Sub, Inc.”

Victor L. Vescovo — Managing Director and Director.  Information regarding Mr. Vescovo is set forth above in “Information Regarding Phoenix Merger Sub, Inc.”

Conner Searcy — Executive Director and Director.  Information regarding Mr. Searcy is set forth above in “Information Regarding Phoenix Merger Sub, Inc.”

Chris Zugaro — Vice President and Director.  Information regarding Mr. Zugaro is set forth above in “Information Regarding Phoenix Merger Sub, Inc.”

The business address for each of the persons listed above is c/o Insight Equity Management Company LLC, 1400 Civic Place, Suite 250, Southlake, Texas 76092.

During the past five years, none of the persons described above or Phoenix Holdings has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person listed above is a United States citizen.

Resources is a Texas limited liability company that owns 100% of Phoenix Holdings, with its principal executive offices at c/o Insight Equity Management Company LLC, 1400 Civic Place, Suite 250, Southlake, Texas 76092. Resources’ telephone number is (817) 488-7775. Resources was formed solely for the purpose of consummating the transactions contemplated by the merger agreement. Resources has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporations or other organizations in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Resources:

Ted W. Beneski — Chairman of the Board.  Information regarding Mr. Beneski is set forth above in “Information Regarding Phoenix Merger Sub, Inc.”

Victor L. Vescovo — Managing Director and Director.  Information regarding Mr. Vescovo is set forth above in “Information Regarding Phoenix Merger Sub, Inc.”

Conner Searcy — Executive Director.  Information regarding Mr. Searcy is set forth above in “Information Regarding Phoenix Merger Sub, Inc.”

The business address for each of the persons listed above is c/o Insight Equity Management Company LLC, 1400 Civic Place, Suite 250, Southlake, Texas 76092.

During the past five years, none of the persons described above or Resources has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person listed above is a United States citizen.

Insight Equity, Insight Equity (Tax-Exempt) I LP, Insight Equity (Cayman) I LP and Insight Equity (Affiliated Coinvestors) I LP, collectively, own 100% of Resources.

Insight Equity is a Delaware limited partnership formed for the purposes of investing in equity, equity-related and similar securities or instruments. Insight Equity GP I LP, a Delaware limited partnership, acts as the sole general partner of Insight Equity, and Insight Equity Holdings I LLC, a Delaware limited liability company, acts as the sole general partner of Insight Equity GP I LP.

Insight Equity (Tax-Exempt) I LP is a Delaware limited partnership formed for the purposes of investing in equity, equity-related and similar securities or instruments. Insight Equity GP I LP acts as the sole general partner of Insight Equity (Tax-Exempt) I LP, and Insight Equity Holdings I LLC acts as the sole general partner of Insight Equity GP I LP.

Insight Equity (Cayman) I LP is a Cayman Islands exempted limited partnership formed for the purposes of investing in equity, equity-related and similar securities or instruments. Insight Equity (Cayman) GP I Ltd., a Cayman Islands limited company, acts as the sole general partner of Insight Equity (Cayman) I LP.

Insight Equity (Affiliated Coinvestors) I LP is a Delaware limited partnership formed for the purposes of investing in equity, equity-related and similar securities or instruments. Insight Equity (Affiliated Coinvestors) GP I LLC, a Delaware limited liability company, acts as the sole general partner of Insight Equity (Affiliated Coinvestors) I LP.

Insight Equity (Cayman) GP I Ltd. is 100% owned by Insight Equity GP I LP, and Insight Equity Holdings I LLC acts as the sole general partner of Insight Equity GP I LP.

Insight Equity Holdings I LLC is 100% owned by Insight Equity LP, a Texas limited partnership, and Insight Equity Holdings LLC, a Texas limited liability company, acts as the sole general partner of Insight Equity LP.

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporations or other organizations in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of each of Insight Equity Holdings I LLC, Insight Equity (Affiliated Coinvestors) GP I LLC, Insight Equity (Cayman) I GP Ltd. and Insight Equity Holdings LLC, as the entities that indirectly control Merger Sub and Investor through the entities described above:

Ted W. Beneski — Chief Executive Officer, Managing Partner and Director. Information regarding Mr. Beneski is set forth above in “Information Regarding Phoenix Merger Sub, Inc.”

Victor L. Vescovo — Chief Operating Officer, Managing Director and Director. Information regarding Mr. Vescovo is set forth above in “Information Regarding Phoenix Merger Sub, Inc.”

Conner Searcy — Partner.  Information regarding Mr. Searcy is set forth above in “Information Regarding Phoenix Merger Sub, Inc.”

The business address for each of the persons listed above is c/o Insight Equity Management Company LLC, 1400 Civic Place, Suite 250, Southlake, Texas 76092 and the telephone number at that address is (817) 488-7775.

During the past five years, none of the persons described above or Insight Equity, Insight Equity (Tax-Exempt) I LP, Insight Equity (Cayman) I LP, Insight Equity (Affiliated Coinvestors) I LP, Insight Equity GP I LP, Insight Equity (Cayman) GP I Ltd., Insight Equity (Affiliated Coinvestors) GP I LLC, Insight Equity Holdings I LLC, Insight Equity LP or Insight Equity Holdings LLC has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person listed above is a United States citizen.

Security Ownership

As of October 27, 2008, none of Investor, Merger Sub, Phoenix Holdings, Resources, Insight Equity, Insight Equity (Tax-Exempt) I LP, Insight Equity (Cayman) I LP, Insight Equity (Affiliated Coinvestors) I LP, Insight Equity (Affiliated Coinvestors) GP I LLC, Insight Equity (Cayman) GP I Ltd., Insight Equity GP I LP, Insight Equity Holdings I LLC, Insight Equity LP or Insight Equity Holdings LLC may be deemed to beneficially own any shares of Meadow Valley common stock.

WHERE YOU CAN FIND MORE INFORMATION

Meadow Valley files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements, and other information regarding Meadow Valley. The address of that site is www.sec.gov.

Because the merger is a “going private” transaction, Meadow Valley, Investor, Merger Sub, Insight Equity, Phoenix Holdings, Resources and the Rollover Participants have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Attached to this proxy statement as Appendix C, Appendix D, and Appendix E, respectively, are the following filings made by Meadow Valley with the SEC: Annual Report on Form 10-K for the fiscal year ended December 31, 2007, Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008. These documents contain important information regarding Meadow Valley that you should review in connection with considering the proposals contained in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN, ATTACHED TO, OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN, ATTACHED TO, OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED  , 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Appendix A

AGREEMENT AND PLAN OF MERGER
by and among
Phoenix Merger Sub, Inc.,
Phoenix Parent Corp.
and
Meadow Valley Corporation
Dated as of July 28, 2008

The representations and warranties included in the merger agreement were made by the parties thereto to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. The merger agreement is included as Appendix A to this proxy statement only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the parties or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about the parties, and you should read the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement for information regarding the parties and their respective businesses.

Glossary of Defined Terms

Defined Terms	Defined in

409A Authorities	SECTION 3.9(h)
Acceptable Confidentiality Agreement	SECTION 8.11(a)
Acquisition Proposal	SECTION 5.2(i)
Action	SECTION 5.7(a)
Affiliate	SECTION 8.11(b)
Agreement	Preamble
AJCA	SECTION 3.9(h)
Alternative Acquisition Agreement	SECTION 5.2(e)(i)
Articles of Incorporation	SECTION 8.11(c)
Articles of Merger	SECTION 1.2
Associate	SECTION 8.11(b)
Backlog	SECTION 8.11(d)
beneficial ownership	SECTION 8.11(e)
Bond	SECTION 8.11(f)
Bonded Project	SECTION 8.11(g)
Bonding Arrangement	SECTION 8.11(h)
Bonding Capacity	SECTION 8.11(i)
Breach Fee	SECTION 7.4(f)
Business Day	SECTION 8.11(j)
Bylaws	SECTION 8.11(k)
Change of Board Recommendation	SECTION 5.2(e)
Closing	SECTION 1.2
Closing Date	SECTION 1.2
Code	SECTION 1.7
Collective Bargaining Agreements	SECTION 3.10(a)
Combinations Law	Recitals
Common Shares	SECTION 3.2(a)
Company	Preamble
Company Balance Sheet	SECTION 3.5(e)(i)
Company Board Recommendation	SECTION 3.3(b)
Company Breakup Fee	SECTION 7.4(c)
Company Disclosure Letter	SECTION 8.11(l)
Company Fairness Opinion	SECTION 3.20
Company Financial Advisor	SECTION 3.8
Company Rights Agreement	SECTION 8.11(m)
Company SEC Reports	SECTION 8.11(n)
Company Securities	SECTION 3.2(a)
Confidentiality Agreements	SECTION 8.11(o)
Construction Agreement	SECTION 8.11(p)
Construction Agreement Party	SECTION 8.11(q)
Construction Project	SECTION 8.11(r)
Controlled Group Liability	SECTION 8.11(s)
Corporation Law	SECTION 5.2(h)

Defined Terms	Defined in

Current Employees	SECTION 5.8(b)
EBIT	SECTION 8.11(t)
Effective Time	SECTION 1.2
Environment	SECTION 3.14(b)(i)
Environmental Claim	SECTION 3.14(b)(ii)
Environmental Law	SECTION 3.14(b)(iii)
ERISA	SECTION 8.11(u)
ERISA Affiliate	SECTION 8.11(v)
Exchange Act	SECTION 3.4(b)
Excluded Party	SECTION 5.2(b)
Excluded Shares	SECTION 1.6
Expenses	SECTION 7.4(e)
Facility or Facilities	SECTION 8.11(w)
Financing	SECTION 5.11(a)
Financing Commitments	SECTION 4.5
GAAP	SECTION 8.11(x)
Government Contracts	SECTION 3.17(c)(i)
Governmental Entity	SECTION 3.4(b)
Hazardous Materials	SECTION 3.14(b)(iv)
hereby	SECTION 8.9
herein	SECTION 8.9
hereinafter	SECTION 8.9
HSR Act	SECTION 3.4(b)
Immaterial Leased Real Property	SECTION 3.15(a)
Immaterial Owned Real Property	SECTION 3.16(a)
including	SECTION 8.9
Indemnified Persons	SECTION 5.7(a)
Intellectual Property	SECTION 8.11(y)
knowledge	SECTION 8.11(z)
Laws	SECTION 3.13(a)(i)
Lease or Leases	SECTION 8.11(aa)
Leased Real Property	SECTION 8.11(bb)
Licensed Intellectual Property Agreements	SECTION 3.15(a)
Liens	SECTION 8.11(cc)
Material Adverse Effect	SECTION 8.11(dd)
Material Contract	SECTION 3.17(a)
Material Leased Real Property	SECTION 3.16(a)
Material Owned Real Property	SECTION 3.16(a)
Merger	SECTION 1.1
Merger Consideration	SECTION 1.6
Merger Sub	Preamble
Morgan Joseph	SECTION 3.8
NASDAQ	SECTION 3.4(b)
Nevada Secretary	SECTION 1.2

Defined Terms	Defined in

Nonqualified Deferred Compensation Plan	SECTION 3.9(h)
Notice Period	SECTION 5.2(e)(i)
Official Notice	SECTION 3.17(c)(ii)
Option	SECTION 2.4(a)
Other Filings	SECTION 3.7
Outside Date	SECTION 7.1(c)
Owned Real Property	SECTION 8.11(ee)
Parent	Preamble
Parent Disclosure Letter	SECTION 8.11(ff)
Parent Material Adverse Effect	SECTION 8.11(gg)
Paying Agent	SECTION 2.2(a)
Payment Fund	SECTION 2.2(a)
Permits	SECTION 3.13(a)(ii)
Permitted Liens	SECTION 8.11(hh)
Person	SECTION 8.11(ii)
Plan	SECTION 8.11(jj)
Preferred Shares	SECTION 3.2(a)
Proxy Statement	SECTION 3.7
Release	SECTION 3.14(b)(v)
Representatives	SECTION 8.11(kk)
Requisite Stockholder Vote	SECTION 3.21
Retiree Welfare Programs	SECTION 3.9(f)
RMI	SECTION 8.11(ll)
RMI Balance Sheet	SECTION 3.5(e)(ii)
RMI Common Shares	SECTION 3.2(c)
RMI Preferred Shares	SECTION 3.2(c)
RMI SEC Reports	SECTION 8.11(mm)
RMI Securities	SECTION 3.2(c)
Sarbanes-Oxley Act	SECTION 3.5(a)
SEC	SECTION 3.5(a)
Securities	SECTION 3.2(b)
Securities Act	SECTION 3.5(a)
Share or Shares	SECTION 1.6
Significant Customers	SECTION 3.24
Significant Suppliers	SECTION 3.24
SNDA	SECTION 8.11(nn)
Solicitation Period End-Date	SECTION 8.11(oo)
Solvent	SECTION 4.11
Special Committee	SECTION 8.11(pp)
Special Meeting	SECTION 5.4
Stock Right	SECTION 3.9(i)
Subsidiary	SECTION 8.11(qq)
Superior Fee	SECTION 7.4(d)
Superior Proposal	SECTION 5.2(i)

Defined Terms	Defined in

Surety	SECTION 8.11(rr)
Surviving Entity	SECTION 1.1
Takeover Laws	SECTION 3.3(b)
Tax	SECTION 3.12(p)
Tax Returns	SECTION 3.12(p)
Tax-Controlled Joint Venture	SECTION 3.12(p)
Title IV Plan	SECTION 3.9(c)
U.S. Tax-Controlled Joint Venture	SECTION 3.12(p)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2008 (this “Agreement”), by and among Phoenix Parent Corp., a Delaware corporation (“Parent”), Phoenix Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Meadow Valley Corporation, a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company;

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously (with Mr. Kenneth D. Nelson and Mr. Bradley E. Larson abstaining) adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt this Agreement pursuant to Ch. 92A of the Nevada Revised Statutes (the “Combinations Law”) and approve the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the Combinations Law upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has obtained a letter of credit in support of its obligations hereunder, in the form set forth on Section 4.6 of the Parent Disclosure Letter; and

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Combinations Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). The Company shall be the surviving entity in the Merger (the “Surviving Entity”) and the separate corporate existence of Merger Sub shall cease.

Section 1.2  Consummation of the Merger.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but, unless otherwise agreed to in writing by the parties hereto, in no event later than the third Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the date of the Closing, the “Closing Date”) set forth in Article VI, at the offices of Hunton & Williams LLP, Bank of America Plaza, Suite 4100, 600 Peachtree Street, N.E., Atlanta, Georgia 30308. Subject to the terms and conditions hereof, Merger Sub and the Company shall cause the Merger to be consummated on the Closing Date by filing with the Secretary of State of the State of Nevada (the “Nevada Secretary”), on or prior to the Closing Date, duly executed articles of merger (the “Articles of Merger”), as required by the Combinations Law, and shall take all such further actions as may be required by Law to make the Merger effective. The Merger shall become effective upon the later of: (a) the date and time of the filing of the Articles of Merger with the Nevada

Secretary, or (b) such later date and time as may be specified in the Articles of Merger with the consent of the parties. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

Section 1.3  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the Combinations Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4  Articles of Incorporation and Bylaws.  The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be the articles of incorporation of the Surviving Entity, except that Article I thereof shall provide that the name of the Surviving Entity shall be “Meadow Valley Corporation.” Such articles of incorporation, as so amended, shall be the articles of incorporation of the Surviving Entity until thereafter amended as permitted by Law and such articles of incorporation. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity. Such bylaws shall be the bylaws of the Surviving Entity until thereafter amended in accordance with the terms of the bylaws, the articles of incorporation of the Surviving Entity and as permitted by Law.

Section 1.5  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Entity (other than those who Merger Sub determines shall not remain as officers of the Surviving Entity) until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Entity.

Section 1.6  Conversion of Shares.  Each share of common stock of the Company, par value $0.001 per share (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent (collectively, the “Excluded Shares”), all of which, at the Effective Time, shall be cancelled without any consideration being exchanged therefor) shall be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 1.7) equal to $11.25, without interest (the “Merger Consideration”), upon the surrender of such Shares as provided in Section 2.2. At the Effective Time, the Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the names of the former registered holders shall be removed from the registry of holders of the Shares and, subject to Section 2.1, each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (for Shares other than Excluded Shares), without interest, as provided herein.

Section 1.7  Withholding Taxes.  Parent, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares and stock options pursuant to the Merger or this Agreement, any stock transfer Taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, stock options, stock appreciation rights, stock awards, restricted stock and stock units, as the case may be, in respect of which such deduction and withholding was made.

Section 1.8  Subsequent Actions.  If at any time after the Effective Time the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Entity’s direct or indirect right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company and its Subsidiaries, including the capital stock of RMI owned by the Company, as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, at the sole cost and expense of the Surviving Entity, the directors and officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Entity or otherwise to carry out the intent of this Agreement.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES;
TREATMENT OF EQUITY-BASED AWARDS

Section 2.1  Dissenting Shares.  In accordance with the Combinations Law, stockholders of the Company will not have appraisal rights with respect to their shares.

Section 2.2  Payment for Shares.

(a) At or prior to the Effective Time, Parent will deposit or cause to be deposited with a bank or trust company designated by Parent (and reasonably acceptable to the Company) (the “Paying Agent”) cash in amounts and at times necessary to make the payments due pursuant to Section 1.6 to holders of Shares that are issued and outstanding immediately prior to the Effective Time and entitled to the Merger Consideration (such amounts being hereinafter referred to as the “Payment Fund”). As directed by Parent, the Payment Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (iii) money market accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $1,000,000,000 (based on the most recent financial statements of such bank which are publicly available) or (iv) commercial paper obligations rated A-1 or P-1 or better from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, for the benefit of the Surviving Entity; provided, that no such investment or any loss associated therewith shall relieve Parent, the Surviving Entity or the Paying Agent from making the payments required by this Article II. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.6, except as provided in this Agreement. Any profit or loss resulting from, or interest and other income provided by, such investments shall be for the account of Parent.

(b) As soon as reasonably practicable, but no later than three Business Days after the Effective Time (or such longer period of time as Paying Agent shall require), the Surviving Entity shall cause the Paying Agent to commence mailing to the record holders of the Shares as of the Effective Time (which immediately prior to the Effective Time represented Shares, other than Excluded Shares) and to complete the mailing as soon as reasonably practical thereafter, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and instructions for use in effecting the surrender of a Share and receiving payment therefor. Following surrender to the Paying Agent of such letter of transmittal duly executed, the holder of such Share shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax as specified in Section 1.7 equal to the product of the number of Shares represented by such letter of transmittal multiplied by the Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of the Shares. If payment is to be made to a Person other than the Person in whose name a Share surrendered is registered, it shall be a condition of payment that the letter of transmittal be in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Share surrendered or establish to the satisfaction of the Surviving Entity that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.2, each Share shall represent for all purposes solely the right to receive the Merger Consideration in cash, without interest, as provided herein.

(c) At the option of the Surviving Entity, any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be repaid to the Surviving Entity. Any former stockholders of the Company who have not complied with this Section 2.2 prior to the end of such one-year period shall thereafter look only to the Surviving Entity (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claims for the Merger Consideration, without interest, as provided herein. Neither Parent nor the

Surviving Entity shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Shares shall not have been surrendered as of a date immediately prior to such time that unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims, interests or other Liens of any Person previously entitled thereto.

(d) No dividends or other distributions with respect to capital stock of the Surviving Entity with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate.

(e) In the event that any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Entity or the Paying Agent may direct as indemnity against any claim that may be made against the Surviving Entity or the Paying Agent with respect to such certificate (or the making of such other indemnity as the Surviving Entity or Paying Agent may reasonable request in lieu thereof), the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

Section 2.3  Closing of the Company’s Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Shares are presented to the Surviving Entity for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

Section 2.4  Treatment of Options.

(a) The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) granted under the 2004 Equity Incentive Plan of the Company and the 1994 Stock Option Plan of the Company that is outstanding and unexercised as of the Effective Time (whether vested or unvested), except for Options as to which the treatment in the Merger is hereafter separately agreed in writing by Parent and the holder thereof, which Options shall be treated as so agreed, shall be cancelled, and the holder thereof shall receive at the Effective Time from the Company, or as soon as practicable thereafter from the Surviving Entity, in consideration for such cancellation, an amount in cash, equal to the product, if any, of (i) the number of Shares previously subject to such Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option.

(b) The Board of Directors of the Company (or the appropriate committee thereof) shall, and such Board of Directors (or committee thereof) shall cause the Company to, take any actions reasonably necessary to effectuate the foregoing provisions of this Section 2.4 (in form and substance reasonably acceptable to Parent); it being understood that the intention of the parties is that following the Effective Time no holder of an Option, or any participant in any Plan or other employee benefit arrangement of the Company or any of its Affiliates shall have any right thereunder to acquire (or receive amounts measured by reference to) any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, any Subsidiary or the Surviving Entity and all such Options and rights under any Plan shall be cancelled and, other than as expressly set forth herein, such items and Plans shall terminate as of the Effective Time. Prior to the Effective Time (and to the extent requested by Parent, at the time that the amounts provided by this Section 2.4 are paid to the holders of the Options), the Company shall deliver to the holders of the Options appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

(c) The Company and Parent agree that it is their intent to, and that they will, report all income tax deductions resulting from the payment of any amounts paid pursuant to this Section 2.4 in the portion of the Company’s taxable year ended prior to the Effective Time.

Section 2.5  Further Adjustments.  Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, there shall have been declared, made or paid any dividend or distribution on the issued and outstanding Shares or the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration shall be appropriately adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 2.5; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as disclosed in the Section of the Company Disclosure Letter that specifically relates to such Section of Article III below or, if disclosed in any other Section of the Company Disclosure Letter, is reasonably apparent on its face to relate to such Section of Article III below, the Company represents and warrants to each of Parent and Merger Sub as follows:

Section 3.1  Organization and Qualification.  The Company, each of its Subsidiaries and RMI is a duly organized and validly existing corporation or other legal entity in good standing under the Laws of their respective jurisdictions of incorporation or organization. The Company, each of its Subsidiaries and RMI has the requisite corporate or similar power and authority to own, lease and operate its properties and conduct its business as currently conducted. The Company, each of its Subsidiaries and RMI is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned by or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.1-1 of the Company Disclosure Letter sets forth a true, correct and complete copy of the Articles of Incorporation and Bylaws as currently in effect. The Company has heretofore made available to Parent true, correct and complete copies of the articles of incorporation and bylaws (or similar governing documents) as currently in effect for each of the Company’s Subsidiaries and RMI. Except as set forth in Section 3.1-2 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Persons other than wholly-owned Subsidiaries and RMI. Neither the Company, any of its Subsidiaries or RMI is in breach of its organizational or governing documents in any material respect.

Section 3.2  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 15,000,000 shares of common stock, par value $0.001 per share (the “Common Shares”) and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Shares”). As of the date of this Agreement, 5,178,654 Common Shares and no Preferred Shares were issued and outstanding; and no Common Shares or Preferred Shares were held in the Company’s treasury. As of the date of this Agreement, there were Options to purchase 298,693 Common Shares and no Preferred Shares outstanding. As of the date of this Agreement, there were warrants to purchase 75,212 Common Shares and no Preferred Shares outstanding. Since December 31, 2007, except as set forth in Section 3.2(a)-1 of the Company Disclosure Letter, the Company has not granted any options, restricted stock or warrants or rights or entered into any other agreements or commitments to issue any Common Shares, Preferred Shares, derivatives of Common Shares, Preferred Shares or any other shares of its capital stock or interests with the economic equivalent thereof, and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right. Section 3.2(a)-2 of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of the aggregate Options, other equity-based awards and warrants outstanding, including the remaining term to exercise such right as well as the applicable exercise price in each case. Except as set forth in Section 3.2(a)-3 of the Company Disclosure Letter, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company; (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company; (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”); or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price, value or economic equivalent of the Shares or Preferred Shares. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.2(a)-3 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations.

(b) Except as set forth in Section 3.2(b)-1 of the Company Disclosure Letter, the Company or one or more of its Subsidiaries is the record and beneficial owner of all the equity interests of each Subsidiary, free and clear of any Lien other than Permitted Liens, including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests (other than any such restrictions as may be deemed to be imposed by generally applicable federal or state securities Laws). The capital structure (including ownership) of each of the Subsidiaries is set forth in Section 3.2(b)-2 of the Company Disclosure Letter. All equity interests of the Subsidiaries held by the Company or any other Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary; (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary; (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries, being referred to collectively as “Securities”); or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value or economic equivalent of any shares of capital stock of any Subsidiary. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries or RMI to purchase, redeem or otherwise acquire any outstanding Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary or RMI.

(c) The authorized capital stock of RMI consists of (i) 15,000,000 shares of common stock, par value $0.001 per share (the “RMI Common Shares”) and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “RMI Preferred Shares”). As of the date of this Agreement, 3,809,500 RMI Common Shares and no RMI Preferred Shares were issued and outstanding; no RMI Common Shares and no RMI Preferred Shares were held in RMI’s treasury; and 2,645,212 RMI Common Shares and no RMI Preferred Shares were beneficially owned by the Company. Since the transaction or transactions by which the Company obtained ownership of its initial shares of RMI, the Company has continuously owned a majority of the outstanding RMI Common Shares. As of the date of this Agreement, there were options and warrants to purchase 495,375 RMI Common Shares and no RMI Preferred Shares outstanding. Since December 31, 2007, except as set forth in Section 3.2(c)-1 of the Company Disclosure Letter, RMI has not granted any options, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any RMI Common Shares, RMI Preferred Shares, derivatives of RMI Common Shares or any other shares of its capital stock or interests with the economic equivalent thereof, and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding RMI Common Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right. Section 3.2(c)-2 of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of the aggregate options, warrants and other equity-based awards outstanding of RMI, including the remaining term to exercise such right as well as the applicable exercise price in each case. Except as set forth in Section 3.2(c)-3 of the Company Disclosure Letter, there are no outstanding (i) securities of RMI convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in RMI; (ii) options, warrants, rights or other agreements or commitments to acquire from RMI, or obligations of RMI to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) RMI; (iii) obligations of RMI to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in RMI (the items in clauses (i), (ii) and (iii), together with the capital stock of RMI, being referred to collectively as “RMI Securities”); or (iv) obligations of RMI or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price, value or economic equivalent of the RMI Common Shares or RMI Preferred Shares. Except as set forth in Section 3.2(c)-3 of the Company Disclosure Letter, neither RMI nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company, its Subsidiaries, RMI or any of its Subsidiaries to purchase, redeem or otherwise acquire any RMI Securities. There are no voting trusts or other agreements or understandings to which RMI or any of its Subsidiaries is a party with respect to the voting of capital stock of RMI. The Company took all reasonable steps to require RMI to render the restrictions on “business combinations” set forth in Section 78.411 et seq. and “control share acquisitions” set forth in Section 78.378 et seq . of the Corporation Law inapplicable to the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby, including the Merger.

Section 3.3  Authority for this Agreement; Board Action.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby, other than, with respect to completion of the Merger, the adoption of this Agreement by the Requisite Stockholder Vote, prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Company’s Board of Directors (at a meeting or meetings duly called and held, and acting upon the unanimous recommendation of the Special Committee) has unanimously (with Mr. Larson and Mr. Nelson abstaining and based in part on the fairness opinion provided by Morgan Joseph) (i) determined that this Agreement and the transactions contemplated hereby , including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company; (ii) approved this Agreement and the transactions contemplated hereby; (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Company (including the recommendation of the Special Committee, the “Company Board Recommendation”); (iv) taken all reasonable steps to render the restrictions on “business combinations” set forth in Section 78.411 et seq. and “control share acquisitions” set forth in Section 78.378 et seq. of the Corporation Law inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby, including the Merger; and (v) resolved to elect, to the extent permitted by Law, for the Company not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

Section 3.4  Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby, including the Merger, will (i) violate or conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or the respective certificates of incorporation or bylaws or other similar governing documents of any Subsidiary of the Company or RMI; (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or RMI or by which any of their respective assets are bound; (iii) except as set forth on Section 3.4(a)-1 of the Company Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract, any of the Leases or any insurance policy of the Company, any of its Subsidiaries or RMI; (iv) result (or, with the giving of notice, the passage of time or otherwise, would reasonably be expected to result) in the creation or imposition of any Lien on any asset of the Company, any of its Subsidiaries or RMI; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or RMI or by which any of their respective assets are bound, except, in case of clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger, by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body or any arbitration panel the conclusions of which may be enforced by the judiciary (collectively, a “Governmental Entity”), except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the filing of the Articles of Merger with the Nevada Secretary, and (iv) any such other consent, approval, authorization, permit, filing or notification the failure of which to make or obtain (A) would not prevent or materially delay the Company’s performance of its obligations under this Agreement or (B) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, the Company is not aware of any fact, event or circumstance relating to the Company or any of its Subsidiaries or Affiliates or RMI that would reasonably be expected to prevent or delay the receipt of any consent, approval, authorization or permit of any Governmental Entity required pursuant to Article VI to consummate the transactions contemplated by this Agreement.

Section 3.5  Reports; SEC Matters; Financial Statements.

(a) (i) The Company has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”) since January 1, 2005, all of which have complied, as to form, as of their respective filing dates (and, if amended, as of the date of the last such amendment prior to the date of this Agreement) in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, since January 1, 2005. There are no outstanding or unresolved comments in comment letters received from or, to the Company’s knowledge, unresolved issues raised by, the SEC with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. The Company does not presently have any registration statement that is currently effective other than on a Form S-8 (File No. 333-62769) and Form S-3 (File No. 333-138620).

(ii) RMI has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to the SEC since August 23, 2005, all of which have complied, as to form, as of their respective filing dates (and, if amended, as of the date of the last such amendment prior to the date of this Agreement) in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. None of the RMI SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of RMI has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any RMI SEC Report. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and RMI and any of its Subsidiaries, on the other hand, since January 1, 2005. Except as set forth in Section 3.5(a)(ii) of the Company Disclosure Letter, there are no outstanding or unresolved comments in comment letters received from or, to the Company’s knowledge, unresolved issues raised by, the SEC with respect to the RMI SEC Reports. To the knowledge of the Company, except as set forth in Section 3.5(a)(ii) of the Company Disclosure Letter, none of the RMI SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of RMI’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. RMI does not presently have any registration statement that is current effective other than on Form S-8.

(b) (i) Except as set forth in Section 3.5(b)(i) of the Company Disclosure Letter, the audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports, as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated stockholders’ equity, results of operations and cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that are not expected to be material in amount or effect). All of the Company’s Subsidiaries and RMI are consolidated for accounting purposes.

(ii) Except as set forth in Section 3.5(b)(ii) of the Company Disclosure Letter, the audited and unaudited consolidated financial statements (including the related notes thereto) of RMI included (or incorporated by reference) in the RMI SEC Reports, as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of RMI and its Subsidiaries as of their respective dates, and the consolidated stockholders’ equity, results of operations and cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that are not expected to be material in amount or effect). All of RMI’s Subsidiaries are consolidated for accounting purposes.

(c) (i) The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) intended to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (I) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (II) any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company’s internal control over financial reporting provides the reasonable assurances discussed in Rule 13a-15(f) of the Exchange Act.

(ii) RMI (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to RMI, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of RMI by others within those entities and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to RMI’s outside auditors and the audit committee of RMI’s Board of Directors (I) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that could reasonably be expected to adversely affect RMI’s ability to record, process, summarize and report financial information and (II) any fraud that involves management or other employees who have a significant role in RMI’s internal controls over financial reporting. RMI’s internal control over financial reporting provides the reasonable assurances discussed in Rule 13a-15(f) of the Exchange Act.

(d) (i) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices. To the Company’s knowledge, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of federal or state securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers or directors to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(ii) Neither RMI nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of RMI or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of RMI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that RMI or any of its Subsidiaries has engaged in improper accounting or auditing practices. To the Company’s knowledge, no attorney representing RMI or any of its Subsidiaries, whether or not employed by RMI or any of its Subsidiaries, has reported evidence of a material violation of federal or state securities Laws, breach of fiduciary duty or similar violation by RMI or any of its officers or directors to the Board of Directors of RMI or any committee thereof or to any director or officer of RMI.

(e) (i) Except as disclosed in the balance sheet of the Company, dated as of March 31, 2008, as filed with the SEC in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise (including as may be owing under indemnity or contribution arrangements), whether due or to become due other than such liabilities (A) disclosed in Section 3.5(e)(i) of the Company Disclosure Letter, (B) that have been incurred in the ordinary course of business consistent with past practice since March 31, 2008 as permitted by Section 5.1, or (C) that are otherwise incurred to the extent permitted by Section 5.1 (in each case with respect to clause (A), (B) and (C), which do not, individually or in the aggregate, increase the amount of the liabilities reflected on the Company Balance Sheet, on a consolidated basis, in excess of $3.0 million).

(ii) Except as disclosed in the balance sheet of RMI, dated as of March 31, 2008, as filed with the SEC in RMI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (the “RMI Balance Sheet”), neither RMI nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise (including as may be owing under indemnity or contribution arrangements), whether due or to become due, other than such liabilities (A) disclosed in Section 3.5(e)(ii) of the Company Disclosure Letter, (B) that have been incurred in the ordinary course of business consistent with past practice since December 31, 2007 as permitted by Section 5.1, (C) that are otherwise incurred to the extent permitted by Section 5.1

(f) Since December 31, 2002, neither the Company nor RMI has engaged in any offering of securities in violation of applicable Law.

Section 3.6  Absence of Certain Changes.

(a) Except as expressly set forth in the Company SEC Reports or the RMI SEC Reports filed prior to the date of this Agreement, since December 31, 2007, the Company, its Subsidiaries and RMI have conducted their respective businesses in all material respects in the ordinary course.

(b) Since December 31, 2007, except as expressly set forth in the Company SEC Reports or the RMI SEC Reports filed prior to the date of this Agreement, the Company, its Subsidiaries and RMI have not suffered any

Material Adverse Effect, and there has not been any change, condition, event or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7  Proxy Statement; Other Filings.  The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is filed with the SEC, is first mailed and at the time of the Special Meeting, and any other document to be filed by the Company with the SEC in connection with the Merger (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The representations and warranties contained in this Section 3.7 will not apply to the failure of the Proxy Statement or any Other Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied in writing to the Company by Parent or Merger Sub or any of their respective directors, officers, Affiliates, agents or other representatives and expressly identified in such writing as for use therein.

Section 3.8  Brokers; Certain Expenses.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Alvarez & Marsal Securities, LLC (the “Company Financial Advisor”) and Morgan Joseph & Co. Inc. (“Morgan Joseph”), whose fees and expenses shall be paid by the Company. A true and correct copy of the engagement letters with the Company Financial Advisor and Morgan Joseph, respectively, in connection with the transactions contemplated hereby has been delivered to Parent and has not been subsequently, modified, waived, supplemented or amended.

Section 3.9  Employee Matters.

(a) Section 3.9(a) of the Company Disclosure Letter contains a true, correct and complete list of all material Plans. The Company does not maintain any Plan primarily for the benefit of employees who are located in any jurisdiction outside the United States. Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Plan: (i) the plan document or agreement or, with respect to any material Plan (or an amendment thereof) that is not in writing, a written description of the material terms thereof; (ii) the trust agreement, insurance contract, third party administration or other documentation of any related funding or administration arrangement; (iii) the summary plan description and summaries of material modifications; (iv) the two most recent annual reports, actuarial reports and/or financial reports; (v) the three most recent required Internal Revenue Service Forms 5500, including all schedules thereto; (vi) any material communication to or from any Governmental Entity or to or from any Plan participant; (vii) all material amendments or material modifications to any such documents; (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code (and, if an application for a determination letter has been submitted and is pending with respect to any Plan, complete copies of such applications, as well as communications to and from the Internal Revenue Service with respect thereto); and (ix) any comparable documents with respect to Plans subject to any foreign Laws that are required to be prepared or filed under the applicable Laws of such foreign jurisdiction.

(b) With respect to each Plan, (i) all contributions due from the Company or any of its Subsidiaries or RMI or any of their respective ERISA Affiliates to date have been timely made in all material respects and all material amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries or RMI which are not yet due have been properly recorded on the books of the Company or RMI and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company or RMI, (ii) all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement, have been timely made or paid in full, (iii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service (or an application for a determination letter from the Internal Revenue Service has been timely requested and is pending, and, to the Company’s knowledge, nothing has occurred and no circumstance exists that has or could reasonably be expected to cause the Internal Revenue Service to not issue a favorable determination letter) with respect to such qualification and, to the Company’s knowledge, except as disclosed in Section 3.9(b)(iii) of the Company Disclosure Letter, nothing has occurred that has or would reasonably be expected to adversely affect qualification of such Plan, (iv) with respect to any Plan maintained outside the United States, if any, all applicable foreign qualifications or registration requirements have been satisfied, except where any failure to comply would not result in any material liability to the Company or its ERISA Affiliates, (v) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to any Plan, any fiduciaries of any Plan with respect to their duties to any Plan, or against the assets of any Plan or any trust maintained in connection with such Plan (other than as disclosed in Section 3.9(b)(v) of the Company Disclosure Letter), and (vi) except as disclosed in Section 3.9(b)(vi) of the Company Disclosure Letter, each Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code. There is not now, and to the knowledge of the Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar Laws of foreign jurisdictions, or that would reasonably be expected to give rise to any Controlled Group Liability for Parent or Merger Sub after the Effective Time.

(c) Except as disclosed in Section 3.9(c) of the Company Disclosure Letter, neither the Company nor its Subsidiaries nor RMI nor any of their respective ERISA Affiliates (i) maintains, contributes to, or participates, or has maintained, contributed to, or participated in, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (“Title IV Plan”) or (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or, (z) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, or (ii) except with respect to the Title IV Plans, has incurred or reasonably expects to incur any material liability pursuant to the reporting and disclosure, participation and vesting, funding, fiduciary responsibility, continuation health coverage or group health plan availability, access and reversibility of Title I of ERISA or pursuant to Title IV of ERISA (including any Controlled Group Liability) or any foreign Law or regulation relating to employee benefit plans, whether contingent or otherwise.

(d) No Plan is under audit or is the subject of a pending or, to the knowledge of the Company, threatened investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor, to the knowledge of the Company, is any such audit or investigation pending or contemplated. Except as disclosed in Section 3.9(d) of the Company Disclosure Letter, to the Company’s knowledge, no act or omission has occurred and no condition exists that could subject the Company or an ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code. With respect to each Plan for which financial statements are required by ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided to Parent by the Company dated as of December 31, 2006. With respect to the matters disclosed in Sections 3.9(b)(iii), 3.9(b)(vi), 3.9(c) and 3.9(d) of the Company Disclosure Letter, the Company has, or will have taken prior to the Closing, all action reasonably necessary to correct any and all operational errors caused by or resulting from such matters, and neither the Company, nor RMI, nor Parent shall have any material liability with respect to such matters.

(e) Except as expressly provided for in or pursuant to this Agreement or disclosed in Section 3.9(e) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company, RMI, any Subsidiary or any of their respective ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in payments that would fail to be deductible by reason of Section 280G of the Code, or (v) except as disclosed in Section 3.9(e) of the Company Disclosure Letter, result in the payment or obligation of the Company, any of its Subsidiaries or the Surviving Entity for a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999(a) of the Code.

(f) Neither the Company, RMI, any Subsidiary nor any of their respective ERISA Affiliates has any liability with respect to postretirement welfare benefit plans (the “Retiree Welfare Programs”) with respect to any Person other than coverage mandated by Section 4980B of the Code or similar state Law relating to required contribution coverage. There has been no written communication to employees of the Company or its ERISA Affiliates that promises or guarantees such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis, which is materially inconsistent with the provisions of the Plans. Each Retiree Welfare Program can be amended or terminated at any time in accordance with the terms of such Plan. Each Plan that is a “group health plan” (as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code) has been operated at all times in material compliance with COBRA and the Health Insurance Portability and Accountability Act of 1996 and any related regulations or applicable state Laws.

(g) Each individual who renders services to the Company, RMI, any Subsidiary or any of their respective ERISA Affiliates who is classified by the Company, RMI, any Subsidiary or any of their respective ERISA Affiliates, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Plans) is, to the knowledge of the Company, properly so characterized.

(h) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award or grant thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance with a good faith, reasonable interpretation of (A) Section 409A of the Code and (B) (1) the final regulations issued thereunder, (2) the proposed regulations issued thereunder, or (3) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the “409A Authorities”). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith, reasonable interpretation of the AJCA and the 409A Authorities. Section 3.9(h)-2 of the Company Disclosure Letter identifies the Plans that the Company has determined, based on a good faith, reasonable interpretation of the 409A Authorities, may constitute Nonqualified Deferred Compensation Plans.

(i) Each Option or other similar right to acquire Shares or other equity of the Company or RMI (a “Stock Right”), (i) to the extent it was granted after December 31, 2004, has an exercise price that has never been less than the fair market value of the underlying equity as of the date such Option or other right was granted in accordance with all governing documents and in compliance with all applicable Law, (ii) to the extent it was granted after December 31, 2004, has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Option or other right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of applicable regulations under Section 409A), (iv) to the extent it was granted after December 31, 2004, has no right directly or indirectly contingent upon the exercise of a Stock Right, to receive an amount equal to all or part of the dividends of other distributions declared and paid on the number of shares underlying the Stock Right between the date of grant and the date of exercise of the Stock Right, and (v) has at all times been properly accounted for in accordance with GAAP in the Company’s audited financial statements included in the Company SEC Reports and provided to Parent. The Company has not granted any Options by use of backdating or other targeting of a grant date to achieve a lower exercise price than would have otherwise been utilized if such Option was granted on the date such grant was first duly authorized.

Section 3.10  Employees.

(a) There is no pending or, to the knowledge of the Company, threatened labor strike, walkout, work stoppage, slowdown, collective conflict, governmental investigation or lockout with respect to employees of the Company, any of its Subsidiaries, RMI or, to the knowledge of the Company without inquiry or investigation, with respect to any material independent contractor working on matters or projects involving the Company, any of its Subsidiaries or RMI and no such strike, walkout, slowdown, collective conflict, governmental investigation or lockout has occurred, that in any such case would be material to the business of the Company and its Subsidiaries taken as a whole, or RMI and its Subsidiaries, taken as a whole. Neither the Company, any of its Subsidiaries or RMI is a party to or bound by any collective bargaining agreement and/or labor union contract (the “Collective Bargaining Agreements”).

(b) Neither the Company, any of its Subsidiaries or RMI is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices.

(c) Except as would not be reasonably expected to result in the suspension or revocation of any material Permit in any jurisdiction or in any material liability to the Company, any of its Subsidiaries and RMI, the Company, each of its Subsidiaries and RMI are in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor and employment, including, but not limited to, Laws relating to discrimination, disability, labor relations, contracting and subcontracting of activities, hours of work, payment of wages and overtime wages, pay equity, immigration (including the Legal Arizona Workers Act) workers’ compensation, working conditions, employee scheduling, social security, union rights, illegal immigrants, occupational safety and health, family and medical leave, and employee terminations.

(d) Neither the Company, any of its Subsidiaries or RMI has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act or any state or local Laws regarding the termination or layoff of employees.

Section 3.11  Litigation.  Except as set forth in Section 3.11 of the Company Disclosure Letter or as set forth in Note 7 to the Company’s quarterly report on Form 10-Q for the three-month period ended March 31, 2008, there is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened against (or for which the Company, any of its Subsidiaries or RMI has assumed liability) the Company, any of its Subsidiaries or RMI, or any properties or assets of the Company, any of its Subsidiaries or RMI, including by way of indemnity or contribution that (i) would reasonably be expected to result in a liability or expense (including attorneys fees) not covered by insurance in excess of $750,000, (ii) seeks injunctive or other equitable relief that would adversely affect the business of the Company, and its Subsidiaries taken as a whole, or RMI or (iii) if resolved in accordance with plaintiff’s demands, would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as indicated in Section 3.11 of the Company Disclosure Letter, to the Company’s knowledge, the defense and settlement of each matter referenced therein is covered by the Company’s, its Subsidiaries’ or RMI’s, as applicable, existing insurance policies. Neither the Company, any of its Subsidiaries or RMI nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree. No officer or director of the Company, any of its Subsidiaries or RMI is a defendant in or, to the knowledge of the Company, threatened to be made a defendant in or under investigation with respect to, any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company, any of its Subsidiaries or RMI. To the knowledge of the Company, there are no SEC legal actions, audits, inquiries or investigations, other actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting, internal control, disclosure control and procedures or other practices of the Company, any of its Subsidiaries or RMI or any malfeasance by any director or executive officer of the Company, any of its Subsidiaries or RMI.

Section 3.12  Tax Matters.  Except as expressly disclosed in the Form 10-K for the year ended December 31, 2007 filed by each of the Company and RMI with the SEC and except as set forth in Section 3.12 of the Company Disclosure Letter:

(a) The Company, each of its Subsidiaries, RMI and each Tax-Controlled Joint Venture have timely filed or there has been filed on its behalf (after giving effect to all timely filed extensions) all material returns relating to Taxes required to be filed by applicable Law with respect to the Company, each of its Subsidiaries, RMI and each Tax-Controlled Joint Venture or any of their income, properties or operations. Except as reserved on the Company’s and RMI’s financial statements, all such returns are true, correct and complete in all material respects and accurately set forth all material items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax Laws, rules or regulations. Except as reserved on the Company’s and RMI’s financial statements, the Company, each of its Subsidiaries, RMI and each Tax-Controlled Joint Venture have timely paid (or had timely paid on its behalf) all material Taxes attributable to the Company, each of its Subsidiaries, RMI and any Tax-Controlled Joint Venture that were due and payable, without regard to whether such Taxes have been assessed or have been shown on such Tax Returns. To the extent requested by Parent, the Company has made available to Parent true, correct and complete copies of all income Tax Returns, and any amendments thereto, filed by or on behalf of the Company, any of its Subsidiaries, RMI or any Tax-Controlled Joint Venture or any member of a group of corporations including the Company, any of its Subsidiaries, RMI or any Tax-Controlled Joint Venture, and any material correspondence with any Tax authority relating thereto.

(b) The Company, each of its Subsidiaries and RMI have made adequate provisions in accordance with GAAP in the consolidated financial statements included in the Company SEC Reports and the RMI SEC Reports for the payment of all material Taxes for which the Company, any of its Subsidiaries and RMI may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed. Since the date of the most recent consolidated financial statements included in the Company SEC Reports and the RMI SEC Reports filed prior to the date hereof, none of the Company, any of its Subsidiaries or RMI has accrued any liability for Tax, other than in the ordinary course of business.

(c) All federal income Tax Returns and all state, local and foreign Tax Returns of the Company, each of its Subsidiaries, RMI and each Tax-Controlled Joint Venture have been audited and settled, or are closed to assessment, for all years through 2003. Except as set forth on Section 3.12(c)-1 of the Company Disclosure Letter, there is no claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries, RMI or any Tax-Controlled Joint Venture for any alleged material deficiency in Taxes, and none of the Company, any Subsidiary, RMI or any Tax-Controlled Joint Venture has been informed in writing of the commencement of any audit or investigation with respect to any liability of the Company, any of its Subsidiaries, RMI or any Tax-Controlled Joint Venture for Taxes that have not been reserved for on the Company’s or RMI’s financial statements. Except for any Taxes reserved for on the Company’s or RMI’s financial statements, no issue has been raised in writing in any prior examination or audit that was not resolved without continuing liability and that, by application of similar principles, reasonably can be expected to result in the assertion of a material deficiency for any other Tax period not so examined or audited and for which the statute of limitations (taking into account extensions) has not expired. There are no agreements in effect to waive or extend the period of limitations for the assessment or collection of any material amount of Tax for which the Company, any of its Subsidiaries or RMI may be liable, nor have any such agreements been requested. No material assets of the Company or any of its Subsidiaries or RMI are subject to any liens for Taxes, other than for Taxes not yet due and payable or being contested in good faith, each of which is set forth on Section 3.12(c)-2 of the Company Disclosure Letter.

(d) The Company, each of its Subsidiaries and RMI and, to the Company’s knowledge, each Tax-Controlled Joint Venture have withheld from payments to their employees, independent contractors, creditors, stockholders and any other applicable Person (and timely paid to the appropriate Tax authority) proper and accurate amounts for all periods since December 31, 2005 and, to the extent required, have remitted such amounts to the appropriate governmental authorities, in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security, and employment Tax withholding for all types of compensation); provided, however, that in the case of income taxes, this Section 3.12(d) shall not apply to the extent such Taxes have been reserved for in the Company’s or RMI’s financial statements.

(e) There is no material obligation of the Company, any of its Subsidiaries, RMI or any Tax-Controlled Joint Venture to pay or to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company, any of its

Subsidiaries, or RMI, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(f) In the six years immediately preceding the date of this Agreement, no claim for any material amount of Taxes that remains unresolved has been made by any authority in a jurisdiction where none of the Company, any of its Subsidiaries or RMI has filed Tax Returns that the Company, such Subsidiary or RMI (as relevant) is or may be subject to taxation by that jurisdiction.

(g) None of the Company, any of its Subsidiaries, RMI, or any U.S. Tax-Controlled Joint Venture has been a party to or a participant in, or a material advisor (within the meaning of Section 6111(b)(1) of the Code) with respect to a transaction which is listed, or otherwise reportable, within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.

(h) None of the Company, any of its Subsidiaries, RMI or any U.S. Tax-Controlled Joint Venture has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law which, based on current facts and circumstances, could have a material effect on any period after the Effective Time.

(i) The Company, each of its Subsidiaries, RMI and each U.S. Tax-Controlled Joint Venture has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(j) None of the Company, any of its Subsidiaries, RMI or any U.S. Tax-Controlled Joint Venture is required (or will be required as a result of the Merger) to include a material item of income or to exclude a material item of deduction for any period after the Effective Time pursuant to Section 481(a) of the Code or any similar provision of state or local Law by reason of a change in accounting method initiated by it or any other relevant party, and none of the Company, any of its Subsidiaries, RMI or any U.S. Tax-Controlled Joint Venture has any knowledge that the Internal Revenue Service has proposed in writing any such adjustment or change in accounting method. None of the Company, any of its Subsidiaries, RMI or any U.S. Tax-Controlled Joint Venture has any application pending with any Governmental Entity requesting permission for any changes in accounting methods.

(k) There are no foreign Subsidiaries of the Company or RMI, including for which an election has been made pursuant to Section 7701 of the Code and regulations thereunder to be treated as other than its default classification for U.S. federal income tax purposes.

(l) None of the Company, any of its Subsidiaries, RMI or, to the Company’s knowledge, any Tax-Controlled Joint Venture, has entered into a transaction under which gain or income has been realized but the taxation of such gain has been deferred under any provision of federal, state, local or foreign Tax Law or by agreement with any Tax authority (including for example an installment sale, a deferred intercompany transaction or a gain recognition agreement), or a transaction under which previously used Tax losses or credits may be recaptured (including for example a dual consolidated loss or an excess loss account), in each case if such gain recognition or such loss or credit recapture, if triggered, would give rise to a material Tax liability.

(m) At no time has the Company, any of its Subsidiaries or RMI had an ownership change described in Section 382(l)(5)(A) of the Code.

(n) There are no Tax sharing or similar agreements or arrangements to which the Company, any of its Subsidiaries or RMI is a party and which require a payment to any Person other than the Company, any of its Subsidiaries or RMI.

(o) None of the Company, any of its Subsidiaries or RMI has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company, any of its Subsidiaries or RMI been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(p) For purposes of this Agreement, (i) “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof, (ii) “Tax Returns” shall mean any and all reports, returns, computations, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof, in each case, filed or required to be filed with any Governmental Entity, (iii) “Tax-Controlled Joint Venture” means any Company joint venture as to which the Company, any of its Subsidiaries or RMI (x) is the “tax matters partner,” within the meaning of Section 6231(a)(7) of the Code or (y) has effective control over the preparation of Tax Returns, and (iv) “U.S. Tax-Controlled Joint Venture” means any Tax-Controlled Joint Venture which is organized under the laws of the United States, any state thereof or the District of Columbia, or which is engaged in a trade or business in the United States.

Section 3.13  Compliance with Law; No Default.

(a) Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:

(i) neither the Company, any of its Subsidiaries or RMI is, or has during the past three years, been in conflict with, in default with respect to or in violation of any statute, law (including common law), ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity (“Laws”) applicable to the Company, any of its Subsidiaries or RMI or by which any property or asset of the Company, any of its Subsidiaries or RMI is bound or affected;

(ii) the Company, each of its Subsidiaries and RMI have all permits, licenses, authorizations, consents, certificates, approvals and franchises from Governmental Entities (“Permits”) required by all applicable Laws to own, lease, occupy and operate their properties and to operate their business consistent with past practice; and

(iii) there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit.

(b) A copy of each valid Permit or evidence of continuing coverage under an expired Permit has been made available to Parent, and a list of such Permits and evidence is set forth in Section 3.13(b) of the Company Disclosure Letter.

(c) Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the Company, each of its Subsidiaries and RMI are in compliance with and qualify for continuing coverage under the terms of Permits identified on Schedule 3.13(b).  To the Company’s knowledge, no event has occurred and no circumstance exists that could reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit.

Section 3.14  Environmental Matters.

(a) Except for acts, events or omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each of the Company, its Subsidiaries and RMI (A) is and has been in compliance with applicable Environmental Laws, (B) has received or secured and is and has been in compliance with all Permits required under Environmental Laws for the conduct of its business, (C) has submitted to the applicable Governmental Entity, in a timely manner, all applicable registrations and notices required under Environmental Laws for the conduct of its business, (D) has completed, in a timely manner, all plans required under any Environmental Laws or pursuant to any Permit required for the conduct of its business and (E) has provided a copy of each document referenced in this subsection to Parent;

(ii) neither the Company, any of its Subsidiaries nor RMI has been in the past ten years or is presently the subject of any Environmental Claim and, to the knowledge of the Company, no Environmental Claim is pending or threatened against either the Company, any of its Subsidiaries, RMI or any Person whose liability for the Environmental Claim was or may have been retained or assumed either contractually or by operation of Law by the Company, any of its Subsidiaries or RMI;

(iii) neither the Company, any of its Subsidiaries, RMI nor, to the knowledge of the Company, any other Person has released or disposed of Hazardous Materials on, at or beneath any properties currently owned, leased or operated or previously owned, leased or operated by the Company, any of its Subsidiaries or RMI;

(iv) no properties currently owned, leased or operated by the Company, any of its Subsidiaries or RMI contain any landfills, disposal areas, underground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or other Hazardous Materials;

(v) no properties currently owned, leased or operated by the Company, any of its Subsidiaries or RMI contain surface impoundments in violation of any Environment Law or Permits;

(vi) neither the Company, any of its Subsidiaries nor RMI has arranged for the off-site shipment of any Hazardous Materials that gives rise to liabilities or obligations under any Environmental Law;

(vii) no Lien imposed by any Governmental Entity pursuant to any Environmental Law is currently outstanding and no financial assurance obligation is in force as to any property currently owned, leased, operated or used by the Company, any of its Subsidiaries or RMI;

(viii) the diesel-powered generators and other equipment that have pending nonroad diesel engine determinations by Arizona Department of Environmental Quality were operated by the Company, its Subsidiaries and RMI prior to February 21, 2008 in a manner that will not give rise to liabilities or obligations under Environmental Laws or Permits and such generators and equipment may continue to be operated by the Company, its Subsidiaries and RMI in a similar manner without any liabilities or obligations under Environmental Laws or Permits; and

(ix) the Arizona Department of Environmental Quality, Notices of Violations issued to Meadow Valley Contractors, Inc., Meadow Valley, May 6, 2008: Case ID 94707 and 95036 will not give rise to liabilities or obligations under Environmental Laws or Permits and the Company, its Subsidiaries and RMI may continue to operate as they did prior to the related Notice of Violations inspection without incurring any liabilities or obligations.

(b) For purposes of the Agreement:

(i) “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

(ii) “Environmental Claim” means any written Action by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, any of its Subsidiaries or RMI, or (b) any violation of any Environmental Law.

(iii) “Environmental Law” means any Law or common law interpreted to apply to the business and types of operations performed by the Company, its Subsidiaries and RMI, or any binding agreement issued or entered between the Company, its Subsidiaries or RMI and any Governmental Entity or Person relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) exposure of employees or third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (e) the presence of Hazardous Materials in any building or structure.

(iv) “Hazardous Materials” means any pollutant, contaminant, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, mold, lead-based paint, any solid or hazardous, waste, and any toxic, radioactive, or hazardous substance, or material including any substance, material or waste which is defined, regulated or classified as hazardous under any Environmental Law.

(v) “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or from any property, including movement through air, soil, surface water, groundwater or property.

Section 3.15  Intellectual Property.

(a) Section 3.15-1 of the Company Disclosure Letter sets forth a true and correct list of all of the following Intellectual Property owned, directly or indirectly, by the Company, any of its Subsidiaries or RMI (specifically identifying the applicable entity): (i) registered or patented Intellectual Property (or application therefor), (ii) material (non-off-the shelf) computer software and (iii) material unregistered Intellectual Property. The Company, its Subsidiaries or RMI, as the case may be and as identified in Section 3.15-1 of the Company Disclosure Letter, own and possess the entire right, title and interest in and to all Intellectual Property set forth on Section 3.15-1 of the Company Disclosure Letter, free and clear of all Liens (other than Permitted Liens and Liens that will be released at Closing). The Company, its Subsidiaries and RMI own and possess the entire right, title, and interest in and to, or have a valid and enforceable right to use (pursuant to written license agreements set forth on Section 3.15-2 of the Company Disclosure Letter (the “Licensed Intellectual Property Agreements”) or licenses of off-the-shelf desktop computer application software having a license fee per user of less than $500), all other Intellectual Property used in or necessary for the operation of their businesses.

(b) Neither the Company, any of its Subsidiaries nor RMI (i) has, to the Company’s knowledge, infringed upon or misappropriated the Intellectual Property of others, (ii) has received any notice of infringement, misappropriation or conflict with respect to Intellectual Property of any other Person (including, without limitation, any demands or unsolicited offers to license any Intellectual Property from any other Person) and (iii) has received any notice challenging or questioning the validity, enforceability, use or ownership of any of the Company’s, its Subsidiaries’ or RMI’s Intellectual Property.

(c) To the Company’s knowledge, no Person is using any Intellectual Property that is confusingly similar to, which infringes upon, misappropriates or conflicts with the Company’s, its Subsidiaries’ or RMI’s rights with respect to the Company’s, its Subsidiaries’ or RMI’s products, processes or Intellectual Property.

(d) The Company, its Subsidiaries and RMI, as the case may be, have taken all commercially reasonable actions to maintain and protect all of the Company’s, its Subsidiaries’ and RMI’s Intellectual Property.

(e) The Company, its Subsidiaries and RMI own and possess the entire right, title and interest in and to all Intellectual Property created or developed by, for or under the direction or supervision of the Company, its Subsidiaries and RMI, as the case may be, including, without limitation, the Intellectual Property described on Section 3.15-1 of the Company Disclosure Letter.

(f) The computer systems, including, without limitation, the software, hardware and networks currently used by the Company, its Subsidiaries and RMI in the operation of their respective businesses, are sufficient for the immediate needs of their businesses, as presently conducted.

Section 3.16  Real Property.

(a) The lists of Owned Real Property and Leased Real Property set forth on Sections 3.16(b) and 3.16(c)-1 of the Company Disclosure Letter shall designate whether each Owned Real Property and Leased Real Property is “material” or “immaterial” to the Company’s, or any of its Subsidiaries’ or RMI’s, business. The Company represents and warrants that each such property identified as “immaterial” on Sections 3.16(b) or 3.16(c)-1 of the Company Disclosure Letter is, in fact, not material to the Company’s, or any of its Subsidiaries’ or RMI’s business as currently conducted. For purposes of Sections 3.16, 5.19 and 6.2(e) only, the Owned Real Property and Leased Real Property identified as “material” in Sections 3.16(b) and 3.16(c)-1 of the Company Disclosure Letter shall hereinafter be referred to as the “Material Owned Real Property” and “Material Leased Real Property,” respectively, and the Owned Real Property and Leased Real Property identified as “immaterial” in Sections 3.16(b) and 3.16(c)-1 of the Company Disclosure Letter shall hereinafter be referred to as the “Immaterial Owned Real Property” and “Immaterial Leased Real Property,” respectively.

(b) Title to Owned Real Property.  The Company, one of its Subsidiaries or RMI holds good, valid and marketable title to the Material Owned Real Property listed on Section 3.16(b) of the Company Disclosure Letter, free and clear of any and all Liens, except for Permitted Liens.

(c) Leased Real Property.  Section 3.16(c)-1 of the Company Disclosure Letter sets forth the address or location of each Leased Real Property and a list of all Leases of the Company, any of its Subsidiaries and RMI. Except as set forth on Section 3.16(c)-1 of the Company Disclosure Letter, (i) the Company, one of its Subsidiaries or RMI has a valid leasehold interest in each of the Material Leased Real Properties; (ii) each Lease of Material Leased Real Property is legal, valid, binding and enforceable against the Company and its Subsidiaries or RMI (as applicable) in accordance with its terms and in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (iii) neither the Company, any of its Subsidiaries nor RMI, or, to the Company’s knowledge, any other party to any Lease, is in breach or default under any Lease and, to the Company’s knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under any Lease; (iv) all rent and other sums and charges payable to the Company, any of its Subsidiaries or RMI under all Leases are current; (v) neither the Company’s, any of its Subsidiaries’ nor RMI’s possession and quiet enjoyment of each Material Leased Real Property is being disturbed; (vi) there are no material disputes with respect to any Leases of Material Leased Real Property; (vii) no security deposit or bond provided as security, or portion thereof, if applicable, has been applied in respect of a breach or default under any Lease that has not been redeposited or replenished in full; (viii) the other party to each Lease of Material Leased Real Property is not, and was not at the time of execution, in any way affiliated with the Company, any of its Subsidiaries or RMI; and (ix) neither the Company, any of its Subsidiaries nor RMI has collaterally assigned or granted any security interest in any of the Leases of Material Leased Real Property or any interest therein (other than Permitted Liens).

(d) No Additional Property Interests.  Other than the Owned Real Property and Leased Real Property, neither the Company, any of its Subsidiaries nor RMI has any other interest in real property, whether owned, leased or otherwise, and the Owned Real Property and Leased Real Property constitute all of the real property necessary to conduct the Company’s, its Subsidiaries’ and RMI’s businesses as currently conducted.

(e) Condition of Owned Real Property and Leased Real Property.  Except as set forth on Section 3.16(e) of the Company Disclosure Letter:

(i) No Permitted Lien adversely affects the Company’s, the applicable Subsidiary’s or RMI’s use, ownership or occupancy of the Material Owned Real Property or its operation of its business on, in or about the Material Owned Real Property, and, to Company’s knowledge, no Lien adversely affects the Company’s, the applicable Subsidiary’s or RMI’s use or occupancy of the Material Leased Real Property or its operation of its business on, in or about the Material Leased Real Property;

(ii) To the Company’s knowledge, there is no condemnation, expropriation or eminent domain proceeding of any kind pending or threatened against any of the Material Owned Real Property or Material Leased

Real Property, or any portion thereof, or other legal matters adversely affecting the Company’s, the applicable Subsidiary’s or RMI’s occupancy and use thereof;

(iii) To the Company’s knowledge, the Material Owned Real Property and Material Leased Real Property are occupied and utilized for the Company’s, its Subsidiaries’ and RMI’s businesses under valid and current certificates of occupancy, Permits and other similar authorizations from any Governmental Entity (excluding such Permits as are covered by the representations and warranties set forth in Section 3.14 hereof entitled “Environmental Matters”) having jurisdiction, and the transactions contemplated by this Agreement will not require the issuance of any material new or amended certificates of occupancy, Permits or other similar authorizations from any Governmental Entity (excluding such Permits as are covered by the representations and warranties set forth in Section 3.14 hereof entitled “Environmental Matters”) having jurisdiction; there are no facts, to the knowledge of the Company, that would prevent the Material Owned Real Property or Material Leased Real Property from being occupied and utilized for the Company’s, its Subsidiaries’ and RMI’s businesses after the Effective Time in the same manner as before;

(iv) All Facilities on the Owned Real Property and the Leased Real Property are occupied and used in material compliance with all laws (excluding such laws as are covered by the representations and warranties set forth in Section 3.14 hereof entitled “Environmental Matters”), and all such Facilities on the Owned Real Property and, to the knowledge of the Company, the Leased Real Property are constructed in material compliance with all laws;

(v) The Company, its Subsidiaries and RMI, respectively, have obtained all variances and special use Permits necessary for the proper and lawful operation of the business, as currently conducted, on the Material Owned Real Property and the Material Leased Real Property (excluding such Permits as are covered by the representations and warranties set forth in Section 3.14 hereof entitled “Environmental Matters”);

(vi) Neither the Company, any of its Subsidiaries nor RMI, has received any notice of a violation of any material covenant, condition, easement, restriction or other similar encumbrance affecting the Owned Real Property or Leased Real Property or relating to their uses or occupancy, nor, to the knowledge of the Company, are there any facts or circumstances that could give rise to any such violation;

(vii) The Company, its Subsidiaries and RMI have complied with any and all material restrictions, whether imposed by covenant, deed, easement or otherwise, that are of record or that exist affecting the Owned Real Property, and the Company’s, its Subsidiaries’ and RMI’s use of the Leased Real Property has complied with any and all material restrictions, whether imposed by covenant, deed, easement, contract or otherwise;

(viii) The Material Owned Real Property and Material Leased Real Property have, and will have as of the Closing Date, sufficient (to the extent necessary and as applicable), in quality and quantity, water supply, storm and sanitary sewage facilities, gas, electricity, fire protection and, without limitation, other required utilities and services for the continued occupancy and use of the Material Owned Real Property and Material Leased Real Property for the Company’s, its Subsidiaries’ and RMI’s businesses as currently conducted;

(ix) The Company does not have any knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be or would be assessed as special taxes or charges against the Material Owned Real Property or Material Leased Real Property;

(x) All Facilities on the Material Owned Real Property and Material Leased Real Property are, taken as a whole, in reasonable operating condition and repair (subject to normal wear and tear) and are adequate for occupancy and use in accordance with the Company’s, its Subsidiaries’ and RMI’s past practice;

(xi) The Facilities on the Material Owned Real Property and Material Leased Real Property do not encroach on any easement that may materially burden a Facility;

(xii) The Company does not have any knowledge of any condition that would result in the termination or impairment of access to the Material Owned Real Property or Material Leased Real Property and such access is sufficient for the operation of the Company’s, its Subsidiaries’ or RMI’s businesses thereon;

(xiii) Neither the Company, any of its Subsidiaries or RMI has, or has had, any material boundary, water drainage or supply or other similar material disputes with the owners of any property adjacent to the Material Owned Real Property or the Material Leased Real Property and the Company does not have any knowledge of any such material dispute involving former owners of the Material Owned Real Property or Material Leased Real Property;

(xiv) Neither the Company, any of its Subsidiaries nor RMI has received any notice of outstanding requirements or recommendations by the insurance companies who issue or have issued insurance policies insuring the Owned Real Property and Leased Real Property, or by any board of fire underwriters or other body exercising similar functions requiring or recommending any material repairs or work to be done on the Owned Real Property and Leased Real Property;

(xv) Neither the Company, any of its Subsidiaries or RMI owes, nor will owe in the future, any brokerage commissions or finder’s fees with respect to the Material Owned Real Property or Material Leased Real Property;

(xvi) There are no parties in possession of the Material Owned Real Property or Material Leased Real Property that are not entitled to such possession; and

(xvii) There are no outstanding options or rights of first refusal to purchase the Material Owned Real Property, or any portion thereof or interest therein.

(f) Real Property Related Documentation.  The Company has furnished or made available to Parent and Merger Sub, to the extent in the Company’s possession or control: (i) all certificates of occupancy and other material Permits, variances, applications, documents certifying the payment of any applicable real estate tax, other approvals and licenses for all or any part of the Material Owned Real Property and Material Leased Real Property; (ii) all material architectural, mechanical, electrical, plumbing, drainage, construction and similar plans, specifications and blueprints relating to the Material Owned Real Property; (iii) all policies of title insurance on the Material Owned Real Property and Material Leased Real Property; (iv) all vesting deeds for the Material Owned Real Property and Leases for the Leased Real Property; (v) all existing Phase I, Phase II or other environmental reports or studies in draft or final form, relating to the Owned Real Property and Leased Real Property; and (vi) any surveys or plats relating to the Material Owned Real Property and Material Leased Real Property.

Section 3.17  Material Contracts.

(a) Sections 3.17(a)(i) – (xvii) of the Company Disclosure Letter list all existing contracts, agreements, commitments, arrangements, leases and other instruments to which the Company, any of its Subsidiaries or RMI is a party or by which the Company, any of its Subsidiaries or RMI or any of their respective properties or assets is bound (other than Plans and Leases) as of the date of this Agreement that:

(i) (A) have a term longer than one year from the date hereof that involve payments by the Company, any of its Subsidiaries or RMI in excess of $250,000 per year, or (B) with a term less than one year from the date hereof that involve payments by the Company, any of its Subsidiaries or RMI in excess of $200,000, that are not terminable without premium or penalty on less than 30 days’ notice;

(ii) are employment agreements, management agreements, consulting agreements, change of control agreements or severance agreements;

(iii) are indemnification agreements with respect to any officer or director of the Company, any of its Subsidiaries or RMI;

(iv) contain non-compete covenants that restrict the operations of the Company, any of its Subsidiaries or RMI (or which, immediately following the consummation of the Merger, would restrict the operations of the Surviving Entity or any of its Affiliates);

(v) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture;

(vi) relate to (A) indebtedness for borrowed money (including mezzanine financing), capital lease obligations, or the deferred purchase price of property and having an outstanding principal amount in excess of $200,000, (B) conditional sale arrangements in connection with which the aggregate actual or contingent obligations of the Company, its Subsidiaries or RMI under such contract are greater than $100,000, (C) any off-balance sheet arrangement, or (D) any guaranty thereof;

(vii) were entered into after December 31, 2007, and involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $250,000 (other than acquisitions or dispositions of inventory in the ordinary course of business);

(viii) relate to an acquisition, divestiture, merger, acquisition of assets or similar transaction that have any remaining obligations that could be expected to result in payments by the Company, any of its Subsidiaries or RMI in excess of $250,000;

(ix) contain restrictions with respect to payment of dividends or any distributions in respect of the capital stock or other equity interests of the Company, any of its Subsidiaries or RMI;

(x) other than as already identified above, obligate the Company, any of its Subsidiaries or RMI to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $250,000;

(xi) relate to any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit;

(xii) relate to the purchase or sale of real property;

(xiii) are or would be required to be filed by the Company or RMI as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company or RMI on a Current Report on Form 8-K;

(xiv) are Government Contracts;

(xv) any agreement with any Surety;

(xvi) are Licensed Intellectual Property Agreements, other than license agreements for software that is generally commercially available or that relate to off-the-shelf products; or

(xvii) are warrants or other contractual rights or agreements to acquire any equity ownership interest in the Company, its Subsidiaries or RMI.

Each contract of the type described in clauses (i) through (xvii) is referred to herein as a “Material Contract.”

(b) Each Material Contract and Lease is legal, valid, binding and enforceable in accordance with its terms against the Company, the Subsidiary of the Company that is a party thereto or RMI, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and, to the knowledge of the Company, each other party thereto and is in full force and effect, and the Company, its Subsidiaries or RMI, as applicable, are in compliance in all material respects with all obligations required to be performed or complied with by them under each Material Contract and Lease. There is no material default under any Material Contract or Lease by the Company, any of its Subsidiaries or RMI or, to the knowledge of the Company, by any other party, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, could constitute a material default thereunder by the Company, any of its Subsidiaries or RMI, or to the knowledge of the Company, by any other party.

(c) With respect to any Government Contract:

(i) Section 3.17(c)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all contracts entered into since December 31, 2005 between the Company, any of its Subsidiaries or RMI and any Governmental Entity that provides or provided for annual payments in excess of $100,000 to any of the

Company, any of its Subsidiaries or RMI (the “Government Contracts”), true, complete and correct copies of which have been made available to Parent.

(ii) Except as set forth in Section 3.17(c)(ii)-1 of the Company Disclosure Letter, neither the Company, any of its Subsidiaries or RMI is a party to any current material dispute relating to a Government Contract. Except as set forth on Section 3.17(c)(ii)-2 of the Company Disclosure Letter, since January 1, 2006, neither the Company, any of its Subsidiaries or RMI has received notice from the Governmental Entity that is counterparty in any such Government Contract (“Official Notice”) that the Company, any of its Subsidiaries or RMI has breached or violated any applicable Law, certification, representation, clause, provision or requirement with respect to any Government Contract. There is no current or, to the knowledge of the Company, threatened Action against the Company, any of its Subsidiaries or RMI arising out of or relating to any Government Contract. Neither the Company, any of its Subsidiaries or RMI has received an Official Notice that constitutes a cure notice, a show cause notice, a suspension of work notice or a stop work order with respect to any Government Contract.

(iii) Except as set forth in Section 3.17(c)(iii) of the Company Disclosure Letter, since January 1, 2006, neither any Governmental Entity nor any other Person has given Official Notice to the Company, any of its Subsidiaries or RMI that the Company, any of its Subsidiaries or RMI or any of its or their directors, officers, agents or employees have breached or violated any applicable Law or certification relating to any Government Contract.

(iv) With respect to each Government Contract, except as set forth in Section 3.17(c)(iv) of the Company Disclosure Letter, since January 1, 2006, no payment due to the Company, any of its Subsidiaries or RMI relating to any Government Contract has been withheld or set off (except to the extent such withholding or setting off is in the ordinary course of business), nor has any claim or, to the knowledge of the Company, threat been made by any Governmental Entity to withhold or set off (except to the extent such withholding or setting off is in the ordinary course of business) money due to the Company, any of its Subsidiaries or RMI under a Government Contract or to conduct an audit or investigation.

(v) Since January 1, 2006, the Company, its Subsidiaries and RMI have, with respect to all Government Contracts (A) complied in all material respects with all certifications and representations it has executed, acknowledged or set forth with respect to each such Government Contract and all clauses, provisions and requirements incorporated by reference or by operation of Law and (B) submitted certifications and representations with respect to each such Government Contract that were in all material respects accurate, current and complete when submitted, and were properly updated in all material respects to the extent required by Law or the applicable Government Contract.

(vi) Except as set forth in Section 3.17(c)(vi) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries nor RMI has received Official Notice of any warranty claims relating to any Government Contract.

(vii) Since January 1, 2006, neither the Company, any of its Subsidiaries or RMI has received Official Notice of any unfavorable past performance assessments, evaluations or ratings relating to any Government Contract.

(viii) Except as set forth in Section 3.17(c)(viii) of the Company Disclosure Letter, no Government Contracts are subject to any right of set off, except as provided under applicable Law. Neither the Company, any of its Subsidiaries or RMI has received any written Official Notice that monies due under any Government Contract are or may be subject to withholding or set off other than in the ordinary course of business.

(ix) Except as set forth in Section 3.17(c)(ix) of the Company Disclosure Letter, during the past three years, neither the Company, any of its Subsidiaries or RMI has been or is now being audited (other than routine audits upon completion of the project under the applicable Government Contract for which there was or is no material discrepancy with respect to such completed project) or, to the knowledge of the Company, investigated, by any Governmental Entity in respect of any Government Contract.

(x) Neither the Company, any of its Subsidiaries or RMI, nor, to the knowledge of the Company, any of the Company’s, any of its Subsidiary’s or RMI’s officers, directors or employees, has provided to any Person any materially false or misleading information with respect to the Company, any of its Subsidiaries or RMI in connection with the procurement of, performance under or renewal of, any Material Contract.

Section 3.18  Title to Assets.  (a) Except as set forth in Section 3.18 of the Company Disclosure Letter, each of the Company and its Subsidiaries, and, to the knowledge of the Company, RMI, has good and marketable title to, or a valid leasehold interest in, the material properties and assets used by it, or shown on the balance sheet of the Company or RMI, as applicable, as of December 31, 2007 or acquired after the date thereof (excluding the Owned Real Property and Leased Real Property, which are addressed by Section 3.16(e), free and clear of all Liens other than Permitted Liens and Liens that will be released as of the Closing Date, except for properties and assets disposed of in the ordinary course of business since the date of the December 31, 2007 balance sheet.

(b) The machinery, equipment and other tangible assets constituting the assets that the Company, its Subsidiaries and RMI own, lease and use in the conduct of their businesses (excluding the Owned Real Property and Leased Real Property that are addressed by Section 3.16(e), are, taken as a whole, in reasonable operating condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are being put. These assets, along with the Intellectual Property of the Company, its Subsidiaries and RMI, constitute all the assets of the businesses and rights necessary to operate the businesses of the Company, its Subsidiaries and RMI, as applicable, as currently conducted.

Section 3.19  Insurance.  The Company, its Subsidiaries and RMI maintain insurance policies that are customary for companies of similar size in the industries in which the Company, its Subsidiaries and RMI operate. With respect to each material insurance policy, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company, any of its Subsidiaries nor RMI is in material breach or default, and neither the Company, nor any of its Subsidiaries nor RMI has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification of, any such policy, (c) there are no claims pending that have been denied, rejected or disputed by any insurer or as to which any insurer has made any reservation of rights or refused coverage with respect to all or any portion of such claims, (d) the current and historical coverage limits have not been exhausted and/or materially impaired, and (e) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination, or premium increase in excess of $50,000 per year (other than premium increases based on increases in payroll amounts or revenues), has been received with respect to any policy. There are no gaps in the coverage periods with respect to any of the historical insurance policies of the Company, its Subsidiaries or RMI and any predecessor companies of any of them.

Section 3.20  Opinion.  Prior to the execution of this Agreement (but no more than two days prior), Morgan Joseph has delivered to the Special Committee its written opinion (the “Company Fairness Opinion”) to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. A true, correct and complete copy of Company Fairness Opinion has been delivered to Parent for informational purposes only. The Company has obtained the authorization of the Company Financial Advisor to include a copy of the Company Fairness Opinion in the Proxy Statement and Other Filings. The Company Fairness Opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

Section 3.21  Required Vote of Company Stockholders.  The only vote of the holders of outstanding securities of the Company required by the Articles of Incorporation, Bylaws, by Law or otherwise to complete the Merger is the affirmative vote of the holders of a majority of the outstanding Shares. The vote required by the previous sentence is referred to together as the “Requisite Stockholder Vote.”

Section 3.22  State Takeover Statutes.  Except for those which have been made not applicable by valid action of the Board of Directors of the Company and RMI prior to the execution and delivery hereof, no Takeover Laws, as such relate to the Company or RMI, apply or purport to apply to (i) this Agreement, (ii) the Merger or the other transactions contemplated hereby, or (iii) the transaction or transactions by which the Company obtained ownership of its initial shares of RMI.

Section 3.23  Rights Agreement.  The Board of Directors of the Company has approved and duly authorized and the Company has executed an amendment and will amend, within five Business Days of the date of this Agreement (substantially in the form provided to Parent), the Company Rights Agreement to the effect that neither of Parent or Merger Sub or any of their respective Affiliates shall become an Acquiring Person (as defined in the Company Rights Agreement), and that such Company rights will not separate from the underlying shares of common stock or give the holders thereof the right to acquire securities of any party hereto, in each case as a result of the approval, execution or delivery of this Agreement, or the consummation of the transactions contemplated hereby or thereby. The Company Rights Agreement shall terminate and be of no further force or effect immediately prior to the Effective Time, without any consideration being payable with respect to the outstanding Company rights thereunder.

Section 3.24  Customers and Suppliers.  Section 3.24 of the Company Disclosure Letter sets forth a true, complete and correct list of (a) the Company’s (on a consolidated basis) and (b) RMI’s 20 largest customers (“Significant Customers”) and 20 largest suppliers (“Significant Suppliers”) by volume of sales (by dollar volume) and purchases (by dollar volume), respectively, for each of the fiscal years ended December 31, 2006 and 2007. Since December 31, 2006, none of the Company, any of its Subsidiaries or RMI has received any written indication from any Significant Customer or Significant Supplier to the effect that such customer or supplier will stop or materially reduce buying or supplying materials, products or services from or to the Company, its Subsidiaries or RMI, as applicable.

Section 3.25  Affiliate Transactions.  Except for this Agreement and the Merger or as disclosed on Section 3.25 of the Company Disclosure Letter, since January 1, 2005 there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than any Subsidiary of the Company), including RMI, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been properly disclosed.

Section 3.26  Product Warranties; Product Liability Claims.  As of the date of this Agreement, no product warranty, product liability, product recall or similar claims have been made against or with respect to the Company’s, its Subsidiaries’ or RMI’s businesses since December 31, 2004 except for claims that are not material to the business of the Company, its Subsidiaries and RMI, taken as a whole. Since December 31, 2004, no Person (including, but not limited to, any Governmental Entity of any kind) has asserted in writing any material claim against the Company, any of its Subsidiaries or RMI under any Law relating to unfair competition, false advertising or other similar claims arising out of product warranties, guarantees, specifications, manuals or brochures or other advertising materials used by or in the conduct of the Company’s, any of its Subsidiaries’ or RMI’s businesses.

Section 3.27  Bonding.

(a) As of the date of this Agreement, the Company’s and each Subsidiary’s Bonding Capacity is at least $200.0 million in the aggregate and at least $50.0 million for any individual Construction Project. Neither the Company’s nor any Subsidiary’s Bonding Capacity has been reduced by any Surety (without replacement of such reduced Bonding Capacity by another Surety) since January 1, 2006. The Company and each Subsidiary has taken all actions necessary or advisable to maintain and comply with its Bonding Arrangement with each Surety. With respect to each Bonding Arrangement: (i) the Bonding Arrangement is in full force and effect and all premiums due to Surety have been paid; (ii) neither the Company nor any Subsidiary is in breach or default, disputed or undisputed, under any Bond or under any other agreement with the respective Surety, and neither the Company nor any Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, could constitute such a breach or default, or permit termination or modification of any such Bonding Arrangement by the applicable Surety or the obligee to any Bond issued thereunder, and the terms thereof are not substantially different, in any adverse manner, than the terms that exist on the date hereof (and no notice has been given or, to the Company’s knowledge, no intent has been expressed, by the applicable Surety that could reasonably be expected to result in the same), including with respect to the Company’s ability to Bond future projects in excess of its current Backlog in the ordinary course of business; (iii) to the Company’s and each Subsidiary’s knowledge, no Surety to any such Bonding Arrangement has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination, or material premium increase or other material change in terms, has been received with respect to any such Bonding Arrangement or any Bond issued thereunder; (iv) neither the Company nor any Subsidiary has breached or defaulted under any existing contract for which a Bond has been issued; and (v) neither the Company nor any Subsidiary has failed or refused to pay for any labor or materials used in the performance of any Bonded Project.

(b) There are no current claims of default, disputed or undisputed, against Company or any Subsidiary related to any project or contract that is subject to a Bond, whether by notice to Company, any Subsidiary or the applicable Surety. Neither the Company nor any Subsidiary has any claim or liability under any subcontractor default insurance program maintained by the Company or any Subsidiary.

(c) Neither the Company nor any Subsidiary has ever been the subject of a debarment process.

(d) Neither the Company nor any Subsidiary is in default under any agreement for indemnity to any Surety.

Section 3.28  Backlog.  As of the date of this Agreement, the Company had the Backlog set forth on Section 3.28(a) of the Company Disclosure Letter, identifying specifically those items constituting Backlog within the meaning of clauses (a) and (b) of such definition. Except as set forth on Section 3.28(b) of the Company Disclosure Letter, none of the Backlog is related to any portions of awarded projects that are to be completed more than 18 months from the date of this Agreement. None of the orders constituting Backlog has been cancelled or materially reduced and all Backlog is at a price and on terms (including profit margin) consistent with the Company’s past practices and the ordinary course of business. The Company has no Backlog expected to result in a loss to the Company.

Section 3.29  Foreign Corrupt Practices Act.  Neither the Company, any of its Subsidiaries or RMI, nor, to the Company’s knowledge, any their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) to the Company’s knowledge, violated or failed to comply in any material respect with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Section of the Parent Disclosure Letter that specifically relates to such Section of Article IV below or, if disclosed in any other Section of the Parent Disclosure Letter, is reasonably apparent on its face to relate to such Section of Article IV below, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1  Organization.  Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its incorporation. As of the date hereof, all of the issued and outstanding equity interests of Merger Sub are owned directly or indirectly by Parent. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of Parent and Merger Sub is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned by or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to otherwise prevent consummation of the Merger.

Section 4.2  Authority for this Agreement.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3  Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby, including the Merger, will (i) violate or conflict with or result in any breach of any provision of the certificate of incorporation or articles of incorporation, as the case may be, or the respective bylaws of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law, (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its or their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or by which any of its or any of their respective assets are bound, except in the case of clauses (ii) through (iv), which would not prevent or materially delay consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby, including the Merger, by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act, (ii) the applicable requirements of the Exchange Act, (iii) the filing of the Articles of Merger with the Nevada and Delaware Secretaries of State and (iv) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay consummation of the transactions contemplated hereby. Neither Parent nor Merger Sub is aware of any fact, event or circumstance relating to Parent or Merger Sub that would reasonably be expected to prevent or materially delay the receipt of any consent, approval, authorization or permit of any Governmental Entity required pursuant to Article VI to consummate the transactions contemplated by this Agreement.

Section 4.4  Proxy Statement; Other Filings.  None of the information to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement will, at the time of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, and none of the information supplied or to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub in writing specifically for inclusion in Other Filings, will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent, Merger Sub nor any Affiliate of Parent or Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its directors, officers, Affiliates, agents or other representatives that is contained in any of the foregoing documents.

Section 4.5  Financing.  The aggregate proceeds contemplated by equity and debt commitments (as the same may be amended, the “Financing Commitments”) received by Parent and its Affiliates on or prior to the date hereof, together with the available cash of the Company, Parent and Merger Sub on the Closing Date, are and will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement, and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement. Neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitments that does not relate to the business or assets of the Company, its Subsidiaries of RMI. Parent will pay when due all other commitment fees arising under the Financing Commitments, if any, as and when they become payable.

Section 4.6  Letter of Credit.  Concurrently with the execution of this Agreement, Parent has provided the Company with evidence of the letter of credit that Parent has obtained in support of its obligations hereunder, dated as of the date of this Agreement, in an amount not less than $2.5 million and in the form set forth in Section 4.6 of the Parent Disclosure Letter.

Section 4.7  Litigation.  There is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, and neither Parent nor Merger Sub is subject to any outstanding order, writ, injunction or decree, in each case, which has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8  Brokers.  The Company, its Subsidiaries and RMI are not responsible or liable for any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement as a result of any agreement or commitment of Parent or Merger Sub or any of their Affiliates.

Section 4.9  Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) All of the outstanding equity interests of Merger Sub are owned directly by Parent. As of the date of this Agreement, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any equity interests of Merger Sub.

(c) Except for obligations or liabilities incurred in connection with its formation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.10  Vote Required.  No vote of the holders of any class or series of capital stock or other equity interests of Parent is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby.

Section 4.11  Solvency.  Assuming (a) that the Company is Solvent immediately prior to the Effective Time, (b) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger, (c) the accuracy of the representations and warranties of the Company, and compliance with each of its covenants and agreements, set forth herein, and (d) the Company SEC Reports fairly present the consolidated financial condition of the Company and its Subsidiaries and RMI as of the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries and RMI for the periods covered thereby, then immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration and the consideration in respect of the Options and the payment of all related fees and expenses), the Surviving Entity will be Solvent at the Effective Time. For purposes of this Section 4.11, the term “Solvent” with respect to the Surviving Entity means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Entity and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Entity and its Subsidiaries, taken as a whole, including contingent liabilities valued at the amount that is reasonably expected to become due, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the liabilities that are reasonably expected to become due of the Surviving Entity and its Subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) the Surviving Entity and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which it is engaged or proposed to be engaged by Parent following such date, and (c) the Surviving Entity and its Subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.

ARTICLE V

COVENANTS

Section 5.1  Conduct of Business of the Company and RMI.

(a) Except as expressly permitted by this Agreement or as set forth in Section 5.1(a) of the Company Disclosure Letter, as required by applicable Law or the regulatory requirements of the NASDAQ Stock Market LLC (“NASDAQ”) or unless Parent shall otherwise consent in writing, during the period from the date of this Agreement to the Effective Time, the Company will conduct, and will cause each of its Subsidiaries to conduct, its operations in all material respects according to its ordinary and usual course of business, consistent with past practice, and the Company will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact in all material respects its business organization and assets, to keep available the services of its current officers and key employees and to preserve the goodwill of and maintain satisfactory relationships with its customers, suppliers and those other Persons having material business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly permitted in this Agreement, as set forth in Section 5.1(a) of the Company Disclosure Letter or as required by applicable Law or the regulatory requirements of NASDAQ, during the period from the date of this Agreement to the Effective Time, without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:

(i) issue, sell, grant options or warrants or other rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or warrants or other rights to purchase or pledge, any Shares, Company Securities, equity interests in any Subsidiary or Securities or any phantom stock, phantom stock rights, stock appreciation rights or similar rights, other than the issuance of Shares pursuant to the exercise of Options that are outstanding as of the date of this Agreement and in accordance with the terms of such awards as of the date of this Agreement;

(ii) amend or otherwise change the Articles of Incorporation or Bylaws or other comparable governing documents of any Subsidiaries, except as required by Section 3.24 hereof;

(iii) acquire or redeem, directly or indirectly, or amend (A) any Company Securities other than in connection with the exercise of outstanding equity awards as provided in clause (i) above, (B) any Securities of the Company’s Subsidiaries, or (C) any phantom stock, phantom stock rights, stock appreciation rights, options, warrants, or similar rights as provided in clause (i) above;

(iv) split (forward or reverse), combine, redenominate, recapitalize or reclassify its capital stock or authorize, declare, set aside, make or pay any dividend or distribution (whether in cash, stock, property or otherwise) on any shares of its capital stock, options, warrants, convertible securities or other rights of any kind to acquire or receive capital stock of the Company (except for any dividend or distribution by a Subsidiary to the Company) or any of its Subsidiaries;

(v) (A) engage in or offer to make any acquisition, by means of a merger, consolidation or otherwise, of any business or division thereof or sell, lease, encumber or otherwise dispose of assets outside the ordinary course of business, and in any event, involving a transaction value in excess of $300,000 individually (or $750,000 in the aggregate), or (B) except in the ordinary course of business and except in connection with actions expressly permitted pursuant to this Section 5.1(a), enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, waive, release or assign any right or claim under, a contract or agreement that is, as of the date of this Agreement, or would be a Material Contract or Lease (if it was entered into after the date of this Agreement but had existed as of the date of this Agreement) or amend or terminate any Material Contract or Lease or grant any release or relinquishment of any material rights under any Material Contract or Lease;

(vi) except for borrowings under the Company’s existing credit facilities in the ordinary course of business, incur, create, assume or otherwise become liable for, or prepay, any indebtedness for borrowed money (including the issuance of any debt security) or mezzanine financing having an aggregate principal amount at any time outstanding in excess of $2.0 million or enter into any off-balance sheet arrangement;

(vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of, or make any loans, advances, investments in or capital contributions to, any other Person (other than the Company or any wholly-owned Subsidiary of the Company) in an aggregate amount in excess of $200,000;

(viii) other than in the ordinary course of business, enter into or materially increase or materially decrease the outstanding balances of (A) any intercompany loan or (B) intercompany debt arrangements;

(ix) mortgage, pledge or otherwise similarly encumber any of its assets (tangible or intangible, including, but not limited to, RMI common stock), or create, assume or suffer to exist any Liens thereupon, other than Permitted Liens, or alter or apply to alter any zoning classification or similar Laws in connection with the Owned Real Property or Leased Real Property;

(x) incur capital expenditures in an aggregate amount in excess of $1.5 million or otherwise make any acquisition or disposition of assets outside of the ordinary course of business in excess of the same;

(xi) change in any material respect any of the accounting, reserving, underwriting, claims or actuarial methods, principles or practices used by it, or any of the working capital policies applicable to the Company and its Subsidiaries, except as required by Law, GAAP or applicable statutory accounting principles;

(xii) make or change any material Tax election, settle or compromise any Tax liability in excess of $125,000, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes in excess of $125,000, file any amended Tax Return with respect to any Tax in excess of $125,000, enter into any closing agreement with respect to any Tax in excess of $125,000 or surrender any right to claim a Tax refund in excess of $125,000 or enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder;

(xiii) agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in Shares or other Company Securities or in Securities;

(xiv) enter into, forgive, renew, or amend in any respect any loans to officers or directors or any of their respective Affiliates or Associates or approve any transaction that would be reportable under Rule 404 of Regulation S-K;

(xv) except as may be required by Law or as specifically contemplated by this Agreement, (A) enter into any new, or amend, terminate or renew any existing Plan; (B) grant any increases in the compensation, perquisites or benefits or pay any bonuses to any officers or directors, except that in the event that the closing of the transactions contemplated by this Agreement has not occurred by March 2009 when the Company’s non-equity incentive plan provisions are determined and paid the incentives provided under such plan may be paid pursuant to the provisions of such plan; (C) accelerate the vesting or payment of any compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, independent contractors or service providers (other than any such acceleration required by the terms of the Plans applicable to such individuals as in effect on the date of this Agreement), or otherwise pay any amounts not due such individual; or (D) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would reasonably be expected to result in the holder of a change in control or similar agreement identified in Section 5.1(a) of the Company Disclosure Letter having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement;

(xvi) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreement subject to the Plans, other than in the ordinary course consistent with past practice;

(xvii) except as required by Law, enter into, amend, modify or supplement any Collective Bargaining Agreement or other labor agreement, including any individual employment agreement;

(xviii) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any respect, the operations of the Company and/or its Subsidiaries or the Surviving Entity after the Effective Time;

(xix) commence, compromise, settle or agree to compromise or settle any suit, action, claim, proceeding, violation, deficiency, default, non-compliance or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business and following reasonable consultation with and taking into account the views of Parent that involve only the payment of monetary damages either to or from the Company not in excess of $300,000 individually or $600,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(xx) enter into any agreement, understanding or arrangement with respect to the voting or registration of Shares, the Company Securities, the Securities or RMI Securities; or sell or otherwise transfer any RMI Securities;

(xxi) fail to use reasonable best efforts to keep in force its current insurance policies or replacement or revised provisions providing reasonable insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries;

(xxii) merge or consolidate the Company or any of its Subsidiaries with any Person, other than the Company or any of its wholly-owned Subsidiaries, and other than mergers or consolidations of Subsidiaries in acquisitions that are otherwise permitted by Section 5.1(a)(v);

(xxiii) adopt or approve a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xxiv) adopt or amend any resolution or agreement concerning indemnification of its officers, directors or agents;

(xxv) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Intellectual Property of the Company as currently maintained or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(xxvi) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

(xxvii) establish any subsidiary or enter into any new line of business;

(xxviii) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xxix) discharge any obligations (including accounts payable) other than on a timely basis in the ordinary course of business consistent with past practice;

(xxx) close or materially reduce the Company’s or any Subsidiary’s activities, or effect any material layoff or other Company-initiated personnel reduction or change, at any of the Company’s or any Subsidiary’s facilities;

(xxxi) allow the Company’s and its Subsidiaries’ Bonding Capacity to be less than $200.0 million in the aggregate and $50.0 million for any individual engagement or otherwise permit the Company’s, or any of its Subsidiaries’, Bonding Capacity, Bonds or terms thereof to be on terms that are substantially different, in any adverse manner, than the terms that existed on the date hereof, including with respect to the Company’s ability to Bond future projects in excess of its current Backlog in the ordinary course of business;

(xxxii) materially modify or cancel any project constituting Backlog as set forth on Section 3.28(a) or 3.28(b) of the Company Disclosure Letter, or enter into any order that would constitute Backlog at a price and on terms (including profit margin) that are not consistent with the Company’s past practices and the ordinary course of business, or that would reasonably be expected after due diligence consistent with the Company’s past practice to result in a loss to the Company;

(xxxiii) other than in the ordinary course of business (and not for speculative purposes), enter into any contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and indices;

(xxxiv) call, schedule, establish a record date with respect to, or hold a special or annual meeting of its stockholders, other than the Special Meeting, or request consents to take any action by written consent in lieu of a special or annual meeting of its stockholders other than in connection with the Special Meeting; or

(xxxv) authorize, commit or agree to take any of the foregoing actions.

(b) Except as expressly permitted by this Agreement or as set forth in Section 5.1(b) of the Company Disclosure Letter, as required by applicable Law (including statutory fiduciary duties) or the regulatory requirements of the American Stock Exchange or unless Parent shall otherwise consent in writing, during the period from the date of this Agreement to the Effective Time, the Company will cause RMI to conduct, its operations in all material respects according to its ordinary and usual course of business, consistent with past practice, and the Company will cause RMI to use, its reasonable best efforts to preserve intact in all material respects its business organization and assets, to keep available the services of its current officers and key employees and to preserve the goodwill of and maintain satisfactory relationships with its customers and those other Persons having material business relationships with RMI. Without limiting the generality of the foregoing and except as otherwise expressly permitted in this Agreement, as set forth in Section 5.1(a) of the Company Disclosure Letter or as required by applicable Law (including statutory fiduciary duties) or the regulatory requirements of the American Stock Exchange, during the period from the date of this Agreement to the Effective Time, without the prior written consent of Parent, the Company will not permit RMI to:

(i) issue, sell, grant options or warrants or other rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or warrants or other rights to purchase or pledge, any shares of its capital stock, RMI Securities, equity interests in any Subsidiary or RMI or any phantom stock, phantom stock rights, stock appreciation rights or similar rights, other than the issuance of shares of its capital stock pursuant to the exercise of options that are outstanding as of the date of this Agreement and in accordance with the terms of such awards as of the date of this Agreement;

(ii) amend or otherwise change RMI’s articles of incorporation or bylaws or other comparable governing documents of any of its Subsidiaries, or adopt a “poison pill”;

(iii) acquire or redeem, directly or indirectly, or amend (A) any RMI Securities other than in connection with the exercise of outstanding equity awards as provided in clause (i) above, or (B) any phantom stock, phantom stock rights, stock appreciation rights, options, warrants or similar rights as provided in clause (i) above;

(iv) split, combine, redenominate or reclassify its capital stock or authorize, declare, set aside, make or pay any dividend or distribution (whether in cash, stock, property or otherwise) on any shares of its capital stock, options, warrants, convertible securities or other rights of any kind to acquire or receive capital stock of RMI (except for any dividend or distribution by a Subsidiary to RMI) or any of its Subsidiaries;

(v) (A) engage in or offer to make any acquisition, by means of a merger, consolidation or otherwise, of any business or division thereof or sell, lease, encumber or otherwise dispose of assets outside the ordinary course of business, and in any event, involving a transaction value in excess of $200,000 individually (or $500,000 in the aggregate), or (B) except in the ordinary course of business and except in connection with actions expressly permitted pursuant to this Section 5.1(b), enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, waive, release or assign any right or claim under, a contract or agreement that is, as of the date of this Agreement, or would be a Material Contract or Lease (if it was entered into after the date of this Agreement but had existed as of the date of this Agreement) or amend or terminate any Material Contract or Lease or grant any release or relinquishment of any material rights under any Material Contract or Lease;

(vi) except for borrowings under RMI’s existing credit facilities in the ordinary course of business, incur, create, assume or otherwise become liable for, or prepay, any indebtedness for borrowed money (including the issuance of any debt security) or mezzanine financing having an aggregate principal amount at any time outstanding in excess of $2.0 million or enter into any off-balance sheet arrangement;

(vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of, or make any loans, advances, investments in or capital contributions to, any other Person (other than RMI or any wholly-owned Subsidiary of RMI), in an aggregate amount in excess of $200,000;

(viii) other than in the ordinary course of business, enter into or materially increase or decrease the outstanding balances of (A) any intercompany loan or (B) intercompany debt arrangements;

(ix) mortgage, pledge or otherwise similarly encumber any of its assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon, other than Permitted Liens, or alter or apply to alter any zoning classification or similar Laws in connection with the Owned Real Property or Leased Real Property;

(x) incur capital expenditures in an aggregate amount in excess of $2.0 million or otherwise make any acquisition or disposition of assets outside of the ordinary course of business in excess of the same;

(xi) change in any material respect any of the accounting, reserving, underwriting, claims or actuarial methods, principles or practices used by it, or any of the working capital policies applicable to RMI, except as required by Law, GAAP or applicable statutory accounting principles;

(xii) make or change any material Tax election, settle or compromise any Tax liability in excess of $125,000, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes in excess of $125,000, file any amended Tax Return with respect to any Tax in excess of $125,000, enter into any closing agreement with respect to any Tax in excess of $125,000 or surrender any right to claim a Tax refund in excess of $125,000 or enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder;

(xiii) agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in shares of the capital stock of RMI or other RMI Securities;

(xiv) enter into, forgive, renew, or amend in any respect any loans to officers or directors or any of their respective Affiliates or Associates or approve any transaction that would be reportable under Rule 404 of Regulation S-K;

(xv) except as may be required by Law or as specifically contemplated by this Agreement, (A) enter into any new, or amend, terminate or renew any existing Plan; (B) grant any increases in the compensation, perquisites or benefits or pay any bonuses to any officers or directors; (C) accelerate the vesting or payment of any compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, independent contractors or service providers (other than any such acceleration required by the terms of the Plans applicable to such individuals as in effect on the date of this Agreement), or otherwise pay any amounts not due such individual; or (D) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would reasonably be expected to result in the holder of a change in control or similar agreement identified in Section 5.1(b) of the Company Disclosure Letter having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement;

(xvi) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreement subject to the Plans, other than in the ordinary course consistent with past practice;

(xvii) except as required by Law, enter into, amend, modify or supplement any Collective Bargaining Agreement or other labor agreement, including any individual employment agreement;

(xviii) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any respect, the operations of RMI;

(xix) commence, compromise, settle or agree to compromise or settle any suit, action, claim, proceeding, violation, deficiency, default, non-compliance or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business and following reasonable consultation with and taking into account the views of Parent that involve only the payment of monetary damages either to or from the Company not in excess of $300,000 individually or $600,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, RMI;

(xx) enter into any agreement, understanding or arrangement with respect to the voting or registration of shares of the capital stock of RMI or the RMI Securities;

(xxi) fail to use reasonable best efforts to keep in force its current insurance policies or replacement or revised provisions providing reasonable insurance coverage with respect to the assets, operations and activities of RMI;

(xxii) merge or consolidate RMI with any Person, other than RMI or any of its wholly-owned Subsidiaries, and other than mergers or consolidations of Subsidiaries in acquisitions that are otherwise permitted by Section 5.1(a)(v);

(xxiii) adopt or approve a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of RMI or any of its Subsidiaries;

(xxiv) adopt or amend any resolution or agreement concerning indemnification of its officers, directors or agents;

(xxv) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Intellectual Property of RMI as currently maintained or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(xxvi) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

(xxvii) establish any subsidiary or enter into any new line of business;

(xxviii) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xxix) discharge any obligations (including accounts payable) other than on a timely basis in the ordinary course of business consistent with past practice;

(xxx) close or materially reduce RMI’s activities, or effect any material layoff or other RMI-initiated personnel reduction or change, at any of RMI’s;

(xxxi) other than in the ordinary course of business (and not for speculative purposes), enter into any contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and indices; or

(xxxii) authorize, commit or agree to take any of the foregoing actions.

Section 5.2  Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the Solicitation Period End-Date, the Company and its Representatives shall have the right (acting under the direction of the Board of Directors of the Company or, if then in existence, the Special Committee) to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements (but only pursuant to Acceptable Confidentiality Agreements); provided, that the Company shall promptly (and in any event within 72 hours) provide or make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any Person given such access which was not previously provided and delivered to Parent; and (ii) participate in discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.

(b) Subject to Section 5.2(c) and this Section 5.2(b), and except with respect to any Person who made a written Acquisition Proposal received by the Company prior to the Solicitation Period End-Date with respect to which the requirements of Sections 5.2(c)(i), 5.2(c)(iii) and 5.2(c)(iv) have been satisfied as of the Solicitation Period End-Date and thereafter continuously through the date of determination, from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries and shall utilize its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than to state only that they are not permitted to have discussions), or otherwise cooperate with or assist or participate in, or knowingly facilitate (or take any action that would reasonably be expected to facilitate) any such inquiries, proposals, offers, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing. Except with respect to any written Acquisition Proposal received on or prior to the Solicitation Period End-Date with respect to which the requirements of Sections 5.2(c)(i), 5.2(c)(iii) and 5.2(c)(iv) have been satisfied as of the Solicitation Period End-Date and continuously thereafter (any Person so submitting such Acquisition Proposal, an “Excluded Party”), as determined, other than in bad faith, by the Board of Directors of the Company (or, if then in existence, the Special Committee) no later than the later of (A) the Solicitation Period End-Date and (B) only if such Acquisition Proposal is received less than two Business Days prior to the Solicitation Period End-Date, the second Business Day following the date on which the Company received such Excluded Party’s Acquisition Proposal (it being understood that following the Solicitation Period End-Date until such time as the Board of Directors of the Company (or, if then in existence, the Special Committee) determines that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would not be permitted to take with respect to non-Excluded Parties pursuant to Section 5.2(c)), at the Solicitation Period End-Date the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of its or their Representatives with respect to any Acquisition Proposal and shall request to be returned and shall use reasonable best efforts to cause to be returned or destroyed in accordance with the terms of the applicable confidentiality agreement any confidential information provided to such Person on behalf of the Company or any of its Subsidiaries. Notwithstanding anything contained in Section 5.2 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement with respect to any Acquisition Proposal immediately at such time as such Acquisition Proposal made by such party is withdrawn, terminated, expired or fails in the reasonable discretion of the Board of Directors (or, if then in existence, the Special Committee) of the Company to satisfy the requirements of Sections 5.2(c)(i), 5.2(c)(iii) and 5.2(c)(iv).  The Company shall promptly notify Parent when an Excluded Party ceases to be an Excluded Party.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b) and in addition to the rights of the Company pursuant to Section 5.2(a), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) believes in good faith (after consultation with its financial advisors and outside counsel) to be bona fide, (ii) the Company has not breached this Section 5.2, (iii) the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) determines in good faith that failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company (x) will not, and will not allow its Subsidiaries to, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (y) will provide Parent with an executed copy of such Acceptable Confidentiality Agreement prior to providing or making available any non-public information concerning the Company or its Subsidiaries and promptly (and in any event within 72 hours) provide or make available to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously provided and delivered to Parent. Notwithstanding anything to the contrary contained in Section 5.2(b) or this Section 5.2(c), prior to obtaining the Requisite Stockholder Vote, the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party for so long as they are an Excluded Party.

(d) Within 24 hours following the Solicitation Period End-Date, the Company shall (i) notify Parent in writing if there is any Person (A) who has made an Acquisition Proposal prior to such date, if any, (B) with whom the Company is having ongoing discussions or negotiations, if any, or (C) to whom the Company has provided non-public information and (ii) provide Parent a copy of each Acquisition Proposal (with the proponent’s name redacted) received from any such Person, including the pricing and other material terms and conditions (or, where no such copy is available, a written description of the material terms of such Acquisition Proposal). From and after the Solicitation Period End Date, the Company shall promptly (and in any event within 24 hours) notify Parent in the event that the Company, its Subsidiaries or Representatives (I) receives any Acquisition Proposal, (II) receives any request for information relating to the Company or any of its Subsidiaries, other than requests for information in the ordinary course of business which are unrelated to (A) an Acquisition Proposal or (B) requests from an Excluded Party, (III) receives any inquiry or request for discussions or negotiations regarding any Acquisition Proposal or (IV) enters into an Acceptable Confidentiality Agreement. The Company shall notify Parent promptly (and in any event within 24 hours) if any Person makes any request or proposal referenced in subclause (I), (II), (III) or (IV) above and provide a copy of the Acceptable Confidentiality Agreement and such Acquisition Proposal (with the proponent’s name redacted), inquiry or request, including the pricing and other material terms and conditions (or, where no such copy is available, a written description of the material terms of such Acquisition Proposal, inquiry or request), including any material modifications thereto. From and after the date that is 45 days after the date of this Agreement, the Company shall keep Parent reasonably well informed (orally and in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request (including pricing and other material terms and conditions thereof and of any material modification thereto), and any material developments (including through discussions and negotiations), including furnishing copies of any written inquiries, correspondence and draft documentation with the proponent’s name redacted). Without limiting the foregoing, from and after the date that is 45 days after the date of this Agreement, the Company shall promptly (and in any event within 24 hours) notify Parent orally and then in writing if it determines to begin providing or making available information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(c), including but not limited to, with respect to a Person who would be an Excluded Party at the Solicitation Period End-Date. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement except with respect to an Acceptable Confidentiality Agreement as permitted or required pursuant to this Section 5.2, and neither the Company nor any of its Subsidiaries shall be a party to any agreement that prohibits the Company from providing or making available to Parent or Merger Sub any information provided or made available to any other Person pursuant to an Acceptable Confidentiality Agreement. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is or becomes a party, and the Company shall, and shall cause its Subsidiaries to, promptly enforce the provisions of any such agreement; provided, however, that the Company may permit a proposal to be made under a standstill agreement if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that such actions are necessary to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable Law.

(e) Notwithstanding anything in Section 5.2(b)(ii) to the contrary, the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) may at any time prior to obtaining the Requisite Stockholder Vote, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the stockholders of the Company under applicable Law: (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; approve, recommend or endorse, or propose publicly to approve, recommend or endorse, any Superior Proposal; or make other statements that are reasonably calculated or expected to have the same effect (a “Change of Board Recommendation”); and (y) if the Company receives an Acquisition Proposal which the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after considering all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to clause (ii) below, terminate this Agreement and enter into a definitive agreement with respect to such Superior Proposal (provided, that and in such event, the Company substantially concurrently enters into such Alternative Acquisition Agreement); provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Superior Fee or the Company Breakup Fee, as the case may be, pursuant to Section 7.4(b), and otherwise complies with the provisions of Section 7.1(i) and Section 7.4(b); and provided further that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) (in the case where the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) is considering another Acquisition Proposal) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company has not breached this Section 5.2 and, (B):

(i) the Company shall have provided prior written notice to Parent at least ten days in advance (the “Notice Period”) of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to a Superior Proposal (including, without limitation, any revision in price), the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of Section 5.2(e)(i) with respect to such new written notice, except that the Notice Period with respect thereto shall be seven days for the first such material revision to a Superior Proposal and four days for each subsequent material revision to a Superior Proposal thereafter; provided, however, the Company shall only be obligated to negotiate with Parent pursuant to this Section 5.2(e)(ii) on only one occasion with respect to each Superior Proposal and each modification thereof.

(f) The Company agrees that any violations of the restrictions or other obligations in this Section 5.2 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2 by the Company.

(g) Nothing contained in this Section 5.2 shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure of confidential information to third parties prohibited by Section 5.2(d)) or (ii) disclosing the fact that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if it still exists) has received an Acquisition Proposal and the terms of such proposal, if the Board of Directors of the Company (acting through the Special Committee if it still exists) determines, after consultation with its outside legal counsel, that it is required to make such disclosure in connection with its fiduciary duties under applicable Law or to comply with obligations under the federal securities Laws or NASDAQ or the rules and regulations of any U.S. securities exchange upon which the capital stock of the Company is listed; provided, however, if such statement constitutes a Change of Board Recommendation, then it shall have the effects of a Change of Board Recommendation for all purposes under this Agreement.

(h) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” and the “control share acquisitions” contained in Sections 78.411 et seq. and 78.378 et seq. of Chapter 78 of the Nevada Revised Statutes (the “Corporation Law”) (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply, unless (i) such actions are taken simultaneously with a termination of this Agreement pursuant to Section 7.1(a) or 7.1(i) or (ii) such Person agrees the exemption of such Person is limited to permitting such Person to form a group for purposes of making an Acquisition Proposal without becoming an “interested person” for purposes of Sections 78.423 and 78.3787 of the Corporation Law as a result of forming such group and further agrees that the group and its members continue to remain subject to Sections 78.411 et seq. and 78.378 et seq. of the Corporation Law for all other purposes.

(i) For purposes of this Agreement, (i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues of the Company and its Subsidiaries, taken as a whole, or 20% or more of the Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the Company Securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues of the Company and its Subsidiaries, taken as a whole, and, without limiting the foregoing, any of the above events related to more than 50% of RMI shall further constitute an Acquisition Proposal, and (ii) “Superior Proposal” means any bona fide Acquisition Proposal (except that reference to 20% for the Company and its Subsidiaries will be deemed to be reference to “more than 50%” and 50% for RMI will be deemed to be “all of the RMI Securities held by the Company”) that (x) is on terms that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement; and (y) which the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated (taking into account the financeability of such proposal).

(j) From and after the Effective Date, Parent and Merger Sub shall, and shall use their reasonable best efforts to cause their Affiliates, not to take any action with the purpose of restricting competing proposals in a manner that would materially and adversely affect a Person’s ability to make a Superior Proposal; provided, however, that the enforcement of any of Parent’s or Merger Sub’s rights and remedies pursuant to the terms of this Agreement shall not be deemed a breach of this provision.

(k) After consultation with outside counsel, the Board of Directors of the Company, consistent with the exercise of its fiduciary duties, shall take such actions consistent with its obligations under this Agreement, as it deems reasonably required to assure the integrity of the process contemplated by this Section 5.2.

Section 5.3  Access to Information.

(a) Subject to the restrictions imposed by applicable Law, from and after the date of this Agreement, the Company will, and will use its reasonable best efforts to cause its Subsidiaries and RMI to, (i) give Parent and Merger Sub and (subject to the confidentiality agreement reasonably satisfactory to the Company) their prospective lenders, and their respective Representatives reasonable access (during regular business hours upon reasonable notice and with an authorized representative of the Company present) to all employees, independent contractors, customers, suppliers, plants, offices, warehouses and other facilities and to all books, forecasts, contracts, commitments and records (including Tax Returns) of the Company, its Subsidiaries and RMI and use reasonable best efforts to cause the Company’s, its Subsidiaries’ and RMI’s respective Representatives to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) consent to the use of the Company’s financial statements for purposes of filings with the SEC pursuant to securities Laws and use reasonable best efforts to cause the Company’s accountants to provide consents, comfort letters and any other customary deliverables in connection with any securities offerings, (iii) subject to the limitations described in clause (i), permit Parent and Merger Sub, at their sole cost and expense, to make such inspections as they may reasonably request, including, but not limited to, environmental inspections that may, in the sole discretion of Parent, include Phase I and Phase II Environmental, l Site Assessments, (iv) cause its officers and those of its Subsidiaries and RMI to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company, its Subsidiaries or RMI as Parent or Merger Sub may from time to time reasonably request and (v) furnish promptly upon request to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company, any of its Subsidiaries or RMI during such period pursuant to the requirements of the federal or state securities Laws; provided, however, that any such access shall be conducted as not to unreasonably interfere with the operation of the business conducted by the Company, any of its Subsidiaries or RMI.

(b) Information obtained by Parent or Merger Sub pursuant to Section 5.3(a) shall be subject to the provisions of the Confidentiality Agreement referenced in clause (i) of the definition thereof.

(c) Nothing in this Section 5.3 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its respective contractual obligations with respect to confidentiality; provided, that the Company shall use its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) result in a violation of applicable Law or loss of privilege, taking into account the execution of a joint defense agreement with Parent and Merger Sub, or (iii) cost the Company in excess of $25,000, in the aggregate, to produce or provide.

(d) No investigation by any of the parties or their respective Representatives shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth herein.

Section 5.4  Stockholder Approval.  Unless this Agreement has been terminated pursuant to Section 7.1, the Company, acting through its Board of Directors and in accordance with applicable Law, shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable (and in any event within 45 days) after the SEC clears the Proxy Statement for the purpose of obtaining the Requisite Stockholder Vote in connection with this Agreement and the Merger and shall cause the Proxy Statement to be promptly mailed to the Company’s stockholders. Except in the event of a Change of Board Recommendation specifically permitted by Section 5.2(e), (a) the Proxy Statement shall include the Company Board Recommendation, (b) the Board of Directors of the Company shall use its reasonable best efforts to obtain from its stockholders the Requisite Stockholder Vote in favor of the adoption of this Agreement, including by retention of a proxy solicitor reasonably acceptable to Parent and the Company and by resoliciting the vote of the stockholders of the Company (including, by adjourning or postponing on one occasion, and subsequently reconvening, the Special Meeting for the purpose of obtaining such vote), and (c) after the Solicitation Period End-Date, the Board of Directors shall publicly reaffirm the Company Board Recommendation within 48 hours after any such request by Parent (which request shall not be made on more than three occasions).

Section 5.5  Proxy Statement; Other Filings.

(a) As promptly as reasonably practicable after the date of this Agreement (and in any event on such date as Parent and Company mutually agree, not to exceed 50 days after the date hereof, assuming Parent timely supplies the information required from it and timely provides reasonable cooperation), (a) the Company shall prepare and file with the SEC, subject to the prior review, comment and approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed), the Proxy Statement and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings as required by the Exchange Act. The Company shall use its reasonable best efforts to refuse any stockholder proposal not properly brought before the Special Meeting, including by seeking no-action from the SEC; provided, however, if any stockholder proposal can not be properly excluded from the Special Meeting, the Company shall prepare a statement of opposition. Each of the Company and Parent shall promptly obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings in order to clear comments received from the SEC. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company, in each case, as promptly as reasonably practicable. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

(b) The Company shall cause the Proxy Statement and the Other Filings, including at the time that the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Special Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and to comply, in all material respects, as to form with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder; provided, however, that the obligations of the Company contained in this Section 5.5(b) shall not apply to any information supplied by Parent or Merger Sub or any of their respective representatives to the Company in writing expressly for purposes of inclusion in or incorporation by reference in the Proxy Statement or any Other Filings.

(c) Parent shall cause any information supplied by it or Merger Sub or any of their respective representatives for inclusion or incorporation by reference in the Proxy Statement and the Other Filings, at the time that the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Special Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 5.6  Reasonable Best Efforts; Consents and Governmental Approvals; Stockholder Litigation.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, to file or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to expeditiously consummate and make effective the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, licenses, approvals, authorizations, Permits or orders from Governmental Entities or other Persons.

(b) Without limiting the foregoing in Section 5.6(a), each of the Company, Parent and Merger Sub agrees to (i) use its reasonable best efforts to make any required submissions under the HSR Act which the Company or Parent determines should be made with respect to the Merger and the transactions contemplated hereby as promptly as reasonably practicable, but in any event, within 15 Business Days following the date hereof, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take or cause to be taken all commercially reasonable actions necessary, proper or advisable consistent with this Section 5.6 to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (ii) cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, Permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law (including, but not limited to, Environmental Laws) or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain as expeditiously as practicable any such consents, Permits, authorizations, approvals or waivers. Each of Parent, Merger Sub and the Company shall promptly inform the other parties hereto of any material oral, and provide copies of any written, communication with a Governmental Entity regarding any such filings or information. No party hereto shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other material obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

(d) Nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company, any of its Subsidiaries or RMI or (ii) to limit in any material respect the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company, its Subsidiaries and RMI or (B) to control their respective businesses or operations or the businesses or operations of the Company, its Subsidiaries or RMI.

(e) The Company shall consult and cooperate with Parent in the defense and shall give Parent the opportunity to participate in any settlement discussion involving any stockholder litigation or claim against the Company or its directors or officers relating to the Merger or the other transactions contemplated hereby; provided that (i) no such settlement shall be agreed to without Parent’s consent (which may not be unreasonably withheld, conditioned or delayed), and (ii) Parent shall have no obligation to participate in the defense or settlement of any such stockholder litigation or claim. In the event any such litigation or claim is commenced, the Company agrees, at the Company’s expense, to promptly defend against it and respond thereto.

Section 5.7  Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (the “Indemnified Persons”) as provided in the Articles of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries or in any indemnification agreement or arrangement, as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time unless otherwise required or not permitted by Law. In addition to and not in limitation of the foregoing, the Surviving Entity shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless and (upon receipt from each such Indemnified Person of a written undertaking to reimburse the Surviving Entity for such advancement upon the determination of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification in respect of such threatened or actual claim, action, suit, demand, notice, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”)), and advance funds in respect of each of the foregoing) each Indemnified Person against any fees, costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (with the prior written consent of Parent) in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company and including any acts or omissions in connection with this Agreement and the transactions contemplated hereby), except for in any case, any claim, judgments, fines, penalties and amounts to be paid which relate to any act or omission which constitutes a violation of Law and except for other exceptions to indemnification that are required by Law. In the event of any such Action, the Surviving Entity shall reasonably cooperate with the Indemnified Person in the defense of any such Action. The Surviving Entity shall have the right to assume control of and the defense of, any Action, suit, proceeding, inquiry or investigation to which this Section 5.7(a) shall apply; provided, however, that the Surviving Entity shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of applicable Indemnified Persons) for all Indemnified Persons in any jurisdiction with respect to any single Action, suit, proceeding, inquiry or investigation, unless the use of one counsel for such Indemnified Persons would present such counsel with a conflict of interest that would make such joint representation inappropriate. The Surviving Entity shall pay all reasonable fees, expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in successfully enforcing the indemnity and other obligations provided in this Section 5.7(a) if the Surviving Entity breached its obligations hereunder.

(b) The Company shall purchase on or prior to the Effective Time, and the Surviving Entity shall maintain with reputable and financially sound carriers, tail policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies maintained on the date of this Agreement by the Company and its Subsidiaries, which tail policies and fiduciaries liability policies (i) shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) shall contain coverage that is at least as protective to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Parent) and shall in any event include nonmanagement directors Side A (DIC) coverage. The Surviving Entity shall provide copies of such policies to the past, current and future directors and officers of the Company entitled to the benefit thereof as reasonably requested by such persons from time to time. Notwithstanding the foregoing, if the coverage described above cannot be obtained or can only be obtained by paying aggregate premiums in excess of 200% of the aggregate annual amount currently paid by the Company for such coverage, the Surviving Entity shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 200% of the aggregate amount currently paid by the Company for such coverage. The Surviving Entity may substitute an alternative for the tail policies that affords, in the aggregate, no less favorable protection to such officers and directors; provided, that any such alternative is approved by the Company’s Board of Directors prior to the Effective Time (which approval may be withheld in its reasonable discretion).

(c) This Section 5.7 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final, non-appealable disposition of such claim, action, suit, proceeding or investigation.

(e) In the event that the Surviving Entity, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to or in substitution for any such claims under any such policies, provided, that for avoidance of doubt, neither Parent nor the Surviving Entity shall be required to make any payments thereunder or in connection therewith.

Section 5.8  Employee Matters.

(a) Prior to the Effective Time, the Company will, and will cause its Subsidiaries to, honor, in accordance with their terms, all Plans.

(b) Parent will cause the Surviving Entity to give credit for all service rendered by the individuals employed by the Company and its Subsidiaries at the Effective Time (including employees who are not actively at work on account of illness, disability or leave of absence (the “Current Employees”) prior to the Effective Time for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, if applicable) under employee benefit plans of the Surviving Entity and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Plans of the Company and its Subsidiaries for those purposes. Nothing in this Section 5.8 shall limit the right of Parent, the Surviving Entity or any of their Subsidiaries to terminate the employment of any Current Employee at any time. Furthermore, nothing in this Agreement shall obligate Parent or the Surviving Entity to maintain any Plan, or any employee benefit, severance or compensation plan or arrangement of Parent or the Surviving Entity, nor shall this Agreement limit the authority and ability of Parent and/or the Surviving Entity to amend, in whole or in part, any Plan or any employee benefit or compensation plan or arrangement of Parent or the Surviving Entity at any time.

(c) No later than two Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Merger Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Merger Sub to make reasonable revisions thereto.

(d) This Section 5.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.8, express or implied, is intended to confer upon any other Person, including, without limitation, the Current Employees, any rights or remedies of any nature whatsoever under or by reason of this Section 5.8.

Section 5.9  Takeover Laws.  The Company shall take all reasonable steps to exclude the applicability of, or to assist at the Company’s cost and expense in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws as such relate to the Company or RMI.

Section 5.10  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event, which is likely to result in the failure of a condition set forth in Article VI; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

Section 5.11  Financing.

(a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries and RMI to, and shall cause its and their respective Representatives to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the financing of the transactions contemplated by this Agreement (the “Financing”), including (i) participation in a reasonable number of meetings, presentations, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents required in connection with the Financing, including execution and delivery of customary representation letters reasonably satisfactory in form and substance to the Company in connection with bank information memoranda, (iii) as promptly as reasonably practical, furnishing Parent and its Financing sources with financial and other information regarding the Company, its Subsidiaries and RMI as may be reasonably requested by Parent, (iv) using reasonable best efforts to obtain appraisals, surveys, engineering reports, title insurance and other documentation and items relating to the Financing as reasonably requested by Parent and, if requested by Parent or Merger Sub, to reasonably cooperate with and assist Parent or Merger Sub in obtaining such documentation and items, (v) using reasonable best efforts to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay off of existing indebtedness and the release of related Liens, if any), provided, that no obligation of the Company or any of its Subsidiaries under such executed documents shall be effective until the Effective Time, (vi) taking all actions necessary to (A) permit the prospective Financing sources to evaluate the Company’s, its Subsidiaries and RMI’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts in connection with the foregoing and (vii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to Leases, Liens and Material Contracts to which the Company, any of its Subsidiaries or RMI is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to Leases, Liens and Material Contracts; it being understood that the Company shall have satisfied each of its obligations set forth in clauses (i) through (vii) of this sentence if the Company shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. The Company hereby consents to the use of its and its Subsidiaries’ logos, and shall cause RMI to consent to the use of its logos, as may be reasonably necessary in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company, any of its Subsidiaries or RMI or the reputation or goodwill of the Company, any of its Subsidiaries or RMI and its or their marks. As of the date of this Agreement, the Company believes that it will be able to satisfy on a timely basis the terms and conditions to be satisfied by it in this Section 5.11(a).  Notwithstanding anything in this Section 5.11(a) to the contrary, other than pursuant to Section 7.4 and subject to the limitations thereof, neither the Company, any of its Subsidiaries or RMI shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Financing. Parent and Merger Sub hereby agree and acknowledge that the Financing does not constitute a condition to the consummation of the transactions contemplated by this Agreement. Nothing contained in this Section 5.11(a) or otherwise shall require the Company to be an issuer or other obligor with respect to the Financing prior to the Closing.

(b) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to obtain the funds necessary to comply with Section 4.5 hereof. Notwithstanding the foregoing, nothing in this Agreement shall require the Board of Directors of the Company to take any action to approve any third party financing provided in connection with the Merger.

Section 5.12  Subsequent Filings.  Until the Effective Time, the Company will use reasonable best efforts to timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act, and will use reasonable best efforts to cause RMI to timely file with the SEC each form, report and document required to be filed by RMI under the Exchange Act. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall comply, in all material respects, as to form with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The Company further covenants that, until the Effective Time, before filing any form, report or document with the SEC, or before issuing a public press release or announcement, the Company will provide Parent with a copy of each such form, report, document, release or announcement proposed to be filed at least three days prior to the filing thereof with the SEC (or at least one day prior in the case of any current report on Form 8-K or any press release or announcement) and shall consider accommodating any reasonable comments made by Parent. Except as set forth in Section 5.12 of the Company Disclosure Letter, the audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended.

Section 5.13  Press Releases.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consents of the Company and Parent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, however, that the restrictions set forth in this Section 5.13 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to and in compliance with Section 5.2.

Section 5.14  Resignation of Directors.  Prior to the Effective Time, the Company will cause each member of its Board of Directors to execute and deliver a letter, which will not be revoked or amended prior to the Effective Time, effectuating his resignation as a director of the Company effective at the Effective Time.

Section 5.15  Rule 16b-3.  Prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchanges Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

Section 5.16  Company Rights Agreement.  The Board of Directors of the Company shall take all action necessary or desirable (including amending the Company Rights Agreement) in order to render such Company rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence or in connection with a Superior Proposal, the Board of Directors of the Company shall not, without the prior written consent of Parent, (a) amend the Company Rights Agreement or (b) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case in order to facilitate any Acquisition Proposal with respect to the Company.

Section 5.17  Voting of RMI Shares.  Prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Section 7.1, and other than as set forth in the last sentence of this Section 5.17 or in connection with voting in favor of the current slate of directors and independent auditors set forth in RMI’s definitive proxy statement with respect to its 2008 Annual Meeting of Stockholders filed with the SEC on April 25, 2008, the Company shall not vote, or give written or other consent with respect to any shares of the capital stock of RMI which it or any of its Subsidiaries holds or has the right to exercise voting control over, other than pursuant to the written instructions of Parent. The Company shall promptly notify Parent (and promptly provide Parent with any written materials, in any event within two Business Days) of the setting of a record date for the taking of any vote by the holders of capital stock of RMI or of the receipt of any written consent of the holders of the capital stock of RMI. The Company shall vote, or give written or other consent with respect to, all shares of the capital stock of RMI which it or any of its Subsidiaries holds or has the right to exercise voting control over, in favor of any action necessary for the Company to comply with its obligations and covenants contained in this Agreement.

Section 5.18  Environmental Matters.  Prior to the Closing Date, the Company and its Subsidiaries shall, and shall cause RMI to, use their reasonable best efforts to promptly resolve and redress any non-compliance with, or deficiencies with respect to, any Environmental Laws and Permit requirements arising from the operations of the businesses or ownership of real property. The Company and its Subsidiaries shall, and shall cause RMI to, use their reasonable best efforts to satisfy all pre-closing notification, transfer, and/or re-application and re-issuance requirements, if any, to ensure that their business is covered on the Closing Date by all issued, pending and applied-for Permits, including without limitation the Permits identified on Section 3.13(b) of the Company Disclosure Letter and the Permits secured or obtained pursuant to Sections 5.18, 6.2(f)(ii) and 6.2(o) of this Agreement. Unless it is clear to both parties that nothing is required, the Company, its Subsidiaries and Parent shall together (unless the Company and its Subsidiaries elect not to participate) contact the applicable Governmental Entities to determine the applicable requirements that must be met to ensure coverage by the business after the Closing Date under all issued, pending and applied-for Permits. The Company shall cooperate with all reasonable requests of Parent in connection with the foregoing and shall keep Parent reasonably well informed of its efforts hereunder. The parties recognize that they may disagree as to whether a particular matter constitutes non-compliance or a deficiency. Within 20 days of execution of this Agreement, Parent shall provide to the Company a letter identifying the non-compliance issues and deficiencies that it expects the Company, its Subsidiaries and RMI to use their reasonable best efforts to promptly resolve and redress, provided, however, that this list may be amended at any time prior to the Closing Date by Parent to include any additional issues or deficiencies. Within 20 days of receipt of such letter (and, if applicable, 20 days of receipt of any amendments thereto), the Company and/or its Subsidiaries shall provide to Parent a proposed timeline for resolution of the issues and deficiencies that they will use reasonable best efforts to promptly address and also indicate the issues that they believe do not constitute a compliance issue or deficiency, with written support therefor. Within three Business Days following receipt by Parent of such written notice, the parties shall then confer between themselves, and/or through their consultants, in an attempt to reach agreement on the matter. If no agreement is reached between the parties within such three Business Day period, then within 15 Business Days thereafter the Company and/or its Subsidiary shall communicate with the applicable Governmental Entity, using a method (e.g., writing, telephone, face-to-face, or email) in the Company’s reasonable discretion. Parent shall be entitled to prior review and comment on any such written communications, and Parent’s comments, to the extent reasonably necessary to clarify and address the issue in question, shall be incorporated into the written communications with the applicable Governmental Entity by Parent. Parent shall also be entitled to listen in on and be introduced in all other related direct communications with the applicable Governmental Entity regarding the resolution of such issues, provided, however, that if Parent’s concerns are not adequately addressed during such conversations, the parties shall again promptly contact the Governmental Entity and the Company and/or its Subsidiary shall use reasonable best efforts to resolve the outstanding concern of Parent. All communications with the applicable Governmental Entity shall describe the condition or circumstance in sufficient detail for the Governmental Entity to determine if the Company is required to take any action to resolve or redress the applicable matter. If prior to Closing the Governmental Entity determines that the issue must be resolved or redressed pursuant to Environmental Laws or Permits and communicates the same to the Company, the Company and its Subsidiaries shall, and shall cause RMI to, promptly commence reasonable best efforts to accomplish such resolution or redress in accordance with the terms hereof.

Section 5.19  Real Estate Matters.  Prior to the Closing Date, the Company and its Subsidiaries shall, and shall cause RMI to, use their reasonable best efforts to promptly obtain the following documentation for Parent:

(a) An estoppel certificate from each landlord, lessor, sublessor, or third party tenant of Immaterial Leased Real Property (other than any Immaterial Leased Real Property leased or licensed from any Governmental Entity), if applicable, in form and substance substantially similar to the form attached hereto as Exhibit A or in any form proposed by such landlord, lessor, sublessor or third party tenant confirming the same;

(b) A SNDA with each lender holding a Lien on any Leased Real Property (other than any Leased Real Property leased or licensed from any Governmental Entity) (or underlying fee interests), in form and substance substantially similar to the form attached hereto as Exhibit B or in any form proposed by such lender so long as such proposed form protects the leasehold estate held by the Company, one of its Subsidiaries, or RMI by agreeing, in the event of a foreclosure or third party sale in lieu of foreclosure by such lender, not to disturb the Company’s, one of its Subsidiary’s, or RMI’s occupancy and use thereof so long as such entity is not in default beyond all applicable cure periods pursuant to the terms of such Lease;

(c) A collateral access agreement with each landlord, lessor, or sublessor of Leased Real Property as may be requested by Parent or Merger Sub’s lender(s), in form and substance reasonably acceptable to Parent’s or Merger Sub’s lender(s).

Section 5.20  Additional Consents and Releases.  Prior to the Closing Date, (a) the Company and its Subsidiaries shall, and shall cause RMI to, use their reasonable best efforts to obtain all consents or waivers necessary to effect a change in ownership or control of the common stock of RMI held by the Company and to avoid any violation, conflict, breach, termination, cancellation, modification or acceleration of any agreement in connection therewith, including with respect to each of the agreements set forth on Section 5.20(a) of the Company Disclosure Letter and (b) the Company and its Subsidiaries shall use their reasonable best efforts to obtain a release of any and all Liens that may exist on the common stock of RMI established by that certain Stock Pledge Agreement, executed as of December 14th, 16th and 18th, 2005, in favor of Arch Insurance Company.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger and otherwise consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been duly adopted by the Requisite Stockholder Vote in accordance with applicable Laws and the Articles of Incorporation and Bylaws.

(b) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction preventing, restraining or rendering illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(c) HSR Act.  Any waiting period under the HSR Act applicable to the Merger or any of the other transactions contemplated by this Agreement shall have expired or early termination thereof shall have been granted.

Section 6.2  Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated hereby is also subject to the satisfaction, or waiver in writing by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in Article III shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained therein), except for such failures to be true and correct as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case the truth and correctness of such representations and warranties shall be measured on and as of such earlier date); provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.8 shall be true and correct in all material respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained therein), in each case, as of the Closing Date as though made at and as of the Closing.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. Furthermore, with respect to any obligation pursuant to which the Company is obligated to cause RMI to perform in a particular manner, RMI shall have actually performed in that particular manner in all material respects at or prior to the Effective Time.

(c) Officer’s Certificate.  Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

(d) Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, change, effect, development, condition or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Real Estate Deliveries.

(i) Parent shall have received all of the following:

(A) An estoppel certificate from each landlord, lessor, sublessor, or third party tenant of Material Leased Real Property (other than any Material Leased Real Property leased or licensed from any Governmental Entity), if applicable, in form and substance substantially similar to the form attached hereto as Exhibit A or in any form proposed by such landlord, lessor, sublessor or third party tenant confirming the same;

(B) any and all consents, approvals or authorizations required to be obtained pursuant to the terms of any Lease of Leased Real Property;

(C) any and all documentation reasonably required by the title company issuing title insurance for the Owned Real Property or Material Leased Real Property (other than any Leased Real Property leased or licensed from any Governmental Entity), including, without limitation, any and all owner’s affidavits, memoranda of lease (such memoranda of lease to be in form and substance substantially similar to the form attached hereto as Exhibit C or in any form proposed by any lessor or sublessor so long as such form satisfies the title company’s reasonable requirements), affidavits of non-foreign status, GAP affidavits, survey certifications, tax affidavits, certificates of good standing and due authorization and articles of incorporation, and any other documentation reasonably required by the title company to remove the standard exceptions from each title policy or add any endorsements to such title policies as reasonably requested by Parent or Merger Sub; and

(D) a collateral access agreement with each landlord, lessor, or sublessor of the Leased Real Properties located at 731 North 19th Avenue in Phoenix, Arizona, 39353 North Schnepf Road in Queen Creek, Arizona, and Yards 8 & 9 located in Las Vegas, Nevada, in form and substance reasonably acceptable to Parent’s or Merger Sub’s lender(s).

(f) Consents.  (i) The Company shall have obtained written consent to the consummation of the transactions contemplated by this Agreement and waivers of all rights to terminate and impose other conditions, in each case in connection with the consummation of the transactions contemplated by this Agreement, with respect to the agreements set forth in Section 6.2(f)(i) of the Company Disclosure Letter, which consents shall be, in the aggregate, without any material adverse change in any terms of the underlying agreements or any material cost; and (ii) the Company shall have obtained all consents, licenses, approvals, authorizations, Permits or orders from all Governmental Entities, each as set forth in Section 6.2(f)(ii) of the Company Disclosure Letter, with the same being in full force and effect, so as to permit the Surviving Entity and its subsidiaries to legally operate their business, in all material respects, consistent with the Company’s, its Subsidiaries and RMI’s past practices following the Effective Time.

(g) Employment Agreements.  On or prior to the Closing Date, the Company and each of the persons listed on Section 6.2(g)-1 of the Company Disclosure Letter shall have executed and delivered to the Company a waiver, waiving such person’s rights to any change of control, severance or similar payments that could otherwise be due and owing as a result of the closing of the transactions contemplated hereby.

(h) Warrants.  There shall be no outstanding warrants or other rights for the purchase of any shares of the capital stock of the Company.

(i) Bonding Capacity.  The Company’s and its Subsidiaries’ Bonding Capacity shall be at least $200.0 million in the aggregate and at least $50.0 million for any individual engagement, and the Company’s

Bonding Arrangements, Bonding Capacity, Bonds and the terms thereof shall not be on terms that are substantially different, in any adverse manner, than the terms that existed on the date hereof (and no notice has been given or, to the Company’s knowledge, no intent has been expressed, by the applicable Surety that could reasonably be expected to result in the same).

(j) Backlog.  The combined gross revenue on all projects constituting Backlog as of the Closing Date shall be projected, in good faith, to be at least $112.5 million.

(k) Minimum Book Value.  The Company, its Subsidiaries and RMI, on a consolidated basis, shall have a minimum book value (assets less each of intangible assets, minority interest and liabilities, including mezzanine financing), determined in accordance with GAAP, of $31.0 million.

(l) EBIT.  The Company shall have EBIT during the twelve full calendar months immediately preceding the Effective Time of no less than $5.5 million. RMI shall have EBIT during the twelve full calendar months immediately preceding the Effective Time of no less than negative $4.0 million.

(m) Indebtedness.  The Company shall have received pay-off letters effective on and for a period of five Business Days after the Closing Date, in a form reasonably acceptable to the lenders providing the Financing, with respect to the notes payable, credit facilities and financings listed on Section 6.2(m) of the Company Disclosure Letter and any additional indebtedness of the Company and its Subsidiaries other than accounts payable, including, but not limited to, indebtedness for borrowed money (including mezzanine financing), notes payable, capital lease obligations, deferred purchase price contracts, conditional sale arrangements and credit facilities.

(n) Pledge, Guarantee and Liens.  The Company shall have terminated, and be released from, that certain Stock Pledge Agreement, dated as of November 19, 2005, in favor of The CIT Group/Equipment Financing, Inc. and all RMI Common Shares owned by the Company shall be free and clear of any Liens except for the Lien established by that certain Stock Pledge Agreement, executed as of December 14th, 16th and 18th, 2005, in favor of Arch Insurance Company. The Company and its Subsidiaries shall be released as guarantors, grantors, co-borrowers and/or pledgors with respect to any and all indebtedness or other obligations of RMI and shall have procured the release of any Liens on their respective assets granted in connection therewith.

(o) Environmental Permits, Registrations, Notices and Plans.  The Company, its Subsidiaries and RMI shall obtain, secure and resolve, as applicable, the issues, conditions and deficiencies identified in Section 6.2(o) of the Company Disclosure Letter.

(p) RMI Capital Stock.  The Company will continue to own 2,645,212 RMI Common Shares, which will constitute at least 66% of the RMI Common Shares outstanding on a fully diluted basis and no shares of Preferred Stock of RMI shall be issued or outstanding on a fully diluted basis.

Section 6.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated hereby is also subject to the satisfaction or waiver in writing by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “materiality” qualifications contained therein), except for such failures to be true and correct as could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Payment.  Parent shall have caused to be deposited with the Paying Agent cash in an aggregate amount sufficient to pay the Merger Consideration to holders of Shares outstanding immediately prior to the Effective Time.

(d) Officer’s Certificate.  The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

Section 7.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Stockholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) any court of competent jurisdiction or other Governmental Entity shall have issued an order, injunction or decree, or taken any other action preventing, restraining, rendering illegal or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, injunction or decree or other action shall have become final and non-appealable or (ii) any Governmental Entity shall have finally and non-appealably declined to grant any of the approvals of any Governmental Entity the receipt of which is necessary to satisfy the condition set forth in Section 6.1(c), if applicable, or Section 6.2(f)(ii); provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action in accordance with Section 5.6 and provided, further that only Parent shall have the right to terminate in accordance with a failure related to Section 6.2(f)(ii);

(c) by either the Company or Parent if the Merger shall not have been consummated on or before December 31, 2008 (the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to (i) perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement or (ii) fulfill, as a result of such party’s breach or default of the terms hereof, the conditions set forth in Section 6.2, with respect to an attempted termination by the Company, or Section 6.3, with respect to an attempted termination by Parent; provided, however, that if all of the conditions to the Closing set forth in Article VI shall be satisfied on or prior to the Outside Date (other than conditions with respect to actions the respective parties will take at the Closing itself, provided that such conditions are capable of being satisfied) other than those set forth in Section 6.1(c), if applicable, and Section 6.2(f)(ii), then the Outside Date may be extended at the sole election of Parent to a date not later than January 31, 2009 and such date shall thereafter be the Outside Date for all purposes hereof;

(d) by either the Company or Parent if the Special Meeting shall have been convened and a vote with respect to the adoption of this Agreement by the Requisite Stockholder Vote shall not have been obtained (unless the Special Meeting is adjourned or postponed to vote on the Merger at a subsequent date, which in any event shall not be later than five days prior to the Outside Date);

(e) by the Company if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or, if provided herein, as of any subsequent date (as if made on such date), would reasonably be expected to result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in (a) Section 6.3(a) or 6.3(b) and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period or (b) 6.3(c) which is not cured by the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(f) by Parent if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of the Company (except the covenants and agreements in Sections 5.2 and 5.4), which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or, if provided herein, as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the Effective Time, the failure of any of the conditions set forth in Section 6.2(a) or 6.2(b), and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(g) by Parent if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or its Board of Directors (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (iii) within 48 hours of a request by Parent for the Company to reaffirm the Company Board Recommendation following the date of any disclosure contemplated by Section 5.2(g) or the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company, the Company fails to issue a press release that reaffirms the Company Board Recommendation, (iv) the Company shall have breached, in any material respect, any of its obligations under Section 5.2 or 5.4, (v) the Company shall have failed to include in the Proxy Statement distributed to stockholders the Company Board Recommendation, or (vi) the Company or its Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing;

(h) by Parent if since the date of this Agreement, there shall have been an event, change, effect, development, condition or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that cannot reasonably be expected to be cured by the Outside Date;

(i) by the Company at any time prior to receipt of the Requisite Stockholder Vote in accordance with and subject to the terms and conditions of Section 5.2(e); provided that the Company shall promptly (and in any event within 24 hours) after such termination enter into the Alternative Acquisition Agreement; or

(j) by the Company if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied and Parent has failed to consummate the Merger no later than ten days after the written demand by the Company.

Section 7.2  Written Notice of Termination.  The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h), (i), or (j) of Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.3  Effect of Termination.  If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, this Agreement, except for the provisions of Sections 5.2, 5.3(b), 7.2, 7.3, 7.4 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, stockholders, managers, members or Affiliates.

Section 7.4  Fees and Expenses.

(a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, including, without limitation, pursuant to clause (b) below, all costs and Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses; provided, however, that the parties hereto acknowledge and agree that the Company shall pay all filing fees required in connection with the matters set out in Section 6.1(c).

(b) Notwithstanding the foregoing;

(i) if

(A) either Parent or the Company terminates this Agreement pursuant to Section 7.1(d), and the Company enters into a definitive agreement with respect to an Acquisition Proposal within twelve months after the termination of this Agreement, or

(B) either Parent or the Company terminates this Agreement pursuant to Section 7.1(c), and, at the time of such termination, the conditions set forth in Sections 6.1 and 6.3 have been satisfied but the Company shall have failed to take all actions on its part necessary to consummate the Merger, or

(C) Parent terminates this Agreement pursuant to Section 7.1(f), then, in the case of clauses (i)(A), (i)(B) and (i)(C) of this Section 7.4(b), the Company shall pay to Parent, as Parent’s sole and exclusive remedy, as liquidated damages, the Superior Fee by wire transfer of same day funds, (I) with respect to the event set forth in clause (i)(A), promptly (an in any event within two Business Days following such event) following the execution of a definitive agreement in respect of the Acquisition Proposal and; (II) with respect to the events set forth in clause (i)(B) and (i)(C), on the Business Day immediately following the date of termination.

(ii) If (A) Parent terminates this Agreement pursuant to Section 7.1(g) or (B) the Company terminates this Agreement pursuant to Section 7.1(i), then the Company shall pay to Parent, as Parent’s sole and exclusive remedy, as liquidated damages, simultaneously with (in the case of termination by the Company pursuant to subclause (B) of this Section 7.4(b)(ii)) or within two Business Days after (in the case of termination by Parent pursuant to subclause (A) of this Section 7.4(b)(ii)) such termination, the Superior Fee (provided, that if such termination is pursuant to clause (A) or clause (B) above and such termination occurs prior to the Solicitation Period End-Date and relates to a Superior Proposal from an Excluded Party, then such payment shall instead be in the amount of the Company Breakup Fee).

(iii) Unless a larger amount is due and owing pursuant to this Agreement, in the event this Agreement is terminated for any reason other than solely pursuant to Section 7.1(e) or 7.1(j), as Parent’s sole and exclusive remedy, the Company shall pay to Parent an amount equal to $500,000 plus all of Parent’s reasonable and documented Expenses; it being understood and agreed that, as a matter of clarification, in the event that this Agreement is terminated solely and exclusively as a result of a failure of the Company to satisfy the conditions set forth in Sections 6.2(d) through 6.2(p), inclusive, where such failure does not also constitute a breach of any of the representations, warranties, covenants and agreements contained herein, then this Section 7.4(b)(iii) shall apply (it being further understood and agreed that, for purposes of this Section 7.4(b)(iii) only, if the failure of the Company to satisfy the condition set forth in Section 6.2(i) is solely and exclusively as a result of an event, change, effect, development, condition or occurrence that is unrelated to the business, results of operations or financial condition of the Company and its Subsidiaries and RMI, and such failure does not also constitute a breach of any representation, warranty, covenant or agreement contained herein other than the corresponding provisions of Section 3.27, then this Section 7.4(b)(iii) shall also apply).

(c) “Company Breakup Fee” means an amount in cash equal to the sum of (i) 2.50% of the aggregate Merger Consideration, plus (ii) Parent’s and Merger Sub’s documented Expenses, which Company Breakup Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by Parent.

(d) “Superior Fee” means an amount in cash equal to the sum of (i) 4.50% of the aggregate Merger Consideration, plus (ii) Parent’s and Merger Sub’s documented Expenses, which Superior Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by Parent.

(e) “Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) actually incurred or payable by a party or on its behalf in connection with or related to the diligence, authorization, preparation, negotiation, execution, defense and performance of this Agreement and the transactions contemplated hereby; provided, however, in no event shall the fees and expenses of financing sources exceed $500,000.

(f) The Company shall be entitled as its sole and exclusive remedy to liquidated damages in the amount of the sum of 2.50% of the aggregate Merger Consideration plus the Company’s documented reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) actually incurred or payable by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, defense and performance of this Agreement and the transactions contemplated hereby (excluding such expenses incurred during the go shop period and any other expenses unrelated to Parent and Merger Sub) and reimbursement of the filing fees paid by the Company in connection with the matter referenced in Section 6.1(c) (“Breach Fee”). The Breach Fee is payable if the Company terminates this Agreement: (i) pursuant to Section 7.1(c), and at the time of such termination, the conditions set forth in Sections 6.1 and 6.2 have been satisfied but Parent has failed to take all necessary action on its part to consummate the Merger, (ii) pursuant to Section 7.1(e) or (iii) otherwise in accordance with the terms of this Agreement, and Parent or Merger Sub have breached any of the terms of this Agreement such that they do not satisfy the conditions set forth in Section 6.3 thereby causing the Closing not to be effected by the Outside Date. The Breach Fee shall be payable within five Business Days after the date of the termination of this Agreement by wire transfer of immediately available funds to the account designated in writing by the Company.

(g) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that none of the Company Breakup Fee, the Superior Fee, the Breach Fee or any Expenses payable hereunder is a penalty, but rather is liquidated damages in a reasonable amount that will compensate such party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In the event that the Company shall fail to pay the Company Breakup Fee, Superior Fee or Parent’s Expenses or Parent and Merger Sub shall fail to pay the Breach Fee when due, the Company, on the one hand, and Parent and Merger Sub on the other shall also reimburse the other party for all reasonable Expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 7.4.  The parties hereto agree and understand that in no event shall the applicable party be required to pay (i) either the Company Breakup Fee, the Superior Fee, the Breach Fee or applicable Expenses on more than one occasion or (ii) both the Company Breakup Fee and the Superior Fee. The parties agree that any payment of the Superior Fee, the Company Breakup Fee, the Breach Fee and Parent’s Expenses, as the case may be, shall be the sole and exclusive remedy available to Parent and Merger Sub, on the one hand, and the Company, on the other hand, with respect to this Agreement and the transactions contemplated hereby, and, upon payment of the applicable amount, Parent, Merger Sub and the Company, as the case may be, shall have no further liability to the other parties hereunder.

(h) Each of the Company, Parent and Merger Sub acknowledges and agrees that in no event whatsoever shall either Parent or Merger Sub on the one hand, or the Company, any of its Subsidiaries or RMI on the other hand, be liable for any indirect, special, punitive, consequential or similar damages.

Section 7.5  Amendment.  To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made that by Law requires further approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.6  Extension; Waiver; Remedies.

(a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall only relate to the specific matter waived.

(b) The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Representations and Warranties.  The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.

Section 8.2  Entire Agreement; Assignment.  This Agreement, including all exhibits hereto, together with the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any Affiliate so long as such assignment does not delay or impede the consummation of the transactions contemplated hereby; provided, that as a condition of such assignment, the assignee expressly assumes the obligations of the assignor.

Section 8.3  Jurisdiction; Venue.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the City of Wilmington, Delaware in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby in state or federal courts located in the City of Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.4  Validity.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein; provided, however, the offending provision shall be enforced to the maximum extent permissible under applicable Law. The Company shall not, nor shall any Person claiming by, through or on behalf of the Company, be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to specifically enforce any of the terms of this Agreement.

Section 8.5  Notices.  All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing, by nationally recognized overnight courier service, or by facsimile or electronic transmission with confirmation of receipt, as follows:

if to Parent or Merger Sub:

c/o Insight Equity I, LP
1400 Civic Place
Suite 250
Southlake, Texas 76092
Attention: Conner Searcy
Facsimile: (817) 488-7739
Email: csearcy@insightequity.com

with a copy (which shall not constitute notice) to:

Hunton & Williams LLP
Bank of America Plaza, Suite 4100
600 Peachtree Street, N.E.
Atlanta, Georgia 30308-2216
Attention: Ronald J. Lieberman
Facsimile: (404) 888-4190
Email: rlieberman@hunton.com

Hunton & Williams LLP
Fountain Place, Suite 3700
1445 Ross Avenue
Dallas, Texas 75202-2799
Attention: Andrew W. Lawrence
Facsimile: (214) 880-0011
Email: alawarence@hunton.com

if to the Company:

Meadow Valley Corporation
4602 East Thomas Road
Phoenix, Arizona 85018
Attention: Bradley E. Larson
Facsimile: (602) 437-1681
Email: blarson@meadowvalley.com

with a copy (which shall not constitute notice) to:

4602 East Thomas Road
Phoenix, Arizona 85018
Attention: Don A. Patterson
Facsimile: (480) 619-4601
Email: donp@legacywc.com

with a copy (which shall not constitute notice) to

Special Committee of the Board of Directors

DLA Piper US LLP
2415 E. Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Gregory R. Hall
Facsimile: (480) 606-5528
Email: greg.hall@dlapiper.com

or to such other address as the Person to whom notice is given may from time to time furnish to the others in writing in the manner set forth above.

Section 8.6  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of law principles thereof that would result in the application of the Laws of another jurisdiction).

Section 8.7  Descriptive Headings.  The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.8  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including Section 5.8, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Section 5.7 (which provisions are intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

Section 8.9  Rules of Construction.  The parties to this Agreement have each been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document. The terms “hereby,” “herein,” “hereinafter” and similar terms refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement. The term “including” is followed by the phrase “without limitation.”

Section 8.10  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 8.11  Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Acceptable Confidentiality Agreement” means a customary confidentiality and standstill agreement substantially in the form set forth on Section 8.11(a) of the Company Disclosure Letter.

(b) “Affiliate” and “Associate” have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

(c) “Articles of Incorporation” means the Company’s Articles of Incorporation as in effect as of the date of this Agreement, including any amendments.

(d) “Backlog” means (a) the value of incomplete work-in progress under written, fully executed contracts with project owners; (b) the potential, but undetermined guaranteed maximum prices of projects in the pre-construction services phase under agreements with owners under which the Company acts as construction manager and constructor, and (c) the bid amount for projects awarded to the Company, for which letters of intent or notices of intent to award such projects have been received but contracts with the principal have not been executed.

(e) “beneficial ownership” has the meaning given to such term in Rule 13d-3 under the Exchange Act.

(f) “Bond” means any surety or other performance bond issued by a Surety and specifically naming Company or any Subsidiary as a principal to secure Company’s or any Subsidiary’s performance under a Construction Agreement for the benefit of the applicable Construction Agreement Party obligee.

(g) “Bonded Project” means any Construction Agreement, the performance of which is secured or otherwise insured by a Bond.

(h) “Bonding Arrangement” means any and all contracts and agreements and all obligations arising thereunder relating to or governing the relationship, rights and respective obligations between Company or any Subsidiary and any Surety for the issuance and maintenance of any Bonds, including, but not limited to (i) the Bonds issued by such Surety and (ii) any agreement for indemnity whereby Company or any Subsidiary agrees to indemnify Surety related to the issuance of any Bond.

(i) “Bonding Capacity” means the availability for issuance, in United States Dollars, of the face amount of Bonds to be outstanding at any given time.

(j) “Business Day” has the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

(k) “Bylaws” means the Bylaws of the Company as in effect as of the date of this Agreement, including any amendments.

(l) “Company Disclosure Letter” means the disclosure letter, dated the date of this Agreement, delivered by the Company to Parent and Merger Sub with respect to this Agreement.

(m) “Company Rights Agreement” means that certain Rights Agreement, dated as of February 13, 2007, by and between the Company and Corporate Stock Transfer, Inc., as amended.

(n) “Company SEC Reports” means all filings made by the Company with the SEC, including those that the Company may file after the date of this Agreement until the Closing Date.

(o) “Confidentiality Agreements” mean (i) the confidentiality agreement, dated as of December 10, 2007 (as amended through the date of this Agreement), by and between the Company, YVM Acquisition Corporation and the other parties thereto and (ii) the confidentiality agreement, dated as of April 10, 2008, by the Company in favor of Insight Equity I LP, YVM Acquisition Corporation and the other parties named therein.

(p) “Construction Agreement” means any contract, agreement, purchase order or other contractual arrangement by and between or among a Construction Agreement Party and Company or any Subsidiary or RMI, setting forth the terms and conditions governing or otherwise related to a Construction Project.

(q) “Construction Agreement Party” means any Person, other than Company or any Subsidiary or RMI, that is a party to a Construction Agreement. (r) “Construction Project” means the commencement, continuance and completion of all performance obligations of Company or any Subsidiary under the terms of a Construction Agreement.

(s) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA and (v) under corresponding or similar provisions of foreign laws or regulations.

(t) “EBIT” “ shall mean, net income (or loss), but excluding the income (or loss) of any Person, other than Subsidiaries existing on the date hereof in connection with evaluating the Company’s EBIT, plus, for the Company and its Subsidiaries existing on the date hereof, on the one hand, and RMI, on the other hand (i) any provision for (or less any benefit, including income tax credits, from) federal, state, local or other income and franchise taxes deducted in the determination of net income for the twelve full months immediately preceding the Effective Time, (ii) interest expense, net of interest income, deducted in the determination of net income for the twelve full months immediately preceding the Effective Time, (iii) less extraordinary gains included in the determination of net income during the twelve full months immediately preceding the Effective Time, net of related tax effects. For purposes hereof, EBIT shall further exclude reasonable non-recurring out-of-pocket costs incurred exclusively in connection with the negotiation, execution and performance of this Agreement; provided, however, costs incurred in connection with the activities contemplated by Section 5.2 shall not be so excluded.

(u) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(v) “ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) or ERISA or would be deemed to have a relationship described in Section 414(m or 414(o) of the Code.

(w) “Facility” or “Facilities” means all buildings, improvements and fixtures located on the Owned Real Property or Leased Real Property, as the case may be.

(x) “GAAP” means United States generally accepted accounting principles, consistently applied.

(y) “Intellectual Property” means (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (in both source code and object code form), data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) internet domain names and web sites, (viii) registrations and applications for any of the foregoing, and (ix) copies and tangible embodiments thereof (in whatever form or medium).

(z) “knowledge” of the Company means the current actual knowledge of Kenneth D. Nelson, Bradley E. Larson, David D. Doty, Robert W. Bottcher, Robert A. Terril and Robert R. Morris, and such knowledge these individuals would reasonably be expected to have after due inquiry.

(aa) “Lease” or “Leases” means any and all leases, subleases, concessions, licenses and other similar agreements (whether oral or written), including all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto, relating to the Owned Real Property or Leased Real Property.

(bb) “Leased Real Property” means the real property leased, occupied or used by the Company, any of its Subsidiaries or RMI pursuant to a Lease, together with all improvements and fixtures thereon and all easements, rights of way and other appurtenances thereto, as set forth on Section 3.16(b) of the Company Disclosure Letter (which is separated into real property leased by the Company and any of its Subsidiaries, on the one hand, and RMI, on the other hand).

(cc) “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title defects of any kind or nature.

(dd) “Material Adverse Effect” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, results of operations or financial condition of the Company and its Subsidiaries and RMI, taken as a whole; provided, however, that the following, alone or in combination, shall not be deemed to constitute a Material Adverse Effect: (i) facts, circumstances, events or changes generally affecting any industries or markets in which the Company, its Subsidiaries or RMI operate, provided that, in each case, such events, changes, effects, developments, conditions or occurrences do not have a disproportionate effect on the Company, its Subsidiaries or RMI as compared to other persons in the industry and in the region in which they operate; (ii) (x) facts, circumstances, events or changes generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism,) or (y) changes in interest rates, provided that, in each case, such events, changes, effects, developments, conditions or occurrences do not have a disproportionate effect on the Company, its Subsidiaries or RMI as compared to other persons in the industry and in the region in which they operate; (iii) facts, circumstances, events or changes resulting from (x) the announcement or the pendency of this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement, or (y) changes in applicable Law, GAAP or accounting standards (provided that such changes are first announced after the date hereof and do not have a disproportionate effect on the Company, its Subsidiaries or RMI as compared to other persons in the industry and in the region in which they operate); (iv) changes in the market price or trading volume of the Company’s common stock; (v) changes in any analyst’s recommendations, any financial strength rating or any other similar recommendations or ratings as to the Company or RMI (including, in and of itself, any failure to meet analyst projections); or (vi) any reduction in maximum borrowings under RMI’s existing line of credit loan agreement or replacement line of credit, that does not exceed $1.0 million; or (vii) failure by the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (including projections relating to 2008); provided, however, without limiting the generality of the events, changes, effects, developments, conditions or occurrences that may constitute a material adverse effect and without giving effect to clauses (i), (ii)(x) and (iii)(y) above, the parties agree that any events, changes, effects, developments, conditions or occurrences that cause, or are reasonably likely to cause, either individually or in the aggregate, a decrease in the fair market value of the Company in excess of $6.0 million shall constitute a Material Adverse Effect for purposes of this Agreement (with such decrease in fair market value being measured from the date hereof to the applicable time, from the perspective of a willing buyer and a willing seller, each being under no compulsion to enter into such a transaction).

(ee) “Owned Real Property” means the real property owned by the Company, any of its Subsidiaries or RMI, together with all improvements and fixtures thereon and all easements, rights-of-way and other appurtenances thereto, as set forth on Section 3.16(a) of the Company Disclosure Letter (which is separated into real property owned by the Company and any of its Subsidiaries, on the one hand, and RMI, on the other hand).

(ff) “Parent Disclosure Letter” means the disclosure letter, dated the date of this Agreement, delivered by Parent to the Company with respect to this Agreement.

(gg) “Parent Material Adverse Effect” means any event, change, effect, development, condition or occurrence that would prevent or delay (to a date beyond the Outside Date) consummation of the Merger, receipt of the Financing or the ability of Parent and Merger Sub to perform their obligations under this Agreement.

(hh) “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings with appropriate reserves in accordance with GAAP; (ii) zoning, building and other land use laws imposed by a Governmental Entity having jurisdiction that, individually or in the aggregate, do not materially interfere with the Company’s, one of its Subsidiary’s or RMI’s operation of the applicable business, occupancy, use, marketability or value of the assets subject thereto; (iii) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been set forth in the Company Balance Sheet or the RMI Balance Sheet; (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law made in the ordinary course and on a basis consistent with past practice for amounts not yet due and payable; (v) those liens that are specifically listed on Section 8.11(ii) of the Company Disclosure Letter; and (vi) defects or imperfections of title, easements, covenants, rights of way, restrictions and any other charges or encumbrances that do not impair, and could not reasonably be expected to impair, individually or in the aggregate, in any material respect, the value, marketability or continued use, ownership and occupancy of the Owned Real Property or Leased Real Property.

(ii) “Person” means any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization, broadly construed.

(jj) “Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, that is subject to ERISA and, excluding any plans that are statutory plans, each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based incentive or compensation arrangement, retirement, vacation, severance, disability, salary continuation, paid time off, death benefit, hospitalization, medical or other welfare benefit or any other employee benefit and/or compensation plan, program, policy, practice, arrangement, agreement, fund or commitment, and each employment, retention, consulting, change in control, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates may have any material obligation to contribute, or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any material liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits and/or compensation to any current, former or future employee, officer or director of the Company, RMI, Subsidiary, or any of their respective ERISA Affiliates or to any beneficiary or dependent thereof.

(kk) “Representatives” means, when used with respect to Parent or the Company, the directors, managers, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries. (ll) “RMI” means Ready Mix, a Nevada corporation, and its Subsidiaries unless the context otherwise requires.

(mm) “RMI SEC Reports” means all filings made by RMI with the SEC, including those that RMI may file after the date of this Agreement until the Closing Date.

(nn) “SNDA” means that certain subordination, non-disturbance and attornment agreement between Merger Sub, one of its Subsidiaries or RMI and any lender that holds a lien on the Leased Real Property, dated on or before the Closing Date in a form mutually agreeable to Parent and such lender, whereby, in the event that the lender forecloses on the Leased Real Property, lender agrees not to disturb Merger Sub’s, its Subsidiary’s or RMI’s occupancy and use of such Leased Real Property pursuant to the terms and conditions of the lease between Merger Sub, one of its Subsidiaries or RMI, and the owner of the Leased Real Property, and Merger Sub, its Subsidiary or RMI shall attorn to such lender’s or third party purchaser’s rights as lessor under the aforementioned lease.

(oo) “Solicitation Period End-Date” means 11:59 p.m. (New York Time) on the date that is 45 days after the date of this Agreement.

(pp) “Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the purpose of, among other things, evaluating and making a recommendation to the full Board of Directors of the Company with respect to this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee.

(qq) “Subsidiary” means, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity; provided, that Subsidiary shall mean a subsidiary of the Company unless the context otherwise dictates; provided, further, that when Subsidiary is referring to a Subsidiary of the Company it shall not be deemed to include RMI.

(rr) “Surety” means the issuer of any Bond.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

Phoenix Merger Sub, Inc.,
a Nevada corporation

By:	/s/ Ted W. Beneski
Name:     Ted W. Beneski

Title:	Chairman of the Board

Phoenix Parent Corp.,
a Delaware corporation

By:	/s/ Ted W. Beneski
Name:     Ted W. Beneski

Title:	Chairman of the Board

Meadow Valley Corporation,
a Nevada corporation

By:	/s/ David Doty
Name:     David Doty

Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

ESTOPPEL CERTIFICATE

The undersigned (“Landlord”) is the lessor under that certain lease agreement dated          , 200 , between Landlord and          , a           (“Tenant”) (the “Lease”) with respect to the property located at          (the “Leased Premises”) (as more particularly described in the Lease).

With respect to the Lease, the undersigned Landlord, having the power and authority to do so, hereby states, certifies and affirms to Tenant and Purchaser as follows:

(a) A true, correct and complete copy of the Lease and all of the amendments and modifications of, and assignments with respect to the Lease, is attached hereto as Exhibit A, and except to the extent set forth on Exhibit A, the Lease has not been modified or amended in any respect whatsoever and represents the entire agreement between Landlord and Tenant.

(b) Landlord is the present lessor under the Lease and is the fee simple owner of the Leased Premises.

(c) The term of the Lease commenced on          ,          , and expires (unless extended as provided in the Lease) on          ,     .

(d) Base Rent in the amount of $      per month is due in advance on the      day of each month. All Base Rent has been paid through and including          ,     .

(e) Landlord is currently holding a security deposit in the amount of $      pursuant to the terms of the Lease.

(f) To the knowledge of Landlord, (i) Tenant is not at this time otherwise in default under any of the terms or provisions of the Lease, and (ii) there is no event or condition in existence as of the date hereof which would, with the passage of time or the giving of notice or both, constitute a default under the Lease or otherwise entitle Landlord to terminate the Lease or exercise any other remedy thereunder.

LANDLORD:

By:

Name:

Title:

EXHIBIT A

Lease and all Amendments, Modifications and Assignments

EXHIBIT B

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

When recorded return to:

Tax Map Number:

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement (this “Agreement”) dated the      day of          , 200  , is made among          , a          , having an address of           (“Tenant”) and          , a          , having an address of          (“Lender”).

RECITALS

A. Tenant is the holder of a leasehold estate in a portion of the property located in          , (the “Property”) under and pursuant to the provisions of a certain           dated as of          , between          (“Landlord”), as landlord, and Tenant or its predecessor in interest, as tenant (as amended through the date hereof, the “Lease”);

B. The Property is encumbered by [Deed of Trust/Mortgage/Security Agreement] (the “Security Instrument”) from Landlord to          , a          , as Trustee, for the benefit of Lender; and

C. Tenant has agreed to subordinate the Lease to the Security Instrument and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and relying on the covenants, agreements, representations and warranties contained in this Agreement, Lender and Tenant agree as follows:

1. Subordination of Lease.  The Lease is and shall be subject and subordinate to the provisions and lien of the Security Instrument and to all renewals, modifications, consolidations, replacements and extensions thereof, to the full extent of the principal amount and other sums secured thereby and interest thereon, as if the Lease had been executed and delivered after the execution, delivery and recording of the Security Instrument.

2. Attornment.  Tenant agrees that Tenant will attorn to and recognize: (i) Lender, whether as mortgagee in possession or otherwise; or (ii) any purchaser at a foreclosure sale under the Security Instrument, or any transferee who acquires possession of or title to the Property, or any successors and assigns of such purchasers and/or transferees (each, a “Successor”), as its landlord for the unexpired balance (and any extensions, if exercised) of the term of the Lease upon the terms and conditions set forth therein. Such attornment shall be effective and self-operative without the execution of any further instruments by any party hereto.

3. Non-Disturbance.  So long as Tenant complies with Tenant’s obligations under this Agreement and is not in default under the Lease beyond any applicable cure period, neither Lender nor any Successor will disturb Tenant’s use, possession and enjoyment of the Leased Premises, nor will Tenant’s rights under the Lease be impaired in any foreclosure action, sale under a power of sale, transfer in lieu of the foregoing, or the exercise of any other remedy pursuant to the Security Instrument.

4. Assignment of Leases.  Tenant agrees that if Lender, pursuant to the Security Instrument, and whether or not it becomes a mortgagee in possession, shall give notice to Tenant that Lender has elected to require Tenant to pay to Lender the rent and other charges payable by Tenant under the Lease, Tenant shall, until Lender shall have canceled such election, thereafter pay to Lender all rent and other sums payable under the Lease without Tenant being obligated to make any inquiry as to whether a default or an event of default actually exists under the Security Instrument, and notwithstanding any contrary instructions of or demand by the Landlord.

5. Limitation of Liability.  In the event that Lender succeeds to the interest of Landlord under the Lease, or title to the Property, then Lender and any Successor shall assume and be bound by the obligations of the landlord under the Lease which accrue from and after such party’s succession to any prior landlord’s interest in the Leased Premises, but Lender and such Successor shall not be: (i) liable for any act or omission of any prior landlord; (ii) liable for the retention, application or return of any security deposit to the extent not paid over to Lender; (iii) subject to any offsets or defenses which Tenant might have against any prior landlord; (iv) bound by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord; or (v) bound by any further amendment or modification of the Lease made without Lender’s or such Successor’s prior written consent, unless it expressly assumes such obligation after it succeeds to the interest of the Lessor under the Lease. Nothing in this section shall be deemed to waive any of Tenant’s rights and remedies against any prior landlord.

6. Right to Cure Defaults.  Tenant agrees to give notice to Lender of any default by Landlord under the Lease, specifying the nature of such default, and thereupon Lender shall have the right (but not the obligation) to cure such default, and Tenant shall not terminate the Lease or abate the rent payable thereunder by reason of such default until it has afforded Lender thirty (30) days after Lender’s receipt of such notice to cure such default and a reasonable period of time in addition thereto (i) if the circumstances are such that said default cannot reasonably be cured within said thirty (30) day period and Lender has commenced and is diligently pursuing such cure, or (ii) during and after any litigation action including a foreclosure, bankruptcy, possessory action or a combination thereof.

7. Miscellaneous.  (i) The provisions hereof shall be binding upon and inure to the benefit of Tenant and Lender and their respective successors and assigns; (ii) any demands or requests shall be sufficiently given Tenant if in writing and mailed or delivered to the address of Tenant shown above and to Lender if in writing and mailed or delivered to          , at the address shown above, or such other address as Lender may specify from time to time; (iii) this Agreement may not be changed, terminated or modified orally or in any manner other than by an instrument in writing signed by the parties hereto; (iv) the captions or headings at the beginning of each paragraph hereof are for the convenience of the parties and are not part of this Agreement; and, (v) this Agreement shall be governed by and construed under the laws of the State of          .

[Signatures appear on Following Pages]

IN WITNESS WHEREOF, the parties hereto have signed and sealed this instrument as of the day and year first above written.

Tenant

a

By:
Name:

Title:

State of

City/County of

The foregoing Agreement was acknowledged before me the undersigned Notary Public in the aforesaid jurisdiction by          as           of          , a          , on behalf of the          .

Witness my hand and official seal, this      day of          , 200  .

,
Notary Public

Notary Seal	(Printed Name of Notary)
My Commission Expires:

Lender

By:

State of
City/County of

The foregoing Agreement was acknowledged before me the undersigned Notary Public in the aforesaid jurisdiction by as           of          , on behalf of the [Bank].

Witness my hand and official seal, this      day of          , 200  .

,
Notary Public

Notary Seal	(Printed Name of Notary)

My Commission Expires:

EXHIBIT C

MEMORANDUM OF LEASE

When recorded return to:	Tax Parcel Number(s):

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (this “Memorandum of Lease”) is dated effective as of the      day of          , 200  , between          , a           as “grantor” for indexing purposes (“Landlord”), and          , a          , as “grantee” for indexing purposes (“Tenant”), and recites and provides as follows:

RECITALS:

Landlord and Tenant entered into that certain lease agreement dated as of     , 200  , as may be amended from time to time (the “Lease”), wherein Landlord leased to Tenant certain space located at     , and more particularly described on Exhibit A attached hereto (the “Premises”). Landlord and Tenant now desire to provide record notice of the Lease by filing the same in the real property records of           County,          .

MEMORANDUM OF LEASE:

NOW, THEREFORE, the parties hereto provide the following information concerning the Lease:

1. The name of the Landlord under the Lease is          , a          . The address for the Landlord under the Lease is          .

2. The name of the Tenant under the Lease is          , a          . The address for the Tenant under the Lease is          .

3. The Lease is that certain lease agreement, dated as of           , 200  , between Landlord and Tenant.

4. The Premises is more particularly set forth on Exhibit A, which is attached hereto and incorporated herein.

5. The initial term of the Lease commenced on          and ends on          , 200  .

IN WITNESS WHEREOF, the parties have caused this Memorandum of Lease to be executed by their duly authorized representatives.

LANDLORD:

, a

By:
Name:

Title:

STATE OF	)
) SS:
COUNTY/CITY OF	)

The foregoing instrument was acknowledged before me in the aforesaid jurisdiction this      day of          , 200   by          , as           of          , a          , on behalf of the          .
My commission expires:

Notary Public

TENANT:

, a

By:
Name:

Title:

STATE OF	)
) SS:
COUNTY/CITY OF	)

The foregoing instrument was acknowledged before me in the aforesaid jurisdiction this      day of          , 200  , by          , as           of          , a          , on behalf of the          .

My commission expires:

Notary Public

Appendix B

July 25, 2008

Special Committee of the Board of Directors
Meadow Valley Corporation
4602 East Thomas Road
Phoenix, Arizona 85018

Gentlemen:

We understand that Phoenix Parent Corp., a Delaware corporation (“Parent”), Phoenix Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Meadow Valley Corporation, a Nevada corporation (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub shall be merged with and into the Company (the “Proposed Transaction”) and, in connection with the Proposed Transaction, each share of common stock of the Company, par value $0.001 per share (“Company Common Stock”), issued and outstanding (other than shares of Company Common Stock owned by Parent, Merger Sub or any subsidiary of Parent, all of which shall be cancelled at the time the Proposed Transaction becomes effective without any consideration being exchanged therefor) shall be converted into the right to receive $11.25 in cash.

You have requested our opinion, as investment bankers, as to the fairness to the holders of Company Common Stock, from a financial point of view, of the consideration to be received by such holders in the Proposed Transaction.

In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

i.	the draft of the Agreement dated as of July 23, 2008, which you have represented to us is, with respect to all material terms and conditions thereof, substantially in the form of the definitive agreement to be executed by the parties thereto promptly after your receipt of our opinion;

ii.	the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) with respect to the year ended December 31, 2007, the Company’s quarterly report on Form 10-Q filed with the SEC with respect to the quarter ended March 31, 2008, which the Company’s management has identified to us as being the most current historical financial statements available, and certain other filings made by the Company with the SEC;

iii.	certain other publicly available business and financial information concerning the Company, and the industry in which it operates, which we believe relevant;

iv.	certain internal information and other data relating to the Company, and its respective business and prospects, including budgets, projections and certain presentations prepared by the Company, which were provided to us by the Company’s senior management;

v.	the reported sales prices and trading activity of Company Common Stock;

vi.	certain publicly available information concerning certain other companies engaged in businesses which we believe to be generally comparable to the Company and the trading markets for certain of such other companies’ securities; and

vii.	the financial terms of certain recent business combinations which we believe to be relevant.

Letter to Meadow Valley Corporation
July 25, 2008

Page 2 of 3

We have also participated in meetings and conference calls with certain officers and employees of the Company and its affiliates concerning the business, operations, assets, financial condition and prospects of the Company, and we have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have, with your permission, assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that the Company’s forecasts and projections provided to or reviewed by us have been reasonably prepared based on the best current estimates and judgment of the Company’s management as to the future financial condition and results of operations of the Company. We have made no independent investigation of any legal, accounting or tax matters affecting the Company, and have assumed the correctness of all legal, accounting and tax advice given the Company and its Board of Directors or any committee thereof. We have not conducted a physical inspection of the properties and facilities of the Company, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities. Although we have taken into account our assessment of general economic, market and financial conditions and our experience in transactions that, in whole or in part, we deem to be relevant for purposes of our analysis, as well as our experience in securities valuation in general, our opinion necessarily is based upon economic, financial, political, regulatory and other events and conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

This letter and the opinion expressed herein are for the use of the Special Committee (the “Special Committee”) of the Board of Directors of the Company. The issuance of this opinion has been approved by a fairness opinion committee of Morgan Joseph & Co. Inc. This opinion does not address the Company’s underlying business decision to approve the Proposed Transaction, and it does not constitute a recommendation to the Company, its Board of Directors or any committee thereof, its shareholders, or any other person as to any specific action that should be taken in connection with the Proposed Transaction. Furthermore, we express no opinion with respect to the fairness of the amount or nature of any compensation to any officers, directors or employees of any party to the Proposed Transaction, or any class of such persons, relative to the consideration to be received by the holders of Company Common Stock in the Proposed Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent, except the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Proposed Transaction sent to the Company’s shareholders; provided that any description or reference to Morgan Joseph & Co. Inc. or this opinion included in such proxy statement or information statement shall be in form and substance reasonably acceptable to us.

We have not acted as financial advisor to the Special Committee in connection with the Proposed Transaction and while we will receive a fee for our services, no portion of the fee is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may at any time acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, for our own account or the accounts of customers, in debt, equity and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, any other company involved in the Proposed Transaction, and their respective affiliates. Other than this engagement, we have not been, and are not, engaged by any party to the Proposed Transaction.

Letter to Meadow Valley Corporation
July 25, 2008

Page 3 of 3

Based upon and subject to the foregoing and such other factors as we deem relevant, it is our opinion as investment bankers that, as of the date hereof, the consideration to be received by the holders of Company Common Stock in the Proposed Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

MORGAN JOSEPH & CO. INC.

Appendix C
Annual Report on Form 10-K for the fiscal year ended December 31, 2007

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2007
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number 0-25428

MEADOW VALLEY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	88-0328443
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4602 E. Thomas Road, Phoenix, AZ (Address of principal executive offices)	85018 (Zip Code)

Registrant’s telephone number, including area code:
(602) 437-5400

Securities registered pursuant to Section 12(b) of the Act:
None

Securities registered pursuant to Section 12(g) of the Act:

Title of Each Class:	Name of Exchange on Which Registered:
Common stock, $.001 par value	Nasdaq Capital Market

Indicate by check mark whether the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐     No ☑

Indicate by check mark whether the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐     No ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

The aggregate market value of the registrant’s voting and non-voting common equity stock held by non-affiliates was $69,736,267. The aggregate market value was computed using the price at which the common equity was last sold as of the last day of the registrant’s most recently completed second fiscal quarter.

Determination of stock ownership by non-affiliates was made solely for the purpose of this requirement, and the registrant is not bound by these determinations for any other purpose.

On March 24, 2008, there were 5,148,404 shares of common stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

The information required by Part III of this Form 10-K, to the extent not set forth herein, is incorporated herein by reference from the registrant’s definitive proxy statement to be disseminated in connection with its Annual Meeting of Stockholders for the year ended December 31, 2007, which definitive proxy statement shall be filed with the Securities and Exchange Commission within 120 days after the end of the fiscal year to which this Form 10-K relates.

MEADOW VALLEY CORPORATION

ANNUAL REPORT ON FORM 10-K
FOR THE YEAR ENDED DECEMBER 31, 2007

Special Note Regarding Forward Looking Statements

This Annual Report on Form 10-K and the documents we incorporate by reference herein include forward-looking statements. All statements other than statements of historical facts contained in this Form 10-K and the documents we incorporate by reference, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this Annual Report on Form 10-K. In addition, our past results of operations do not necessarily indicate our future results. Moreover, the ready-mix concrete and the heavy highway construction business are very competitive and rapidly changing. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this Annual Report on Form 10-K or in the documents we incorporate by reference, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Annual Report on Form 10-K. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

PART I

Item 1.	Business

About Meadow Valley

Meadow Valley Corporation (the “Company,” “Meadow Valley,” “we,” “us” and “our”), based in Phoenix, Arizona, is engaged in the construction industry as both a provider of construction services and a supplier of construction materials. Our construction services segment (the “CSS”) specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways. The construction materials segment (the “CMS”) provides ready-mix concrete, sand and gravel products to both itself and primarily to other contractors. The construction materials testing segment (the “CMTS”) provides geotechnical, environmental and field and laboratory technical services to the construction industry. The CSS operates throughout Nevada and Arizona. The CMS operates in the Las Vegas, Nevada and Phoenix, Arizona metropolitan areas. The CMTS operates in the Las Vegas, Nevada regional area.

Comments on 2007 and 2008

The year of 2007 was A Tale of Two Cities for us. On one hand, it was the best of times for our construction services segment and on the other hand, it was the worst of times for the materials segment. The consolidated result was a 5.3% increase in overall revenue, but a 2.5% decline in net income. Construction services revenue grew 15.5% while the materials segment revenue dropped 9.1%. It appears that 2008 will likely follow the same pattern with the services segment building momentum and the materials segment continuing to be affected by market forces. Construction services backlog at December 31, 2007 increased 93% to $172.4 million from $89.5 million as of December 31, 2006. With this amount of backlog, the services segment has excellent revenue opportunities into

2008 and indications of new projects expected to be available for bid give rise to continued optimism for the services segment. The materials segment continues to be hampered by the lingering housing decline, the bottom of which may not yet have been reached. Fortunately for the ready-mix industry, non-residential construction spending experienced another year of increased spending and 2008 could be another year of positive growth for non-residential construction which should help alleviate the continuing negative influence of the housing sector decline. If the U.S. economy were to continue to decline, then both segments could experience impacts that would make business conditions even more difficult.

Our aggregate bonding capacity, which determines the cumulative value of construction contracts that our services segment can accumulate at any given time, increased from $200 million at the beginning of 2007 to approximately $250 million at the end of 2007, and our single project bonding limit has increased to approximately $70 million from approximately $50 million. Increased bonding capacity permits us to be more selective in the projects we choose to bid which may result in less competition, improved margins or better utilization of company assets.

History

Meadow Valley Corporation was incorporated in Nevada on September 15, 1994. In October and November 1995, we sold 1,926,250 units of our securities to the public at $6.00 per unit (the “Public Offering”). Each unit consisted of one share of $.001 par value common stock and one common stock purchase warrant exercisable to purchase one additional share of our common stock at $7.20 per share. These warrants expired unexercised on December 31, 2002.

We currently have three subsidiaries, Meadow Valley Contractors, Inc. (“MVCI”) and Apex Testing Corp. (“Apex”), which are each wholly owned, and Ready Mix, Inc. (“RMI”), of which we own 69% of its common stock. MVCI was founded in 1980 as a heavy construction contractor and has been providing construction services since inception. We purchased all of the outstanding common stock of MVCI on October 1, 1994, therefore, references to our history includes the history of MVCI.

Through MVCI, we provide construction services. MVCI operates as a heavy highway contractor on both public and private infrastructure projects, including the construction of bridges and overpasses, channels, roadways, highways and airport runways. MVCI generally serves as the prime contractor for public sector customers (such as federal, state and local governmental authorities) in the States of Nevada and Arizona.

In 1996, we expanded into the construction materials segment of the construction industry with the formation of RMI. RMI manufactures and distributes ready-mix concrete, crushed landscaping rock and other miscellaneous rock and sand products. RMI owns and operates seven ready-mix concrete batch plants — three in the Las Vegas, Nevada area, one in Moapa, Nevada and three in the Phoenix, Arizona area and owns or leases approximately 180 ready-mix trucks as well as a small fleet of tractors and trailers used for hauling raw materials. RMI operates two aggregate production facilities located in the vicinity of Las Vegas, Nevada, that supply approximately 95% of the total sand and gravel that are part of the raw materials for the ready-mix concrete that it manufactures and delivers. RMI ready-mix batch plants in the Phoenix, Arizona area are located on or near sand and gravel production sites operated by third parties from whom RMI purchases sand and gravel. RMI primarily targets customers such as concrete subcontractors, prime contractors, homebuilders, commercial and industrial property developers and homeowners. RMI began its ready-mix concrete operation from its first location in North Las Vegas, Nevada in March 1997, then began processing rock and sand from its Moapa, Nevada pit in November 1999, and expanded into the Phoenix, Arizona area with two plants in 2000. RMI completed an initial public offering in August 2005. Following RMI’s initial public offering, we owned approximately 53% of RMI’s common stock. During 2007, we purchased an additional 620,212 shares of RMI’s common stock, bringing our total number of common stock shares owned to 2,645,212, or approximately 69%, of RMI’s 3,809,500 total shares outstanding.

Consistent with our dual interests in construction services and construction materials, through MVCI we also own one portable hot mix asphalt plant, a rubberized asphalt plant, and related asphalt paving equipment as well as a portable crushing and screening plant. The portability of these plants provides us an opportunity to enhance our construction operations in our existing markets, improve our competitiveness and generate increased revenues on projects that call for large quantities of asphaltic concrete, recycled asphalt, or rubberized asphalt. These capabilities should also open opportunities to provide construction materials or to subcontract our services to other construction companies.

Our backlog (anticipated revenue from the uncompleted portions of awarded projects) was approximately $172.4 million at December 31, 2007, compared to approximately $89.5 million at December 31, 2006, and consists of various projects in Nevada and Arizona. Approximately $128.0 million of backlog is scheduled for completion during 2008. We have been the prime contractor on projects funded by a number of governmental authorities, including the Federal Highway Administration, the Arizona Department of Transportation, the Nevada Department of Transportation, the Clark County (Nevada) Department of Public Works, the Utah Department of Transportation, the City of Phoenix, the Salt Lake City (Utah) Airport Authority and the New Mexico State Highway and Transportation Department.

In the second quarter of 2006, we purchased the operating assets of the Las Vegas, Nevada office of an existing materials testing company. We began operating this subsidiary as Apex Testing Corp. Apex provides geotechnical, environmental and field and laboratory technical services to various contractors in all construction industries in the Las Vegas, Nevada regional area.

Business Strategy

The business strategies we employ or are implementing include:

•	Continuing to actively bid in the construction markets in Arizona and Nevada and improving construction project profitability. We will continue to focus our construction services within the geographic markets that have historically produced the best profits. Our emphasis is on building transportation infrastructure and other related heavy civil projects in our core markets of Arizona and Nevada. At the same time, we strive to improve margins on new contracts by, among other things, increasing, when possible, margins on new work bidding, maximizing labor and equipment productivity, negotiating more favorable material purchase contracts and employing the most competitive subcontractors.

•	Growing our client base for private construction services and ensuring satisfaction of existing private customer base. We have succeeded in attracting and retaining a nucleus of non-public clients for whom we regularly perform construction services. We believe we can generate better margins in the private sector, therefore we seek to grow our client base, add new customers and maintain continued customer satisfaction.

•	Continuing to increase working capital and liquidity. We strive to grow cash balances and employ available financing opportunities that will maximize working capital and liquidity. By doing so, we expect to increase bonding capacity, thereby allowing us to bid additional or larger projects.

•	Continuing diligent pursuit of the successful resolution of three construction claims. Substantial costs were incurred in completing certain projects in New Mexico and Utah for which we are seeking reimbursement. We believe that much of the costs are reimbursable due to changed conditions, owners’ plan errors and omissions, conflicting utility right of ways and delays not attributable to us. As of December 31, 2007, the total amount of claims on the New Mexico and Utah projects that have been submitted and remain unpaid is approximately $19.1 million, of which $15.1 million represents our portion of the claims.

•	Implementing the growth strategy for Ready Mix, Inc. We will seek to enter new geographic sub-markets initially within the Phoenix, Arizona and Las Vegas, Nevada metropolitan areas. These markets will likely be located at the outer edges of the two metropolitan markets, but at a sufficient distance from these metropolitan markets so as to require the development of newer plants to service job sites in these areas.

•	Acquiring sand and gravel mining rights. A key strategy for the future growth and value of the construction materials segment is the acquisition of mining properties, either by purchase or lease, whichever is most advantageous, to decrease dependency on third-party suppliers, to control production and to increase revenue from the sale of sand and gravel products.

Market Overview

The construction market in the United States remains relatively stable in spite of the continued depressed state of the residential sector. According to data contained in “The 2008 U.S. Markets Construction Overview” published by FMI Corporation (“FMI”), total construction put in place in the U.S. in 2007 (in current dollars) was valued at $1.15 trillion, a 4% decline from 2006. Total residential spending decreased 16% in 2007 from 2006 but was again mitigated by the 10% increase in non-residential construction spending. Highway and street construction spending in 2007 increased approximately $4.5 billion, or 6% from 2006. According to FMI, a leading construction industry consulting and investment banking firm, total construction spending in 2008 is expected to increase 6%, due mostly to continued strength in non-residential construction activity.

Certain sectors of the local construction markets we operate in influence our business more than others. The residential sector, both single-family and multi-family, represents a primary source of revenue for our construction materials segment as ready-mix concrete is a key construction material used in home, apartment and condominium construction. The residential sector is primarily driven by population and job growth. The development of new residential subdivisions is invariably accompanied by new or improved streets, commercial, industrial and public buildings, highways and utilities, all of which provide revenue opportunities for both our services and materials segments. According to data from the U.S. Census Bureau, the value of new privately-owned housing units constructed in 2007, when compared to the value constructed in 2006, declined approximately 28.6% and 20.0% in Arizona and Nevada, respectively.

Because our business currently focuses primarily in Arizona and Nevada, certain demographic drivers, such as population growth, have a significant impact on the local construction market. According to projections from the U.S. Census Bureau, Nevada and Arizona rank #1 and #2, respectively, in estimated population growth between 2000 and 2030. By 2030, Nevada is predicted to grow 114.3%, Arizona 108.8% and Florida is third at 79.5%. More specifically, between 2006 and 2007, the estimated populations of Clark County, Nevada and Maricopa County, Arizona have increased 4.4% and 3.0%, respectively.

Construction Services Segment (“CSS”)

Operations

The CSS constructs highways, bridges, overpasses, airport runways and constructs other heavy civil projects. From our Phoenix, Arizona corporate office and area offices in Phoenix, Arizona and North Las Vegas, Nevada, we market (primarily by responding to solicitations for competitive bids) and manage all of our projects. Project management is also located on-site to provide direct supervision for operations.

We consider a number of factors when determining whether to bid on a project, including profitability, the location of the project, likely competitors and our current and projected workloads. We use a computer-based project estimating system which reflects our bidding and construction experience and we perform detailed quantity take-offs from bidding documents, which we believe helps identify a project’s risks and opportunities. We develop comprehensive estimates with each project divided into phases and line items for which separate labor, equipment, material, subcontractor and overhead cost estimates are compiled. Once a project begins, the estimate provides us with a budget against which ongoing project costs are measured. There can be no assurance that every project will attain its budgeted costs. A number of factors can affect a project’s profitability including weather, availability of a quality workforce and actual productivity rates. Each month the project manager updates the project’s projected performance at completion by using actual costs-to-date and re-forecasted costs-to-complete for the balance of the work remaining. Regular review of these estimated costs-at-completion reports allow project, area and corporate management to be as responsive as possible to cost overruns or other problems that may affect profitability.

We own or lease most of the equipment used in our business, including cranes, backhoes, graders, loaders, trucks, trailers, pavers, rollers, construction material processing plants, batch plants and related equipment. On occasion, equipment that we own may be rented on a short-term basis to third parties. The net book value of our equipment in the CSS at December 31, 2007 was approximately $9.8 million.

Our corporate management oversees operational and strategic issues and, through the corporate accounting staff, provides administrative support services to area managers and individual project management at the project site. The latter are responsible for planning, scheduling and budgeting operations, equipment maintenance and utilization and customer satisfaction. Area managers and project managers monitor project costs on a daily and weekly basis while corporate management monitors such costs monthly.

Raw materials (primarily concrete, aggregate and steel) used in our operation are available from a number of sources. There are usually a sufficient number of materials suppliers within our market area to assure us of adequate competitive bids for supplying such raw materials. Generally, we will obtain several bids from competing concrete, asphalt or aggregate suppliers whose reserves of such materials will normally extend beyond the expected completion date of the project. Costs for raw materials vary depending upon project duration, construction season, and other factors; but, generally, prices quoted to us for raw materials are fixed for the project’s duration.

Projects and Customers

We perform work for both private and public owners. In the public sector, our principal customers are the state departments of transportation in Nevada and Arizona as well as bureaus and departments of municipal and county governments in those states. Since completing the final contracts in New Mexico, we have ceased the CSS operation in New Mexico. In the private sector, we perform work primarily for land developers. For the year ended December 31, 2007, revenue generated from four projects in Nevada and Arizona represented approximately 30% of our consolidated revenue, or 47% of the CSS revenue. The discontinuance of any projects, a general economic downturn or a reduction in the number of projects let out for bid in any of the states in which we operate could have a material adverse effect on our business, financial condition and results of operations.

For the years ended December 31, 2007, 2006 and 2005, we recognized a significant portion of our consolidated revenue from the following customers (shown as an approximate percentage of consolidated revenue):

	For the Years Ended December 31,
	2007	2006	2005

Arizona Department of Transportation (Public)	24.7%	20.9%	21.0%
Clark County (Public)	21.0%	9.1%	23.5%
Del Webb (Private)	2.9%	5.1%	11.6%

The Contract Process

Our projects are obtained primarily through competitive bidding and negotiations in response to advertisements by federal, state and local government agencies and solicitations by private parties. We submit bids after a detailed review of the project specifications, an internal review of our capabilities and equipment availability and an assessment of whether the project is likely to attain targeted profit margins. We own, lease, or are readily able to rent, most equipment necessary to complete the projects upon which we bid. After computing estimated costs of the project to be bid, we add our desired profit margin before submitting the bid. We believe that success in the competitive bidding process involves (i) being selective on projects bid upon in order to optimize use of resources, (ii) identifying projects which require our specific expertise, (iii) becoming familiar with all aspects of the project to avoid costly bidding errors and (iv) analyzing the local market to determine the availability and cost of labor and the degree of competition. Since 1995, we have been awarded contracts on approximately 21% of the projects upon which we have bid. A substantial portion of our revenue is derived from projects that involve “fixed unit price” contracts under which we are committed to provide materials or services at fixed unit prices (such as dollars per cubic yard of earth or concrete, or linear feet of pipe). The unit price is determined by a number of factors including haul distance between the construction site and the warehouses or supply facilities of local material suppliers and to or from disposal sites, site characteristics and the type of equipment to be used. While the fixed unit price contract generally shifts the risk of estimating the quantity of units for a particular project to the customer, any increase in our unit cost over its unit bid price, whether due to inefficiency, faulty estimates, weather, inflation or other factors, must be borne by us.

Most public sector contracts provide for termination of the contract at the election of the customer. In such event we are generally entitled to receive a small cancellation fee in addition to reimbursement for all costs we incurred on the project. Many of our contracts are subject to completion requirements with liquidated damages assessed against us if schedules are not met. In the past, these provisions have not materially adversely affected our business.

We are also obligated to perform work as directed to do so by the owner. If we believe the directives to be outside the scope of the original bid documents, or if the physical conditions as found on the project are different than provided in the bid documents, or for any variety of reasons we believe the directive to perform the work creates costs that could not reasonably be ascertained from the bid documents, the contract permits us to make a claim for equitable adjustment to the contract price. Such equitable adjustment requests are often called contract claims. The process for resolving claims may vary from one contract to another, but in general, there is a process to attempt resolution at the project supervisory level or with higher levels of management within the Company and the owner. Depending upon the terms of the contract, claim resolution may employ a variety of resolution methods including mediation, arbitration, binding arbitration, litigation or other methods. Regardless of the process, it is typical that when a potential claim arises on a project, we fulfill the obligation to perform the work and must incur the costs in doing so. We will not recoup the costs until the claim is resolved. It is not uncommon for the claim resolution process to take months, or, if it entails litigation, years.

Contracts often involve work periods in excess of one year. Revenue on uncompleted fixed price contracts is recorded under the percentage-of-completion method of accounting. Revenue on contracts is recognized when direct costs are incurred. A common construction industry practice is for the customer to retain a portion of the project’s billings, generally not exceeding 10%, until the project is completed satisfactorily and all of our obligations are fulfilled.

We act as prime contractor on most of our construction projects and will subcontract certain activities such as electrical, mechanical, guardrail and fencing, signing and signals, foundation drilling, steel erection and other specialty work to others. As prime contractor, we bill the customer for work performed and pay the subcontractors from funds received from the customer. Occasionally, we provide our services as a subcontractor to another prime contractor. As a subcontractor, we will generally receive the same or similar profit margin as we would as a prime contractor, although revenue to us will be smaller because we only contract a part of the project. As a prime contractor, we are responsible for the performance of the entire contract, including work assigned to subcontractors. Accordingly, we are subject to liability associated with the failure of subcontractors to perform as required under the contract. We occasionally require our subcontractors to furnish bonds guaranteeing their performance, although affirmative action regulations require us to use our best efforts to hire minority subcontractors for a portion of the project and some of these subcontractors have historically not been able to obtain surety bonds. On average, we have not required performance bonds for less than 10% of the dollar amount of our subcontracted work, but could likely increase the percentage of bonded subcontractors in the future. We are generally aware of the skill levels and financial condition of our subcontractors through our direct inquiry of the subcontractors and contract partners of the subcontractors, as well as our review of financial information provided by the subcontractors and third party reporting services including credit reporting agencies and bonding companies.

In connection with public sector contracts, we are required to provide various types of surety bonds guaranteeing our own performance. Our ability to obtain surety bonds depends upon our net worth, liquid working capital, past performance, management expertise and other factors. Surety companies consider such factors in light of the amount of our surety bonds then outstanding and the surety companies’ current underwriting standards, which may change from time to time. See “Insurance and Bonding” below.

Backlog

Our backlog (anticipated revenue from the uncompleted portions of awarded projects) was approximately $172.4 million at December 31, 2007, compared to approximately $89.5 million at December 31, 2006. Much of our backlog depends upon our success in the competitive bid process. Bidding strategies and priorities may be influenced and changed from time to time by the level of our backlog and other internal and external factors. A portion of our anticipated revenue in any year is not reflected in our backlog at the start of the year because some projects, or portions of projects, are initiated and completed in the same fiscal year. Currently, approximately $128.0 million of our backlog is scheduled for completion during 2008. Revenue may be impacted in any one period by the backlog at the beginning of the period. Accordingly, revenue in the future may be significantly reduced if we are unable to obtain substantial new projects in 2008. We include a construction project in our backlog at such time as a contract is awarded or a firm letter of commitment is obtained. We believe that our backlog figures are firm, subject to provisions contained in some contracts, which allow customers to modify or cancel the contracts at any time upon payment of a relatively small cancellation fee. We have not been adversely affected by contract cancellations or modifications in the past.

Competition

We believe that the primary competitive factors as a prime contractor in the heavy construction industry are price, reputation for quality work, financial strength, knowledge of local market conditions and estimating abilities. We believe that we compete favorably with respect to each of the foregoing factors on projects that we are able to bid. Most of our projects involve public sector work for which contractors are first pre-qualified to bid and then are chosen by a competitive bidding process, primarily on the basis of price. We compete with a large number of small owner/operator contractors that tend to dominate smaller (under $4 million) projects. When bidding on larger infrastructure projects, we also compete with larger, well-capitalized regional and national contractors, many of whom have larger net worth, higher bonding capacity and more construction personnel. Larger competitors typically have unlimited bonding capacity and, therefore, are able to bid on more work. Except for bonding capacity and liquidity, we contend that we are not at a competitive disadvantage in relation to our larger competitors. With respect to our smaller competitors, we believe that our current bonding capacity and long relationships with subcontractors and suppliers may be a competitive advantage.

In the event of a decrease of work available in the private construction market, it is foreseeable that contractors may exit the private market and enter the public market segment resulting in increased competition.

Insurance and Bonding

We carry builders risk insurance on a limited number of projects and depending upon our assessment of individual project risk versus the cost of insurance.

We are required to provide a surety bond on nearly all publicly funded projects and on some private projects. Our ability to obtain bonding, and the amount of bonding required, is primarily determined by our experience, net worth, liquid working capital (consisting of cash and accounts receivable in excess of accounts payable and accrued liabilities), performance history, the number and size of projects under construction and other factors. Surety companies consider such factors in light of the amount of our surety bonds then outstanding and the surety companies’ current underwriting standards, which may change from time to time. The larger the project and/or the more projects in which we are engaged, the greater our bonding, net worth and liquid working capital requirements will be. Bonding requirements vary depending upon the nature of the project to be performed. We generally pay a fee to bonding companies based upon the amount of the contract to be performed. Because these fees are generally payable at the beginning of a project, we must maintain sufficient working capital to satisfy the fee prior to receiving revenue from the project. Operating losses may result in decreased liquidity and a change in our surety credit. Our current bonding limits are consistent with our recent bidding activity. Our single project bonding limit is currently approximately $70 million and our aggregate program maximum is approximately $250 million. We believe our bonding capacity will continue to improve commensurate with our ongoing performance and as bonding capacity increases, so too will our bidding opportunities. Therefore, we believe that contract revenue will increase as our bonding capacity increases, although no assurance can be given that we will actually experience such results.

Marketing

Most of our contract revenue is from projects we obtain primarily through the process of competitive bidding. Accordingly, for competitive bid projects our marketing efforts are limited to subscribing to bid reporting services and monitoring trade journals and other industry sources for bid solicitations by various governmental authorities. In response to a bid request, we submit a proposal detailing our qualifications, the services to be provided and the cost of the services to the soliciting entity which then, based on their evaluation of the proposals submitted, awards the contract to the successful bidder. Generally, the contract for a project is awarded to the lowest bidder, although other factors may be taken into consideration such as the bidder’s track record for compliance with bid specifications and procedures and their construction experience. The balance of our CSS work is obtained through negotiation or being included on a preferred bidder’s list. We strive to constantly improve our relationships with such customers by being responsive and building quality work.

Construction Materials Segment (“CMS”)

Operations

We began our construction materials operations in the first quarter of 1997 with the start-up of RMI. RMI currently operates seven ready-mix concrete batch plants — three in the Las Vegas, Nevada area, one in Moapa, Nevada and three in the Phoenix, Arizona area and approximately 180 ready-mix trucks. The CMS operates two aggregate production facilities located in the vicinity of Las Vegas, Nevada, that supplies approximately 95% of the total sand and gravel requirement for the CMS concrete batch plants in the Las Vegas, Nevada area. Sand and gravel are essential raw materials for the production of ready-mix concrete and adequate aggregate reserves are fundamental to our operations. Our ready-mix batch plants in the Phoenix, Arizona area are located on or near sand and gravel production sites operated by third parties from whom RMI purchases sand and gravel.

Projects and Customers

We target concrete subcontractors, prime contractors, homebuilders, commercial and industrial property developers in the Las Vegas, Nevada and Phoenix, Arizona metropolitan areas. Revenue generated from our top ten CMS customers in Nevada and Arizona represented approximately 18% of our consolidated revenue and represented 49% of the CMS’s revenue. The discontinuance of service to any of the above referenced customers or a general economic downturn could have an adverse effect on our future results of operations within this segment. For the years ended December 31, 2007, 2006 and 2005 we did not recognize a significant portion of our consolidated revenue from any individual CMS customer.

Competition

The ready-mix concrete industry is highly competitive. Our ability to compete in the metropolitan areas of Phoenix, Arizona and Las Vegas, Nevada depends largely on the proximity of our customers’ job sites to our ready-mix concrete plant locations, our plant operating costs and the prevailing ready-mix concrete prices in each market. Price is the primary competitive factor among suppliers for small or simple jobs, principally in residential construction, while timeliness of delivery and consistency of quality and service as well as price are the principal competitive factors among suppliers for large or complex jobs. Our competitors range from small, owner-operated private companies to subsidiaries or operating units of large, vertically integrated cement manufacturing and concrete products companies.

Our direct competitors in Nevada include Cemex (including assets acquired from Rinker Materials), Silver State Materials, Sierra Ready Mix and Service Rock Products. In Arizona, we compete against Cemex (including assets acquired from Rinker Materials), Arizona Materials, Maricopa Ready Mix, Vulcan Materials and Hanson Materials. We also face significant competition from many smaller ready-mix concrete providers. We believe we compete favorably with all of our competitors due to our plant locations, quality of our raw materials, our delivery and service, and our competitive prices. However, competitors having lower operating costs than we do or having the financial resources to enable them to accept lower margins than we do have competitive advantages over us for jobs that are particularly price-sensitive. Moreover, competitors having greater financial resources to invest in new mixer trucks or build plants in new areas also have competitive advantages over us.

Marketing

General contractors and subcontractors typically select their suppliers of ready-mix concrete. In large, complex projects, an engineering firm or division within a state transportation or public works department may influence the purchasing decision, particularly where the concrete has complicated design specifications. In those projects and in government-funded projects generally, the general contractor or subcontractor usually awards supply orders on the basis of either direct negotiation or competitive bidding. We believe that the purchasing decision in many cases ultimately is relationship-based. Our marketing efforts target general contractors, concrete subcontractors, design engineers and architects whose focus extends beyond the price of ready-mix concrete to product quality and consistency and reducing their in-place cost of concrete.

The CMS currently has nine full-time sales persons. We also intend to develop and implement training programs to increase the marketing and sales expertise and technical abilities of our staff. Our goal is to maintain a sales force whose service-oriented approach will appeal to our targeted prospective customers and differentiate us from our competitors.

Construction Materials Testing Segment (“CMTS”)

Operations

We began our construction materials testing operations in the second quarter of 2006 with the start-up of Apex Testing Corp. The CMTS currently operates a full service regional construction materials testing office in the Las Vegas, Nevada area. The CMTS provides geotechnical, environmental and field and laboratory technical services. The CMTS provides these services to a variety of customers in the Las Vegas, Nevada regional area.

Projects and Customers

The CMTS targets customers in all industries of construction contracting. Current customers include residential home builders, commercial contractors, public works prime contractors and actual owners of various projects. The discontinuance of service to any of the above referenced customers or a general economic downturn could have an adverse effect on our future results of operations within this segment. For the year ended December 31, 2007, we did not recognize a significant portion of our consolidated revenue from any individual CMTS customer.

Competition

The construction materials testing industry is very competitive. Our ability to compete for basic soil or concrete slab testing, principally in residential construction, inspection expertise and consistency of quality and service as well as price are the principal competitive factors for large public works projects or complex jobs. Our competitors range from small, owner-operated private companies to subsidiaries or operating units of large, vertically integrated engineering and testing firms.

Marketing

General contractors and subcontractors typically select their materials testing firms. In large, complex projects, materials testing firms need to be pre-qualified to be eligible to maintain the quality control program of a project, particularly where the concrete or other construction materials have complicated design specifications. In those projects and in government-funded projects generally, the general contractor or subcontractor usually awards the materials testing and quality control portion of the project on the basis of either direct negotiation or competitive bidding. We believe that the purchasing decision in many cases ultimately is relationship-based. Our marketing efforts target general contractors, concrete subcontractors, design engineers, land developers and owners whose focus extends beyond the price of professional services to expert inspection and supervision of the quality control process.

The CMTS currently has one professional engineer who is licensed in both Utah and Nevada. He is also a certified environmental manager in the State of Nevada, and a certified underground storage tank consultant in the State of Utah. We have one engineer-in-training and one graduate engineer who is also a certified soil and groundwater sampler in the State of Utah. There are eleven field inspectors as well as three certified laboratory technicians. We also intend to develop and implement training programs to increase the geotechnical and environmental expertise and technical abilities of our field staff. Our goal is to maintain a field inspection and technician staff whose service-oriented approach will appeal to our targeted prospective customers and differentiate us from our competitors.

Meadow Valley Corporation and our Segments

Seasonality

The construction industry is seasonal, generally due to inclement weather and length of daylight hours occurring in the winter months. Accordingly, we may experience a seasonal pattern in our operating results with lower revenue in the first and fourth quarters of each calendar year. Quarterly results may also be affected by the timing of bid solicitations by governmental authorities, the stage of completion of major projects and revenue recognition policies. Results for any one particular quarter, therefore, may not be indicative of results for other quarters or for the year.

Insurance

We maintain general liability and excess liability insurance covering our owned and leased construction equipment and workers’ compensation insurance in amounts we believe are consistent with our risks of loss and in compliance with specific insurance coverage required by our customers as a part of the bidding process. We carry liability insurance of $11 million per occurrence, which we believe is adequate for our current operations and consistent or greater than the requirements of projects currently under construction by our construction services segment.

Government Regulation

Our operations are subject to compliance with regulatory requirements of federal, state and municipal authorities, including regulations covering labor relations, safety standards, affirmative action and the protection of the environment including requirements in connection with water discharge, air emissions and hazardous and toxic substance discharge. Under the Federal Clean Air Act and Clean Water Act, we must apply water or chemicals to reduce dust on road construction projects and to contain water contaminants in run-off water at construction sites. We may also be required to hire subcontractors to dispose of hazardous wastes encountered on a project. We believe that we are in substantial compliance with all applicable laws and regulations. However, future amendments to current laws or regulations imposing more stringent requirements could have a material adverse effect on us.

Employees

At February 2, 2008, we employed approximately 90 salaried employees (including our management personnel and executive officers) and approximately 420 hourly employees. The number of hourly employees varies depending upon the amount of construction in progress. During the year ended December 31, 2007, the number of hourly employees ranged from approximately 460 to approximately 580 and averaged approximately 520. None of our employees belong to a labor union and we believe our relationship with our employees is satisfactory.

Website Access

Our website address is www.meadowvalley.com. On our website we make available, free of charge, our annual report on Form 10-K, our most recent quarterly reports on Form 10-Q, current reports on Form 8-K, Forms 3, 4, and 5 related to beneficial ownership of our securities, code of ethics and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the United States Securities and Exchange Commission. The information on our website is not incorporated into, and is not part of, this report.

Item 1A.	Risk Factors

The risk factors listed in this section and other factors noted herein or incorporated by reference could cause our actual results to differ materially from those contained in any forward-looking statements. The following risk factors, in addition to the information discussed elsewhere herein, should be carefully considered in evaluating us and our business:

We are Subject to the Reporting Requirements of Federal Securities Laws, Which Impose Additional Burdens.  We are a public reporting company and accordingly subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002. As a public company, we expect these new rules and regulations to increase our compliance costs in the future and to make certain activities more time consuming and costly.

We incur costs associated with our public company reporting requirements, including certain requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the Financial Industry Regulatory Authority. We expect that these rules and regulations, in particular Section 404 of the Sarbanes-Oxley Act of 2002, to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 currently requires management of public companies to evaluate the effectiveness of internal control over financial reporting and will shortly require our independent auditors to attest to the effectiveness of such internal controls and the evaluation performed by management.

As a public company, these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

If We Fail to Maintain an Effective System of Internal Controls, We May Not be Able to Accurately Report Our Financial Results or Prevent Fraud. As a Result, Current and Potential Shareholders Could Lose Confidence in Our Financial Reporting, Which Could Harm Our Business and the Trading Price of Our Stock.  Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide financial reports or prevent fraud, our business reputation and operating results could be harmed. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Your Ownership Could be Diluted by Future Issuances of Our Stock, Options, Warrants or Other Securities.  Your ownership in the Company may be diluted by future issuances of capital stock or the exercise of outstanding or to be issued options, warrants or convertible notes to purchase capital stock. In particular, we may sell securities in the future in order to finance operations, expansions or particular projects or expenditures.

Our Certificate of Incorporation Authorizes our Board of Directors to Create New Series of Preferred Stock Without Further Approval by Our Stockholders, Which Could Adversely Affect the Rights of the Holders of our Common Stock or Delay or Prevent a Change in Control.  Our board of directors has the authority to fix and determine the relative rights and preferences of our preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. In addition, our issuing preferred stock could have the effect of delaying or preventing a change in control.

Our Company’s Stock Price is Highly Volatile.  The market price of our Company’s stock is highly volatile and subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in the construction and real estate industries;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors or such guidance provided by us;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	future issuances and sales of our securities;

•	trading and volume fluctuations;

•	other risk factors as discussed above; and

•	other unforeseen events.

Stock markets in the United States often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions such as acts of terrorism, a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our Company’s stock.

We Do Not Intend to Pay Dividends on Our Common Stock.  We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

Anti-Takeover Provisions Affecting Our Company Could Prevent or Delay a Change of Control that may be Beneficial to Its Shareholders.  Provisions of our certificate of incorporation and bylaws, provisions of our Rights Agreement and provisions of applicable Nevada law and applicable Federal and state regulations may discourage, delay or prevent a merger or other change of control that holders of our Company’s securities may consider favorable. These provisions could:

•	delay, defer or prevent a change in control in our Company;

•	discourage bids for our Company’s securities at a premium over the market price;

•	adversely affect the market price of, and the voting and other rights of the holders of, our Company’s securities; or

•	impede the ability of the holders of our Company’s securities to change its management.

We are Dependent on Public Sector Customers.  Substantially all of our revenue is generated from projects sponsored by federal, state and local governmental authorities. Consequently, any reduction in demand for our services by these governmental authorities for whatever reason, including a general economic slowdown or a continuation of the current trend toward reducing governmental spending, would have a material adverse effect on our business, financial condition and results of operations. Furthermore, government contracts are generally terminable at will, subject to a relatively small cancellation payment.

We are Responsible for Subcontractor Performance.  We act as prime contractor on most of our construction projects and are therefore responsible for performance of the entire contract, including work assigned to subcontractors. Accordingly, we may be subject to substantial liability if a subcontractor fails to perform as required under the prime contract.

A Significant Number of Our Project Contracts are Based on Fixed Unit Price.  A substantial portion of our revenue is derived from “fixed unit price” contracts under which we are committed to provide materials or services at fixed unit prices (such as dollars per cubic yard of earth or concrete). While fixed unit price contracts generally shift the risk of estimating the quantity of units required for a particular project to our customers, any increase in our unit cost over our unit bid price, whether due to inefficiency, faulty estimates, weather, inflation or other factors, must be borne by us and may have a material adverse effect on our business, financial condition and results of operations.

We Experience Weather and Seasonal Related Variations that May Affect Quarterly Operating Results.  The construction industry is seasonal, generally due to inclement weather occurring in the winter months. Accordingly, we generally experience a seasonal pattern in our operating results with lower revenue in the first and fourth quarters of each calendar year than other quarters. Quarterly results may also be affected by the timing of bid solicitations by governmental authorities and the stage of completion of major projects. Results for any one quarter, therefore, may not be indicative of results for other quarters or for the entire year.

Potential Liability for Environmental Damages and Personal Injury.  The construction industry is subject to significant risks of statutory, contractual and common law liability for environmental damages and personal injury. We may be liable for claims arising from our on-site or off-site services, including mishandling of hazardous or non-hazardous waste materials, or environmental contamination caused by us or our subcontractors, the costs for which could be substantial, even if we exercised due care and complied with all relevant laws and regulations. We are also subject to worker and third party claims for personal injury resulting in substantial liability for which we may be uninsured. We carry insurance which we consider sufficient to meet regulatory and customer requirements and to protect our assets and operations. Nevertheless, an uninsured claim against us could have a material adverse effect on our business, financial condition and results of operations. Moreover, any inability to obtain insurance of the type and in the amounts required in connection with specific projects could impair our ability to bid on or complete such projects.

An Inability to Secure and Permit Aggregate Reserves Could Negatively Impact Future Operations and Results.  Tighter regulations for the protection of the environment and the finite nature of property containing suitable aggregate reserves are making it increasingly challenging and costly to secure and permit aggregate reserves. Although we have thus far been able to secure and permit reserves to support our business, it is likely to become increasingly difficult to do so, and there is no assurance that we will be able to secure and permit reserves in the future.

We are Subject to Significant Bonding Requirements.  We are required to provide bid and/or performance bonds in connection with governmental construction projects. Our current bonding limits are approximately $250 million in the aggregate and approximately $70 million per project, but there can be no assurance that we will be able to maintain these bonding limits. In addition, new or proposed legislation in various jurisdictions may require the posting of substantial additional bonds or require other financial assurances for particular projects. As a result of our bonding limits, we are restricted in the number and size of projects we may concurrently bid on, which may affect our results of operations.

We are Subject to Regulation.  Our operations are subject to compliance with regulatory requirements of federal, state and municipal authorities, including regulations covering labor relations, safety standards, affirmative action and the protection of the environment, including requirements in connection with water discharge, air emissions and hazardous and toxic substance discharge. We believe that we are in substantial compliance with all applicable laws and regulations. However, amendments to current laws and regulations imposing more stringent requirements could have a material adverse effect on us.

There are Risks Associated with Concentration of Construction Projects and Customers.  Our operations are primarily situated in the states of Arizona and Nevada. The discontinuance of any projects in these states, a general economic downturn or a reduction, as a result of market conditions, in the number of projects let out for bid in these two states, could have a material adverse effect on our business, financial condition and results of operations.

We Face Intense Competition.  Our business and industry are intensely competitive. We compete with a large number of small owner/operator contractors that tend to dominate smaller highway projects, and with larger, well-capitalized regional and national contractors, when bidding on larger infrastructure projects. Moreover, due to currently favorable market conditions in our market areas, additional competition for projects continues to develop. Such additional competition could reduce our profit margins on our projects.

Our Success Depends on Attracting and Retaining Qualified Personnel in a Competitive Environment.  The single largest factor in our ability to profitably execute our work is our ability to attract, develop and retain qualified personnel. Our success in attracting qualified people is dependent on the resources available in the individual geographic areas in which we operate and the impact on the labor supply due to general economic conditions as well as our ability to provide a competitive compensation package and work environment.

Dependence upon Executive Officers.  Our operations are dependent upon the continued services of our executive officers. The loss of services of any of our executive officers, whether as a result of death, disability or otherwise, could have a material adverse effect upon our operations. We have employment agreements with our executive officers and carry key person insurance on their lives.

Strikes or Work Stoppages Could Have a Negative Impact on Our Operations and Results.  Strikes or work stoppages by labor unions or attempts to unionize our workers could have a significant negative impact on us.

Unavailability of Insurance Coverage Could Have a Negative Impact on Operations and Results.  We maintain insurance coverage as part of our overall risk management strategy and due to requirements to maintain specific coverage in our financing agreements and in most of our construction contracts. Although we have been able to obtain insurance coverage to meet our requirements in the past, there is no assurance that such insurance coverage will be available in the future.

We Use Diesel Fuel, Asphalt Oil and Other Petroleum Based Products That Are Subject to Significant Price Fluctuations.  These materials are used to run our equipment and are a significant part of the asphalt paving materials that are used in many of our construction projects. Although we can be partially protected by asphalt or fuel escalation clauses in some of our contracts, not all contracts provide such protection.

Item 1B.	Unresolved Staff Comments

None.

Item 2.	Properties

We owned or leased the following properties at December 31, 2007:

			Approximate	Approximate
			Building Size in	Land	Owned/	Monthly	Lease
Location	Segment	Purpose	Square Feet	in Acres	Leased	Rental	Expires

4602 East Thomas Road, Phoenix, Arizona	CSS, CMS	Corporate office, Area office	18,400	2	Owned	—	—
3430 East Flamingo Suite 100, Las Vegas, Nevada	CMS	Area office	5,900	—	Leased	$9,870	03/10/2010
2250 West Center Street, Springville, Utah	CSS	Field office	1,600	—	Leased	$2,370	04/30/2008
4635 Andrews Street, North Las Vegas, Nevada	CSS	Area office	4,320	—	Leased	$3,906	09/30/2009
109 West Delhi, North Las Vegas, Nevada	CMS	Ready Mix production facility	4,470	5	Owned	—	—
11500 West Beardsley Road, Sun City, Arizona(1)	CMS	Ready Mix production facility	440	5	Leased	—	05/31/2010
39245 North Schnepf Road, Queen Creek, Arizona	CMS	Ready Mix production facility	440	5	Owned	—	—
Richmar Ave., Las Vegas, Nevada	CMS	Ready Mix production facility	440	5	Owned	—	—
6204 West Southern Avenue, Tolleson, Arizona(1)	CMS	Ready Mix production facility	440	5	Leased	—	10/31/2016
6210 Annie Oakley Drive Suite 102, Las Vegas, Nevada	CSS	Field office	1,000	—	Leased	$1,800	03/31/2009
North Schnepf Road, Queen Creek, Arizona(1)(2)	CMS	Sand and Aggegate production facility	—	15	Leased	—	08/30/2009
Moapa, Nevada(1)	CMS	Sand and Aggegate production facility	840	40	Leased	—	01/01/2009
Moapa, Nevada(1)	CMS	Ready Mix production facility	440	—	Leased	—	—
Northwest Arizona(1)	CMS	Sand and Aggegate production facility	840	40	Leased	—	08/27/2008
Northwest Las Vegas, Nevada(1)	CMS	Sand and Aggegate production facility	—	40	Leased	—	03/31/2008
Northwest Las Vegas, Nevada(1)	CMS	Ready Mix production facility	440	—	Leased	—	—
3155 East Patrick Lane Suite #12, Las Vegas, Nevada	CMTS	Area office, laboratory facility	3,300	—	Leased	$2,898	—

(1)	— Our facility rent is included in the cost of the material which we purchase from the lessors.

(2)	— Currently we are not mining at this site.

Our CSS may lease office space on a short-term basis based on location, duration, and the availability of facilities at our ongoing construction sites. We have determined that the above properties are sufficient to meet our current needs. We will continue to search for possible additional site locations to expand our operations if market conditions warrant.

Item 3.	Legal Proceedings

See Item 8, Note 17 — Litigation and Claim Matters in the accompanying notes to consolidated financial statements for information regarding material legal proceedings.

Item 4.	Submission of Matters to a Vote of Security Holders

None.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

The Company’s common stock was listed on the Nasdaq National Market from October 1995 to August 2001. In August 2001, our securities were transferred to the Nasdaq SmallCap Market and trade under the symbol “MVCO.” This market has since been renamed the Nasdaq Capital Market. The following table represents the high and low closing prices for our common stock on the Nasdaq Capital Market. As of March 12, 2008, there were approximately 1,000 record and beneficial owners of our common stock. On March 12, 2008, our common stock closed at $10.08 per share.

	2007 *		2006 *
	High	Low	High	Low

First Quarter	$13.11	$10.31	$15.59	$11.12
Second Quarter	14.09	12.81	12.35	10.13
Third Quarter	13.98	11.75	12.34	8.78
Fourth Quarter	13.50	11.29	10.80	9.80

*	— The quarterly highs and lows are based on daily market closing prices during each respective period.

We have never declared or paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and other such factors as our board of directors deems relevant.

Meadow Valley Corporation
Equity Compensation Plan Information
Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	320,011	$5.35	150,149
Equity compensation plans not approved by security holders	—		—

Total	320,011		150,149

(1)	— Includes 320,011 options to purchase shares of our common stock issued to employees and directors from our 2004 Plan.

Our approved equity compensation plan, which we refer to as the 2004 Plan, permits the granting of any or all of the following types of awards: (1) incentive and nonqualified stock options, (2) stock appreciation rights, (3) stock awards, restricted stock and stock units, and (4) other stock or cash-based awards. In connection with any award or any deferred award, payments may also be made representing dividends or their equivalent.

We have reserved 1,200,000 shares of our common stock for issuance under the 2004 Plan. As of December 31, 2007, 150,149 shares were available for future grant under the 2004 Plan. The common terms of the stock options are five or ten years and may be exercised after issuance as follows: 33.3% after one year of continuous service,

66.6% after two years of continuous service and 100% after three years of continuous service. The exercise price of each option is no less than the market price of the Company’s common stock on the date of grant. Our board of directors has full discretion to modify these terms.

RMI also maintains an equity compensation plan as follows:

Ready Mix, Inc.
Equity Compensation Plan Information
Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)(2)	482,375	$11.54	306,875
Equity compensation plans not approved by security holders	—		—

Total	482,375		306,875

(1)	— Includes an individual compensation agreement for 116,250 warrants to purchase shares of RMI’s common stock issued to RMI’s underwriters as a portion of their compensation in connection with RMI’s initial public offering.

(2)	— Includes 366,125 options to purchase shares of RMI’s common stock issued to RMI’s employees and directors from the RMI 2005 Plan.

RMI’s approved equity compensation plan, which we refer to as the RMI 2005 Plan, permits the granting of any or all of the following types of awards: (1) incentive and nonqualified stock options, (2) stock appreciation rights, (3) stock awards, restricted stock and stock units, and (4) other stock or cash-based awards. In connection with any award or any deferred award, payments may also be made representing dividends or their equivalent.

RMI has reserved 675,000 shares of its common stock for issuance under the RMI 2005 Plan. As of December 31, 2007, 306,875 shares were available for future grant under the RMI 2005 Plan. The common terms of the stock options are five years and may be exercised after issuance as follows: 33.3% after one year of continuous service, 66.6% after two years of continuous service and 100% after three years of continuous service. The exercise price of each option is no less than the market price of RMI’s common stock on the date of grant. RMI’s board of directors has full discretion to modify these terms.

We sold 817,120 units of unregistered securities on October 23, 2006. Each unit consisted of one share of the Company’s common stock and one tenth of a warrant to purchase one share of the Company’s common stock. The exercise price of each warrant is $12.60 and the warrants are exercisable six months and a day from October 23, 2006 with the exercise period ending October 19, 2011. Each unit was sold for $9.00 and proceeds net of offering costs were approximately $6.6 million. The proceeds were used as working capital in order to secure additional bonding capacity. The securities were offered to accredited investors in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. Wunderlich Securities, Inc. served as our placement agent. The resale of these securities was registered on Form S-3 and declared effective by the SEC on November 17, 2006.

We did not repurchase any of our equity securities during 2007.

The graph below compares the cumulative five year total return of holders of Meadow Valley Corporation’s common stock with the cumulative total returns of the NASDAQ Composite Index, and the Dow Jones US Heavy Construction Index. The graph tracks the performance of a $100 investment in our common stock and in the two comparative indices (with the reinvestment of all dividends) from 12/31/2002 to 12/31/2007.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Meadow Valley Corporation, The NASDAQ Composite Index
And The Dow Jones US Heavy Construction Index

*	$100 invested on 12/31/02 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	12/31/2002	12/31/2003	12/31/2004	12/31/2005	12/31/2006	12/31/2007
Meadow Valley Corporation	100.00	219.23	510.26	1,484.62	1,301.28	1,632.05
NASDAQ Composite Index	100.00	149.75	164.64	168.60	187.83	205.22
Dow Jones US Heavy Construction Index	100.00	136.41	165.42	239.03	298.17	566.39

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

Item 6.	Selected Financial Data

Statement of Operations Information:

The selected financial data as of and for each of the five years ended December 31, 2007, are derived from our consolidated financial statements and should be read in conjunction with the consolidated financial statements included elsewhere in this Annual Report on Form 10-K and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years Ended December 31,
	2007	2006	2005	2004	2003

Statement of Operations Data:
Revenue	$205,919,004	$195,521,951	$183,872,863	$166,831,664	$154,106,865
Gross profit	17,415,250	19,310,088	15,187,579	6,967,790	6,343,618
Income (loss) from operations	5,601,948	8,148,269	6,521,006	457,951	(150,667)
Income before income taxes and minority interest	7,288,861	8,893,156	7,063,197	890,443	162,381
Net income	4,060,806	4,165,922	4,203,719	573,639	91,635
Basic net income per common share	$0.79	$0.96	$1.11	$0.16	$0.03
Diluted net income per common share	$0.77	$0.90	$1.01	$0.15	$0.03
Basic weighted average common shares outstanding	5,129,275	4,328,160	3,783,089	3,601,250	3,593,102
Diluted weighted average common shares outstanding	5,306,294	4,621,124	4,151,096	3,780,597	3,599,259
Dividends	—	—	—	—	—
Financial Position Data:
Working capital	$22,970,687	$27,255,590	$21,913,277	$2,294,162	$5,757,671
Total assets	101,752,276	102,105,655	87,016,530	65,328,832	55,366,528
Long-term debt	12,269,017	13,996,482	11,858,042	11,785,816	8,084,793
Stockholders’ equity	34,526,728	31,341,214	19,795,787	12,716,188	12,142,549

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our results of operations and financial condition should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere herein. Historical results and percentage relationships among accounts are not necessarily an indication of trends in operating results for any future period. In these discussions, most percentages and dollar amounts have been rounded to aid presentation. As a result, all such figures are approximations.

Executive Overview

Our performance continues to steadily improve as a result of our decisions to:

•	focus on the construction markets of Nevada and Arizona which have historically been more profitable for us,

•	be selective in the projects we choose to bid, provide incentives and reward outstanding project management,

•	concentrate our efforts to prevail in our past construction claims and eliminate distractions from lingering claims as well as to avoid future claims,

•	gradually increase our bonding capacity in order to bid on larger single projects and increase our contract backlog to levels that provide more sustainable momentum, and

•	implement expansion plans for our materials segment and focus marketing efforts on non-residential market sector.

Results of Operations

The following table sets forth statement of operations data expressed as a percentage of revenue for the periods indicated:

	For the Years Ended December 31,
	2007		2006		2005
	(Dollars in thousands)

Revenue:
Construction services	$129,262	62.8%	$111,936	57.3%	$116,822	63.5%
Construction materials	75,620	36.7%	83,152	42.5%	67,051	36.5%
Construction materials testing	1,037	0.5%	434	0.2%	—	0.0%

Total revenue	205,919	100.0%	195,522	100.0%	183,873	100.0%

Gross profit	17,415	8.5%	19,310	9.9%	15,188	8.3%
General and administrative expenses	11,813	5.7%	11,162	5.7%	8,667	4.7%

Income from operations	5,602	2.7%	8,148	4.2%	6,521	3.6%
Interest income	1,558	0.8%	1,010	0.5%	563	0.3%
Interest expense	(239)	(0.1)%	(339)	(0.2)%	(362)	(0.2)%
Other income	368	0.2%	74	0.0%	342	0.2%
Income tax expense	(2,564)	(1.2)%	(3,164)	(1.6)%	(2,571)	(1.4)%
Minority interest in consolidated subsidiary	(664)	(0.3)%	(1,563)	(0.8)%	(289)	(0.2)%

Net income	$4,061	2.0%	$4,166	2.1%	$4,204	2.3%

Depreciation and amortization	$7,082	3.4%	$5,885	3.0%	$4,499	2.4%

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenue and Backlog.  Consolidated revenue improved 5.3% to $205.9 million for the year ended December 31, 2007, as further referred to as “2007,” from $195.5 million for the year ended December 31, 2006, as further referred to as “2006.” The improved revenue resulted from a $17.3 million increase from the CSS, offset by a decrease in revenue from the CMS of $7.5 million. The CMS decrease in revenue resulted from a 10.1% decrease in sales of cubic yards of concrete, which we refer to as “units,” offset by an increase of 3.2% in the average unit sales price. Backlog in the CSS increased to $172.4 million compared to $89.5 million a year ago. The beginning backlog in the CSS contributed to the increased revenue in 2007, based on the progress schedules and nature of the contracts contained in the backlog at the beginning of 2007. Because so much of our business stems from competitively bid public works, backlog will fluctuate depending upon the amount and type of contracts that we bid on and win. Bid bonds provided by a surety company are required on most of the contracts that we bid, therefore, any restrictions or limitations in the extension of surety credit can impact the amount and type of contracts available to be bid by our CSS. Surety credit limits and conditions may improve as our financial performance improves, but there can be no assurance that surety credit will be increased.

Gross Profit.  Consolidated gross profit decreased to $17.4 million for 2007 from $19.3 million for 2006 and consolidated gross margin, as a percent of revenue, decreased to 8.5% in 2007 from 9.9% in 2006. Gross profit from CSS increased to $11.3 million in 2007 from $10.1 million in 2006 and the gross profit margin decreased to 8.8% from 9.0% in the respective periods. Gross profit margins are affected by a variety of factors including, the quality and accuracy of the initial estimate, construction delays and difficulties due to weather or other conditions, availability of materials, the timing of work performed by other subcontractors and the physical and geological condition of the construction site. Gross profit from the CMS decreased to $6.2 million in 2007 from $9.2 million in 2006 and the gross profit margin decreased to 8.1% from 11.1% in the respective periods. The decreases in gross profit and gross profit margin during 2007 resulted primarily from increased costs associated with the expansion of our operations, under-utilizing new equipment placed in service and a decrease in the volume of units sold. During 2008, we will likely continue to under-utilize equipment, but we expect long-term margins will benefit from our expansion efforts. Our fixed costs will increase in 2008 as a result of our expansion efforts implemented during 2007 and will impact our gross profit margin in the interim as we are bringing the equipment up to full utilization.

Depreciation and Amortization.  Depreciation and amortization expense increased to $7.1 million for 2007 from $5.9 million in 2006. The increase resulted from additional plant, equipment and vehicles we placed in service during 2007. Of the $7.1 million for 2007, $4.4 million was from our CMS, while $2.7 million came from our CSS.

General and Administrative Expenses.  General and administrative expenses increased to $11.8 million for 2007 from $11.2 million for 2006. This increase was primarily attributable to increases in public company expenses of $1.4 million, an increase of $0.2 million in bad debt expense and increases of $0.2 million in utilities and vehicle expenses, offset by a $0.7 million decrease in compensation costs, a $0.4 million decrease in legal fees, and decreases of $0.1 million in office expenses, education and training and safety expenses.

Interest Income, Expense and Other Income.  Interest income increased to $1.6 million for 2007 compared to $1.0 million for 2006. Interest expense decreased to $0.2 million for 2007 compared to $0.3 million for 2006. Interest expense directly related to equipment is expensed as a cost of the equipment and is included in the cost of revenue. Other income for 2007 increased to $0.4 million compared to $0.1 million for 2006.

Minority Interest in Consolidated Subsidiary.  Minority interest in consolidated subsidiary represents the portion of income, net of tax, attributable to the shares of Ready Mix, Inc. not in our control. Minority interest for 2007 decreased to $0.7 million, compared to $1.6 million for 2006, due to RMI’s decreased net income in 2007.

Income Taxes.  The decrease in the income tax provision for 2007 to $2.6 million compared to an income tax provision of $3.2 million for 2006 was due to a decrease in pre-tax income during 2007. For 2007, our effective income tax rate differed from the statutory rate due primarily to state income taxes.

Net Income.  Net income remained relatively flat at $4.1 million for 2007 and $4.2 million for 2006. Although net income remained flat, Income Before Income Taxes and Minority Interest in Consolidated Subsidiary decreased to $7.3 million in 2007 compared to $8.9 million in 2006.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenue and Backlog.  Consolidated revenue improved 6.3% to $195.5 million for the year ended December 31, 2006, as further referred to as “2006,” from $183.9 million for the year ended December 31, 2005, as further referred to as “2005.” The improved revenue resulted from a $16.1 million increase, net of inter-company sales, from the CMS, offset by a decrease in revenue from the CSS of $4.9 million. The CMS increase in revenue resulted from a 15.6% increase in the average unit sales price in 2006 from 2005, complemented by an 8.2% increase in sales of cubic yards of concrete which we refer to as “units”. Backlog in the CSS increased to $89.5 million compared to $68.4 million in 2005. The beginning backlog in the CSS contributed to the decreased revenue in 2006, based on the progress schedules and nature of the contracts contained in the backlog at the beginning of 2006. Because so much of our business stems from competitively bid public works, backlog will fluctuate depending upon the amount and type of contracts that we bid on and win. Bid bonds provided by a surety company are required on most of the contracts that we bid, therefore, any restrictions or limitations in the extension of surety credit can impact the amount and type of contracts available to be bid by our CSS. Surety credit limits and conditions may improve as our financial performance improves, but there can be no assurance that surety credit will be increased.

Gross Profit.  Consolidated gross profit increased to $19.3 million for 2006 from $15.2 million for 2005 and consolidated gross margin, as a percent of revenue, increased to 9.9% in 2006 from 8.3% in 2005. Gross profit from CSS increased to $10.1 million in 2006 from $8.1 million in 2005 and the gross profit margin increased to 9.0% from 7.0% in the respective periods. Gross profit margins are affected by a variety of factors including, the quality and accuracy of the initial estimate, construction delays and difficulties due to weather or other conditions, availability of materials, the timing of work performed by other subcontractors and the physical and geological condition of the construction site. Gross profit from the CMS increased to $9.2 million in 2006 from $7.1 million in 2005 and the gross profit margin increased to 11.1% from 10.6% in the respective periods. The increases in gross profit and gross profit margin during 2006 resulted primarily from the expansion of the CMS operation and utilizing new equipment placed in service.

Depreciation and Amortization.  Depreciation and amortization expense increased to $5.9 million for 2006 from $4.5 million in 2005. The increase resulted from additional plant, equipment and vehicles we placed in service during 2006. Of the $5.9 million for 2006, $3.4 million was from our CMS, while $2.5 million came from our CSS.

General and Administrative Expenses.  General and administrative expenses increased to $11.2 million for 2006 from $8.7 million for 2005. This increase was primarily attributable to a $0.4 million increase in incentive compensation, a $0.7 million increase in payroll and payroll related expenses and taxes, increases of $0.3 million in insurance premiums, accounting, computer and consulting expenses, $0.2 million in legal fees, increases in public company expenses of $0.2 million, an increase of $0.3 million in bad debt expense and increases of $0.2 million in utilities and office expenses.

Interest Income, Expense and Other Income.  Interest income increased to $1.0 million for 2006 compared to $0.6 million for 2005. Interest expense decreased to $0.3 million for 2006 compared to $0.4 million for 2005. Interest expense directly related to equipment is expensed as a cost of the equipment and is included in the cost of revenue. Other income for 2006 decreased to $0.1 million compared to $0.3 million for 2005.

Minority Interest in Consolidated Subsidiary.  Minority interest in consolidated subsidiary represents the portion of income, net of tax, attributable to the shares of Ready Mix, Inc. not in our control. Minority interest for 2006 increased to $1.6 million compared to $0.3 million for 2005 due to RMI’s initial public offering in August 2005.

Income Taxes.  The increase in the income tax provision for 2006 to $3.2 million compared to an income tax provision of $2.6 million for 2005 was due to an increase in the pre-tax income during 2006. For 2006, our effective income tax rate differed from the statutory rate due primarily to state income taxes. The difference between the amount of the tax provision and the actual cash outlay was due to the net operating loss carry-forward and the tax treatment of disqualified dispositions of incentive stock options.

Net Income.  Net income remained relatively flat at $4.2 million for 2006 and 2005. Although net income remained flat, Income Before Income Taxes and Minority Interest in Consolidated Subsidiary increased to $8.9 million in 2006 compared to $7.1 million in 2005.

Liquidity and Capital Resources

Our primary need for capital will be to maximize our working capital to continually improve our bonding limits (see Bonding and Insurance in Item 1, herein). RMI no longer guarantees any Meadow Valley debt; however, Meadow Valley Corporation continues to maintain certain guarantees for the benefit of RMI. We expect, but cannot assure, that eventually there will be no guarantees between the two related companies. As we expand our businesses we will continue to utilize the availability of capital offered by financial institutions, in turn increasing our total debt and debt service obligations.

Historically, our largest provider of financing has been Wells Fargo Equipment Financing, Inc., formerly known as CIT Construction, who we refer to as “WFE.” We believe our working capital and our historical sources of capital will be satisfactory to meet our needs for at least one year from the date of this Annual Report on Form 10-K.

In October 2007, we amended and restated our line of credit agreement with WFE. This amendment combined a $3.0 million line of credit and approximately a $2.0 million line of credit into a single $10.0 million line of credit for MVCI. This amendment reduced MVCI’s interest rate from .75% to .25% plus the Chase Manhattan Bank’s prime rate. This agreement with WFE also provides MVCI a capital expenditure commitment of $10.0 million. As of December 31, 2007 MVCI had approximately $9.7 million available on this revolving credit facility and also had approximately $6.3 million available on the capital expenditure commitment.

We also have an additional credit facility with WFE which provides RMI with a $5.0 million line of credit, as well as a $15.0 million capital expenditure commitment. As of December 31, 2007 RMI had approximately $4.3 million available on its revolving credit facility and also had approximately $7.0 million available on the capital expenditure commitment.

These WFE credit facilities are collateralized by each of our subsidiary’s assets as well as our guarantee.

The following table sets forth, for the periods presented, certain items from our Consolidated Statements of Cash Flows:

	For the Years Ended December 31,
	2007	2006	2005

Cash provided by operating activities	$16,746,813	$10,323,569	$5,217,432
Cash used in investing activities	(11,573,019)	(8,002,773)	(5,128,942)
Cash provided by (used in) financing activities	(6,382,348)	3,468,469	13,312,609

Cash provided by operating activities during 2007 of $16.7 million represents a $6.4 million increase from the amount provided by operating activities during 2006. The change was primarily due to a net increase in changes of billings in excess of costs and estimated earnings and a net reduction of costs and estimated earnings in excess of billings on uncompleted contracts of $3.6 million and a net increase in reductions of refundable deposits and accrued liabilities and increases in accounts payable and income taxes payable of $2.6 million.

Cash used in investing activities during 2007 of $11.6 million represents a $3.6 million increase from the amount used in investing activities during 2006. The change was primarily due to the purchase of minority interest common stock of $8.6 million during 2007, offset by a $5.3 million decrease in the purchase of property and equipment from the prior year.

Cash used in financing activities during 2007 of $6.4 million represents a $9.9 million increase from the amount provided by financing activities during 2006. The change was primarily due to the 2006 net proceeds received from the issuance of common stock, net of offering costs of $6.8 million and an increase in the repayment of notes payable of $3.1 million from 2006.

Cash provided by operating activities during 2006 of $10.3 million represents a $5.1 million increase from the amount provided by operating activities during 2005. The change was primarily due to an increase in the collection of $1.1 million of claims receivable collected in 2006, a net increase in billings in excess of costs and estimated earnings and a net reduction of costs and estimated earnings in excess of billings on uncompleted contracts of $3.2 million and the year to year change in minority interest in consolidated subsidiary, share-based compensation expense and the allowance for doubtful accounts.

Cash used in investing activities during 2006 of $8.0 million represents a $2.9 million increase from the amount used in investing activities during 2005. The change was primarily due to a $3.8 million increase in the purchase of property and equipment, offset by an increase in proceeds received from payments on note receivable, proceeds received from the sale of property and equipment and a decrease in restricted cash.

Cash provided by financing activities during 2006 of $3.5 million represents a $9.8 million decrease from the amount provided by financing activities during 2005. The change was primarily due to the 2005 net proceeds received from the initial public offering of RMI of $17.1 million, offset by the increase in proceeds from the issuance of common stock in 2006.

Impact of Inflation

There have been increases in the cost of our raw materials and the transport of those materials in our CSS; however, we have been able to fix these costs at the time of the project bid through material purchase agreements with suppliers. In our CMS, we may experience increases in the cost of our raw materials and the transport of those materials. Given the current downward pressure on pricing due to slackening demand, we are not always able to pass on additional costs, thereby possibly decreasing our margins. Additional substantial increases in labor costs, worker compensation rates and employee benefits, equipment costs, material or subcontractor costs could adversely affect our operations in future periods. Furthermore, increased interest rates typically track rising inflation. To the extent that rising interest rates equate to higher home mortgage rates, which have an impact on construction activity, a material rise in the inflation rate could cause a decline in residential or commercial construction and a negative impact on our business.

Summary of Contractual Obligations and Commercial Commitments

Contractual obligations at December 31, 2007, and the effects such obligations are expected to have on liquidity and cash flow in future periods, are summarized as follows:

	Payments Due by Period
		Less than	1 - 3	4 - 5	After
	Total	1 Year	Years	Years	5 Years
	(Dollars in thousands)

Contractual Obligations
Long-term debt obligations	$16,485	$4,216	$8,162	$3,001	$1,106
Interest payments on long-term debt(1)	2,697	1,037	1,189	327	144
Capital lease obligations	104	104	—	—	—
Operating lease obligations	7,945	3,135	4,019	791	—
Purchase obligations	24,086	3,857	6,353	4,770	9,106
Other long-term liabilities(2)	1,897	979	918	—	—

Total contractual obligations	$53,214	$13,328	$20,641	$8,889	$10,356

(1)	Interest payments are based on the individual interest rates of each obligation, which range from 1.9% to 9.5% per annum. We do not assume an increase in the variable interest rate. See Item 8, Note 10 — Notes Payable and Note 11 — Lines of Credit in the notes to the consolidated financial statements.

(2)	Other long-term liabilities reflected on our balance sheets under GAAP include employment contracts with officers and key employees that call for annual salaries ranging from $118,450 to $262,500 through October 2010, and are to be reviewed annually by our Compensation Committee.

Known and Anticipated Future Trends and Contingencies

For approximately three years prior to 2007, raw material costs had risen steadily during which time we were able to pass on those rising costs to our customers. During 2007, raw material cost increases subsided somewhat; however, the CMS’ selling mix has changed to higher cost mix designs, resulting in lower margins. The CSS is less affected by increases in raw material costs to the extent that cost increases are sufficiently factored into a project’s original estimate. Regardless, both segments of our business have been, and will likely continue to be, affected by fluctuating costs of raw materials and fuel.

Because much of the funding of transportation infrastructure comes from local sales and fuel taxes, any event that may impact the overall economy that would decrease consumer spending or diminish fuel consumption would result in lower receipts of tax dollars that, in turn, would diminish the availability of funding for transportation infrastructure.

We continue to expend resources dealing with two New Mexico projects with unresolved claims and one claim with the Federal Highway Administration on the Gooseberry project that was completed in 2005. We believe we have conservatively booked claim revenue on all claims. Therefore, in the future, we believe we may be able to recover at least what we have booked to date, if not more. See Item 8, Note 17 — Litigation and Claim Matters in the notes to the consolidated financial statements.

If the CSS can continue to demonstrate operating improvements, then as profitability, working capital and liquidity increase, our surety credit will likely increase, thereby allowing us to bid on and perform more and larger projects. Bidding opportunities within our focused market areas of Nevada and Arizona are ample for the size of our current surety program and we believe, given historical bidding success, that the backlog may increase during 2008.

As public works constitute the majority of our CSS volume, and governmental entities are the primary source of funding for infrastructure work, it is, therefore, important that public funding be maintained. The national transportation legislation, SAFETEA-LU, was signed by President Bush on August 10, 2005 and should provide relatively stable funding for transportation infrastructure at least until its expiration in the fall of 2009.

The competitive bidding process will continue to be the dominant method for determining contract awards. However, other innovative bidding methods will be tried and may gain favor, namely “A Plus B” contracts, where the bidders’ proposals are selected on both price and scheduling criteria. Design-build projects and Construction Manager at Risk projects are becoming more common and are likely to increase in frequency. During 2007, we successfully completed our first design-build project. We believe that as we continue to build our resume of successfully completed design-build projects, we will increase the size and frequency of projects obtained in this manner and that it will allow us to increase our customer base.

In light of the rising need for infrastructure work throughout the nation and the tendency of the current need to out-pace the supply of funds, it is anticipated that alternative funding sources will continue to be sought. Funding for infrastructure development in the United States is coming from a growing variety of innovative sources. An increase of funding measures is being undertaken by various levels of government to help solve traffic congestion and related air quality problems. Sales taxes, fuel taxes, user fees in a variety of forms, vehicle license taxes, private toll roads and quasi-public toll roads are examples of how transportation funding is evolving. Transportation norms are being challenged by federally mandated air quality standards. Improving traffic movement, eliminating congestion, increasing public transit, adding or designating high occupancy vehicle (HOV) lanes to encourage car pooling and other solutions are being considered in order to help meet EPA-imposed air quality standards. There is also a trend toward local and state legislation regulating growth and urban sprawl. The passage of such legislation and the degree of growth limits imposed by it could dramatically affect the nature of our markets.

In November 2004, voters in Maricopa County (Phoenix, Arizona metropolitan area) passed a measure to extend, for twenty years, a half-cent sales tax dedicated to the construction and maintenance of transportation facilities, including freeways, streets and mass transit. It is expected that this measure will generate approximately $9.0 billion of funding over a twenty year span.

Critical Accounting Policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our financial statements, which have been prepared in accordance with accounting policies generally accepted in the United States of America, or “GAAP.” We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described below and in Note 1 — Summary of Significant Accounting Policies and Use of Estimates, to our consolidated financial statements included in Item 8 of this Annual Report on Form 10-K. We believe our most critical accounting policies are the revenue recognition and cost estimation on certain contracts for which we use a percentage-of-completion accounting method, our allowance for doubtful accounts and the allowance for slow moving and obsolete inventory. The revenue recognition and cost estimation accounting method is applied by the CSS to heavy construction projects executed under multi-year contracts with various customers. Approximately 63%, 57% and 64% of total net revenue was recognized under the percentage-of-completion method of accounting during 2007, 2006 and 2005, respectively.

Revenue and Cost Recognition:

Revenues and costs from fixed-price and modified fixed-price construction contracts are recognized for each contract on the percentage-of-completion method, measured by the percentage of costs incurred to-date to the estimated total of direct costs. Direct costs include, among other things, direct labor, field labor, equipment rent, subcontracting, direct materials, and direct overhead. General and administrative expenses are accounted for as period costs and are, therefore, not included in the calculation of the estimates to complete construction contracts in progress. Project losses are provided for in their entirety in the period in which such losses are determined, without reference to the percentage-of-completion. As contracts can extend over one or more accounting periods, revisions in costs and earnings estimated during the course of the work are reflected during the accounting period in which the facts that required such revisions become known.

The asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenue recognized in excess of amounts billed. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenue recognized.

The complexity of the estimation process and all issues related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affects the amounts reported in our consolidated financial statements. A number of internal and external factors affect our percentage-of-completion estimates, including labor rate and efficiency variances, estimated future material prices and customer specification changes. If our business conditions were different, or if we used different assumptions in the application of this accounting policy, it is likely that materially different amounts would be reported in our consolidated financial statements.

Collectibility of Accounts Receivable

We are also required to estimate the collectibility of our accounts receivable. A considerable amount of judgment is required in assessing the realization of these receivables, including the current credit worthiness of each customer and the related aging of the past due balances. Our provision for bad debts as of December 31, 2007 and 2006 amounted to $594,722 and $395,243, respectively. We determine our reserve by using percentages applied to certain aged receivable categories and percentages of certain types of revenue generated, as well as a review of the individual accounts outstanding and our collection history.

Inventory, net:

We are required to state our inventories at the lower of cost or market. In assessing the ultimate realization of inventories, we are required to make judgments as to the future demand requirements and compare these with the current inventory levels. Our reserve requirements generally increase as our projected demand requirements decrease due to market conditions and longer than expected usage periods. At December 31, 2007 and 2006, inventories of $1,232,478 and $1,366,534, respectively, are net of reserves of $199,936 and $200,000, respectively. It is possible that significant changes in required inventory reserves may continue to occur in the future if there is a further decline in market conditions or market activity.

Valuation of Property and Equipment:

We are required to provide property and equipment net of depreciation and amortization expense. We expense depreciation and amortization utilizing the straight-line method, over what we believe to be the estimated useful lives. Leasehold improvements are amortized over their estimated useful lives or the lease term, whichever is shorter. The estimated useful lives of property and equipment are:

Plants	4 — 15 years
Computer equipment	3 — 5 years
Equipment	3 — 10 years
Leasehold improvements	2 — 10 years
Office furniture and equipment	5 — 7 years
Vehicles	3 — 10 years
Building	39 years

The life on any piece of equipment can vary, even within the same category of equipment, due to the quality of the maintenance, care provided by the operator and the general environmental conditions, such as temperature, rain and the terrain conditions to reach the job site where the material is delivered. We maintain, service and repair approximately 95% of our equipment through the use of our mechanics. If we inaccurately estimate the life of any given piece of equipment or category of equipment we may be overstating or understating earnings in any given period.

We also review our property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The impairments are recognized in the period during which they are identified. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Income taxes:

We are required to estimate our income taxes in each jurisdiction in which we operate. This process requires us to estimate the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These temporary differences result in deferred tax assets and liabilities on our consolidated balance sheets. We must calculate the blended tax rate, combining all applicable tax jurisdictions, which can vary over time as a result of the allocation of taxable income between the tax jurisdictions and the changes in tax rates. We must also assess the likelihood that the deferred tax assets, if any, will be recovered from future taxable income and, to the extent recovery is not likely, must establish a valuation allowance. This assessment is complicated by the fact that we are required to consolidate our subsidiaries for financial reporting purposes, while being separately reported for tax purposes.

Furthermore, we are subject to periodic review by domestic tax authorities for audit of our income tax returns. These audits generally include questions regarding our tax filing positions, including the amount and timing of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposures associated with our various tax filing positions, including federal and state taxes, we believe we have complied with the rules of the service codes and therefore have not recorded reserves for any possible exposure. Typically the taxing authorities can audit the previous three years of tax returns and in certain situations audit additional years, therefore a significant amount of time may pass before an audit is conducted and fully resolved. Although no audits are currently being conducted, if a taxing authority would require us to amend a prior year’s tax return we would record the increase or decrease in our tax obligation in the year in which it is more likely than not to be realized.

Classification of Leases:

We follow the standards established by Statements of Financial Accounting Standards No. 13, “Accounting for Leases,” which we will refer to as “SFAS 13.” One factor when determining if a lease is an operating lease or a capital lease is the intention from the inception of the lease regarding the final ownership, or transfer of title, of the asset to be leased. We are currently leasing 92 ready-mix trucks under operating lease agreements, since at the inception of those leases we had not intended to take title to those vehicles at the conclusion of the leases. Therefore, we did not request transfer of ownership provisions at the conclusion of the leases such as bargain purchase options or direct transfers of ownership. Since we do not intend to take ownership at the conclusion of the leases and we do not meet the remaining criteria of SFAS 13 for capitalization, the leases are classified as operating leases. If we would have desired at the inception of the leases to have the ownership transfer at the conclusion of the leases, we would have classified those leases as capital leases and would have recorded the ready-mix trucks as assets on our balance sheet as well as recording the liability as capital lease obligations. We believe that the lease expense under the operating lease classification approximates the depreciation expense which would have been incurred if the leases would have been classified as capital leases.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which is effective for fiscal years beginning after November 15, 2007. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. We do not expect SFAS 159 will have a material impact on our financial statements.

In June 2007, the FASB ratified EITF 06-11 “Accounting for the Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 provides that tax benefits associated with dividends on share-based payment awards be recorded as a component of additional paid-in capital. EITF 06-11 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. We do not expect EITF 06-11 will have a material impact on our financial statements.

In December 2007, the FASB issued Statement No. 141R, “Business Combinations” (“SFAS 141R”). SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired business at the acquisition date, measured at their full fair values as of that date. SFAS 141R is effective for business combinations occurring after December 31, 2008. The impact of adopting SFAS 141R will depend on the nature and terms of future acquisitions.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards that require (i) noncontrolling interests to be reported as a component of equity, (ii) changes in a parent’s ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and (iii) any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. SFAS 160 is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008, with early adoption prohibited. We do not expect the adoption of SFAS 160 to have a material effect on our financial position or results of operations.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Market risk generally represents the risk that losses may occur in the values of financial instruments as a result of movements in interest rates, foreign currency exchange rates and commodity prices. We do not have foreign currency exchange rate and commodity price market risk.

Interest Rate Risk — From time to time we temporarily invest our excess cash in interest-bearing securities issued by high-quality issuers. We monitor risk exposure to monies invested in securities in our financial institutions. Due to the short time the investments are outstanding and their general liquidity, these instruments are classified as cash equivalents in our consolidated balance sheets and do not represent a material interest rate risk. Our primary market risk exposure for changes in interest rates relates to our long-term debt obligations. We manage our exposure to changing interest rates principally through the use of a combination of fixed and floating rate debt.

We evaluated the potential effect that near term changes in interest rates would have had on the fair value of our interest rate risk sensitive financial instruments at December 31, 2007. Assuming a 100 basis point increase in the prime interest rate at December 31, 2007 the potential increase in our debt obligations would have been approximately $0.01 million at December 31, 2007. See Note 10 — Notes Payable and Note 11 — Lines of Credit in our consolidated financial statements included in Item 8.

Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Meadow Valley Corporation

We have audited the accompanying consolidated balance sheets of Meadow Valley Corporation and Subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2007, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express and opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan an perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Meadow Valley Corporation and Subsidiaries at December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants

Phoenix, Arizona
March 24, 2008

INDEPENDENT MEMBER OF THE BDO SEIDMAN ALLIANCE

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006

ASSETS:
Current assets:
Cash and cash equivalents	$28,146,028	$29,354,582
Restricted cash	327,886	605,243
Accounts receivable, net	28,565,983	25,990,763
Prepaid expenses and other	2,973,664	2,820,768
Inventory, net	1,232,478	1,366,534
Costs and estimated earnings in excess of billings on uncompleted contracts	567,013	1,254,860
Note receivable	110,824	106,499
Deferred tax asset	580,103	561,199

Total current assets	62,503,979	62,060,448
Property and equipment, net	36,173,373	35,553,000
Refundable deposits	186,508	1,492,967
Note receivable, less current portion	424,536	535,360
Claims receivable	2,463,880	2,463,880

Total assets	$101,752,276	$102,105,655

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$15,288,168	$13,298,114
Accrued liabilities	6,907,633	7,569,928
Notes payable	4,216,498	4,837,628
Obligations under capital leases	102,100	332,898
Income tax payable	1,770,786	399,536
Billings in excess of costs and estimated earnings on uncompleted contracts	11,248,107	8,366,754

Total current liabilities	39,533,292	34,804,858
Notes payable, less current portion	12,269,017	13,894,382
Obligations under capital leases, less current portion	—	102,100
Deferred tax liability	2,610,836	2,974,857

Total liabilities	54,413,145	51,776,197

Commitments and contingencies
Minority interest in consolidated subsidiary	12,812,403	18,988,244

Stockholders’ equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 5,148,404 and 5,098,679 issued and outstanding	5,148	5,099
Additional paid-in capital	20,322,115	21,197,456
Capital adjustments	(799,147)	(799,147)
Retained earnings	14,998,612	10,937,806

Total stockholders’ equity	34,526,728	31,341,214

Total liabilities and stockholders’ equity	$101,752,276	$102,105,655

The accompanying notes are an integral part of these consolidated financial statements.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2007	2006	2005

Revenue:
Construction services	$129,262,421	$111,936,285	$116,822,072
Construction materials	75,620,128	83,151,938	67,050,791
Construction materials testing	1,036,455	433,728	—

Total revenue	205,919,004	195,521,951	183,872,863

Cost of revenue:
Construction services	117,924,528	101,866,540	108,706,174
Construction materials	69,465,646	73,945,571	59,979,110
Construction materials testing	1,113,580	399,752	—

Total cost of revenue	188,503,754	176,211,863	168,685,284

Gross profit	17,415,250	19,310,088	15,187,579
General and administrative expenses	11,813,302	11,161,819	8,666,573

Income from operations	5,601,948	8,148,269	6,521,006

Other income (expense):
Interest income	1,557,627	1,010,144	562,914
Interest expense	(238,866)	(338,886)	(362,326)
Other income	368,152	73,629	341,603

	1,686,913	744,887	542,191

Income before income taxes and minority interest in consolidated subsidiary	7,288,861	8,893,156	7,063,197
Income tax expense	2,564,376	3,163,785	2,570,955

Income before minority interest in consolidated subsidiary	4,724,485	5,729,371	4,492,242
Minority interest in consolidated subsidiary	663,679	1,563,449	288,523

Net income	$4,060,806	$4,165,922	$4,203,719

Basic net income per common share	$0.79	$0.96	$1.11

Diluted net income per common share	$0.77	$0.90	$1.01

Basic weighted average common shares outstanding	5,129,275	4,328,160	3,783,089

Diluted weighted average common shares outstanding	5,306,294	4,621,124	4,151,096

The accompanying notes are an integral part of these consolidated financial statements.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock
	Number of		Additional
	Shares		Paid-In	Capital	Retained
	Outstanding	Amount	Capital	Adjustments	Earnings

Balance at January 1, 2005	3,601,250	$3,601	$10,943,569	$(799,147)	$2,568,165
Common stock issued on exercise of options, net of tax benefit(1)	535,662	536	2,875,344	—	—
Net income for the year ended 2005	—	—	—	—	4,203,719

Balance at December 31, 2005	4,136,912	4,137	13,818,913	(799,147)	6,771,884
Common stock issued in private placement offering	817,120	817	6,567,083	—	—
Stock-based compensation	—	—	267,110	—	—
Excess tax benefits from stock-based payment arrangements	—	—	144,879	—	—
Common stock issued on exercise of options	144,647	145	399,471	—	—
Net income for the year ended 2006	—	—	—	—	4,165,922

Balance at December 31, 2006	5,098,679	5,099	21,197,456	(799,147)	10,937,806
Stock-based compensation	—	—	626,509	—	—
Excess tax benefits from stock-based payment arrangements	—	—	97,077	—	—
Excess payments from purchase of minority interest common stock	—	—	(1,783,424)	—	—
Common stock issued on exercise of options	49,725	49	184,497	—	—
Net income for the year ended 2007	—	—	—	—	4,060,806

Balance at December 31, 2007	5,148,404	$5,148	$20,322,115	$(799,147)	$14,998,612

(1)	— Additional paid-in capital associated with the issuance of common stock on exercise of options for 2005 includes an income tax benefit of $884,083.

The accompanying notes are an integral part of these consolidated financial statements.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2007	2006	2005

Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Cash received from customers	$206,770,970	$198,871,293	$178,671,433
Cash paid to suppliers and employees	(189,766,867)	(186,080,171)	(173,653,659)
Interest received	1,557,627	1,010,144	562,914
Interest paid	(238,866)	(338,886)	(362,326)
Income taxes paid	(1,576,051)	(3,138,811)	(930)

Net cash provided by operating activities	16,746,813	10,323,569	5,217,432

Cash flows from investing activities:
Decrease in restricted cash	277,357	661,847	1,359
Proceeds from sale of property and equipment	775,667	552,270	391,504
Purchase of property and equipment	(4,087,598)	(9,368,571)	(5,521,805)
Proceeds from note receivable	106,499	151,681	—
Purchase of minority interest common stock	(8,644,944)	—	—

Net cash used in investing activities	(11,573,019)	(8,002,773)	(5,128,942)

Cash flows from financing activities:
Proceeds from the issuance of common stock	184,546	7,753,696	1,991,797
Offering costs associated with private placement offering	—	(786,180)	—
Proceeds from minority interest in consolidated subsidiary	22,000	—	17,747,900
Offering costs associated with minority interest in consolidated subsidiary	—	—	(611,628)
Repayment of capital lease obligations	(332,898)	(546,801)	(531,746)
Proceeds received from notes payable	2,956,120	3,083,540	543,998
Repayment of notes payable	(9,309,193)	(6,180,665)	(5,827,712)
Excess tax benefits from share-based payment arrangements	97,077	144,879	—

Net cash provided by (used in) financing activities	(6,382,348)	3,468,469	13,312,609

Net increase (decrease) in cash and cash equivalents	(1,208,554)	5,789,265	13,401,099
Cash and cash equivalents at beginning of year	29,354,582	23,565,317	10,164,218

Cash and cash equivalents at end of year	$28,146,028	$29,354,582	$23,565,317

Reconciliation of net income to net cash provided by operating activities:
Net income	$4,060,806	$4,165,922	$4,203,719
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,082,406	5,885,481	4,499,044
Gain on sale of property and equipment	(310,687)	(42,002)	(9,397)
Share-based compensation expense	626,509	267,110	—
Deferred taxes, net	(382,925)	(3,389)	2,198,853
Allowance for doubtful accounts	199,479	69,131	(281,565)
Inventory allowance	(64)	(44,271)	(42,551)
Minority interest in consolidated subsidiary	663,679	1,563,449	288,523
Changes in operating assets and liabilities:
Accounts receivable	(2,774,699)	(940,284)	(2,674,326)
Income taxes receivable	—	20,030	(20,030)
Claims receivable	—	1,057,200	—
Prepaid expenses and other	(126,479)	92,456	62,742
Inventory	134,120	(545,285)	136,685
Costs and estimated earnings in excess of billings on uncompleted contracts	687,847	737,133	(1,542,635)
Refundable deposits	1,306,459	(1,014,002)	(457,185)
Other receivables	—	115,000	—
Accounts payable	1,990,054	(5,223,444)	(1,190,013)
Accrued liabilities	(662,295)	1,691,333	971,041
Income taxes payable	1,371,250	8,334	391,202
Billings in excess of costs and estimated earnings on uncompleted contracts	2,881,353	2,463,667	(1,316,675)

Net cash provided by operating activities	$16,746,813	$10,323,569	$5,217,432

The accompanying notes are an integral part of these consolidated financial statements.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies and Use of Estimates:

Nature of the Corporation:

Meadow Valley Corporation (the “Company”) was organized under the laws of the State of Nevada on September 15, 1994. The principal business purpose of the Company is to operate as the holding company of Meadow Valley Contractors, Inc. (“MVCI”) (“Construction services segment”), Ready Mix, Inc. (“RMI”) (“Construction materials segment”) and Apex Testing Corp. (“Apex”) (“Construction materials testing segment”). MVCI is a general contractor, primarily engaged in the construction of structural concrete highway bridges and overpasses, and the paving of highways and airport runways for various governmental authorities, municipalities and developers in the states of Nevada and Arizona. RMI manufactures and distributes ready-mix concrete in the Las Vegas, Nevada and Phoenix, Arizona metropolitan areas. In 2005, the Company sold, in a public offering, approximately 47% of its ownership interest in RMI. During 2007, the Company purchased an additional 620,212 shares of RMI’s common stock, bringing the total number of shares of RMI’s common stock owned by the Company to 2,645,212 shares, or approximately 69% of RMI’s 3,809,500 total shares outstanding. Apex is a construction materials testing provider in the Las Vegas, Nevada area. In May 2006, Apex was formed and subsequently, its assets were purchased for approximately $134,000 from an existing materials testing company in Las Vegas, Nevada.

Liquidity:

The Company incurred income from operations for the years ended December 31, 2007, 2006 and 2005 of $5,601,948, $8,148,269 and $6,521,006, respectively, and has provided cash from operating activities of $16,746,813, $10,323,569 and $5,217,432, respectively, for the years ended December 31, 2007, 2006 and 2005. In 2005 the Company sold approximately 47% of its stake in a subsidiary, RMI, through an initial public offering, which resulted in approximately $17.1 million in net proceeds after underwriters’ commissions and other offering costs. The Company owns approximately 69% of the outstanding shares of RMI’s common stock as of December 31, 2007, after the Company purchased additional common stock for $8,644,944. In 2006, the Company sold 817,120 shares of its common stock, par value $.001, in a private placement offering, which resulted in approximately $6.6 million in net proceeds after underwriting commissions and other costs.

In June 2006, a claim of approximately $6.8 million was settled for approximately $5.1 million in exchange for releasing Clark County Public Works from its two claims which had been filed against them. Of the $5.1 million in settlement proceeds, $3.0 million was paid to subcontractors for their portion of the total claim. Since the remaining $2.1 million in proceeds exceeded the approximately $1.8 million of claims receivable previously recorded, the difference of $.3 million was included in gross profit for the year ended December 31, 2006.

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries MVCI, RMI and Apex. Intercompany transactions and balances have been eliminated in consolidation.

Accounting Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

Significant estimates are used when accounting for the percentage-of-completion and the estimated gross profit on projects in progress, allowance for doubtful accounts, inventory allowance, depreciation and amortization,

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

realization of claims receivable, accruals, taxes, contingencies and the valuation of stock-based compensation instruments which are discussed in the respective notes to the consolidated financial statements.

Due to the uncertainties inherent in the formulation of accounting estimates, and the significance of these items, especially as they relate to estimates used in the accounting of percentage-of-completion and the estimated gross profit on projects in progress, it is reasonable to expect that the estimates in connection with these items could be materially revised within the next year.

Revenue and Cost Recognition:

Revenue and costs from fixed-price and modified fixed-price construction contracts are recognized for each contract on the percentage-of-completion method, measured by the percentage of costs incurred to date to the estimated total of direct costs. Direct costs include, amongst other things, direct labor, field labor, equipment rent, subcontracting, direct materials, and direct overhead. General and administrative expenses are accounted for as period costs and are, therefore, not included in the calculation of the estimates to complete construction contracts in progress. Project losses are provided for in their entirety in the period in which such losses are determined, without reference to the percentage-of-completion. As contracts can extend over one or more accounting periods, revisions in costs and earnings estimated during the course of the work are reflected during the accounting period in which the facts that required such revisions become known.

The asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenue recognized in excess of amounts billed. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenue recognized.

We recognize revenue in our construction materials segment on the sale of our concrete and aggregate products at the time of delivery.

We recognize revenue in our construction materials testing segment on the sale of our professional services at the time services are provided.

Claims Receivable:

Claims for additional contract revenue are recognized only to the extent that contract costs relating to the claim have been incurred and evidence provides a legal basis for the claim. As of December 31, 2007 the total amount of contract claims filed by the Company with various public entities was $19,084,311. Of this amount, the Company’s portion of the claims total was $15,088,871 and the balance of $3,995,440 pertains to other contractors’ claims.

Total claim amounts reported in the Company’s consolidated financial statements are approximate and are subject to revision as final documentation, resolution of issues, settlements progress and/or payments are received. Relative to the aforementioned claims, the Company has recorded $2,463,880 in cumulative claims receivable as of December 31, 2007 and 2006 to offset a portion of costs incurred to-date on the claims. All claims receivable amounts as of December 31, 2007 and 2006 are classified as long-term.

The Company has not accrued a liability related to the prime contractor or subcontractors’ claims as no liability would be deemed payable if their portion of the claims did not receive a favorable outcome. Correspondingly, no receivable has been recorded for overhead and profit included in their portion of the claims on the Company’s behalf.

Although the Company believes that the claims receivable amount represents a reasonably conservative posture, any claims proceeds ultimately paid to the Company less than the aggregate amount recorded on the balance sheet of $2,463,880, will decrease earnings. Conversely, a payment for those same items in excess of $2,463,880, will result in increased income.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A common and customary practice in construction contracts is the owner’s withholding of a portion of the contract in the form of retention. Retention practices vary from contract to contract, but in general, retention (usually between 5% to 10% of the contract) is withheld from each progress payment by the owner and then paid upon satisfactory completion of the contract. Contract proceeds comprising retention are included in the Company’s balance sheet in accounts receivable. The portion of accounts receivable pertaining to retention withheld on the contracts for which claims have been filed amounts to $879,763 as of December 31, 2007 and 2006. The degree to which the Company is successful in prosecuting its claims may also impact the amount of retention paid by the owner.

The Company believes that all retention amounts currently being held by the owners on the contracts with outstanding claims will be paid in full in accordance with the contract terms. Therefore, no allowance has been made to reduce the receivables due from the retention on the disputed contracts.

Cash and Cash Equivalents:

The Company considers all highly liquid instruments purchased with an initial maturity of three months or less to be cash equivalents.

Restricted Cash:

At December 31, 2007 and 2006, funds in the amounts of $327,886 and $605,243, respectively, were held in trust, in lieu of retention, on certain of the Company’s construction contracts and will be released to the Company after the contracts are completed.

Accounts Receivable, net:

Included in accounts receivable are trade receivables that represent amounts billed but uncollected on completed construction contracts and construction contracts in progress as well as other trade and non-trade receivables.

The Company follows the allowance method of recognizing uncollectible accounts receivable. The allowance method recognizes bad debt expense based on a review of the individual accounts outstanding and the Company’s prior history of uncollectible accounts receivable. At December 31, 2007 and 2006, the Company had established an allowance for potentially uncollectible accounts receivable in the amounts of $594,722 and $395,243, respectively. During the years ended December 31, 2007, 2006 and 2005 the Company incurred bad debt expense (recovery) in the amounts of $338,214, $125,930 and $(206,694), respectively. The Company records delinquent finance charges on outstanding accounts receivable only if they are collected.

At December 31, 2007 and 2006, all of the Company’s accounts receivable was pledged as collateral for the Company’s lines of credit.

Inventory, net:

Inventory, which consists primarily of raw materials, is stated at the lower of cost, determined by the first-in, first-out method, or market. Inventory quantities are determined by physical measurements. At December 31, 2007 and 2006, the Company had an allowance for potentially obsolete or slow moving inventory in the amounts of $199,936 and $200,000, respectively.

At December 31, 2007 and 2006, the Company’s entire inventory was pledged as collateral for the Company’s lines of credit.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment:

Property and equipment are recorded at cost. Depreciation and amortization charged to operations during the years ended December 31, 2007, 2006 and 2005 was $7,082,406, $5,885,481 and $4,499,044, respectively. Depreciation is provided for on the straight-line method, over the estimated useful lives of the assets. Leasehold improvements are recorded at cost and are amortized over their estimated useful lives or the lease term, whichever is shorter. Mineral rights and pit development costs are amortized over their estimated useful lives or the lease term, whichever is shorter.

The estimated useful lives of property and equipment are:

Plants	4 — 15 years
Computer equipment	3 — 5 years
Equipment	3 — 10 years
Vehicles	3 — 10 years
Office furniture and equipment	5 — 7 years
Leasehold improvements	2 — 10 years
Building	39 years

At December 31, 2007 and 2006, all property and equipment were pledged as collateral for the Company’s lines of credit, notes payable or capital lease obligations.

Income Taxes:

The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a Company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Prior to 2005, the Company filed consolidated tax returns with MVCI and RMI. The Company absorbed the net income of MVCI and RMI pursuant to a tax sharing agreement, which called for any income tax receivable or payable to be remitted to, or paid by, the Company. As a result of the public offering of RMI’s stock, RMI can no longer include its income as a part of the Company’s consolidated tax return and files its own tax return in its respective tax jurisdictions.

Fair Value of Financial Instruments:

The carrying amounts of financial instruments including cash, restricted cash, costs and estimated earnings in excess of billings on uncompleted contracts, certain current maturities of long-term debt, billings in excess of costs and estimated earnings on uncompleted contracts, accrued liabilities and long-term debt approximate fair value based on their short maturities or on borrowing rates currently available to the Company for loans with similar terms and maturities.

The carrying amount of long-term debt approximates fair value because the interest rates on these instruments approximate the rates at which the Company could borrow at December 31, 2007 and 2006.

Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of:

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Earnings per Share:

Statement of Financial Accounting Standards No. 128, “Earnings per Share,” (“SFAS 128”) provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.

Stock-Based Compensation:

Both the Company and RMI have stock-based compensation plans. Effective January 1, 2006, the Company and RMI adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), using the modified prospective transition method and therefore neither have restated results for prior periods. Under this transition method, stock-based compensation expense for the year ended December 31, 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The Company and RMI recognize these compensation costs on a straight-line basis over the requisite service period of the award, which is generally three years.

The Company and RMI estimate fair value using the Black-Scholes valuation model. Assumptions used to estimate compensation expense are determined as follows:

•	Expected term is generally determined using an average of the contractual term and vesting period of the award;

•	Expected volatility is measured using the average of historical daily changes in the market price of the Company’s common stock over the expected term of the award;

•	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and,

•	Forfeitures are based on the history of cancellations of awards granted by both companies and management’s analysis of potential forfeitures.

Prior to the adoption of SFAS 123R, the Company and RMI recognized stock-based compensation expense in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company and RMI have applied the provisions of SAB 107 in their adoption of SFAS 123R. See Note 2 — Stock-Based Compensation of these notes to the accompanying consolidated financial statements for a further discussion on stock-based compensation.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table illustrates the effect on net income and net income per share if the Company and RMI had applied the fair value recognition provisions of SFAS 123 to options granted under the stock option plans, non-vested stock awards granted and shares issued under their respective plans in the year ended December 31, 2005. For purposes of pro forma disclosures, the value of the options is estimated using the Black-Scholes option-pricing formula and amortized to expense over the options’ vesting periods using the straight line method.

Year Ended
December 31,
2005

Net income, as reported	$4,203,719
Add: Stock-based employee compensation expense included in reported income, net of related tax effects	—
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(157,146)

Pro forma net income	$4,046,573

Basic net income per common share
As reported	$1.11
Pro forma	1.07
Diluted net income per common share
As reported	$1.01
Pro forma	0.97

Recent Accounting Pronouncements:

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which is effective for fiscal years beginning after November 15, 2007. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company does not expect SFAS 159 will have a material impact on its financial statements.

In June 2007, the FASB ratified EITF 06-11, “Accounting for the Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 provides that tax benefits associated with dividends on share-based payment awards be recorded as a component of additional paid-in capital. EITF 06-11 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. The Company does not expect EITF 06-11 will have a material impact on its financial statements.

In December 2007, the FASB issued Statement No. 141R, “Business Combinations” (“SFAS 141R”). SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired business at the acquisition date, measured at their full fair values as of that date. SFAS 141R is effective for business combinations occurring after December 31, 2008. The impact of adopting SFAS 141R will depend on the nature and terms of future acquisitions.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards that require (i) noncontrolling interests to be reported as a component of equity, (ii) changes in a parent’s ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and (iii) any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. SFAS 160 is effective for fiscal years and interim periods within those fiscal years, beginning on or

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

after December 15, 2008, with early adoption prohibited. The Company does not expect the adoption of SFAS 160 to have a material effect on its financial position or results of operations.

2.	Stock-Based Compensation:

On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R. Prior to January 1, 2006, the Company accounted for share-based payments under the recognition and measurement provisions of APB 25, and related Interpretations, as permitted by SFAS 123. In accordance with APB 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.

The Company adopted SFAS 123R using the modified prospective transition method. Under this transition method, compensation cost recognized in the year ended December 31, 2006 includes: a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The results for the prior periods have not been restated.

The Company recognizes expected tax benefits related to employee stock based compensation as awards are granted and the incremental tax benefit or liability when related awards are deductible. No stock-based compensation costs were recognized in expense in the year ended December 31, 2005.

The Company and RMI both have individual stock-based compensation plans. Meadow Valley Corporation’s accompanying consolidated financial statements and these related notes to financial statements have been presented on a consolidated basis and therefore include RMI’s stock-based compensation information. The information below is presented to show disclosures related to both the Company’s and RMI’s individual stock-based compensation plans. Under the sub-heading “Meadow Valley Corporation Equity Incentive Plan” of this note, information is only for the Company’s plan, with the exception of information presented that is directly related to the consolidation of the accompanying financial statements and this information is indicated as “consolidated.” Under the sub-heading “Ready Mix, Inc. Equity Incentive Plan” of this note, information is only for RMI’s plan.

Meadow Valley Corporation Equity Incentive Plan:

In 2004, the Company adopted the 2004 Equity Incentive Plan (“2004 Plan”). The 2004 Plan permits the granting of any or all of the following types of awards: (1) incentive and nonqualified stock options, (2) stock appreciation rights, (3) stock awards, restricted stock and stock units, and (4) other stock or cash-based awards. In connection with any award or any deferred award, payments may also be made representing dividends or their equivalent.

The 2004 Plan authorizes the issuance of up to 1,200,000 shares of the Company’s common stock, all of which were previously reserved for issuance under the Company’s prior plan. Shares of common stock covered by an award granted under the 2004 Plan will not be counted as used unless and until they are actually issued and delivered to a participant. As of December 31, 2007, 150,149 shares were available for future grant under the 2004 Plan. The common terms of the stock options are from five to ten years and may be exercised after issuance as follows: 33.3% after one year of continuous service, 66.6% after two years of continuous service and 100% after three years of continuous service. The exercise price of each option is no less than the market price of the Company’s common stock on the date of the grant. The Company’s board of directors has full discretion to modify these terms.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company uses the Black-Scholes option pricing model to estimate fair value of stock-based awards with the following assumptions for the indicated periods:

	Awards During
	the Year Ended	Awards Prior to
	December 31,	January 1,
	2007	2007

Dividend yield	0%	0%
Expected volatility	58.95%	23.94% - 82.23%
Weighted — average expected volatility	58.95%	50.04%
Risk — free interest rate	5.00%	5.00%
Expected life of options (in years)	5	3
Weighted — average grant-date fair value	$7.67	$1.34

The following table summarizes the Company’s stock option activity during the year ended December 31, 2007:

			Weighted Average
		Weighted Average	Remaining	Aggregate	Aggregate
		Exercise Price	Contractural	Fair	Intrinsic
	Shares	per Share	Term(1)	Value	Value(2)

Outstanding January 1, 2007	434,542	$4.86	3.98	$818,371
Granted	15,000	13.88		115,050
Exercised	(49,531)	3.73		(80,837)	$402,799
Forfeited or expired	(80,000)	5.31		(80,800)

Outstanding December 31, 2007	320,011	$5.35	3.87	$771,784	$2,379,777

Exercisable December 31, 2007	258,341	$4.22	3.88	$473,301	$2,214,552

(1)	Remaining contractual term is presented in years.

(2)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing price of the Company’s common stock as of December 31, 2007, for those awards that have an exercise price currently below the closing price as of December 31, 2007. Awards with an exercise price above the closing price as of December 31, 2007 are considered to have no intrinsic value.

A summary of the status of the Company’s nonvested shares as of December 31, 2007 and changes during the year ended December 31, 2007 is presented below:

		Weighted Average
		Grant-Date
	Shares	Fair Value

Nonvested stock options at January 1, 2007	95,000	$4.85
Granted	15,000	7.67
Vested	(48,330)	5.74
Forfeited	—	—

Nonvested stock options at December 31, 2007	61,670	$4.84

During the years ended December 31, 2007 and 2006 the Company recognized consolidated compensation expense of $626,509 and $267,110, respectively, of which $375,081 and $161,427, respectively, was related to RMI’s stock-based compensation plan, and the Company recognized a tax benefit of $30,993 and $21,555, respectively, related thereto. As of December 31, 2007, there was $308,439 of total unrecognized compensation cost, net of $25,933 attributable to estimated forfeitures based upon an approximate forfeiture rate of 9%, related to nonvested stock options granted under the 2004 Plan. That cost is expected to be recognized over the weighted

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

average vesting period of 1.8 years. Awards granted during the year ended December 31, 2007, total options to purchase 15,000 shares of the Company’s common stock, which were granted on July 2, 2007, with an exercise price of $13.88 per share. During the year ended December 31, 2007, 80,000 options to purchase common stock were forfeited, all of which were fully vested.

During the year ended December 31, 2007, the Company received proceeds of $184,546, as a result of the exercise of options to purchase shares of the Company’s common stock.

Ready Mix, Inc. Equity Incentive Plan:

In 2005, RMI adopted the 2005 Equity Incentive Plan (“the RMI 2005 Plan”). The RMI 2005 Plan permits the granting of any or all of the following types of awards: (1) incentive and nonqualified stock options, (2) stock appreciation rights, (3) stock awards, restricted stock and stock units, and (4) other stock or cash-based awards. In connection with any award or any deferred award, payments may also be made representing dividends or their equivalent.

RMI has reserved 675,000 shares of its common stock for issuance under the RMI 2005 Plan. Shares of common stock covered by an award granted under the RMI 2005 Plan will not be counted as used unless and until they are actually issued and delivered to a participant. As of December 31, 2007, 306,875 shares were available for future grant under the RMI 2005 Plan. The common terms of the stock options are five years and may be exercised after issuance as follows: 33.3% after one year of continuous service, 66.6% after two years of continuous service and 100% after three years of continuous service. The exercise price of each option is equal to the market price of RMI’s common stock on the date of grant. RMI’s board of directors has full discretion to modify these terms.

RMI uses the Black-Scholes option pricing model to estimate fair value of stock-based awards with the following assumptions for the indicated periods:

	Awards During
	the Year Ended	Awards Prior to
	December 31,	January 1,
	2007	2007

Dividend yield	0%	0%
Expected volatility	36.70%	21.4% - 39.1%
Weighted-average volatility	36.70%	26.60%
Risk-free interest rate	5.00%	5.00%
Expected life of options (in years)	5	3
Weighted-average grant-date fair value	$5.21	$2.40

The following table summarizes RMI’s stock option activity during the year ended December 31, 2007:

			Weighted Average
		Weighted Average	Remaining	Aggregate	Aggregate
		Exercise Price	Contractural	Fair	Intrinsic
	Shares	per Share	Term(1)	Value	Value(2)

Outstanding January 1, 2007	350,625	$10.90	3.65	$839,741
Granted	20,000	12.85		104,200
Exercised(3)	(2,000)	11.00		(3,900)
Forfeited or expired	(2,500)	11.00		(4,875)

Outstanding December 31, 2007	366,125	$11.01	2.75	$935,166	$—

Exercisable December 31, 2007	218,750	$11.16	2.63	$380,865	$—

(1)	Remaining contractual term is presented in years.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing price of RMI’s common stock as of December 31, 2007, for those awards that have an exercise price currently below RMI’s closing price as of December 31, 2007. Awards with an exercise price above RMI’s closing price as of December 31, 2007 are considered to have no intrinsic value.

(3)	RMI’s aggregate intrinsic value for exercised options was $4,400 for the year ended December 31, 2007.

A summary of the status of RMI’s nonvested shares as of December 31, 2007 and changes during the year ended December 31, 2007 is presented below:

		Weighted Average
		Grant-Date
	Shares	Fair Value

Nonvested stock options at January 1, 2007	267,084	$2.51
Granted	20,000	5.21
Vested	(135,209)	2.82
Forfeited	(2,500)	1.95

Nonvested stock options at December 31, 2007	149,375	$2.61

During the years ended December 31, 2007 and 2006, RMI recognized compensation expense of $375,081 and $161,427, respectively, and a tax benefit of $63,694 and $10,198, respectively, related thereto. As of December 31, 2007, there was $236,375 of RMI’s total unrecognized compensation cost. No attributable expense has been included in RMI’s total unrecognized compensation costs related to estimated forfeitures related to nonvested stock options granted under the RMI 2005 Plan as all options outstanding are granted to officers and directors. The total unrecognized compensation costs are expected to be recognized over the weighted average vesting period of 1.92 years. RMI’s total fair value of the 135,209 options to purchase shares of RMI’s common stock vested during the year ended December 31, 2007, was $380,865. Awards granted during the year ended December 31, 2007, total 20,000 options to purchase shares of RMI’s common stock, which were granted on July 2, 2007, with an exercise price of $12.85 per share. During the year ended December 31, 2007, 2,500 options to purchase RMI’s common stock were forfeited. The forfeited options to purchase shares of RMI’s common stock had a grant date fair value per share of $1.95 and a total fair value of $4,875.

3.	Note Receivable:

During the year ended December 31, 2006, the Company sold its minority interest in a related party, LAM Contracting, LLC (“LAM”) to LAM’s majority owner. The Company sold its interest in LAM for $793,540 that is to be paid with an initial payment of $100,000 and quarterly payments of $32,647 for six years, including interest at 4%. As of December 31, 2007 and 2006, $535,360 and $641,859, respectively, was due to the Company.

4.	Concentration of Credit Risk:

The Company maintains cash balances at various financial institutions. Deposits not to exceed $100,000 for each institution are insured by the Federal Deposit Insurance Corporation. At December 31, 2007 and 2006, the Company has uninsured cash, cash equivalents, and restricted cash in the amounts of approximately $33.6 million and $32.7 million, respectively.

The Company’s business activities and accounts receivable are with customers in the construction industry and various governmental authorities and municipalities located primarily in Nevada and Arizona. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Accounts Receivable, net:

Accounts receivable, net consists of the following:

	December 31,
	2007	2006

Contracts in progress	$14,156,776	$11,781,074
Contracts in progress — retention	5,297,883	3,928,480
Completed contracts	—	9,481
Completed contracts—retention	888,649	964,255
Other trade receivables	8,593,891	9,468,930
Other receivables	223,506	233,786

	29,160,705	26,386,006
Less: Allowance for doubtful accounts	(594,722)	(395,243)

	$28,565,983	$25,990,763

6.	Contracts in Progress:

Costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on uncompleted contracts consist of the following:

	December 31,
	2007	2006

Costs incurred on uncompleted contracts	$182,467,584	$200,904,026
Estimated earnings to date	14,965,044	17,742,674

	197,432,628	218,646,700
Less: billings to date	(208,113,722)	(225,758,594)

	$(10,681,094)	$(7,111,894)

Included in the accompanying consolidated balance sheets under the following captions:

	December 31,
	2007	2006

Costs and estimated earnings in excess of billings on uncompleted contracts	$567,013	$1,254,860
Billings in excess of costs and estimated earnings on uncompleted contracts	(11,248,107)	(8,366,754)

	$(10,681,094)	$(7,111,894)

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Property and Equipment, net:

Property and equipment, net consists of the following:

	December 31,
	2007	2006

Land and building	$4,878,126	$4,821,556
Plants	17,177,402	13,683,086
Computer equipment	1,062,719	964,178
Equipment	22,180,190	21,214,671
Vehicles	14,147,149	12,572,265
Office furniture and equipment	147,467	123,831
Mineral rights and pit development	—	97,488
Leasehold improvements	526,386	497,654
Water rights	2,250,000	2,250,000

	62,369,439	56,224,729
Less: Accumulated depreciation and amortization	(26,196,066)	(20,671,729)

	$36,173,373	$35,553,000

8.	Accounts Payable:

Accounts payable consists of the following:

	December 31,
	2007	2006

Trade	$13,216,787	$11,917,720
Retentions	2,071,381	1,380,394

	$15,288,168	$13,298,114

9.	Accrued Liabilities:

Accrued liabilities consist of the following:

	December 31,
	2007	2006

Compensation	$4,534,707	$4,894,724
Taxes	471,929	516,683
Insurance	868,805	1,572,996
Other	1,032,192	585,525

	$6,907,633	$7,569,928

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Notes Payable:

Notes payable consists of the following:

	December 31,
	2007	2006

Notes payable, interest rates ranging from 5.22% to 8.18% with combined monthly payments of $29,052 and balloon payments of $1,119,909 with due dates ranging from May 25, 2008 to November 14, 2009, collateralized by real property and equipment	$1,388,055	$1,634,855
Note payable, variable interest rate with monthly principal payments of $21,429 plus interest, due July 29, 2012, collateralized by mining water rights	—	1,435,714
Note payable, 7.46% interest rate with a monthly payment of $13,867, due May 26, 2021, collateralized by real property	1,406,689	1,465,927
Line of credit for $10,000,000, variable interest at prime plus .25% (7.5% at December 31, 2007), interest only payments until January 31, 2009, then principal plus interest payments, due January 31, 2012, collateralized by all assets of the Company (See Note 11)	340,669	1,240,669
Line of credit for $5,000,000, variable interest at prime plus .25% (7.5% at December 31, 2007), interest only payments until December 31, 2008, then principal plus interest payments, due December 31, 2011, collateralized by all assets of the Company (See Note 11)	664,012	650,180
Notes payable, interest rates ranging from 1.902% to 9.5% with combined monthly payments of $54,155 with due dates ranging from September 28, 2008 to November 20, 2012, collateralized by vehicles	1,449,026	1,569,770
Notes payable, non-interest bearing, with combined monthly payments of $5,858 with due dates ranging from August 15, 2008 to February 29, 2012, collateralized by vehicles	73,338	125,967
Note payable, 7.79% interest rate with monthly payments of $45,141, due September 1, 2007, collateralized by the Company’s general liability insurance policy	—	350,806

	$5,321,789	$8,473,888

Notes payable, interest rates of 3.848% with interest only monthly payments until April 1, 2006 then combined monthly payments of $4,780 due December 1, 2009, collateralized by equipment	105,814	158,004
Notes payable, interest rates ranging from 2.83% to 6.87% with combined monthly payments of $86,912 with due dates ranging from November 10, 2008 to January 9, 2013, collateralized by equipment	2,385,280	3,518,055
Notes payable, interest rates ranging from 6.5% to 8.65% with combined monthly payments of $211,811 plus interest, due dates ranging from July 5, 2008 to February 28, 2013, collateralized by equipment	8,672,632	6,582,063

	16,485,515	18,732,010
Less Current Portion	(4,216,498)	(4,837,628)

	$12,269,017	$13,894,382

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Following are maturities of long-term debt as of December 31, 2007 for each of the following years:

2008	$4,216,498
2009	5,217,166
2010	2,944,559
2011	2,128,558
2012	872,729
Subsequent to 2011	1,106,005

$16,485,515

11.	Lines of Credit:

In October 2007, the Company amended and restated its line of credit agreement. The Company combined a $3.0 million line of credit and approximately a $2.0 million line of credit into a single $10.0 million line of credit for MVCI with an interest rate at Chase Manhattan Bank’s prime rate, plus .25%. The interest rate as of December 31, 2007 was 7.5%. The balance outstanding on the line of credit as of December 31, 2007 was $340,669 and is reported in Note 10 —Notes Payable of these notes to consolidated financial statements. The line of credit agreement allows interest only payments until January 31, 2009. Beginning February 1, 2009, the line of credit converts into a term agreement requiring equal monthly principal plus interest payments through January 31, 2012 and is collateralized by all of MVCI’s and the Company’s assets. Under the terms of the agreement, the Company and/or MVCI are required to maintain a certain level of tangible net worth, a ratio of total debt to tangible net worth as well as a minimum cash flow to debt ratio. The Company is also required to maintain a certain level of earnings before interest, tax, depreciation and amortization (EBITDA). MVCI is also required to maintain a certain level of cash flow to current portion of long term debt. As of December 31, 2007, the Company and MVCI were in compliance with these covenants.

As of December 31, 2007, the Company had a $5.0 million line of credit loan agreement for RMI, with an interest rate at Chase Manhattan Bank’s prime, plus .25%. The interest rate as of December 31, 2007 was 7.50%. The balance outstanding on the line of credit as of December 31, 2007 was $664,012 and is reported in Note 10 — Notes Payable of these notes to consolidated financial statements. The line of credit agreement allows interest only payments until December 31, 2008. If the agreement is not renewed by December 31, 2008 and a balance is outstanding, then the line of credit converts into a term agreement requiring equal monthly principal plus interest payments through December 31, 2011 and is collateralized by all of RMI’s and the Company’s assets. Under the terms of the agreement, the Company and/or RMI are required to maintain a certain level of tangible net worth, a ratio of total debt to tangible net worth as well as a minimum cash flow to debt ratio. The Company is also required to maintain a certain level of earnings before interest, tax, depreciation and amortization (EBITDA). RMI is also required to maintain a certain level of cash flow to current portion of long-term debt. As of December 31, 2007, the Company and RMI were in compliance with these covenants.

In addition to the lines of credit agreements mentioned above, the Company and RMI have each established capital expenditure commitments in the amounts of $10.0 million and $15.0 million, respectively. The purposes of these commitments are to fund certain acquisitions of capital equipment that the Company and RMI may need to improve capacity or productivity. As of December 31, 2007, the Company and RMI had approximately $6.3 million and $7.0 million, respectively, available to draw against under such commitments.

12.	Related Party Transactions:

Revenue and Accounts Receivable:

During the year ended December 31, 2006, the Company sold its minority interest in a related party, LAM Contracting, LLC (“LAM”) to LAM’s majority owner and received a note receivable in the terms of the sale and is reported in Note 3 — Note Receivable of these notes to consolidated financial statements. During the year ended December 31, 2005, the Company provided construction materials to LAM in the amount of $152,630.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Professional Services:

During the years ended December 31, 2007, 2006 and 2005, a related party rendered professional services to the Company in the amounts of $0, $0 and $164,202, respectively. During the years ended December 31, 2007, 2006 and 2005, the Company incurred director fees of $201,000, $91,000 and $110,500, respectively, in aggregate to outside members of the board of directors. At December 31, 2007 and 2006, $201,000 and $91,000, respectively, were due to related parties which included amounts due to outside directors.

Subcontractor/Supplier:

LAM provided materials, services and equipment used in the Company’s construction services segment during the year ended December 31, 2005 in the amount of $7,740. At December 31, 2007 and 2006 there were no liabilities due to related parties from subcontracts and supplies.

13.	Income Taxes:

The provisions for income tax expense from operations consist of the following:

	For the Years Ended December 31,
	2007	2006	2005

Current	$(2,947,301)	$(3,167,174)	$(372,102)
Deferred	382,925	3,389	(2,198,853)

	$(2,564,376)	$(3,163,785)	$(2,570,955)

The Company’s deferred tax asset (liability) consists of the following:

	December 31,
	2007	2006

Deferred tax asset:
Nonqualified stock-based compensation	$144,159	$25,991
Allowance for bad debt and other	363,967	462,216
Inventory allowance	71,977	72,000
NOL carryforward	—	992

	580,103	561,199
Deferred tax liability:
Depreciation	(2,610,836)	(2,974,857)

Net deferred tax liability	$(2,030,733)	$(2,413,658)

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended December 31, 2007, 2006 and 2005, the effective tax rate differs from the federal statutory rate primarily due to state income taxes and permanent differences, as follows:

	For the Years Ended December 31,
	2007	2006	2005

Statutory rate of 34% applied to income before income taxes	$2,516,000	$3,024,000	$2,401,000
State taxes, net of federal benefit	196,000	202,000	140,000
Increase (decrease) in income taxes resulting from:
Non-Deductible items	36,000	40,000	30,000
Domestic production activities deduction	(184,000)	(102,000)	—

	$2,564,000	$3,164,000	$2,571,000

At December 31, 2007 the Company has no Federal net operating loss carryforwards.

14.	Commitments and Contingencies:

The Company purchased a building and moved its main office in Phoenix, Arizona in December 2006. The Company leases additional office space, batch plants, equipment, mixer trucks and property under leases and raw material purchase obligations expiring in various years through 2016. Rents and purchase obligations under the aforementioned operating leases and purchase agreements were $9,147,545, $6,126,141 and $6,951,970 for the years ended December 31, 2007, 2006 and 2005, respectively.

Minimum future rental payments under non-cancelable operating leases as of December 31, 2007 for each of the following years and in aggregate are:

For the Years Ending December 31,	Amount

2008	$3,135,171
2009	2,486,739
2010	1,532,754
2011	717,642
2012	73,213

$7,945,519

Minimum future purchase agreements under non-cancelable purchase agreements as of December 31, 2007 for each of the following years and in aggregate are:

For the Years Ending December 31,	Amount

2008	$3,857,293
2009	3,549,644
2010	2,802,935
2011	2,385,000
2012	2,385,000
Subsequent to 2012	9,106,250

$24,086,122

The Company has entered into employment contracts with its executive officers and key employees that provide for an annual salary, issuance of the Company’s common stock and various other benefits and incentives. RMI has entered into employment contracts with two of its executive officers that provide for an annual salary,

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

issuance of RMI’s common stock and various other benefits and incentives. As of December 31, 2007, the total commitments, excluding benefits and incentives, for each of the following years and in aggregate are:

For the Years Ending December 31,	Amount

2008	$979,208
2009	557,500
2010	360,417

$1,897,125

The Company is the lessee of vehicles and equipment under capital leases expiring in various years through 2008. The assets and liabilities under a capital lease are initially recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. Each asset is depreciated over the lesser of the expected useful life or the lease term. Depreciation on the assets under capital leases charged to expense in 2007, 2006 and 2005 was $83,315, $353,768 and $347,729, respectively. At December 31, 2007 and 2006, property and equipment included $186,961 and $892,302, respectively, net of accumulated depreciation, of vehicles and equipment under capital leases.

Minimum future lease payments under capital leases as of December 31, 2007 for the following year and in aggregate are:

For the Year Ending December 31,	Amount

2008	$104,193

Total minimum payments	104,193
Less: amount representing interest	(2,093)

Present value of net minimum lease payment	102,100
Less: current portion	(102,100)

$—

Interest rates on capitalized leases vary from 5.07% to 6.75% and are imputed based on the lower of the Company’s incremental borrowing rate at the inception of the lease or the lessor’s implicit rate of return.

The Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. However, the Company has a directors and officers’ liability insurance policy that enables it to recover a portion of any future amounts paid up to $25.0 million. As a result of its insurance policy coverage and no current or expected litigation against the Company’s officers or directors, the Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of December 31, 2007.

The Company enters into indemnification provisions under its agreements with other companies in its ordinary course of business, typically with business partners, customers, landlords, lenders and lessors. Under these provisions the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2007.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Minority Interest in Consolidated Subsidiary:

On August 24, 2005, the Company’s construction materials subsidiary, Ready Mix, Inc. (“RMI”) began trading on the American Stock Exchange under the trading symbol “RMX.” The initial public offering of 1,782,500 shares of RMI’s common stock, including the exercise of the over-allotment option, was sold for $11.00 per share. In 2007, the Company purchased an additional 620,212 shares of RMI’s common stock and as of December 31, 2007, retains ownership of 2,645,212 shares, representing approximately 69% of the total outstanding shares of RMI’s common stock. Proceeds from the initial public offering were used by RMI for the purchase of plant and equipment, repayment of debt to the Company and working capital.

Net proceeds realized through the initial public offering and the proportionate share of minority interest in RMI’s net income from the date of the offering through December 31, 2007 and 2006 are reported on the December 31, 2007 and 2006 balance sheets under the caption “Minority Interest in Consolidated Subsidiary.” Also, the portion of net income referenced above is reported on the related statements of operations for the years ended December 31, 2007, 2006 and 2005 under the caption “Minority Interest in Consolidated Subsidiary.”

16.	Stockholders’ Equity:

Preferred Stock:

The Company has authorized 1,000,000 shares of $.001 par value preferred stock to be issued, with such rights, preferences, privileges, and restrictions as determined by its board of directors.

Common Stock and Warrants to Purchase Common Stock:

On October 23, 2006, the Company issued an additional 817,120 shares of common stock in a private placement offering as units. The units were issued with 81,712 warrants to purchase 81,712 shares of the Company’s common stock as units, exercisable six months and one day from October 23, 2006, the closing date of the offering, at an exercise price of $12.60 per share. The Company issued the units of common stock at $9.00 per share which resulted in proceeds received in the amount of approximately $6.6 million, which is net of offering costs of approximately $.8 million. The proceeds from the offering were used as working capital in order to secure additional bonding capacity. In connection with this offering, the Company entered into a registration rights agreement with all of the investors who purchased units. The registration of the shares pursuant to a Registration Statement on Form S-3 was declared effective by the SEC on November 17, 2006.

17.	Litigation and Claim Matters:

The Company and its subsidiaries are party to legal proceedings in the ordinary course of its business. With the exception of the matters detailed below, the Company believes that the nature of these proceedings (which generally relate to disputes between the Company, or the Company’s subsidiaries, and its subcontractors, material suppliers or customers regarding payment for work performed or materials supplied) are typical for a construction firm of its size and scope, and no other pending proceedings are deemed to be materially detrimental and some claims may prove beneficial to its financial condition.

The following proceedings represent matters that may be material and have been referred to legal counsel for further action:

Requests for Equitable Adjustment to Construction Contracts.  MVCI has made claims as described below on the following contracts:

(1) Two contracts with the New Mexico State Highway and Transportation Department — The approximate total value of claims on these projects is $12,002,782 of which $8,336,931 is on behalf of MVCI and the balance of $3,665,851 is on behalf of the prime contractor or subcontractors. The primary issues are changed conditions, plan errors and omissions, contract modifications and associated delay

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

costs. In addition, the projects were not completed within the adjusted contract time because of events giving rise to the claims. The prosecution of the claims will include the appropriate extensions of contract time to offset any potential liquidated damages. The trial date has been postponed to May 4, 2009.

(2) Federal Highway Administration — The approximate total value of claims on this project is $7,081,529, of which $6,751,940 is on behalf of MVCI and the balance of $329,589 is on behalf of a subcontractor. The primary issues are unforeseen conditions, changed conditions, plan errors and omissions, contract modifications and associated delay costs. In addition, the projects were not completed within the adjusted contract time because of events giving rise to the claims. On September 18, 2006, MVCI submitted a formal claim with the Federal Highway Administration. On September 28, 2007, the Federal Highway Administration denied all of MVCI’s claims. On November 6, 2007, MVCI filed an appeal with the United States Civilian Board of Contract Appeals and no trial date has been set as of the date of this report. MVCI and the Federal Highway Administration have since engaged in settlement discussions of all claims.

The combined total of all outstanding claims as of December 31, 2007 is $19,084,311. MVCI’s portion of the total claims is $15,088,871 and the balance pertaining to a prime contractor or subcontractors’ claims is $3,995,440. Total claim amounts reported by MVCI are approximate and are subject to revision as final documentation progresses and as issues are resolved and/or payments made. Claim amounts do not include any prejudgment interest, if applicable. Relative to the aforementioned claims, the Company has recorded $2,463,880 in cumulative claims receivable to offset a portion of costs incurred to date on the claims.

The Company has not accrued a liability related to the prime contractor or subcontractors’ claims as no liability would be deemed payable if their portion of the claims did not receive a favorable final outcome. Correspondingly, no receivable has been recorded for overhead and profit included in their portion of the claims on the Company’s behalf.

Although the Company believes that the claims receivable amount represents a reasonably conservative posture, any claims proceeds ultimately paid to the Company less than the aggregate amount recorded on the balance sheet of $2,463,880, will decrease earnings. Conversely, a payment for those same items in excess of $2,463,880 will result in increased income.

The portion of accounts receivable pertaining to retention withheld on the contracts for which claims have been filed amounts to $879,763. The degree to which the Company is successful in prosecuting its claims may also impact the amount of retention paid by the owner. The Company believes that all retention amounts currently being held by the owners on the contracts with outstanding claims will be paid in full in accordance with the contract terms. Therefore, no allowance has been made to reduce the receivables due from the retention on the disputed contracts.

Lawsuits Filed Against Meadow Valley Contractors, Inc. and Ready Mix, Inc.

(1) MVCI is defending a claimed preference, in the Third Judicial Court of Salt Lake County, in connection with a payment made to it by an insurance company, Southern America Insurance Company, in the approximate amount of $100,000. In January of 2008, the court entered judgment against MVCI in the amount of approximately $185,000, representing the original claim amount plus interest. MVCI continues to believe that the payment is not a preference, and is vigorously appealing the judgment, and in contemplation of the minimal after tax effect of the judgment, MVCI has not recorded any liability in regards to this claim at December 31, 2007.

(2) MVCI, through its insurance company, is providing a defense to the State of Arizona, pursuant to its obligations under its contract, for a complaint brought by the parents of Corey James and Michelle James in the Superior Court of the State of Arizona, in and for the County of Pinal. The complaint, No. CV00400744, was filed on July 9, 2004. The complaint is a civil action titled John James, the Father of Decedent Corey James, Donna James, the mother of Decedent Corey James, Marjorie Surine, the Mother of Decedent Michelle James and

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Joseph Burkhamer, the Father of Decedent Michelle James, Plaintiffs, vs. The State of Arizona, a Body Politic; John Does and Jane Does 1-10; ABC Companies 1-5; and Black and White Corporations, Partnerships and/or Sole proprietorships 1-10, or Other Entities, Defendants. The complaint seeks damages from the State of Arizona for losses suffered by the plaintiffs as a result of a traffic accident. In January of 2006, Joseph Burkhamer, the father of decedent Michelle James, was dismissed from the complaint and he has appealed the dismissal. During 2007, MVCI’s insurance company settled with the remaining plaintiffs with no additional responsibility for MVCI. MVCI denies responsibility for the accident and is vigorously defending the action. MVCI is unable to ascertain if any loss is probable or even estimatable and accordingly, has not accrued a liability related to this complaint as of December 31, 2007.

(3) On November 8, 2007 Kitchell Contractors, Inc. of Arizona filed a complaint (CV2007-020708), in the Superior Court of the State of Arizona, against RMI for re-imbursement of costs they incurred to remove and replace concrete totaling approximately $200,000. The claim alleges that the materials supplied to a construction project did not meet the minimum standards as defined in the contract between the parties. RMI is disputing their claims and are vigorously defending against the complaint.

18.	Statement of Cash Flows:

Non-Cash Investing and Financing Activities:

The Company recognized investing and financing activities that affected assets and liabilities, but did not result in cash receipts or payments. These non-cash activities are as follows:

During the years ended December 31, 2007, 2006 and 2005, the Company financed the purchase of property and equipment in the amounts of $4,106,578, $6,409,452 and $3,793,429, respectively. During the year ended December 31, 2005, the Company refinanced a note payable in the amount of $3,205,303.

During the years ended December 31, 2006 and 2005, the Company financed the purchase of various insurance policies in the amounts of $477,747 and $416,017, respectively.

During the year ended December 31, 2007, 2006 and 2005, the Company realized income tax benefits of $30,993, $144,879 and $884,083, respectively, as a result of disqualifying dispositions of incentive stock options, which is included in income taxes payable and additional paid-in capital.

During the year ended December 31, 2006, the Company sold its minority interest in LAM to its majority owner. The Company sold its interest in LAM for $793,540, which includes an initial payment of $100,000 and quarterly payments to be paid over six years. The balance of this note receivable at December 31, 2007 was $535,360.

19.	Significant Customers:

For the years ended December 31, 2007, 2006 and 2005, the Company recognized a significant portion of its revenue from the following customers (shown as an approximate percentage of consolidated revenue):

	For the Years Ended December 31,
	2007	2006	2005

A	24.7%	20.9%	21.0%
B	21.0%	9.1%	23.5%
C	2.9%	5.1%	11.6%

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2007 and 2006, amounts due from the aforementioned Customers included in restricted cash and accounts receivables, are as follows:

	December 31,
	2007	2006

A	$2,500,347	$1,874,446
B	8,172,638	4,789,025
C	1,964,328	2,153,500

20.	Employee Benefit Plan:

The Company maintains a 401(k) profit sharing plan (“Plan”) allowing substantially all employees to participate. Under the terms of the Plan, the employees may elect to contribute a portion of their salary to the Plan. The matching contributions by the Company are at the discretion of the Company’s board of directors, and are subject to certain limitations. For the years ended December 31, 2007, 2006 and 2005, the Company contributed $693,078, $580,268 and $437,363, respectively, to the Plan.

21.	Earnings per Share:

Statement of Financial Accounting Standards No. 128, “Earnings per Share,” provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period.

Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity, as set forth below:

	For the Years Ended December 31,
	2007	2006	2005

Weighted average common shares outstanding	5,129,275	4,328,160	3,783,089
Dilutive effect of:
Stock options	177,019	292,964	368,007

Weighted average common shares outstanding assuming dilution	5,306,294	4,621,124	4,151,096

All dilutive common stock equivalents are reflected in our earnings per share calculations. Anti-dilutive common stock equivalents are not included in our earnings per share calculations. The Company had anti-dilutive common stock equivalents as of December 31, 2007 and 2006, as described below.

The Company’s diluted net income per common share for the year ended December 31, 2007 was computed based on the weighted average number of shares of common stock outstanding during the period and the weighted average number of options to purchase 305,011 shares at a range of $1.46 to $10.11. The weighted average number of options and warrants to purchase 90,212 shares at $13.88 and $12.60 per share were outstanding at December 31, 2007, but were not included in the computation of diluted net income per common shares because the options’ and warrants’ exercise price was greater than the average market price of the common share.

The Company’s diluted net income per common share for the year ended December 31, 2006 was computed based on the weighted average number of shares of common stock outstanding during the period and the weighted average number of options to purchase 434,542 shares at a range of $1.46 to $10.11. The weighted average number of warrants to purchase 81,712 shares at $12.60 per share were outstanding at December 31, 2006, but were not included in the computation of diluted net income per common shares because the warrants’ exercise price was greater than the average market price of the common share.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s diluted net income per common share for the year ended December 31, 2005 was computed based on the weighted average number of shares of common stock outstanding during the period and the weighted average number of options to purchase 494,857 shares at a range of $1.46 to $9.38.

22.	Backlog:

The Company’s backlog (anticipated revenue from the uncompleted portions of awarded projects) was approximately $172.4 million at December 31, 2007, compared to approximately $89.5 million at December 31, 2006. At December 31, 2007, approximately $128.0 million (unaudited) of the Company’s backlog of work is scheduled for completion during 2008.

23.	Other Informative Disclosures:

The construction services segment of the Company generates revenue by providing construction services, usually under terms of a contract with an owner or a subcontract with another contractor. The construction services segment operates in Nevada and Arizona markets.

The construction materials segment manufactures and distributes ready-mix concrete and sand and gravel products in the Las Vegas, Nevada and Phoenix, Arizona markets. Prospective customers include concrete subcontractors, prime contractors, homebuilders, commercial and industrial property developers, pool builders and homeowners. Construction materials sales first began from a single location in March 1997 and, by the end of 2006, expanded to three locations in the Las Vegas, Nevada vicinity, one location in the Moapa, Nevada vicinity and three locations in the Phoenix, Arizona vicinity.

The construction materials testing segment of the Company generates revenue by providing materials testing to all segments of the construction industry, which can be under terms of a contract or as time and materials billable work with an owner or a subcontract with another contractor. The construction materials testing segment operates in the Las Vegas, Nevada regional market.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of certain financial information of the Company’s three main areas of operations for 2007, 2006 and 2005:

	Construction	Construction	Construction
	Services	Materials	Materials Testing

For the twelve months ended December 31, 2007
Gross revenue	$129,262,421	$77,364,672	$1,383,085
Intercompany revenue	—	(1,744,544)	(346,630)
Cost of revenue	117,924,528	71,210,190	1,460,210
Interest income	1,172,274	385,353	—
Interest expense	101,333	137,533	—
Depreciation and amortization	2,686,412	4,376,723	19,271
Income (loss) before taxes	5,773,251	2,111,309	(595,699)
Income tax benefit (expense)	(2,011,750)	(756,107)	203,481
Net income (loss)*	3,761,501	691,523	(392,218)
Total assets	54,836,237	46,279,080	636,959
For the twelve months ended December 31, 2006
Gross revenue	$112,948,370	$83,588,803	$546,548
Intercompany revenue	(1,012,085)	(436,865)	(112,820)
Cost of revenue	102,878,625	74,382,436	512,572
Interest income	615,365	394,779	—
Interest expense	(175,657)	(163,229)	—
Depreciation and amortization	2,438,374	3,439,208	7,899
Income (loss) before taxes	3,863,765	5,211,606	(182,216)
Income tax benefit (expense)	(1,357,211)	(1,872,331)	65,757
Net income (loss)*	2,506,554	1,775,827	(116,459)
Total assets	54,463,850	47,022,753	619,052
For the twelve months ended December 31, 2005
Gross revenue	$116,822,072	$67,734,424	$—
Intercompany revenue	—	(683,633)	—
Cost of revenue	108,706,174	60,662,743	—
Interest income	466,901	173,574	—
Interest expense	(212,546)	(227,341)	—
Intercompany interest income (expense)	77,561	(77,561)	—
Depreciation and amortization	2,088,144	2,410,900	—
Income before taxes	3,142,565	3,920,632	—
Income tax expense	(1,135,913)	(1,435,042)	—
Net income*	2,006,652	2,197,067	—
Total assets	47,109,736	39,906,794	—

*	Net income for the construction materials segment includes the minority interest deduction of $663,679, $1,563,449 and $288,523 for the years ended December 31, 2007, 2006 and 2005, respectively. In addition, in 2005 net income has been re-allocated for comparative purposes.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There are no differences in accounting principles between the operations. All centrally incurred costs are allocated to the construction services operation. Beginning in 2005, an administrative services fee has been allocated to the materials segment in the amount of $22,000 per month. Intercompany revenue is eliminated at cost to arrive at consolidated revenue and cost of revenue.

24.	Quarterly Financial Data, Unaudited:

	March 31,	June 30,	September 30,	December 31,

2007
Revenue	$42,648,675	$58,651,001	$54,891,341	$49,727,987
Gross profit	3,952,970	4,798,300	4,377,543	4,286,437
Income from operations	935,994	1,592,777	1,317,322	1,755,855
Net income	529,894	856,472	1,106,972	1,567,468
Basic net income per common share	0.10	0.17	0.22	0.31
Diluted net income per common share	0.10	0.16	0.21	0.30
Basic weighted average common shares outstanding	5,120,296	5,128,793	5,130,980	5,137,030
Diluted weighted average common shares outstanding	5,295,852	5,314,305	5,310,448	5,304,571
2006
Revenue	$45,749,668	$48,316,869	$51,704,022	$49,751,392
Gross profit	4,747,913	4,766,927	4,043,279	5,751,969
Income from operations	1,988,971	2,053,758	1,692,828	2,412,712
Net income	863,958	873,727	885,266	1,542,971
Basic net income per common share	0.21	0.21	0.21	0.32
Diluted net income per common share	0.19	0.19	0.20	0.31
Basic weighted average common shares outstanding	4,154,444	4,161,732	4,165,760	4,830,704
Diluted weighted average common shares outstanding	4,476,559	4,481,183	4,470,241	5,056,513
2005
Revenue	$39,926,013	$53,443,002	$47,083,476	$43,420,372
Gross profit	1,946,110	3,638,552	4,543,061	5,059,856
Income from operations	290,496	1,482,142	2,726,120	2,022,248
Net income	252,495	997,684	1,639,409	1,314,131
Basic net income per common share	0.07	0.27	0.43	0.32
Diluted net income per common share	0.06	0.25	0.39	0.30
Basic weighted average common shares outstanding	3,604,555	3,653,501	3,808,809	4,065,489
Diluted weighted average common shares outstanding	3,960,138	4,040,282	4,198,742	4,405,220

25.	Subsequent Events:

On January 2, 2008, the Company and RMI granted each of its outside, independent directors options to purchase 5,000 shares of common stock of each respective company. These options vested upon grant and expire in 2013. The exercise price per share for these options to purchase the Company’s and RMI’s common stock is $12.50 and $6.40, respectively.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A(T).	Controls and Procedures

(a)  Evaluation of Disclosure Controls and Procedures

Our principal executive officer and principal financial officer, based on their evaluation of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this Annual Report on Form 10-K, have concluded that our disclosure controls and procedures are effective for ensuring that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.

(b)  Management’s Annual Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f). Our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2007.

This Annual Report on Form 10-K does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this Annual Report on Form 10-K.

(c)  Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the last quarter of 2007 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.	Other Information

None.

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

The information required by Item 10 is incorporated herein by reference to the information contained under the headings “Election of Directors” and “Executive Officers” as set forth in our definitive proxy statement for our 2008 annual meeting of stockholders.

Item 11.	Executive Compensation

The information required by Item 11 relating to our directors is incorporated herein by reference to the information contained under the heading “Compensation of Directors” and the information relating to our executive officers is incorporated herein by reference to the information contained under the heading “Executive Compensation” as set forth in our definitive proxy statement for our 2008 annual meeting of stockholders.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by Item 12 is incorporated herein by reference to the information contained under the headings “Election of Directors,” “Equity Compensation Plan Information,” and “Security Ownership of Certain Beneficial Owners and Management” as set forth in our definitive proxy statement for our 2008 annual meeting of stockholders.

Item 13.	Certain Relationships and Related Transactions, and Director Independence

The information required by Item 13 is incorporated herein by reference to the information contained under the heading “Certain Relationships and Related Transactions” as set forth in our definitive proxy statement for our 2008 annual meeting of stockholders.

Item 14.	Principal Accounting Fees and Services

The information required by Item 14 is incorporated herein by reference to the information contained under the heading “Disclosure of Audit and Non-Audit Fees” as set forth in our definitive proxy statement for our 2008 annual meeting of stockholders.

PART IV

Item 15.	Exhibits and Financial Statement Schedules

(a) (1) Financial Statements

See Item 8 of Part II hereof.

(2) Financial Statement Schedules

See Schedule below and Item 8 of Part II hereof.

Schedule of Valuation and Qualifying Accounts:

	Balance at	Charged to		Balance at
	Beginning	Expense		Ending
Description	of Year	Account	Deductions	of Year
	In thousands

Year ended December 31, 2005
Allowance for doubtful accounts	$608	$(207)	$(75)	$326
Allowance for potentially obsolete or slow moving inventory	$287	$—	$(43)	$244
Year ended December 31, 2006
Allowance for doubtful accounts	$326	$126	$(57)	$395
Allowance for potentially obsolete or slow moving inventory	$244	$(44)	$—	$200
Year ended December 31, 2007
Allowance for doubtful accounts	$395	$338	$(138)	$595
Allowance for potentially obsolete or slow moving inventory	$200	$—	$(1)	$199

(3) Exhibits

Exhibit
No.	Title

3.01	Articles of Incorporation and amendments thereto of the Registrant(1)
3.02	Certificate of Designation of Series A Participating Preferred Stock Effective February 13, 2007(17)
3.03	Amended and Restated Bylaws effective November 8, 2007(2)
4.1	Rights Plan effective February 13, 2007(18)
10.1	Form of Indemnification Agreement entered into by the Registrant with its directors and executive officers(21)
10.2	Employment Agreement with Bradley E. Larson(22)
10.3	Employment Agreement with Kenneth D. Nelson(22)
10.5	Property Lease and Aggregate Supply Agreement with Sun State Rock & Materials Corp.(7)

Exhibit
No.	Title

10.6	Property Lease and Aggregate Supply Agreement with Clay R. Oliver d.b.a. Oliver Mining Company(7)
10.7	Office Lease Agreement(20)
10.8	Amendment to Office Lease Agreement of the Registrant(9)
10.9	Amendment to Office Lease Agreement of the Registrant(9)
10.10	General Agreement of Indemnity between the Registrant and Liberty Mutual Insurance Company(3)
10.11	Settlement Agreement and Release between the Registrant and New Mexico Department of Transportation(11)
10.12	Promissory Note with Nevada State Bank(12)
10.13	Promissory Note with Nevada State Bank(12)
10.14	Master Lease Agreement with The CIT Group/Equipment Financing, Inc.(7)
10.15	Master Lease Agreement with The CIT Group/Equipment Financing, Inc.(7)
10.16	Master Security Agreement with The CIT Group/Equipment Financing, Inc.(7)
10.17	Master Security Agreement with The CIT Group/Equipment Financing, Inc.(7)
10.18	Master Lease Agreement with The CIT Group/Equipment Financing, Inc.(7)
10.19	Master Lease Agreement with The CIT Group/Equipment Financing, Inc.(13)
10.20	Master Lease Agreement with The CIT Group/Equipment Financing, Inc.(12)
10.21	Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(7)
10.22	Amended and Restated Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(8)
10.23	Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(8)
10.24	Amendment No. 1 to Restated and Amended Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(20)
10.25	Amendment No. 2 to Restated and Amended Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(20)
10.26	Renewal and Amendment of Amended and Restated Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(5)
10.27	Renewal and Amendment of Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(5)
10.28	Amendment of Amended and Restated Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(13)
10.29	Amendment of Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(13)
10.30	Line of Credit Agreement with GMAC Financial Services(10)
10.31	Line of Credit Agreement with Ford Motor Credit Company(10)
10.32	Commitment letter from DaimlerChrysler Services(14)
10.33	Master Lease Agreement with Wells Fargo Equipment Finance, Inc.(14)
10.34	Employment Agreement with David D. Doty(19)
10.35	Office Lease Agreement(22)
10.36	Amendment to Office Lease Agreement of the Registrant(22)
10.37	Amended and Restated Revolving Loan Agreement with Wells Fargo Equipment Finance, Inc.(23)
10.38	General Agreement of Indemnity between the Registrant and Safeco Insurance Companies*
14.1	Code of Ethics for Senior Management(11)
21	Subsidiaries of the Registrant(1)
23	Consent of Independent Auditors*
24	Power of Attorney (included on the signature pages hereto)*
31.1	Certification of Chief Executive Officer Pursuant to Rules 13a-14 and 15d-14 of The Securities Exchange Act of 1934*

Exhibit
No.	Title

31.2	Certification of Chief Financial Officer Pursuant to Rules 13a-14 and 15d-14 of The Securities Exchange Act of 1934*
32	Certifications of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

*	Filed herewith.

(1)	Incorporation by reference to the Company’s Registration Statement on Form S-1, File Number 33-87750 declared effective on October 16, 1995

(2)	Previously filed as Exhibit 3.1 to the Company’s Form 8-K Current Report dated November 8, 2007

(3)	Incorporated by reference to the Company’s June 30, 2002 Form 10-Q

(4)	Incorporated by reference to the Company’s September 30, 2002 Form 10-Q

(5)	Incorporated by reference to the Company’s December 31, 2002 Annual Report on Form 10-K

(6)	Incorporated by reference to the Company’s December 31, 1998 Annual Report on Form 10-K

(7)	Incorporated by reference to the Company’s December 31, 2000 Annual Report on Form 10-K

(8)	Incorporated by reference to the Company’s September 30, 2001 Form 10-Q

(9)	Incorporated by reference to the Company’s June 30, 2003 Form 10-Q

(10)	Incorporated by reference to the Company’s September 30, 2003 Form 10-Q

(11)	Incorporated by reference to the Company’s December 31, 2003 Annual Report on Form 10-K

(12)	Incorporated by reference to the Company’s June 30, 2004 Form 10-Q

(13)	Incorporated by reference to the Company’s March 31, 2003 Form 10-Q

(14)	Incorporated by reference to the Company’s March 31, 2004 Form 10-Q

(15)	Previously filed as an Exhibit with the same Exhibit number to the Company’s Form 8-K Current Report dated September 13, 2004

(16)	Previously filed as Exhibit 3.2 to the Company’s Form 8-K Current Report dated February 9, 2007

(17)	Previously filed as Exhibit 3.1 to the Company’s Form 8-K Current Report dated February 14, 2007

(18)	Previously filed as an Exhibit with the same Exhibit number to the Company’s Form 8-K Current Report dated February 14, 2007

(19)	Previously filed without exhibit to the Company’s Form 8-K Current Report dated November 7, 2006

(20)	Incorporated by reference to the Company’s December 31, 2001 Annual Report on Form 10-K

(21)	Previously filed as an Exhibit with the same Exhibit number to the Company’s Form 8-K Current Report dated March 6, 2007

(22)	Incorporated by reference to the Company’s December 31, 2006 Annual Report on Form 10-K

(23)	Previously filed as an Exhibit with the same Exhibit number to the Company’s Form 8-K Current Report dated October 9, 2007

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEADOW VALLEY CORPORATION

/s/ Bradley E. Larson
Bradley E. Larson
Director, President and Chief Executive Officer
(Principal Executive Officer)

Date: March 31, 2008

/s/ David D. Doty
David D. Doty
Secretary, Treasurer and Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: March 31, 2008

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints BRADLEY E. LARSON and DAVID D. DOTY, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting onto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intent and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Charles R. Norton	/s/ Don A. Patterson

Charles R. Norton	Don A. Patterson
Director	Director
Date: March 31, 2008	Date: March 31, 2008
/s/ Kenneth D. Nelson	/s/ Charles E. Cowan

Kenneth D. Nelson	Charles E. Cowan
Director	Director
Date: March 31, 2008	Date: March 31, 2008

Appendix D

Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2007

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K/A
(Amendment No. 1)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2007
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number 0-25428

MEADOW VALLEY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	88-0328443 (I.R.S. Employer Identification No.)

4602 E. Thomas Road, Phoenix, AZ (Address of principal executive offices)	85018 (Zip Code)

Registrant’s telephone number, including area code:
(602) 437-5400

Securities registered pursuant to Section 12(b) of the Act:
None

Securities registered pursuant to Section 12(g) of the Act:

Title of Each Class:	Name of Exchange on Which Registered:

Common stock, $.001 par value	Nasdaq Capital Market

Indicate by check mark whether the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐     No ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐     No ☑

Indicate by check mark if the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

The aggregate market value of the registrant’s voting and non-voting common equity stock held by non-affiliates was $69,736,267. The aggregate market value was computed using the price at which the common equity was last sold as of the last day of the registrant’s most recently completed second fiscal quarter. Determination of stock ownership by non-affiliates was made solely for the purpose of this requirement, and the registrant is not bound by these determinations for any other purpose.

On April 9, 2008, there were 5,171,904 shares of common stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None.

EXPLANATORY NOTE

We are filing this Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 3007 to include Items 10, 11, 12, 13 and 14 under Part III of this document, which Items were previously incorporated by reference to our definitive proxy statement for our 2008 Annual Meeting of Stockholders. Historically, we have completed, filed and mailed our definitive proxy statements within 120 days of our year end of December 31 to meet the requirement to be incorporated by reference in our Annual Report on Form 10-K. Last year and also this year, we will be completing, filing and mailing our definitive proxy statements after 120 days of our fiscal year end and therefore are amending this Form 10-K as required by the rules and regulations of the Securities and Exchange Commission.

PART III
Item 10.	Directors, Executive Officers and Corporate Governance	D-4
Item 11.	Executive Compensation	D-8
Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	D-18
Item 13.	Certain Relationships and Related Transactions, and Director Independence	D-19
Item 14.	Principal Accounting Fees and Services	D-20

PART IV
Item 15.	Exhibits and Financial Statement Schedules	D-21
SIGNATURES		D-23
EX-23
EX-31.1
EX-31.2
EX-32

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

Information concerning the directors and executive officers of Meadow Valley Corporation (the “Company”, “we”, “us”) who serve until our 2008 Annual Meeting of Stockholders is set forth below:

Charles E. Cowan, age 61, has been a director of the Company since November 1995. Since 1993, he has been President of Charles Cowan & Associates, Ltd. and has an extensive background in government and heavy construction industry consulting. From 1991 to 1993, he held CEO positions in Arizona’s Department of Transportation and Department of Economic Security. He graduated with a Bachelor of Economics Degree from St. Martin’s College in Olympia, Washington, and a Master’s Degree in Public Administration from the University of Missouri at Kansas City, Missouri.

Charles R. Norton, age 66, has been a director of the Company since March 1999. Since 1963, Mr. Norton has been involved in the highway construction industry as a construction foreman, subcontractor, general manager and vice president. He graduated with a Bachelor of Science degree from Brigham Young University in 1968. From 1968 to 1972, he was General Manager of Quaker Empire Construction in Wilkes-Barre, Pennsylvania. From 1972 to 1992, Mr. Norton was Sales Manager, General Manager and Vice President of Syro Steel Company, headquartered in Girard, Ohio. Since 1992, Mr. Norton has been Vice President of Trinity Industries, which purchased Syro in 1972.

Don A. Patterson, age 54, has been a director of the Company since November 2005. He began his career in public accounting, working for eight years at Arthur Andersen where he developed an extensive background in accounting for the construction and construction material industry. He left to become the managing partner of Mansperger, Patterson & McMullin CPA’s where he worked for 19 years, continuing to provide accounting service and consultation to clients in both the construction materials and contracting industries. During that period he founded Legacy Window Coverings, LLC, an importing and distribution business where he currently serves as CEO. He has devoted his full time attention to Legacy’s operations since 2004. Mr. Patterson graduated with a degree in accounting from Arizona State University in 1978 and received his Certified Public Accountant’s certificate in 1983.

Bradley E. Larson, age 53, has been a director of the Company since 1994 and was appointed President in July 1995 and Chief Executive Officer in November 1995. Mr. Larson was employed by Tanner Companies, a contracting and material company located in Phoenix, Arizona, from 1976 until December 1994. He was Division President of the Western Arizona region for Tanner from 1984 to 1988, Vice President of Operations from 1988 to 1989 and President of Tanner’s Construction Division from 1989 until he joined the Company in December 1994. Mr. Larson earned a BSE degree in Industrial Engineering from Arizona State University in 1979. He has been active in several construction industry associations and is past Chairman and Director of The Arizona Rock Products Association and past Director of the Arizona Heavy Highway Chapter of the Associated General Contractors.

Kenneth D. Nelson, age 50, has been a director of the Company since 1993 and has been involved in the financial reporting and operations management areas of the construction industry since 1982. He joined the Company in April 1989, became Vice President of Finance in February 1992 and Vice President and Chief Administrative Officer in April 1996. From August 1986 until April 1989, he was operations manager for Builders Unlimited, a construction firm based in Phoenix, Arizona. Mr. Nelson earned a Bachelor of Science Degree in Business Administration from Arizona State University in 1984.

David D. Doty, age 43, joined the Company in August 2005 and was named Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer in April 2006. He received his Bachelor of Science degree with a major in Accounting from the California State Polytechnic University, Pomona in 1992. He received his Certified Public Accountant’s certificate from the State of California in 2003. From 1991 to 1994, he was a supervisor at Brabo, Carlsen & Cahill, CPA’s in Palm Springs California. From 1994 to 2000, he was Vice President of Operations and Controller for a hospitality and tourism firm in Rancho Mirage California and from 2000 to 2005 he was first Corporate Controller and then Vice President of Administration, Treasurer and Chief Financial Officer of Star Markets, Ltd. in Honolulu, Hawaii.

CORPORATE GOVERNANCE

Director Independence

We are authorized by our Bylaws to maintain a Board of Directors comprised of a minimum of three directors and no more than nine directors. Our Board currently consists of five directors, three of whom, Messrs. Norton, Patterson and Cowan, are independent as defined under rules promulgated by the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market. In accordance with the independence standards of the Nasdaq Stock Market, a director must be determined to have no personal, professional, familial or other relationship with the Company other than as a director. Our directors are elected for three year terms, or until an earlier resignation, death or removal. There are no family relationships among any of our directors or officers.

Board of Directors and Board Committees

The Board of Directors held four regularly scheduled meetings during the last full fiscal year and three special meetings. No director attended less than 75% of the aggregate of such meetings and meetings held by committees of the Board on which he served. We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, but strongly encourage directors to attend all meetings. All members of our Board of Directors attended the 2007 Annual Meeting of Stockholders.

The standing committees of the Board are as follows: Audit Committee (established in accordance with Section 3(a)(58)(A) of the Exchange Act), Nominating and Governance Committee, and Compensation Committee. The Board has adopted a charter for its Audit Committee and its Nominating and Governance Committee, which are available on our website at www.meadowvalley.com by following the link “Investor Information.” The Compensation Committee is not operating under a written charter. Stockholders may also receive a free copy of the committee charters by sending a written request to 4602 E. Thomas Road, Phoenix, Arizona 85018, Attention: Secretary, or calling (602) 437-5400.

In November 2007, the Board established the Special Committee comprised of the Company’s independent directors. The committee was created based upon the disclosure that a management backed group was and currently is exploring the possibility of tendering an offer to purchase the Company’s common stock. The Special Committee is reviewing the Company’s strategic alternatives and how its strategic alternatives maximize stockholder value. The Special Committee will also evaluate any acquisition proposals that may be received as a result of this process or as a result of any management backed acquisition proposal or any other third party proposal.

Members of the Company’s Audit Committee, Compensation Committee, Nominating and Governance Committee and Special Committee are footnoted below.

Name	Positions and Offices with the Company

Charles E. Cowan(1)(2)(3)(4)	Director
Charles R. Norton(1)(2)(3)(4)	Director
Don A. Patterson(1)(2)(3)(4)	Director
Bradley E. Larson	President, Chief Executive Officer and Director
Kenneth D. Nelson	Vice President, Chief Administrative Officer and Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating and Governance Committee

(4)	Member of the Special Committee

The Audit Committee

Our Audit Committee consists of Messrs. Patterson, Cowan and Norton. Mr. Patterson is our Audit Committee Chairman and has been determined by the Board to be a financial expert as defined by the Securities and Exchange

Commission. In the opinion of the Board and as “independent” is defined under current standards of the Nasdaq Capital Market, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as a member of this committee. The Audit Committee reviews in detail and recommends approval by the Board of our annual and quarterly financial statements, recommends approval of the remuneration of our auditors to the Board, reviews the scope of the audit procedures and the final audit report prepared by our auditors and reviews our overall accounting practices, procedures and internal controls with our auditors. The committee met four times during fiscal 2007.

The Nominating and Governance Committee

The Nominating and Governance Committee is currently comprised of Messrs. Cowan, Norton and Patterson, our independent directors. Mr. Cowan is our Nominating and Governance Committee Chairman. The committee met four times during fiscal 2007. The purpose of the Nominating and Governance Committee is as follows:

•	identify, consider and nominate candidates for membership on the Board, including any nominees properly received by the Secretary of the Corporation from any stockholder;

•	develop, recommend and evaluate corporate governance guidelines and a code of business conduct and ethics applicable to the Company;

•	make recommendations regarding the structure and composition of the Board and Board committees; and

•	advise the Board on corporate governance matters.

All members of our Nominating and Governance Committee are “independent,” as defined under applicable law and the listing standards for companies traded on the Nasdaq Capital Market. Nominations of candidates for election as directors may be made by the Board upon recommendation by the Nominating and Governance Committee, or by stockholders. Stockholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in our Bylaws. For more information, see the disclosure in our Proxy Statement for our 2008 Annual Meeting of Stockholders under the caption “Stockholder Proposals for the 2009 Annual Meeting of Stockholders,” which will be filed with the SEC and mailed to our stockholders once a meeting date has been established.

In evaluating the suitability of potential nominees for membership on the Board, the Nominating and Governance Committee will consider the Board’s current composition, including expertise, diversity, and balance of inside, outside and independent directors, and consider the general qualifications of the potential nominees, such as:

•	Unquestionable integrity and honesty;

•	The ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole;

•	Recognized leadership in business or professional activity;

•	A background and experience that will complement the talents of the other Board members;

•	Willingness and capability to take the time to actively participate in Board and Committee meetings and related activities;

•	Ability to work professionally and effectively with other Board members and the Company’s management;

•	An age to enable the director to remain on the Board long enough to make an effective contribution; and

•	Lack of realistic possibilities of conflict of interest or legal prohibition.

The Nominating and Governance Committee will also see that all necessary and appropriate inquiries are made into the backgrounds of such candidates. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.

The Compensation Committee

Our Compensation Committee consists of Messrs. Patterson, Cowan and Norton. Mr. Norton is our Compensation Committee Chairman. The purpose of the Compensation Committee is to determine the compensation to be paid to the Company’s executive officers, and to approve any incentive compensation plans. The Compensation Committee will recommend approval to the Board of the compensation of our executive officers, the annual compensation budget for all other employees, bonuses, grants of stock options and any changes to our benefit plans. The committee met four times during fiscal 2007.

Stockholder Communications with Directors

Stockholders may communicate with any and all members of the Company’s Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name or, for a communication to the entire Board, to the President at the following address and fax number: Meadow Valley Corporation, 4602 E. Thomas Road, Phoenix, Arizona 85018; main, (602) 437-5400; facsimile, (602) 437-1681.

Communications from our stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures adopted by our independent directors. The Corporate Secretary will forward all communications to the President or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his direction, forward only representative correspondence.

The President will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a committee, the Chairman of the Board or the chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response may be coordinated with our counsel.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our senior management and directors. Our Code of Ethics is available on our website at www.meadowvalley.com by following the links “Investor Information — Code of Ethics.” Stockholders may also receive a free copy of this document by sending a written request to 4602 E. Thomas Road, Phoenix, Arizona 85018, Attention: Secretary, or calling (602) 437-5400. Amendments to and waivers, if any, from our Code of Ethics will also be disclosed on our website.

In addition, in accordance with the Sarbanes-Oxley Act of 2002 and the listing standards of the Nasdaq Capital Market, we have adopted procedures to facilitate the submission, on a confidential and anonymous basis, of complaints, reports and concerns by any person regarding (1) accounting, internal accounting controls or auditing matters, (2) actual or potential violations of laws, rules or regulations, and (3) other suspected wrongdoing, including in connection with our Code of Ethics.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of change in their ownership of our common stock. Securities and Exchange Commission regulations require our directors, executive officers and greater than 10% stockholders to furnish us with copies of these reports. Based solely upon a review of such reports and related information furnished to us, we believe that, during the 2007 fiscal year, each person who served as a director or executive officer of our company or held more than 10% of our common stock complied with the Section 16(a) filing requirements.

Item 11.	Executive Compensation

DIRECTOR COMPENSATION

We use a combination of cash and long-term equity incentive awards to compensate members of our Board of Directors. The following table provides information regarding compensation earned in 2007 by each individual who served as a non-employee member of our Board of Directors in 2007.

					Change in
					Pension Value
					and Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name(1)	Cash(2)	Awards	Awards(3)	Compensation	Earnings	Compensation	Total

Charles E. Cowan	$31,000	—	$38,350	—	—	—	$69,350
Charles R. Norton	33,000	—	38,350	—	—	—	71,350
Don A. Patterson	39,000	—	38,350	—	—	—	77,350

	$103,000	—	$115,050	—	—	—	$218,050

(1)	Bradley E. Larson, President and Chief Executive Officer, and Kenneth D. Nelson, Vice President and Chief Administrative Officer, are not included in this table as they are employees of our Company and receive no additional compensation for their service as directors. Their compensation is shown in the Summary Compensation Table for 2007, below.

(2)	Directors receive $15,000 per year for being a member of the Board of Directors and $4,000 for each committee upon which they serve and are reimbursed for reasonable out-of-pocket expenses. The Chairman of the Audit Committee and the Special Committee each received an additional $4,000, and the Chairman of the Compensation Committee receives an additional $2,000 per year. The above amounts do not include out-of-pocket expenses. Directors who are employed by the Company are not compensated for their service on the Board.

(3)	Directors are entitled to participate in our equity incentive plan, and each director not employed by the Company was issued 5,000 stock options to purchase common stock on July 2, 2007, for his service on the Board during 2007. This column represents the aggregate dollar amount of the awards granted in 2007. Therefore, the values shown here are not representative of the amounts that may eventually be realized by a director. Pursuant to the rules of the Securities and Exchange Commission, we have provided a grant date fair value for stock awards in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-based Payments.” At December 31, 2007, there were no restricted stock units, deferred stock units or dividend equivalent units accumulated in any director accounts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Executive Compensation Program

The Compensation Committee of the Board is responsible for assisting the Board in defining and overseeing the Company’s general compensation practices. During fiscal 2007, the Compensation Committee finalized the executive compensation package, based on the recommendation from FMI Management Consulting (“FMI”).

The persons who served as our Chief Executive Officer and Chief Financial Officer during 2007, as well as other individuals named in our Summary Compensation Table for 2007, are referred to as the “named executive officers” throughout this section of our Annual Report on Form 10-K.

Executive Summary

As discussed in more detail below, the following actions concerning the compensation of the Company’s named executive officers were taken for fiscal 2007:

•	Alan Terril resigned as Vice President and Chief Operating Officer.

•	Bradley E. Larson, Kenneth D. Nelson, David D. Doty, Robert Bottcher and Robert Terril received a salary increase during fiscal 2007.

•	Bradley E. Larson, Kenneth D. Nelson, David D. Doty, Robert Bottcher and Robert Terril received incentives pursuant to the Company’s Non-Equity Incentive Plan (the “Incentive Plan”).

•	Robert Bottcher, Arizona Area President of Meadow Valley Contractors, Inc, and Robert Terril, Nevada Area President of Meadow Valley Contractors, Inc., were included as named executive officers for 2007.

Oversight of Executive Compensation Program and Role of Executive Officers in Compensation Decisions

While the Compensation Committee approves all aspects of our executive compensation program, it reports to the full Board of Directors on a regular basis and seeks approval for certain actions. The Committee coordinates with its consultants and management to obtain marketplace and internal data analyses, project reports and program recommendations to assist the Compensation Committee in making executive compensation decisions. Our Chief Executive Officer and, in some cases, other executive officers make recommendations to the Compensation Committee with respect to various elements of executive compensation.

Compensation Objectives and Philosophy

The Company’s primary objectives when determining compensation for its named executive officers are to:

•	set levels of annual salary, non-equity incentives and equity compensation that are competitive and that will attract and retain superior executives, taking into account the difficult industry conditions and competitive environment that the Company faces,

•	incorporate a performance-based component to executive compensation by linking the incentive compensation to the Company’s financial and operational performance, and

•	provide long-term equity-based compensation, thereby further aligning the interests of the Company’s executives with those of its other stockholders.

These objectives are designed to reward each executive’s (1) past individual performance and contribution to the Company’s corporate performance, (2) level and scope of responsibility and experience, and (3) ability to influence the Company’s future growth and profitability.

Components of 2007 Executive Compensation

Our executive compensation has three main parts: a salary paid in cash, an annual non-equity cash incentive plan, in which payment is contingent on the financial performance of the Company, and a long-term equity incentive that the Company provides through the award of options to purchase the Company’s common stock. The salary component is intended to reward executives for their current, day-to-day work. The cash incentive bonus is intended to be a reward for the executive’s contribution to the financial success of the Company in a given year. Awards of equity are intended to create longer-term incentive for the executive to remain with the Company since the benefit is realized, if the Company is successful, over a multi-year period similar to our stockholders.

Annual Salary

Because an executive’s annual salary is meant to reflect his value to the Company on a day-to-day basis, it is a fixed, predetermined element of his compensation. When the Compensation Committee reviews the level of an executive’s salary for a possible increase at the end of the term of his employment agreement or on an annual basis if no employment agreement is in place, that review is based on two main factors: his prior salary and the salary range of executives in comparable companies at a comparable level of responsibility. The Compensation Committee members take an executive’s prior salary into account because they believe that it reflects the assessment of prior boards and/or compensation committees of the executive’s value to the Company. Compensation levels of comparable companies are obtained from industry trade publications, management consulting firms such as FMI and other public companies similar to our size and industry. In addition, the Compensation Committee provides its knowledge of construction industry compensation levels gained in the course of the work each independent director performs in their daily business activity.

Non-Equity Incentive Plan

Previously, the amount of cash incentive executive management could earn was derived from a formula principally based upon the Company’s income before income taxes. For the 2007 fiscal year, the amount of executive management cash incentive payable in 2008 was derived from a formula principally based upon the Company’s return on net assets. The Compensation Committee established a minimum return on net assets of 7.4% in order for non-equity incentive compensation to be paid in 2008. The Compensation Committee adopted 7.4% as a minimum return on net assets based upon the results of the compensation review and analysis performed by FMI and the Company’s own analysis of its weighted average cost of capital, industry comparisons, growth rates and market conditions the Company is experiencing.

The measurement of the return on net assets for each of the four profit centers eligible for non-equity cash incentive (“Area”) is the adjusted income from operations for the Area divided by one fourth of the Company’s net assets. The Company’s net assets are its total assets less current liabilities, long-term debt and deferred income taxes. Income from operations from each Area is determined and then corporate general and administrative expenses are allocated to all Areas. The resulting adjusted Area operating income is subtracted from the calculated minimum adjusted Area operating income derived from the minimum return of 7.4%. The resulting difference, if any, is aggregated into a combined total and 30% of this excess adjusted Area operating income, net of corporate general and administrative expenses, is determined for possible bonus payout. The 30% allocation of this excess combined adjusted Area operating income to create an incentive bonus pool was established and approved by the Compensation Committee.

Of the amount allocated to the bonus pool, the Compensation Committee established that 60% be allocated to Area incentive bonus, 30% be allocated to corporate bonus and the remaining 10% be allocated for a discretionary pool. Amounts in the Area pool and the corporate pool are distributed pro-rata by each individual’s annual salary within the respective pools to participants until amounts in the respective pools are exhausted or until amounts distributed individually reach the participant’s maximum cap determined by a percent of the participant’s annual salary. These maximum allocations of annual salary vary by position and are reviewed and approved annually by the Compensation Committee.

Maximum non-equity incentive compensation amounts for the following named executives are expressed as a percentage of their respective annual salaries:

Maximum of
Non-Equity Cash Incentive
as a Percent of
Name and Principal Position	Annual Salary

Bradley E. Larson, President and Chief Executive Officer	115%
(Principal Executive Officer)
David D. Doty, Chief Financial Officer, Secretary and Treasurer	70%
(Principal Financial Officer)
Kenneth D. Nelson, Vice-President and Chief Administrative Officer	110%
Robert Bottcher, Arizona Area President	65%
Meadow Valley Contractors, Inc. (a Meadow Valley Corporation wholly owned subsidiary)
Robert Terril, Nevada Area President	65%
Meadow Valley Contractors, Inc. (a Meadow Valley Corporation wholly owned subsidiary)

The Compensation Committee authorizes the payment of incentive amounts and, if applicable, makes any decisions on discretionary amounts, when the results for the year in question are known, typically in late February or early March of the following year. Incentive amounts for 2007 were approved in March 2008. The Summary Compensation Table for 2007, below, shows the total 2007 cash incentive amounts of each named executive officer.

Equity Incentive Plan

The award of an option to buy the Company’s common stock is a long-term element of compensation since on the date of the award, the exercise price, or purchase price, of the shares subject to the option is the same as the price of those shares on the open market. The recipient of a stock option will only realize its value if the market price of the shares increases over the life of the option, the award gives the executive an incentive to remain with the Company and aligns his interests with those of our stockholders.

The Company calculates the value of a stock option award on the date of its grant under accounting requirements that involve the use of a complex formula consisting of estimates about the Company, its stock price and the likelihood of the option holder forfeiting the stock option. The dollar amount shown in the Summary Compensation Table for 2007, below, for stock option awards is the value of the options computed under FAS 123R.

In determining the size of a stock option award, the Compensation Committee takes into account both the value of the award to the recipient and the corresponding accounting cost to the Company.

Other Compensation

The only other forms of compensation of the executive officers are the personal use of Company vehicles, disability and term life insurance and other benefits made available to all salaried employees and the perquisites shown in the Summary Compensation Table for 2007, below, in the column labeled All Other Compensation. A detailed description of the perquisites is shown in footnote 3 to the table. The payment of Messrs. Larson, Nelson, Bottcher and Terrils’ term life insurance premiums is a benefit that has been provided to them by the Company for many years and was established when the Company determined to carry a key officer life policy on each of the executives in the same amounts as the policy provided each officer. This benefit is also applicable to Mr. Doty, however, no amounts were paid in 2007 for term life insurance on his behalf.

Overall Compensation Levels

As with salary, the Company attempts to provide its executives with a total compensation package that is comparable to their peers in the industry and that the members of the Compensation Committee believe in their personal judgment and based on their business experience is fair and appropriate for the executive’s level of responsibility and contribution to the Company. The Compensation Committee, which consists of only our independent members of the Board of Directors, makes the final determination of the compensation of the named executive officers. However, the Committee discusses their compensation recommendations for each executive officer with the Chief Executive Officer in advance of making a decision.

Employment Agreements

Messrs. Larson, Doty, Nelson, Bottcher and R. Terril currently are employed by the Company through employment agreements. In November 2006, the Company entered into two-year employment agreements with Messrs. Bottcher and Terril and three-year employment agreements with Messrs. Larson, Doty and Nelson, of which Messrs. Larson’s and Nelson’s employment agreements were renewed in November 2007 for three years, providing for an annual base salary. These individuals are also eligible to receive incentive amounts based upon performance as determined by our Compensation Committee and approved by our Board of Directors. In the event the Company terminates any of these individuals without cause (as defined in the agreements) or the Company is the subject of a change of control (as defined in the agreements), all options granted to the individuals under their employment agreements will vest and the Company will be required to pay compensation to these individuals for the remaining terms of their agreements.

Compensation of the Chief Executive Officer

Employment Agreement and Compensation Elements

Mr. Larson’s 2007 compensation was determined according to the above compensation components pursuant to the terms of his employment agreement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Amendment No. 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Proxy Statement for the 2008 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of the Board of Directors:

Charles R. Norton	Don A. Patterson	Charles E. Cowan

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporates future filings, including this Annual Report on Form 10-K, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

The Securities and Exchange Commission recently adopted enhanced executive compensation disclosure requirements for public companies. As a result, the following disclosure regarding the compensation of our executive officers and directors will be somewhat different in content and format from previous years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of the following three members of the Board of Directors: Messrs. Cowan, Norton and Patterson. No member of the Compensation Committee was at any time during the Company’s 2007 fiscal year, or at any other time, an officer or employee of the Company.

No executive officer of the Company has served on the compensation committee of any other entity that has, or has had, one or more executive officers serving as a member of the Company’s Board of Directors.

Three of our independent Directors, Messrs. Cowan, Norton and Patterson, are also members of the Board of Directors of the Company’s majority owned subsidiary, Ready Mix, Inc.

Summary Compensation Table

The following table provides information regarding the total compensation earned in 2007 and 2006 by the named executive officers, which include the Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer and Area Presidents of the Company’s wholly owned subsidiary, Meadow Valley Contractors, Inc., who are the only other executive officers whose compensation for 2007 exceeded $100,000, or would have exceeded $100,000 if they had been employed by the Company or its subsidiary at the end of the fiscal year ended December 31, 2007. The named executive officers who also serve on the Board of Directors are not compensated for their services rendered to the Board of Directors. The Company pays compensation to these executive officers according to the terms of their employment agreements or as determined by the Compensation Committee when no employment agreement is in place. The amounts include any compensation that was deferred by the executive through contributions to his defined contribution plan account under Section 401(k) of the Internal Revenue Code. All amounts are rounded to the nearest dollar.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards(1)	Compensation(2)	Compensation	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	Earnings ($)	($)	($)

Bradley E. Larson,	2007	250,240	—	—	—	183,754	—	25,413	459,407
President and Chief Executive Officer (Principal Executive Officer)	2006	250,000	—	—	48,100	363,785	—	23,384	685,269
David D. Doty,	2007	140,192	—	—	—	105,000	—	15,904	261,096
Chief Financial Officer (Principal Financial Officer) Secretary, Treasurer	2006	140,000	—	—	48,100	216,664	—	14,995	419,759
Kenneth D. Nelson,	2007	140,577	—	—	—	124,003	—	23,279	287,859
Vice-President and Chief Administrative Officer	2006	140,000	—	—	48,100	216,664	—	22,370	427,134
Robert Bottcher,	2007	138,519	—	—	—	122,250	—	16,608	277,377
Arizona Area President, Meadow Valley Contractors, Inc	2006	138,000	—	—	—	128,340	—	12,326	278,666
Robert Terril,	2007	138,519	—	—	—	122,250	—	16,209	276,978
Nevada Area President, Meadow Valley Contractors, Inc	2006	138,000	—	—	—	86,940	—	15,300	240,240
Alan A. Terril,	2007	49,039	—	—	—	—	—	9,906	58,945
Vice-President and Chief Operating Officer (former)	2006	150,000	—	—	48,100	230,400	—	17,029	445,529

(1)	This column represents the aggregate dollar amount of the awards granted in each respective year. Therefore, the values shown here are not representative of the amounts that may eventually be realized by an executive. Pursuant to the rules of the Securities and Exchange Commission, we have provided a grant date fair value for option awards in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-based Payments.” For option awards, the fair value is estimated as of the date of grant using the Black-Scholes option pricing model, which requires the use of certain assumptions, including the risk-free interest rate, dividend yield, volatility and expected term. The risk-free interest rate is based on the yield at the date of grant of a U.S. Treasury security with a maturity period equal to or approximating the option’s expected term. The dividend yield assumption is based on our historical dividend payouts, which is zero. The volatility assumption is based on the historical volatility of our common stock over a period equal to the option’s expected term or trading stock’s trading history which ever is shorter. The expected term of options granted is based on expectations about future exercises and represents the period of time that options granted are expected to be outstanding.

(2)	The non-equity incentive plan payments for 2007 and 2006 were made on March 7, 2008 and March 9, 2007, respectively. See discussion of non-equity incentive plans under the heading “Compensation Discussion and Analysis” above. None of the named executive officers elected to defer their 2007 or 2006 non-equity incentive plan payments.

(3)	The amounts shown include Company-paid life insurance premiums, defined contribution plan payments, personal use of Company vehicles and Company-paid portion of health insurance for the fiscal years ended 2007 and 2006. The following table identifies the separate amounts attributable to each category of perquisites and other compensation:

		Company Paid	Company Paid	Company Paid		Defined
		Disability	Life	Portion of	Vehicle	Contribution
Name		Insurance	Insurance	Health Insurance	Personal Use	Plan	Total

Bradley E. Larson	2007	$8,864	$645	$7,374	$780	$7,750	$25,413
	2006	$7,744	$645	$6,715	$780	$7,500	$23,384
David D. Doty	2007	$—	$—	$7,374	$780	$7,750	$15,904
	2006	$—	$—	$6,715	$780	$7,500	$14,995
Kenneth D. Nelson	2007	$6,620	$755	$7,374	$780	$7,750	$23,279
	2006	$6,620	$755	$6,715	$780	$7,500	$22,370
Robert Bottcher	2007	$—	$704	$7,374	$780	$7,750	$16,608
	2006	$—	$704	$6,715	$780	$4,127	$12,326
Robert Terril	2007	$—	$305	$7,374	$780	$7,750	$16,209
	2006	$—	$305	$6,715	$780	$7,500	$15,300
Alan A. Terril	2007	$—	$—	$1,901	$255	$7,750	$9,906
	2006	$1,905	$1,530	$5,314	$780	$7,500	$17,029

Grants of Plan-Based Awards in 2007

The following table provides information regarding cash incentive awards and options to purchase common stock granted under our equity incentive plan to the named executive officers in 2007.

									All Other		Grant
								All Other	Option		Date
								Stock	Awards:	Exercise	Fair
					Estimated Future			Awards:	Number of	or Base	Value of
		Payouts Under			Payouts Under			Number of	Securities	Price of	Stock
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of	Underlying	Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Option
Name	Date	($)	($)(1)	($)(2)	($)	($)	($)	Units (#)	(#)	($/Sh)	Awards

Bradley E. Larson	—	$—	$183,754	$287,500	—	—	—	—	—	$—	$—
David D. Doty	—	$—	$105,000	$105,000	—	—	—	—	—	$—	$—
Kenneth D. Nelson	—	$—	$124,003	$154,000	—	—	—	—	—	$—	$—
Robert Bottcher	—	$—	$122,250	$122,250	—	—	—	—	—	$—	$—
Robert Terril	—	$—	$122,250	$122,250	—	—	—	—	—	$—	$—
Alan A. Terril	—	$—	$—	$—	—	—	—	—	—	$—	$—

(1)	The non-equity incentive plan payments were made on March 7, 2008 and related to the achievement of specified financial performance objectives, as discussed under the heading “Compensation Discussion and Analysis” above during 2007.

(2)	Individual payments made under the Non-Equity Incentive Plan are subject to maximum amounts established by the Compensation Committee and are based upon cap amounts as a percentage of annual salary amounts.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by the named executive officers as of December 31, 2007. The Company did not issue any stock awards to named executive officers during fiscal 2007.

	Option Awards (1)
			Equity Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Unearned	Exercise	Expiration
Name	Exercisable	Unexercisable	Options (#)	Price ($)(2)	Date

Bradley E. Larson,	7,000	—	—	5.8750	04/16/2008
President and Chief Executive	7,000	—	—	3.8750	10/21/2009
Officer (Principal Executive Officer)	33,334	—	—	1.4600	11/19/2013
	3,333	—	6,667	10.1100	11/30/2011
David D. Doty,	—	—	2,500	9.3800	11/01/2010
Chief Financial Officer	—	—	6,667	10.1100	11/30/2011
(Principal Financial Officer) Secretary, Treasurer
Kenneth D. Nelson,	5,800	—	—	5.8750	04/16/2008
Vice-President and Chief	5,800	—	—	3.8750	10/21/2009
Administrative Officer	20,000	—	—	2.4375	03/08/2011
	32,500	—	—	1.4600	11/19/2013
	3,333	—	6,667	10.1100	11/30/2011
Robert Bottcher,	4,800	—	—	5.8750	04/16/2008
Arizona Area President	4,800	—	—	3.8750	10/21/2009
Meadow Valley Contractors, Inc	5,000	—	—	2.4375	03/08/2011
	7,000	—	—	1.4600	11/19/2013
Robert Terril,	—	—	—	—	—
Nevada Area President	—	—	—	—	—
Meadow Valley Contractors, Inc	—	—	—	—	—
Alan A. Terril,	3,333	—	6,667	10.1100	11/30/2011
Vice-President and Chief	—	—	—	—	—
Operating Officer (former)	—	—	—	—	—

(1)	Outstanding options vest in one-third increments on each anniversary date of grant.

(2)	Pursuant to the 2004 Equity Incentive Plan, the exercise price for all outstanding options is based on the grant date fair market value, which is the market closing price of our common stock on the Nasdaq Capital Market on the date of grant.

Option Exercises and Stock Vested in 2007

The following table provides information regarding each exercise of stock options, if any, by the named executive officers in 2007:

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

Bradley E. Larson	—	$—	—	$—
David D. Doty	8,333	26,659	—	—
Kenneth D. Nelson	—	—	—	—
Robert Bottcher	—	—	—	—
Robert Terril	—	—	—	—
Alan A. Terril	—	—	—	—

Retirement Plans

Pension Benefits

During the fiscal year 2007 we did not have a pension benefit plan. We do not intend on implementing a pension plan in the near future.

Nonqualified Deferred Compensation

During the fiscal year 2007 we did not have a nonqualified deferred compensation plan. We do not intend on implementing a nonqualified deferred compensation plan in the near future.

Equity Incentive Plans

Meadow Valley Corporation Equity Incentive Plan:

In 2005, the 2004 Equity Incentive Plan (“2004 Plan”) was ratified by the stockholders. The 2004 Plan permits the granting of any or all of the following types of awards: (1) incentive and nonqualified stock options, (2) stock appreciation rights, (3) stock awards, restricted stock and stock units, and (4) other stock or cash-based awards. In connection with any award or any deferred award, payments may also be made representing dividends or their equivalent.

The 2004 Plan authorizes the issuance of up to 1,200,000 shares of common stock, all of which were previously reserved for issuance under the Company’s prior plan. Shares of common stock covered by an award granted under the 2004 Plan will not be counted as used unless and until they are actually issued and delivered to a participant. Shares relating to awards granted under the 2004 Plan that are forfeited, settled for cash or otherwise terminated and shares withheld by or tendered to the Company in connection with the exercise of an option or other award granted under the 2004 Plan or in connection with the satisfaction of tax withholding obligations relating to awards or exercises of options or other awards are available for grant under the 2004 Plan. Awards made or adjusted to assume or convert awards in connection with acquisition transactions will not reduce the number of shares authorized for issuance under the 2004 Plan. The shares of stock deliverable under the 2004 Plan will consist of authorized and unissued shares. The plan administrator may adjust the aggregate number of shares or the awards under the plan in the event of a change affecting shares of common stock, such as stock dividends, recapitalization, reorganization or mergers.

The 2004 Plan is administered by the Compensation Committee of the Board of Directors which was comprised of non-employee directors. The 2004 Plan has no fixed termination date. The Company’s Board of Directors or the committee may generally amend, alter, suspend, discontinue or terminate all or a portion of the 2004 Plan at any time, as long as the rights of a participant are not materially impaired without the participant’s consent, subject to stockholder approval to the extent necessary to comply with applicable law, stock exchange rule or regulatory requirements or, as determined by the committee, to qualify with tax requirements.

In 2007, we granted, under the 2004 Plan, an aggregate of 15,000 stock options to independent directors at an exercise price of $13.88.

We have reserved 1,200,000 shares of our common stock for issuance under the 2004 Plan. As of December 31, 2007, 150,149 shares were available for future grant under the 2004 Plan. The common terms of the stock options are from five to ten years and generally, may be exercised after issuance as follows: 33.3% after one year of continuous service, 66.6% after two years of continuous service and 100% after three years of continuous service. The exercise price of each option is no less than the market closing price of the Company’s common stock on the date of grant. The Company’s Board of Directors has full discretion to modify these terms.

Ready Mix, Inc. Equity Incentive Plan:

In January 2005, RMI adopted an equity incentive plan, which we refer to as RMI’s Plan, which provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, together with the grant of bonus stock and stock appreciation rights at the discretion of RMI’s Board of Directors. Incentive stock options are issuable only to RMI’s eligible officers, directors and key employees. Non-statutory stock options are issuable only to RMI’s non-employee directors and consultants.

RMI’s Plan is administered by RMI’s Compensation Committee. Currently, RMI has 673,000 shares of common stock reserved for issuance under RMI’s Plan. Under RMI’s Plan, RMI’s Board of Directors determines which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

With respect to stock options, the per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of RMI’s stock is eligible to receive incentive stock options under RMI’s Plan unless the option price is at least 110% of the fair market value of RMI’s common stock subject to the option on the date of grant. The option price for non-statutory options is established by RMI’s Board and may not be less than 100% of the fair market value of RMI’s common stock subject to the option on the date of grant.

No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options may be exercised only if the option holder remains continuously associated with RMI from the date of grant to the date of exercise, unless extended under RMI’s Plan grant. Options granted under RMI’s Plan expire five years after the date of the option grant and the exercise date of an option is not longer than five years from the date of grant, but can be shorter when established by the plan administrator. Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us become available once again for issuance. Shares issued upon exercise of an option rank equally with other shares then outstanding.

Initially, RMI reserved 675,000 shares of common stock for issuance to officers, directors and employees under RMI’s Plan described above. Options will be issued to employees and executive officers based on the recommendation of RMI’s compensation committee of the Board of Directors according to the following:

•	employees holding positions of responsibility with RMI whose performance can have a significant effect on RMI’s success; and

•	non-employee directors.

Currently, RMI has granted under RMI’s Plan an aggregate of 386,125 options to purchase common stock to officers, directors and employees at an exercise price ranging from $6.40 to $12.85. Typically, the options are exercisable from the grant date as follows: 33% of the options are exercisable after one year of continuous service to us, 66% after two years of continuous service and 100% after three years of continuous service. RMI’s Board of Directors has full discretion to use different vesting schedules for each grant made under RMI’s Plan.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information concerning the holdings of common stock by each person who, as of April 15, 2008, holds of record or is known by the Company to hold beneficially or of record, more than 5% of the Company’s common stock, by each director, named executive officer, and by all directors and named executive officers as a group.

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership(1)	Class(1)

Directors and Executive Officers Bradley E. Larson(2)	148,011	2.8%
Kenneth D. Nelson(3)	150,529	2.8%
Alan A. Terril	0	*
David D. Doty	0	*
Don A. Patterson(4)	18,333	*
Charles E. Cowan(5)	13,333	*
Charles R. Norton(6)	25,033	*
All officers and directors as a group (7 persons)	355,239	6.6%
5% Stockholders North Atlantic Value LLP(7)	411,900	7.7%
Praesidium Investment Management Company, LLC(8)	277,701	5.2%
Tontine Capital Partners, LP(9)	344,452	6.4%
Hoak Public Equities, LP(10)	273,924	5.1%
Carpe Diem Capital Management LLC(11)	424,415	7.9%
Lord, Abbett and Co. LLC(12)	324,276	6.1%

*	Less than 1%.

(1)	Beneficial ownership includes direct and indirect ownership of shares of our common stock, including rights to acquire beneficial ownership of shares upon the exercise of stock options exercisable as of April 15, 2008 and that would become exercisable within 60 days of such date. To our knowledge and unless otherwise indicated, each stockholder listed below has sole voting and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable. Percentage of ownership is based on 5,353,453 shares of common stock outstanding as of April 15, 2008 and options exercisable within 60 days. Unless otherwise indicated, all stockholders listed below have an address in care of our principal executive offices which are located at 4602 E. Thomas Road, Phoenix, Arizona 85018.

(2)	Includes vested portion of stock options to purchase 50,667 shares of common stock.

(3)	Includes vested portion of stock options to purchase 67,433 shares of common stock.

(4)	Includes vested portion of stock options to purchase 18,333 shares of common stock.

(5)	Includes vested portion of stock options to purchase 13,333 shares of common stock.

(6)	Includes vested portion of stock options to purchase 25,033 shares of common stock.

(7)	Based solely on a Schedule 13D/A filed with the SEC on May 14, 2007. According to this filing, the address of this holder is Ryder Court, 14 Ryder Street, London SW1Y 6QB, England.

(8)	Based solely on a Schedule 13G/A filed with the SEC on June 20, 2007. According to this filing, the address of this holder is 747 Third Avenue, New York, New York 10017.

(9)	Based solely on a Schedule 13G/A filed with the SEC on February 15, 2006. According to this filing, the address of this holder is 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830.

(10)	Based solely on a Schedule 13D/A filed with the SEC on November 7, 2007. According to this filing, the address of this holder is 500 Crescent Court, Suite 230, Dallas, Texas 75201.

(11)	Based solely on a Schedule 13D/A filed with the SEC on April 11, 2008. According to this filing, the address of this holder is 111 South Wacker Drive, Suite 3950, Chicago, Illinois 60606.

(12)	Based solely on a Schedule 13G filed with the SEC on February 14, 2008. According to this filing, the address of this holder is 90 Hudson Street, Jersey City, New Jersey 07302.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 regarding compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

Meadow Valley Corporation
Equity Compensation Plan Information
Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	320,011	$5.35	150,149
Equity compensation plans not approved by security holders	—		—

Total	320,011		150,149

(1)	Includes 320,011 options to purchase shares of our common stock issued to employees and directors from our 2004 Plan.

RMI also maintains an equity compensation plan as follows:

	Number of Securities		Number of Securities
	to be Issued upon	Weighted-Average	Remaining Available for
	Exercise of	Exercise Price of	Future Issuance Under
Plan Category	Outstanding Options	Outstanding Options	Equity Compensation Plans

Equity Compensation Plans Approved by Security Holders(1)(2)	482,375	$11.54	306,875
Equity Compensation Plans Not Approved by Security Holders	—		—

Total	482,375		306,875

(1)	Includes an individual compensation agreement for 116,250 warrants to purchase common stock issued to RMI’s common stock issued to RMI’s underwriters as a portion of their compensation in connection with RMI’s initial public offering.

(2)	Includes 366,125 options to purchase shares of RMI’s common stock issued to RMI’s employees and directors from RMI’s Plan.

Item 13.	Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

During the year ended December 31, 2006, the Company sold its minority interest in a related party, LAM Contracting, LLC (“LAM”) to LAM’s majority owner.

Director Independence

Our Board of Directors currently consists of five directors, three of whom, Messrs. Norton, Patterson and Cowan, are independent as defined under rules promulgated by the Securities and Exchange Commission (“SEC”) and the Nasdaq Capital Market. The Board of Directors includes two Class A Directors whose terms expire in 2009, one Class B Director whose term expires in 2008, and two Class C Directors whose terms expire in 2010. Subject to election at our 2008 Annual Meeting of Stockholders, the Class B Director will serve a three-year term expiring in 2011. There are no family relationships among any of our directors or officers.

Item 14.	Principal Accounting Fees and Services

Disclosure of Audit and Non-Audit Fees

The following table shows consolidated fees paid or accrued by the Company and its majority owned subsidiary for the audits and other services provided by the Company’s accountants for the years ended December 31, 2007 and 2006:

	For the Years Ended
	December 31,
	2007	2006

Audit fees for the years ended December 31 and fees for the review of financial statements included in quarterly reports on Form 10-Q	$233,645	$169,000
Audit related fees(1)	—	4,322
Tax fees	30,206	30,008
All other fees	4,093	36,284

(1)	Fees paid in 2006 were associated with the registration RMI’s common stock shares underlying the equity incentive plan.

The Audit Committee has concluded that the provision of services by Semple, Marchal & Cooper, LLP are compatible with maintaining their independence and has approved the above mentioned services performed.

Audit Committee Approval of Audit and Non-Audit Service

The Audit Committee has a Pre-approval Policy (“Policy”) governing the approval of all audit and non-audit services performed by the independent registered public accountants in order to ensure that the performance of such services does not impair the independent registered public accountants.

According to the Policy, the Audit Committee will annually review and pre-approve the services and fees that may be provided by the independent registered public accountants during the following year. The Policy specifically describes the services and fees related to the annual audit, other services that are audit-related, preparation of tax returns and tax related compliance services and all other services that have the pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

Any service to be provided by the independent registered public accountants that has not received general pre-approval under the Policy is required to be submitted to the Audit Committee for approval prior to the commencement of a substantial portion of the engagement. Any proposed service exceeding pre-approved cost levels is also required to be submitted to the Audit Committee for specific approval.

The services provided by our independent registered public accountants during the year ended December 31, 2007 were all pre-approved by the Audit Committee.

The Audit Committee will revise the list of general pre-approved services from time to time based on subsequent determinations. The Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountant to management.

PART IV

Item 15.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
No.	Title

3.01	Articles of Incorporation and amendments thereto of the Registrant(1)
3.02	Certificate of Designation of Series A Participating Preferred Stock Effective February 13, 2007(17)
3.03	Amended and Restated Bylaws effective November 8, 2007(2)
4.1	Rights Plan effective February 13, 2007(18)
10.1	Form of Indemnification Agreement entered into by the Registrant with its directors and executive officers(21)
10.2	Employment Agreement with Bradley E. Larson(22)
10.3	Employment Agreement with Kenneth D. Nelson(22)
10.5	Property Lease and Aggregate Supply Agreement with Sun State Rock & Materials Corp.(7)
10.6	Property Lease and Aggregate Supply Agreement with Clay R. Oliver d.b.a. Oliver Mining Company(7)
10.7	Office Lease Agreement(20)
10.8	Amendment to Office Lease Agreement of the Registrant(9)
10.9	Amendment to Office Lease Agreement of the Registrant(9)
10.10	General Agreement of Indemnity between the Registrant and Liberty Mutual Insurance Company(3)
10.11	Settlement Agreement and Release between the Registrant and New Mexico Department of Transportation(11)
10.12	Promissory Note with Nevada State Bank(12)
10.13	Promissory Note with Nevada State Bank(12)
10.14	Master Lease Agreement with The CIT Group/Equipment Financing, Inc.(7)
10.15	Master Lease Agreement with The CIT Group/Equipment Financing, Inc.(7)
10.16	Master Security Agreement with The CIT Group/Equipment Financing, Inc.(7)
10.17	Master Security Agreement with The CIT Group/Equipment Financing, Inc.(7)
10.18	Master Lease Agreement with The CIT Group/Equipment Financing, Inc.(7)
10.19	Master Lease Agreement with The CIT Group/Equipment Financing, Inc.(13)
10.20	Master Lease Agreement with The CIT Group/Equipment Financing, Inc.(12)
10.21	Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(7)
10.22	Amended and Restated Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(8)
10.23	Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(8)
10.24	Amendment No. 1 to Restated and Amended Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(20)
10.25	Amendment No. 2 to Restated and Amended Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(20)
10.26	Renewal and Amendment of Amended and Restated Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(5)
10.27	Renewal and Amendment of Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(5)
10.28	Amendment of Amended and Restated Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(13)
10.29	Amendment of Revolving Loan Agreement with The CIT Group/Equipment Financing, Inc.(13)
10.30	Line of Credit Agreement with GMAC Financial Services(10)
10.31	Line of Credit Agreement with Ford Motor Credit Company(10)
10.32	Commitment letter from DaimlerChrysler Services(14)
10.33	Master Lease Agreement with Wells Fargo Equipment Finance, Inc.(14)
10.34	Employment Agreement with David D. Doty(19)
10.35	Office Lease Agreement(22)

Exhibit
No.	Title

10.36	Amendment to Office Lease Agreement of the Registrant(22)
10.37	Amended and Restated Revolving Loan Agreement with Wells Fargo Equipment Finance, Inc.(23)
10.38	General Agreement of Indemnity between the Registrant and Safeco Insurance Companies(24)
14.1	Code of Ethics for Senior Management(11)
21	Subsidiaries of the Registrant(1)
23	Consent of Independent Auditors*
24	Power of Attorney(24)
31.1	Certification of Chief Executive Officer Pursuant to Rules 13a-14 and 15d-14 of The Securities Exchange Act of 1934*
31.2	Certification of Chief Financial Officer Pursuant to Rules 13a-14 and 15d-14 of The Securities Exchange Act of 1934*
32	Certifications of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

(1)	Incorporation by reference to the Company’s Registration Statement on Form S-1, File Number 33-87750 declared effective on October 16, 1995

(2)	Previously filed as Exhibit 3.1 to the Company’s Form 8-K Current Report dated November 8, 2007

(3)	Incorporated by reference to the Company’s June 30, 2002 Form 10-Q

(4)	Incorporated by reference to the Company’s September 30, 2002 Form 10-Q

(5)	Incorporated by reference to the Company’s December 31, 2002 Annual Report on Form 10-K

(6)	Incorporated by reference to the Company’s December 31, 1998 Annual Report on Form 10-K

(7)	Incorporated by reference to the Company’s December 31, 2000 Annual Report on Form 10-K

(8)	Incorporated by reference to the Company’s September 30, 2001 Form 10-Q

(9)	Incorporated by reference to the Company’s June 30, 2003 Form 10-Q

(10)	Incorporated by reference to the Company’s September 30, 2003 Form 10-Q

(11)	Incorporated by reference to the Company’s December 31, 2003 Annual Report on Form 10-K

(12)	Incorporated by reference to the Company’s June 30, 2004 Form 10-Q

(13)	Incorporated by reference to the Company’s March 31, 2003 Form 10-Q

(14)	Incorporated by reference to the Company’s March 31, 2004 Form 10-Q

(15)	Previously filed as an Exhibit with the same Exhibit number to the Company’s Form 8-K Current Report dated September 13, 2004

(16)	Previously filed as Exhibit 3.2 to the Company’s Form 8-K Current Report dated February 9, 2007

(17)	Previously filed as Exhibit 3.1 to the Company’s Form 8-K Current Report dated February 14, 2007

(18)	Previously filed as an Exhibit with the same Exhibit number to the Company’s Form 8-K Current Report dated February 14, 2007

(19)	Previously filed without exhibit to the Company’s Form 8-K Current Report dated November 7, 2006

(20)	Incorporated by reference to the Company’s December 31, 2001 Annual Report on Form 10-K

(21)	Previously filed as an Exhibit with the same Exhibit number to the Company’s Form 8-K Current Report dated March 6, 2007

(22)	Incorporated by reference to the Company’s December 31, 2006 Annual Report on Form 10-K

(23)	Previously filed as an Exhibit with the same Exhibit number to the Company’s Form 8-K Current Report dated October 9, 2007

(24)	Incorporated by reference to the Company’s December 31, 2007 Annual Report on Form 10-K

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEADOW VALLEY CORPORATION

/s/  Bradley E. Larson
Bradley E. Larson
Director, President and Chief Executive Officer
(Principal Executive Officer)

Date: April 29, 2008

/s/ David D. Doty
David D. Doty
Secretary, Treasurer and Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: April 29, 2008

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

* Charles R. Norton Director Date: April 29, 2008	* Don A. Patterson Director Date: April 29, 2008

* Kenneth D. Nelson Director Date: April 29, 2008	* Charles E. Cowan Director Date: April 29, 2008

*by: /s/ Bradley E. Larson Bradley E. Larson, Attorney-in-Fact Date: April 29, 2008

Appendix E

Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2008
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number: 0-25428

MEADOW VALLEY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	88-0328443
(State or other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4602 E. Thomas Road
Phoenix, Arizona 85018
(602) 437-5400

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

Number of shares outstanding of the registrant’s common stock as of August 4, 2008:

5,178,654 shares of Common Stock, $.001 par value per share

MEADOW VALLEY CORPORATION

INDEX

REPORT ON FORM 10-Q
FOR THE QUARTER ENDED JUNE 30, 2008

PART 1 — FINANCIAL INFORMATION

Item 1.	Financial Statements

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)

ASSETS:
Current assets:
Cash and cash equivalents	$38,271,058	$28,146,028
Restricted cash	377,588	327,886
Accounts receivable, net	35,236,248	28,565,983
Prepaid expenses and other	1,775,008	2,973,664
Inventory, net	1,626,225	1,232,478
Costs and estimated earnings in excess of billings on uncompleted contracts	297,365	567,013
Note receivable	84,365	110,824
Deferred tax asset	648,219	580,103

Total current assets	78,316,076	62,503,979
Property and equipment, net	35,200,125	36,173,373
Refundable deposits	154,736	186,508
Note receivable, less current portion	396,134	424,536
Claims receivable	2,463,880	2,463,880

Total assets	$116,530,951	$101,752,276

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$23,052,510	$15,288,168
Accrued liabilities	4,729,017	6,907,633
Notes payable	5,029,394	4,216,498
Obligations under capital leases	57,733	102,100
Income tax payable	117,412	1,770,786
Billings in excess of costs and estimated earnings on uncompleted contracts	20,068,160	11,248,107

Total current liabilities	53,054,226	39,533,292
Notes payable, less current portion	11,062,480	12,269,017
Deferred tax liability	2,610,836	2,610,836

Total liabilities	66,727,542	54,413,145

Commitments and contingencies
Minority interest in consolidated subsidiary	12,471,084	12,812,403

Stockholders’ equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 5,178,654 and 5,148,404 issued and outstanding	5,179	5,148
Additional paid-in capital	20,756,290	20,322,115
Capital adjustments	(799,147)	(799,147)
Retained earnings	17,370,003	14,998,612

Total stockholders’ equity	37,332,325	34,526,728

Total liabilities and stockholders’ equity	$116,530,951	$101,752,276

The accompanying notes are an integral part of these condensed consolidated financial statements.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
		(Unaudited)

Revenue:
Construction services	$84,140,914	$59,061,711	$50,508,185	$36,338,017
Construction materials	32,595,666	41,814,357	16,905,255	22,103,800
Construction materials testing	645,381	423,608	313,431	209,185

Total revenue	117,381,961	101,299,676	67,726,871	58,651,002

Cost of revenue:
Construction services	76,260,633	54,665,443	46,003,051	33,852,768
Construction materials	32,314,843	37,355,924	16,621,747	19,746,381
Construction materials testing	458,363	527,039	233,494	253,552

Total cost of revenue	109,033,839	92,548,406	62,858,292	53,852,701

Gross profit	8,348,122	8,751,270	4,868,579	4,798,301
General and administrative expenses	5,465,095	6,222,499	2,964,886	3,205,523

Income from operations	2,883,027	2,528,771	1,903,693	1,592,778

Other income (expense):
Interest income	436,132	768,163	171,249	398,880
Interest expense	(67,504)	(146,265)	(32,808)	(68,001)
Other income (expense)	(77,980)	165,850	(11,009)	64,145

	290,648	787,748	127,432	395,024

Income before income taxes and minority interest in consolidated subsidiary	3,173,675	3,316,519	2,031,125	1,987,802
Income tax expense	(1,143,603)	(1,229,677)	(732,339)	(757,884)

Income before minority interest in consolidated subsidiary	2,030,072	2,086,842	1,298,786	1,229,918
Minority interest in consolidated subsidiary	341,319	(700,476)	142,545	(373,445)

Net income	$2,371,391	$1,386,366	$1,441,331	$856,473

Basic net income per common share	$0.46	$0.27	$0.28	$0.17

Diluted net income per common share	$0.45	$0.26	$0.27	$0.16

Basic weighted average common shares outstanding	5,163,289	5,124,545	5,177,212	5,128,793

Diluted weighted average common shares outstanding	5,308,427	5,305,079	5,316,016	5,314,305

The accompanying notes are an integral part of these condensed consolidated financial statements.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the six months ended June 30, 2008

	Common Stock
	Number of		Additional
	Shares		Paid-In	Capital	Retained
	Outstanding	Amount	Capital	Adjustment	Earnings
			(Unaudited)

Balance at January 1, 2008	5,148,404	$5,148	$20,322,115	$(799,147)	$14,998,612
Common stock issued on exercise of options	30,250	31	170,523	—	—
Stock-based compensation	—	—	263,652	—	—
Net income for the six months ended June 30, 2008	—	—	—	—	2,371,391

Balance at June 30, 2008	5,178,654	$5,179	$20,756,290	$(799,147)	$17,370,003

The accompanying notes are an integral part of these condensed consolidated financial statements.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2008	2007
	(Unaudited)

Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Cash received from customers	$119,872,377	$99,814,922
Cash paid to suppliers and employees	(104,133,941)	(89,610,237)
Income taxes paid	(2,865,093)	(1,555,074)
Interest received	436,132	768,163
Interest paid	(67,504)	(146,265)

Net cash provided by operating activities	13,241,971	9,271,509

Cash flows from investing activities:
(Increase) decrease in restricted cash	(49,702)	605,243
Proceeds from sale of property and equipment	265,928	238,236
Purchase of property and equipment	(1,269,150)	(2,323,612)
Proceeds from note receivable	54,861	52,719
Purchase of minority interest common stock	—	(6,790,838)

Net cash used in investing activities	(998,063)	(8,218,252)

Cash flows from financing activities:
Proceeds from issuance of common stock	170,554	62,493
Proceeds from notes payable	590,676	2,699,929
Repayment of notes payable	(2,835,741)	(5,304,012)
Repayment of capital lease obligations	(44,367)	(278,805)
Excess tax benefits from share-based payment arrangements	—	82,689

Net cash used in financing activities	(2,118,878)	(2,737,706)

Net increase (decrease) in cash and cash equivalents	10,125,030	(1,684,449)
Cash and cash equivalents at beginning of period	28,146,028	29,354,582

Cash and cash equivalents at end of period	$38,271,058	$27,670,133

Reconciliation of net income to net cash provided by operating activities:
Net income	$2,371,391	$1,386,366
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,718,038	3,421,035
(Gain) Loss on sale of property and equipment	109,856	(61,681)
Stock-based compensation expense	263,652	208,404
Deferred taxes, net	(68,116)	(19,275)
Allowance for doubtful accounts	(39,104)	145,798
Inventory allowance	—	(64)
Minority interest in consolidated subsidiary	(341,319)	700,476
Changes in operating assets and liabilities:
Accounts receivable	(6,631,161)	(7,807,009)
Prepaid expenses and other	1,198,656	1,178,618
Inventory	(393,747)	115,543
Costs and estimated earnings in excess of billings on uncompleted contracts	269,648	792,845
Refundable deposits	31,772	608,826
Accounts payable	7,764,342	5,687,118
Accrued liabilities	(2,178,616)	(2,204,610)
Income taxes payable	(1,653,374)	(306,122)
Billings in excess of costs and estimated earnings on uncompleted contracts	8,820,053	5,425,241

Net cash provided by operating activities	$13,241,971	$9,271,509

The accompanying notes are an integral part of these condensed consolidated financial statements.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies and Use of Estimates:

Presentation of Interim Information:

The condensed consolidated financial statements included herein have been prepared by Meadow Valley Corporation (“we,” “us,” “our” or the “Company”) without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, as permitted by the SEC, although we believe the disclosures, which are made are adequate to make the information presented not misleading. Further, the condensed consolidated financial statements reflect, in the opinion of management, all normal recurring adjustments necessary to present fairly our financial position at June 30, 2008 and the results of our operations and cash flows for the periods presented. The December 31, 2007 condensed consolidated balance sheet data was derived from audited consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

Seasonal Variations:

Interim results are subject to significant seasonal variations and the results of operations for the six months and three months ended June 30, 2008 are not necessarily indicative of the results to be expected for the full year.

Nature of Corporation:

Meadow Valley Corporation was organized under the laws of the State of Nevada on September 15, 1994. The principal business purpose of the Company is to operate as the holding company of Meadow Valley Contractors, Inc. (“MVCI”) (“construction services segment”), Ready Mix, Inc. (“RMI”) (“construction materials segment”) and Apex Testing Corp. (“Apex”) (“construction materials testing segment”). MVCI is a general contractor, primarily engaged in the construction of structural concrete highway bridges and overpasses, and the paving of highways and airport runways for various governmental authorities, municipalities and developers in southern Nevada and Arizona. RMI manufactures and distributes ready-mix concrete in the Las Vegas, Nevada and Phoenix, Arizona metropolitan areas. In 2007, the Company purchased 620,212 shares of RMI’s common stock, bringing the total number of shares of RMI’s common stock owned by the Company to 2,645,212 shares or approximately 69% of RMI’s 3,809,500 total shares outstanding. Apex is a construction materials testing provider in the Las Vegas, Nevada area.

Liquidity:

The Company had income from operations for the six months ended June 30, 2008 and 2007 of $2,883,027 and $2,528,771, respectively, and provided cash from operating activities of $13,241,971 and $9,271,509, respectively, for the same periods.

Revenue and Cost Recognition:

Revenues and costs from fixed-price and modified fixed-price construction contracts are recognized for each contract on the percentage-of-completion method, measured by the percentage of costs incurred to date to the estimated total direct costs. Direct costs include, among other things, direct labor, field labor, equipment rent, subcontracting, direct materials and direct overhead. General and administrative expenses are accounted for as period costs and are, therefore, not included in the calculation of the estimates to complete construction contracts in progress. Project losses are provided for in their entirety in the period in which such losses are determined, without reference to the percentage-of-completion. As contracts can extend over one or more accounting periods, revisions

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in costs and earnings estimated during the course of the work are reflected during the accounting period in which the facts that required such revision become known.

We recognize revenue in our construction materials segment on the sale of our concrete and aggregate products at the time of delivery. We recognize revenue in our construction materials testing segment on the sale of our professional services at the time services are provided.

Claims Receivable:

Claims for additional contract revenue are recognized only to the extent that contract costs relating to the claim have been incurred and evidence provides a legal basis for the claim. As of June 30, 2008, the total amount of contract claims filed by the Company with various public entities was $19,084,311. Of this amount, the Company’s portion of the claims total was $15,088,871 and the balance of $3,995,440 pertains to other contractors’ claims.

Total claim amounts reported by the Company in its filings are approximate and are subject to revision as final documentation, resolution of issues, settlements progress and/or payments are received. Relative to the aforementioned claims, the Company has recorded $2,463,880 in cumulative claims receivable as of June 30, 2008 to offset a portion of costs incurred-to-date on the claims. All claims receivable amounts as of June 30, 2008 are classified as long-term.

The Company has not accrued a liability related to the prime contractor or subcontractors’ claims as no liability would be deemed payable if their portion of the claims did not receive a favorable outcome. Correspondingly, no receivable has been recorded for overhead and profit included in their portion of the claims on the Company’s behalf.

Although the Company believes that the claims receivable amounts represent a reasonably conservative posture, any claims proceeds ultimately paid to the Company less than the aggregate amount recorded on the balance sheet of $2,463,880, will decrease earnings. Conversely, a payment for those same items in excess of $2,463,880 will result in increased income.

A common and customary practice in construction contracts is the owner’s withholding of a portion of the contract in the form of retention. Retention practices vary from contract to contract, but in general, retention (usually somewhere between 5% to 10% of the contract) is withheld from each progress payment by the owner and then paid upon satisfactory completion of the contract. Contract proceeds comprising retention are included in the Company’s balance sheet in accounts receivable. The portion of accounts receivable pertaining to retention withheld on the contracts for which claims have been filed totals $879,763 as of June 30, 2008. The degree to which the Company is successful in prosecuting any claims may also impact the amount of retention paid by the owner.

The Company believes that all retention amounts currently being held by the owners on the contracts with outstanding claims will be paid in full in accordance with the contract terms. Therefore, no allowance has been made to reduce the receivables due from the retention on the disputed contracts.

Earnings per Share:

Statement of Financial Accounting Standards No. 128, “Earnings per Share,” (“SFAS 128”) provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.

Stock-Based Compensation:

Both the Company and RMI have stock-based compensation plans. The Company accounts for stock-based compensation utilizing the fair value recognition provisions of SFAS 123R. The Company recognizes expected tax

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

benefits related to employee stock-based compensation as awards are granted and the incremental tax benefit or liability when related awards are deductible. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is typically three years.

The Company and RMI estimate fair value using the Black-Scholes valuation model. Assumptions used to estimate compensation expense are determined as follows:

•	Expected term is generally determined using an average of the contractual term and vesting period of the award;

•	Expected volatility is measured using the average of historical daily changes in the market price of the Company’s common stock over the expected term of the award;

•	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and

•	Forfeitures are based on the history of cancellations of awards granted by both companies and management’s analysis of potential forfeitures.

Recent Accounting Pronouncements:

With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the six months ended June 30, 2008, that are of significance, or potential significance, to the Company.

In March 2008, the FASB issued FASB Statement No. 161 “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 requires companies with derivative instruments to disclose information that should enable financial-statement readers to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact, if any, that SFAS 161 will have on its financial statements.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” FSP 142-3 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of FSP 142-3 on its financial position and results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The implementation of this standard will not have a material impact on the Company’s financial position and results of operations.

2.	Stock-Based Compensation:

The Company and RMI both have individual stock-based compensation plans. Meadow Valley Corporation’s accompanying condensed consolidated financial statements and these related notes to financial statements have been presented on a consolidated basis and therefore include RMI’s stock-based compensation information. The information below is presented to show disclosures related to both the Company’s and RMI’s individual stock-based compensation plans. Under the sub-heading “Meadow Valley Corporation” of this note, information is only for the

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s plan, with the exception of information presented that is directly related to the consolidation of the accompanying financial statements and this information is indicated as “consolidated.” Under the sub-heading “Ready Mix, Inc.” of this note, information is only for RMI’s plan.

Meadow Valley Corporation:

The Company accounts for stock-based compensation utilizing the fair value recognition provisions of SFAS 123R. The Company recognizes expected tax benefits related to employee stock-based compensation as awards are granted and the incremental tax benefit or liability when related awards are deductible.

As of June 30, 2008, the Company has the following stock-based compensation plan:

Equity Incentive Plan

In 2004, the Company adopted the 2004 Equity Incentive Plan (the “2004 Plan”). The 2004 Plan permits the granting of any or all of the following types of awards: (1) incentive and nonqualified stock options, (2) stock appreciation rights, (3) stock awards, restricted stock and stock units, and (4) other stock or cash-based awards. In connection with any award or any deferred award, payments may also be made representing dividends or their equivalent.

The 2004 Plan authorizes the issuance of up to 1,200,000 shares of the Company’s common stock, all of which were previously reserved for issuance under the Company’s prior plan. Shares of common stock covered by an award granted under the 2004 Plan will not be counted as used unless and until they are actually issued and delivered to a participant. As of June 30, 2008, 141,217 shares were available for future grant under the 2004 Plan. The stock options granted under the 2004 Plan have terms from five to ten years and generally may be exercised after issuance as follows: 33.3% after one year of continuous service, 66.6% after two years of continuous service and 100% after three years of continuous service. The exercise price of each option is no less than the market price of the Company’s common stock on the date of the grant. The Company’s board of directors has full discretion to modify these terms.

The Company uses the Black-Scholes option pricing model to estimate fair value of stock-based awards with the following assumptions for prior awards of options:

	Awards Granted
	During the Six
	Months Ended	Awards Prior to
	June 30, 2008	January 1, 2008

Dividend yield	0%	0%
Expected volatility	53.30%	23.94% - 82.23%
Weighted-average expected volatility	53.30%	50.12%
Risk-free interest rate	5.00%	5.00%
Expected life of options (in years)	4	3-5
Weighted-average grant-date fair value	$5.81	$1.40

During the six months ended June 30, 2008, options to purchase an aggregate of 15,000 shares of the Company’s stock were granted to the Company’s three outside directors. The options granted to the three outside directors were granted on January 2, 2008, were fully vested upon grant, are exercisable at $12.50 per share, and expire five years after the date of grant.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the Company’s stock option activity during the first six months of fiscal 2008:

			Weighted Average
		Weighted Average	Remaining		Aggregate
		Exercise Price	Contractual	Aggregate	Intrinsic
	Shares	per Share	Term(1)	Fair Value	Value(2)

Outstanding January 1, 2008	320,011	5.35	3.87	$771,784	$2,379,777
Granted	15,000	12.50		87,150
Exercised	(30,250)	5.64		(42,564)	129,916
Forfeited or expired	(6,068)	5.39		(8,324)

Outstanding June 30, 2008	298,693	5.68	3.83	$808,046	$1,212,928

Exercisable June 30, 2008	237,023	4.54	3.96	$509,563	$1,212,928

(1)	Remaining contractual term is presented in years.

(2)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing price of the Company’s common stock as of June 30, 2008, for those awards that have an exercise price currently below the closing price as of June 30, 2008. Awards with an exercise price above the closing price as of June 30, 2008 are considered to have no intrinsic value.

A summary of the status of the Company’s nonvested options to purchase the Company’s common stock as of June 30, 2008 and changes during the six months ended June 30, 2008 is presented below:

		Weighted Average
		Grant-Date
	Shares	Fair Value

Nonvested stock options at January 1, 2008	61,667	$4.84
Granted	15,000	5.81
Vested	(15,000)	5.81
Forfeited	—	—

Nonvested stock options at June 30, 2008	61,667	$4.84

During the six months ended June 30, 2008 and 2007, the Company recognized consolidated compensation expense of $263,652 and $208,404, respectively, of which $111,285 and $135,441, respectively, was related to RMI’s stock-based compensation plan, and the Company recognized a tax benefit of $0 and $10,907, respectively, related thereto. As of June 30, 2008, there was $185,857 of total unrecognized compensation cost, net of $15,716 attributable to estimated forfeitures, related to nonvested stock options granted under the 2004 Plan. That cost is expected to be recognized over the weighted average period of 1.36 years. During the six months ended June 30, 2008, options to purchase 6,068 shares of the Company’s common stock expired unexercised with a grant date fair value per share of $5.39 and an aggregate grant date fair value of $8,324.

During the six months ended June 30, 2008 and 2007, 30,250 and 31,081 options to purchase common stock, respectively, were exercised with aggregate intrinsic values of $129,916 and $289,770, respectively. Also during the six months ended June 30, 2008 and 2007, the Company received proceeds of $170,554 and $62,493, respectively, as a result of the exercise of options to purchase the Company’s common stock.

Ready Mix, Inc.:

RMI accounts for stock-based compensation utilizing the fair value recognition provisions of SFAS 123R. RMI recognizes expected tax benefits related to employee stock-based compensation as awards are granted and the incremental tax benefit or liability when related awards are deductible.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of June 30, 2008, RMI has the following stock-based compensation plan:

Equity Incentive Plan

In 2005, RMI adopted the 2005 Equity Incentive Plan (the “RMI 2005 Plan”). The RMI 2005 Plan permits the granting of any or all of the following types of awards: (1) incentive and nonqualified stock options, (2) stock appreciation rights, (3) stock awards, restricted stock and stock units, and (4) other stock or cash-based awards. In connection with any award or any deferred award, payments may also be made representing dividends or their equivalent.

As of June 30, 2008, RMI had reserved 673,000 shares of its common stock for issuance under the RMI 2005 Plan. Shares of common stock covered by an award granted under the RMI 2005 Plan will not be counted as used unless and until they are actually issued and delivered to a participant. As of June 30, 2008, 293,875 shares were available for future grant under the RMI 2005 Plan. The term of the stock options granted under the RMI 2005 Plan is five years and typically may be exercised after issuance as follows: 33.3% after one year of continuous service, 66.6% after two years of continuous service and 100% after three years of continuous service. The exercise price of each option is equal to the closing market price of RMI’s common stock on the date of grant. RMI’s board of directors has full discretion to modify these terms on a grant by grant basis.

RMI uses the Black-Scholes option pricing model to estimate fair value of stock-based awards with the following assumptions for the indicated periods:

	Awards Granted
	During the Six	Awards Granted
	Months Ended	Prior to
	June 30, 2008	January 1, 2008

Dividend yield	0%	0%
Expected volatility	35.5%	21.4% - 39.1%
Weighted-average volatility	35.50%	27.18%
Risk-free interest rate	3.00%	5.00%
Expected life of options (in years)	5	3-5
Weighted-average grant-date fair value	$2.31	$2.40

During the six months ended June 30, 2008, options to purchase an aggregate of 20,000 shares of RMI’s common stock were granted to RMI’s four outside directors. The options granted to RMI’s four outside directors were granted on January 2, 2008, were fully vested upon grant, are exercisable at $6.40 per share, and expire five years after the date of grant.

The following table summarizes RMI’s stock option activity during the first six months of fiscal 2008:

			Weighted Average
		Weighted Average	Remaining	Aggregate	Aggregate
		Exercise Price	Contractual	Fair	Intrinsic
	Shares	per Share	Term(1)	Value	Value(2)

Outstanding January 1, 2008	366,125	$11.01	2.75	$935,166
Granted	20,000	6.40		46,200
Exercised	—	—		—
Forfeited or expired	(7,000)	11.00		(13,650)

Outstanding June 30, 2008	379,125	$10.76	2.39	$967,716	$—

Exercisable June 30, 2008	305,708	$10.82	2.16	$180,668	$—

(1)	Remaining contractual term is presented in years.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing price of RMI’s common stock as of June 30, 2008, for those awards that have an exercise price currently below RMI’s closing price as of June 30, 2008. Awards with an exercise price above RMI’s closing price as of June 30, 2008 are considered to have no intrinsic value.

A summary of the status of RMI’s nonvested shares as of June 30, 2008 and changes during the six months ended June 30, 2008 is presented below:

		Weighted Average
		Grant-Date
	Shares	Fair Value

Nonvested stock options at January 1, 2008	149,375	$2.61
Granted	20,000	—
Vested	(91,458)	2.03
Forfeited	(4,500)	1.95

Nonvested stock options at June 30, 2008	73,417	$3.28

During the six months ended June 30, 2008 and 2007, RMI recognized compensation expense of $111,285 and $135,441, respectively, and a tax benefit of $25,774 and $13,091, respectively, related thereto. As of June 30, 2008, there was $171,290 of total unrecognized compensation cost. That cost is expected to be recognized over the weighted average period of 1.47 years. The total fair value of options to purchase 91,458 and 75,126 shares of RMI’s common stock vested during the six months ended June 30, 2008 and 2007 was $185,543 and $146,496, respectively. During the six months ended June 30, 2008, options to purchase 7,000 shares of RMI’s common stock were forfeited, fair value per share of $1.95, with a total fair value of $13,650.

3.	Notes Payable:

Notes payable consists of the following:

	June 30,	December 31,
	2008	2007

Balance of notes payable outstanding from year end	$13,721,172	$16,485,515
Note payable, 8.25% interest rate with monthly payments of $1,440, due April 25, 2013, collateralized by vehicles	68,700	—
Notes payable, interest rates ranging 5.39% to 6.8% with combined monthly principal payments of $42,032 plus interest, due dates ranging from June 26, 2011 to June 26, 2014, collateralized by equipment	2,302,002	—

	16,091,874	16,485,515
Less: current portion	(5,029,394)	(4,216,498)

	$11,062,480	$12,269,017

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Following are maturities of long-term debt as of June 30, 2008 for each of the following years:

2009	$5,029,394
2010	4,394,406
2011	3,084,713
2012	1,689,947
2013	804,087
Subsequent to 2013	1,089,327

$16,091,874

4.	Lines of Credit:

In October 2007, the Company amended and restated its line of credit agreements. The Company combined a $3.0 million line of credit and an approximately $2.0 million line of credit into a single $10.0 million line of credit for MVCI with an interest rate at Chase Manhattan Bank’s prime rate, plus .25%. The interest rate as of June 30, 2008 was 5.25%. The balance outstanding on the line of credit as of June 30, 2008 was $265,669 and is reported in Note 3 — Notes Payable of these notes to condensed consolidated financial statements. The loan agreement allows interest only payments until January 31, 2009. Beginning February 1, 2009, the line of credit converts into a term agreement requiring equal monthly principal plus interest payments through January 31, 2012 and is collateralized by all of MVCI’s and the Company’s assets. Under the terms of the loan agreement, the Company and/or MVCI are required to maintain a certain level of tangible net worth, a ratio of total debt to tangible net worth as well as a minimum cash flow to debt ratio. The Company is also required to maintain a certain level of earnings before interest, tax, depreciation and amortization (EBITDA). MVCI is also required to maintain a certain level of cash flow to current portion of long term debt. As of June 30, 2008, the Company and MVCI were in compliance with these covenants.

As of June 30, 2008, the Company had a $5.0 million line of credit loan agreement for RMI, with an interest rate at Chase Manhattan Bank’s prime rate, plus .25%. The interest rate as of June 30, 2008 was 5.25%. The balance outstanding on the line of credit as of June 30, 2008 was $364,012 and is reported in Note 3 — Notes Payable of these notes to condensed consolidated financial statements. The loan agreement allows interest only payments until December 31, 2008. If the agreement is not renewed by December 31, 2008 and a balance is outstanding, then the line of credit converts into a term agreement requiring equal monthly principal plus interest payments through December 31, 2011 and is collateralized by all of RMI’s and the Company’s assets. Under the terms of the loan agreement, the Company and/or RMI are required to maintain a certain level of tangible net worth, a ratio of total debt to tangible net worth as well as a minimum cash flow to debt ratio. The Company is also required to maintain a certain level of earnings before interest, tax, depreciation and amortization (EBITDA). RMI is also required to maintain a certain level of cash flow to current portion of long-term debt. As of June 30, 2008, the Company and RMI were in compliance with these covenants.

In addition to the line of credit agreements mentioned above, the Company and RMI have each established capital expenditure commitments in the amounts of $10.0 million and $15.0 million, respectively. The purpose of these commitments is to fund certain acquisitions of capital equipment that the Company and RMI may need to improve capacity or productivity. As of June 30, 2008, the Company and RMI had approximately $6.9 million and $6.6 million, respectively, available to draw against under such commitments.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Commitments:

During the six months ended June 30, 2008, the Company extended three material purchase agreements and entered into one new material purchase agreement with various expirations through April 5, 2015. The Company also entered into three lease agreements related to office space and office equipment. Combined minimum future payments under these non-cancelable material purchase agreements and lease agreements entered into during the six months ended June 30, 2008 for each of the following years are:

2009	$732,392
2010	1,106,873
2011	1,446,365
2012	1,652,615
2013	1,652,615
After 2013	3,027,180

$9,618,040

The Company has agreed to indemnify its officers and directors for certain events or occurrences that may arise as a result of the officer or directors serving in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. However, the Company has a directors’ and officers’ liability insurance policy that enables it to recover a portion of any future amounts paid up to $25.0 million. In August 2008, a lawsuit was filed against the Company and each of the Company’s directors in connection with the Company’s previously announced Agreement and Plan of Merger dated July 28, 2008 with Phoenix Parent Corp. and Phoenix Merger Sub Inc. The complaint alleges among other matters, that the Company and its directors breached their fiduciary duties for failure to maximize shareholder value in the negotiation of the merger. The Company believes that this lawsuit is without merit and intends to vigorously defend itself. As a result, the Company believes the estimated fair value of these indemnification agreements is minimal and has not recorded liabilities for these agreements as of June 30, 2008.

The Company enters into indemnification provisions under its agreements with other companies in the ordinary course of business, typically with business partners, customers, landlords, lenders and lessors. Under these provisions the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of June 30, 2008.

6.	Statement of Cash Flows:

Non-Cash Investing and Financing Activities:

The Company recognized investing and financing activities that affected assets and liabilities, but did not result in cash receipts or payments. These non-cash activities are as follows:

During the six months ended June 30, 2008 and 2007, the Company financed the purchase of equipment in the amounts of $1,851,424 and $2,240,786, respectively.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the six months ended June 30, 2008 and 2007, the Company incurred $263,652 and $208,404, respectively, in stock-based compensation expense associated with stock option grants to employees, directors and consultants.

During the six months ended June 30, 2008 and 2007, the Company realized income tax benefits of $0 and $82,689, respectively, as a result of disqualifying dispositions of incentive stock options and exercises of nonqualified stock options, which is included in income taxes payable and additional paid-in capital.

7.	Litigation and Claim Matters:

The Company and its subsidiaries are party to legal proceedings in the ordinary course of business. With the exception of the matters detailed below, the Company believes that the nature of these proceedings (which generally relate to disputes between the Company, or the Company’s subsidiaries, and its subcontractors, material suppliers or customers regarding payment for work performed or materials supplied) are typical for a construction firm of its size and scope, and no other pending proceedings are deemed to be materially detrimental and some claims may prove beneficial to the Company’s financial condition.

The following proceedings represent matters that may be material and have been referred to legal counsel for further action:

Requests for Equitable Adjustment to Construction Contracts.  MVCI has made claims as described below on the following contracts:

(1) Two contracts with the New Mexico State Highway and Transportation Department — The approximate total value of claims on these projects is $12,002,782 of which $8,336,931 is on behalf of MVCI and the balance of $3,665,851 is on behalf of the prime contractor or subcontractors. The primary issues are changed conditions, plan errors and omissions, contract modifications and associated delay costs. In addition, the projects were not completed within the adjusted contract time because of events giving rise to the claims. The prosecution of the claims will include the appropriate extensions of contract time to offset any potential liquidated damages. The trial date has been postponed to May 4, 2009.

(2) Federal Highway Administration — The approximate total value of claims on this project is $7,081,529, of which $6,751,940 is on behalf of MVCI and the balance of $329,589 is on behalf of a subcontractor. The primary issues are unforeseen conditions, changed conditions, plan errors and omissions, contract modifications and associated delay costs. In addition, the projects were not completed within the adjusted contract time because of events giving rise to the claims. On September 18, 2006, MVCI submitted a formal claim with the Federal Highway Administration. On September 28, 2007, the Federal Highway Administration denied all of MVCI’s claims. On November 6, 2007, MVCI filed an appeal with the United States Civilian Board of Contract Appeals and no trial date has been set as of the date of this report. MVCI and the Federal Highway Administration have since engaged in settlement discussions of all claims.

The combined total of all outstanding claims as of June 30, 2008 is $19,084,311. MVCI’s portion of the total claims is $15,088,871 and the balance pertaining to a prime contractor or subcontractors’ claims is $3,995,440.

Total claim amounts reported by MVCI are approximate and are subject to revision as final documentation progresses and as issues are resolved and/or payments made. Claim amounts do not include any prejudgment interest, if applicable. Relative to the aforementioned claims, the Company has recorded $2,463,880 in cumulative claims receivable to offset a portion of costs incurred to date on the claims.

The Company has not accrued a liability related to the prime contractor or subcontractors’ claims as no liability would be deemed payable if their portion of the claims did not receive a favorable final outcome. Correspondingly, no receivable has been recorded for overhead and profit included in their portion of the claims on the Company’s behalf.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Although the Company believes that the claims receivable amount represents a reasonably conservative posture, any claim proceeds ultimately paid to the Company less than the aggregate amount recorded on the balance sheet of $2,463,880, will decrease earnings. Conversely, a payment for those same items in excess of $2,463,880 will result in increased income.

The portion of accounts receivable pertaining to retention withheld on the contracts for which claims have been filed totals $879,763. The degree to which the Company is successful in prosecuting its claims may also impact the amount of retention paid by the owners on the contracts. The Company believes that all retention amounts currently being held by the owners on the contracts with outstanding claims will be paid in full in accordance with the contract terms. Therefore, no allowance has been made to reduce the receivables due from the retention on the disputed contracts.

Lawsuits Filed Against Meadow Valley Contractors, Inc. and Ready Mix, Inc.

(1) MVCI is defending a claimed preference, in the Third Judicial Court of Salt Lake County, Utah, in connection with a payment made to it by an insurance company, Southern America Insurance Company, in the approximate amount of $100,000. In January 2008, the court entered judgment against MVCI in the amount of approximately $185,000, representing the original claim amount plus interest. In April 2008, MVCI settled this lawsuit for an amount less than the judgment amount.

(2) MVCI, through its insurance company, is providing a defense to the State of Arizona, pursuant to its obligations under its contract, for a complaint brought by the parents of Corey James and Michelle James in the Superior Court of the State of Arizona, in and for the County of Pinal. The complaint, No. CV00400744, was filed on July 9, 2004. The complaint is a civil action titled John James, the Father of Decedent Corey James, Donna James, the mother of Decedent Corey James, Marjorie Surine, the Mother of Decedent Michelle James and Joseph Burkhamer, the Father of Decedent Michelle James, Plaintiffs, vs. The State of Arizona, a Body Politic; John Does and Jane Does 1-10; ABC Companies 1-5; and Black and White Corporations, Partnerships and/or Sole proprietorships 1-10, or Other Entities, Defendants. The complaint seeks damages from the State of Arizona for losses suffered by the plaintiffs as a result of a traffic accident. In January 2006, Joseph Burkhamer, the father of decedent Michelle James, was dismissed from the complaint and he has appealed the dismissal. During 2007, MVCI’s insurance company settled with the remaining plaintiffs with no additional responsibility for MVCI. MVCI denies responsibility for the accident and is vigorously defending the action. MVCI is unable to ascertain if any loss is probable or even estimable and accordingly, has not accrued a liability related to this complaint as of June 30, 2008.

(3) On November 8, 2007, Kitchell Contractors, Inc. of Arizona filed a complaint (CV2007-020708) in the Superior Court of the State of Arizona, against RMI for reimbursement of costs they incurred to remove and replace concrete totaling approximately $200,000. The claim alleges that the materials supplied to a construction project did not meet the minimum standards as defined in the contract between the parties. RMI is disputing the claim and is vigorously defending against the complaint. As such, no liability has been recorded as of June 30, 2008 related to this matter.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Earnings per Share:

Statement of Financial Accounting Standards No. 128, “Earnings per Share,” provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity, as set forth below:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Weighted average common shares outstanding	5,163,289	5,124,545	5,177,212	5,128,793
Dilutive effect of:
Stock options and warrants	145,138	180,534	138,804	185,512

Weighted average common shares outstanding assuming dilution	5,308,427	5,305,079	5,316,016	5,314,305

All dilutive common stock equivalents are reflected in our earnings per share calculations. Anti-dilutive common stock equivalents are not included in our earnings per share calculations. For the six months ended June 30, 2008, the Company had outstanding options to purchase 177,026 shares of common stock at a range of $1.46 to $4.56 per share, which were included in the earnings per share calculation as they were dilutive and outstanding options and warrants to purchase 196,879 shares of common stock at a range of $9.38 to $13.88 per share, which were not included in the earnings per share calculation as they were anti-dilutive.

The Company’s diluted net income per common share at June 30, 2007 is computed based on the weighted average number of shares of common stock outstanding during the period and the weighted average number of shares underlying options and warrants to purchase 411,915 common shares at a range of $1.46 to $12.60.

9.	Income Taxes:

The Company’s effective tax rate is based on expected income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which it operates. For interim financial reporting, in accordance with APB Opinion No. 28, the Company estimates the annual tax rate based on projected taxable income for the full year and records a quarterly income tax provision in accordance with the anticipated annual rate. As the year progresses, we refine the estimates of the year’s taxable income as new information becomes available, including year-to-date financial results. This continual estimation process can result in a change to the expected effective tax rate for the year. When this occurs, the Company adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate. Significant judgment is required in determining the Company’s effective tax rate and in evaluating our tax positions.

The effective income tax rate of approximately 36% and 37% for the six months ended June 30, 2008 and 2007, respectively, differed from the statutory rate, due primarily to state income taxes and non-deductible stock-based compensation expense associated with employee incentive stock options.

10.	Subsequent Events:

On July 28, 2008, the Company entered into an agreement and plan of merger (“Agreement”) with affiliates of Insight Equity I LP (“Insight”). Pursuant to the Agreement, each issued and outstanding share of the Company’s common stock, par value $0.001 per share, will be converted into the right to receive a cash payment in the amount of $11.25 per share without interest. Upon closing of the transaction, the Company will no longer be publicly traded. The closing is subject to a number of closing conditions, including the approval of the Company’s stockholders.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In accordance with the Agreement, the Special Committee of the Company’s Board of Directors, with the assistance of its financial and legal advisors, is conducting a market test for 45 days by soliciting superior proposals from other parties. There is no assurance that the solicitation of proposals will result in a superior proposal or alternative transaction.

The Agreement provides for termination rights for both parties and certain termination rights require the payment of fees and expenses in specific instances. The Company may be required to pay from $500,000 up to 4.5% of the aggregate merger consideration plus in each case, all of Insight’s documented expenses related to this transaction if the Agreement is terminated in certain instances.

On July 28, 2008, the Company announced the merger to the public by issuing a press release dated July 28, 2008 and by filing a Current Report on Form 8-K with the SEC with the Agreement, press release, and a letter to the Company’s employees dated July 28, 2008 attached as exhibits. All of these documents are available on the Company’s Internet site http://www.meadowvalley.com, however, the information on this website is not incorporated into this report.

On August 5, 2008, a lawsuit was filed in the Clark County, Nevada District Court under Case No. A569007 — Dept. XIII against the Company, each of the Company’s directors, Phoenix Parent Corp. and Phoenix Merger Sub Inc. by Pennsylvania Avenue Funds in connection with the Company’s previously announced Agreement and Plan of Merger dated July 28, 2008 with Phoenix Parent Corp. and Phoenix Merger Sub Inc. The complaint alleges among other matters, that the Company and its directors breached their fiduciary duties for failure to maximize shareholder value in the negotiation of the merger. The plaintiff is seeking class action certification on behalf of all shareholders of the Company (other than the defendants) and has requested that the court enjoin the merger or, if the merger is consummated prior to the entry of the court’s final judgment, rescind the merger or award an unspecified amount of monetary damages. The Company believes that this lawsuit is without merit and intends to vigorously defend itself.

MEADOW VALLEY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Segment Information:

The Company manages and operates three segments — construction services segment, construction materials segment and construction materials testing segment. The construction services segment provides construction services to a broad range of public and some private customers primarily in southern Nevada and Arizona. Through this segment, the Company performs heavy civil construction such as the construction of bridges and overpasses, channels, roadways, highways and airport runways. The construction materials segment manufactures and distributes ready-mix concrete and sand and gravel products in the Las Vegas, Nevada and Phoenix, Arizona markets. Material customers include concrete subcontractors, prime contractors, homebuilders, commercial and industrial property developers and homeowners. The construction materials segment operates out of three locations in the Las Vegas, Nevada vicinity, one location in the Moapa, Nevada vicinity and four locations in the Phoenix, Arizona vicinity. The construction materials testing segment provides materials testing services to the broader construction industry in the Las Vegas, Nevada area.

	Six Months Ended June 30,
	2008			2007
		Construction	Materials		Construction	Materials
	Services	Materials	Testing	Services	Materials	Testing
			(Dollars in thousands)

Gross revenue	$84,141	$32,861	$908	$59,062	$42,865	$587
Intercompany revenue	—	(265)	(263)	—	(1,051)	(163)
Cost of revenue	76,261	32,580	721	54,665	38,407	690
Interest income	331	105	—	584	184	—
Interest expense	13	55	—	65	81	—
Depreciation and
amortization	1,365	2,339	14	1,306	2,106	9
Income (loss) before income taxes and minority interest in consolidated subsidiary	4,849	(1,747)	72	1,384	2,393	(460)
Income tax benefit (expense)	(1,746)	629	(27)	(499)	(897)	166
Income (loss) before minority interest in consolidated subsidiary	3,103	(1,118)	45	885	1,496	(294)
Minority interest in consolidated subsidiary	—	341	—	—	(701)	—
Net income (loss)	3,103	(777)	45	885	795	(294)
Total assets	70,486	45,524	521	55,692	49,572	451

There are no differences in accounting principles between the three segments. All centrally incurred costs are allocated to the construction services segment. A management fee is allocated to the materials segment in the amount of $22,000 per month. Intercompany revenue is eliminated at cost to arrive at consolidated revenue and cost of revenue.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statement Disclosure

This Quarterly Report on Form 10-Q and the documents we incorporate by reference herein include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve known and unknown risks. All statements other than statements of historical facts contained in this Form 10-Q and the documents we incorporate by reference, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and words of similar import or statements of our management’s opinion, as they relate to us, are intended to identify forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause our actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to the following: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (2) the outcome of any legal proceedings that have been or may be in the future instituted against the Company and others following announcement of the merger agreement, (3) the inability to complete the merger due to the failure to obtain stockholder approval or satisfy other conditions to the closing of the merger, (4) failure of any party to the merger agreement to abide by the terms of that agreement, (5) risks that the merger, including the uncertainty surrounding the closing of the merger, will disrupt the current plans and operations of the Company, including as a result of undue distraction of management and personnel retention problems, (6) conflicts of interest that may exist between members of management who will be participating in the ownership of the Company following the closing of the merger and (7) the amount of the costs, fees, expenses and charges related to the merger, including the impact of any termination fees the Company may incur, which may be substantial. Furthermore, the expectations expressed in forward-looking statements about the Company could materially differ from the actual outcomes because of changes in demand for the Company’s products and services, the timing of new orders and contract awards, the Company’s ability to successfully win contract bids, the impact of competitive products and pricing, excess or shortage of production capacity, bonding capacity, and the other risks, uncertainties and assumptions described in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and any changes thereto in Part II, Item 1A “Risk Factors” of this Form 10-Q. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Further, our past results of operations do not necessarily indicate our future results. Moreover, the construction services segment and the construction materials segment of our business are very competitive and rapidly changing. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this Quarterly Report on Form 10-Q or in the documents we incorporate by reference, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Quarterly Report on Form 10-Q. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

General

The following is management’s discussion and analysis of certain significant factors affecting our financial position and operating results during the periods included in the accompanying condensed consolidated financial statements. Except for the historical information contained herein, the matters set forth in this discussion are forward-looking statements.

Revenue on uncompleted fixed price contracts is recorded under the percentage-of-completion method of accounting. We begin to recognize revenue on our contracts when we first incur direct costs. Contracts often involve work periods in excess of one year and revisions in cost and profit estimates during construction are reflected in the accounting period in which the facts that require the revisions become known. Losses on contracts, if any, are provided for in total when determined, regardless of the percent complete.

In general, labor, equipment and disposable materials tend to be the types of costs with the greatest uncertainty, and, therefore, have the greatest risk of variation from budgeted costs. Permanent materials and subcontract costs tend to be more predictable and, to a greater degree, can be fixed for the duration of the contract, and thus have less risk of variation from the original estimate. We have avoided material deterioration of profit margins due to untimely delivery of important construction materials or from rapidly rising costs of the same, and from minor cost overruns due to rising costs of raw materials in our construction services segment. A significant and unforeseen rise in the cost of crude oil could negatively impact our performance. Likewise, prolonged shortages of raw materials could delay progress on projects, cause cost overruns and potentially erode profit margins.

Overview

As with the first quarter of this year, the second quarter’s financial performance was again positively influenced by the results of our construction services segment. The principal reason for the construction services segment’s performance is the size and quality of the current backlog. Contract backlog grew from $139.1 million at the beginning of the second quarter to $150.9 million at the end of the quarter, or when compared with the prior year, a 54% and 45% increase, respectively. The increase in contract backlog is the combined result of increased bonding capacity and successful bidding and led to a 39% increase in construction services revenue and an 81.3% increase in gross profit from the construction services segment compared to the 2007 second quarter. 92.5% of the quarter’s gross profit came from the construction services segment. An indication of the quality of the construction services segment’s backlog is the segment’s gross margin which improved from 6.8% in the second quarter of 2007 to 8.9% in the second quarter of 2008. Gross margins will usually vary from quarter to quarter depending upon the stage of completion of the work and profit margins of each individual contract and there can be no assurance that margins attained during any period will be sustained in subsequent periods.

The severe decline in residential construction, which historically has represented 45% to 50% of the construction materials segment’s revenue, has diminished the segment’s performance to slightly better than breakeven at the gross profit level. When comparing the second quarter of 2008 with the same period in 2007, units of ready-mix concrete sold in cubic yards decreased 19.1%, revenue decreased 23.5% from $22.1 million to $16.9 million and gross profit decreased 88.0% from $2.4 million to $0.3 million. The residential construction segment has several hurdles to overcome before improving. We remain concerned about the number of home foreclosures, the high level of existing inventory of new and resale homes and the continuing problems facing the home financing industry. In spite of these concerns, data suggests that new home permits are stabilizing in our market. The July 14, 2008 edition of The Las Vegas Housing Market Letter reports that “permits have been rising for the last four months” and the May 20, 2008 edition of The Phoenix Housing Market Letter reports that “new home permits have been stable for eight months.” It is not yet clear whether the local housing market has bottomed out, but at least there are indications of that being a possibility and improvement in the residential construction sector is vitally important for our future financial performance.

During the second quarter of 2008, we completed the installation of our construction materials segment’s fourth batch plant in the Phoenix, Arizona metropolitan area. This new batch plant location is in Buckeye, Arizona. It will not be necessary to purchase any additional trucks to service sales from our Buckeye plant. Instead, we will be relocating trucks from other batch plants that are not being fully utilized and dedicate them to this new location which, in the future, we believe may be amongst the fastest growing areas in metropolitan Phoenix.

Despite the polar opposite performance of our two primary segments, the consolidated results for the quarter ended June 30, 2008 showed significant improvement when compared to the same period last year. The $67.7 million of consolidated revenue for the second quarter of 2008 was an especially strong quarter for us and was 15.5% greater than our previous best quarter which was the second quarter of 2007. Consolidated gross profit of $4.9 million was our third-best quarter ever and our best performance since the fourth quarter of 2006. General and administrative expenses of $2.96 million represented 4.4% of revenue, the lowest percentage since the second quarter of 2005.

Recent Developments

On July 28, 2008, we entered into an agreement and plan of merger (“Agreement”) with affiliates of Insight Equity I LP (“Insight”). Pursuant to the Agreement, each issued and outstanding share of our common stock will be converted into the right to receive a cash payment in the amount of $11.25 per share without interest. The total equity value of the transaction is approximately $61.3 million and includes outstanding options not yet vested but where the exercise price per share is less than $11.25 per share. The transaction is expected to close before December 31, 2008 and upon closing, we will no longer be publicly traded. The closing of the transaction is subject to a number of closing conditions, including the approval of our stockholders.

In accordance with the Agreement, the Special Committee of our Board of Directors, with the assistance of its advisors, is conducting a market test for 45 days by soliciting superior proposals from other parties. There is no assurance that the solicitation of proposals will result in a superior proposal or alternative transaction.

For additional and more detailed information regarding the Agreement, please refer to the Form 8-K we filed with the SEC on July 28, 2008. Please also refer to the risk factors included in Part II, Item 1A “Risk Factors” of this Form 10-Q under the heading “Risks Relating to the Pending Merger.”

On August 5, 2008, a lawsuit was filed in the Clark County, Nevada District Court under Case No. A569007 — Dept. XIII against us, each of our directors, Phoenix Parent Corp. and Phoenix Merger Sub Inc. by Pennsylvania Avenue Funds in connection with our previously announced Agreement and Plan of Merger dated July 28, 2008 with Phoenix Parent Corp. and Phoenix Merger Sub Inc. The complaint alleges among other matters, that we and our directors breached their fiduciary duties for failure to maximize shareholder value in the negotiation of the merger. The plaintiff is seeking class action certification on behalf of all our shareholders (other than the defendants) and has requested that the court enjoin the merger or, if the merger is consummated prior to the entry of the court’s final judgment, rescind the merger or award an unspecified amount of monetary damages. We believe that this lawsuit is without merit and intend to vigorously defend ourselves.

Critical Accounting Policies, Estimates and Judgments

Significant accounting policies are described in the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007. We believe our most critical accounting policies are revenue recognition and cost estimation on certain contracts for which we use a percentage-of-completion accounting method, our allowances for doubtful accounts, our inventory allowance, the valuation of property and equipment, and our accounting policies on contingencies, income taxes and the valuation of stock-based compensation. The revenue recognition and cost estimation accounting method is applied by our construction services segment to heavy construction projects executed under multi-year contracts with various customers.

Revenue and costs from fixed-price and modified fixed-price construction contracts are recognized for each contract on the percentage-of-completion method, measured by the percentage of costs incurred to date to the estimated total of direct costs. Direct costs include, among other things, direct labor, field labor, equipment rent, subcontracting, direct materials, and direct overhead. General and administrative expenses are accounted for as period costs and are, therefore, not included in the calculation of the estimates to complete construction contracts in progress. Project losses are provided for in their entirety in the period in which such losses are determined, without reference to the percentage-of-completion. As contracts can extend over one or more accounting periods, revisions in costs and earnings estimated during the course of the work are reflected during the accounting period in which the facts that required such revisions become known.

The asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenue recognized in excess of amounts billed. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized.

The complexity of the estimation process and all issues related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affects the amounts reported in our condensed consolidated financial statements. A number of internal and external factors affect our percentage-of-completion estimates, including labor rate and efficiency variances, estimated future material prices and customer specification changes. If our business conditions were different, or if we used different assumptions in the application of this accounting policy, it is likely that materially different amounts would be reported in our condensed consolidated financial statements.

We are required to estimate the collectibility of our accounts receivable. A considerable amount of judgment is required in assessing the realization of these receivables, including the current credit worthiness of each customer and the related aging of the past due balances. Our provision for bad debts at June 30, 2008 and December 31, 2007 amounted to $555,618 and $594,722, respectively. We determine our reserve by using percentages applied to certain aged receivable categories and percentages of certain types of revenue generated, as well as a review of the individual accounts outstanding and our collection history.

We are required to state our inventories at the lower of cost or market. In assessing the ultimate realization of inventories, we are required to make judgments as to the future demand requirements and compare these with the current inventory levels. Our reserve requirements generally increase as our projected demand requirements decrease due to market conditions and longer than expected usage periods. At June 30, 2008 and December 31, 2007, inventories of $1,626,225 and $1,232,478, respectively, are net of reserves of $199,936. It is possible that significant changes in required inventory reserves may occur in the future if there is a further decline in market conditions or market activity.

We are required to provide property and equipment net of depreciation and amortization expense. We expense depreciation and amortization utilizing the straight-line method over what we believe to be the estimated useful lives of the assets. Leasehold improvements are amortized over their estimated useful lives or the lease term, whichever is shorter. The life of any piece of equipment can vary, even within the same category of equipment, due to the quality of the maintenance, care provided by the operator and the general environmental conditions, such as temperature, weather severity and the terrain in which the equipment operates. We maintain, service and repair a majority of our equipment through the use of our mechanics. If we inaccurately estimate the life of any given piece of equipment or category of equipment we may be overstating or understating earnings in any given period.

We also review our property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Impairments are recognized in the period during which they are identified. Assets to be disposed of, if any, are reported at the lower of the carrying amount or fair value less costs to sell.

We are required to estimate our income taxes in each jurisdiction in which we operate. This process requires us to estimate the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These temporary differences result in deferred tax assets and liabilities on our balance sheets. We must calculate the blended tax rate, combining all applicable tax jurisdictions, which can vary over time as a result of the allocation of taxable income between the tax jurisdictions and the changes in tax rates. We must also assess the likelihood that the deferred tax assets, if any, will be recovered from future taxable income and, to the extent recovery is not likely, must establish a valuation allowance. This assessment is complicated by the fact that we are required to consolidate our subsidiaries for financial reporting purposes, while being separately reported for tax purposes. As of June 30, 2008, we had total deferred tax asset of $0.6 million with no valuation allowance and total deferred tax liability of $2.6 million. The deferred tax asset does not contain a valuation allowance as we believe we will be able to utilize the deferred tax asset through future taxable income.

Furthermore, we are subject to periodic review by domestic tax authorities for audit of our income tax returns. These audits generally include questions regarding our tax filing positions, including the amount and timing of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposures associated with our various tax filing positions, including federal and state taxes, we believe we have complied with the rules of the service codes and therefore have not recorded reserves for any possible exposure. Typically the taxing authorities can audit the previous three years of tax returns and in certain situations audit additional years, therefore a significant amount of time may pass before an audit is conducted and fully resolved. Although no audits are currently being conducted, if a taxing authority would require us to amend a prior year’s tax return we would record the increase or decrease in our tax obligation in the period in which it is more likely than not to be realized.

We use the fair value recognition provisions of SFAS 123R, to value stock-based payment awards. Under this method we recognize compensation expense for all stock-based payments granted. In accordance with SFAS 123R we use the Black-Scholes option valuation model to value the stock-based payment awards. Under the fair value recognition provisions of SFAS 123R, we recognize stock-based compensation net of an estimated forfeiture rate and only recognize compensation cost for those shares expected to vest on a straight-line basis over the requisite service period of the award.

Determining the appropriate fair value model and calculating the fair value of share-based payment awards requires the input of highly subjective assumptions, including the expected life of the share-based payment awards and stock price volatility. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. If our actual forfeiture rate is materially different from our estimate, the stock-based compensation expense could be significantly different from what we have recorded in the current period. See Note 2 — Stock-Based Compensation in the accompanying notes to the condensed consolidated financial statements for a further discussion on stock-based compensation.

As discussed elsewhere in this filing, we disclose various litigation and claims matters. These issues involve significant estimates and judgments, which may materially change in future periods due to change in circumstances.

New Accounting Pronouncements

In March 2008, the FASB issued FASB Statement No. 161 “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 requires companies with derivative instruments to disclose information that should enable financial-statement readers to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We are currently evaluating the impact, if any, that SFAS 161 will have on our financial statements.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” FSP 142-3 is effective for fiscal years beginning after December 15, 2008. We are currently assessing the impact of FSP 142-3 on our financial position and results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The implementation of this standard will not have a material impact on our financial position and results of operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Results of Operations

The following table sets forth, for the six months and three months ended June 30, 2008 and 2007, certain items derived from the Company’s condensed consolidated statements of operations and the corresponding percentage of total revenue for each item:

	Six Months Ended June 30,				Three Months Ended June 30,
	2008		2007		2008		2007
	(Unaudited)				(Unaudited)
	(Dollars in thousands)

Revenue:
Construction services	$84,141	71.7%	$59,062	58.3%	$50,508	74.6%	$36,338	62.0%
Construction materials	32,596	27.8%	41,814	41.3%	16,905	25.0%	22,104	37.7%
Construction materials testing	645	0.5%	424	0.4%	314	0.4%	209	0.3%

Total revenue	117,382	100.0%	101,300	100.0%	67,727	100.0%	58,651	100.0%

Gross profit	8,348	7.1%	8,751	8.6%	4,869	7.2%	4,798	8.2%
General and administrative expenses	5,465	4.7%	6,222	6.1%	2,965	4.4%	3,205	5.5%

Income from operations	2,883	2.5%	2,529	2.5%	1,904	2.8%	1,593	2.7%
Interest income	436	0.4%	768	0.8%	171	0.3%	399	0.7%
Interest expense	(68)	(0.1)%	(146)	(0.1)%	(33)	0.0%	(68)	(0.1)%
Other income (expense)	(78)	(0.1)%	166	0.2%	(11)	0.0%	64	0.1%

Income before income taxes and minority interest in consolidated subsidiary	3,174	2.7%	3,317	3.3%	2,031	3.0%	1,988	3.4%
Income tax expense	(1,144)	(1.0)%	(1,230)	(1.2)%	(732)	(1.1)%	(758)	(1.3)%

Income before minority interest in consolidated subsidiary	2,030	1.7%	2,087	2.1%	1,299	1.9%	1,230	2.1%
Minority interest in consolidated subsidiary	341	0.3%	(701)	(0.7)%	142	0.2%	(374)	(0.6)%

Net income	$2,371	2.0%	$1,386	1.4%	$1,441	2.1%	$856	1.5%

Depreciation and amortization	$3,718	3.2%	$3,421	3.4%	$1,888	2.8%	$1,777	3.0%

Six Months Ended June 30, 2008 compared to Six Months Ended June 30, 2007

Revenue and Backlog.  Consolidated revenue for the six months ended June 30, 2008, which we refer to as “interim 2008,” was $117.4 million compared to $101.3 million for the six months ended June 30, 2007, which we refer to as “interim 2007.” The increase in revenue was primarily the result of a $25.1 million increase in revenue from the construction services segment and a $0.2 million increase in the construction materials testing segment, offset by $9.2 million decrease in revenue from the construction materials segment. The decreased revenue from the construction materials segment resulted primarily from an 18.4% decrease in the sale of cubic yards of concrete, which we refer to as “units,” aggravated by a 5.6% decrease in the average unit sales price. The construction services segment revenue was impacted by the amount of the progress schedules of current projects in progress and nature of the contracts contained in the backlog at the beginning of interim 2008.

Gross Profit.  Consolidated gross profit decreased to $8.3 million for interim 2008 from $8.8 million for interim 2007 and consolidated gross margin, as a percent of revenue, decreased to 7.1% in interim 2008 from 8.6% in interim 2007. Gross profit from the construction services segment increased to $7.9 million in interim 2008 when compared to $4.4 million in interim 2007 and the gross profit margin increased to 9.4% in interim 2008 from 7.4% in interim 2007. Gross profit margins in the construction services segment are affected by a variety of factors including the quality and accuracy of the original estimate, construction delays and difficulties due to weather conditions, availability of materials, the timing of work performed by other subcontractors and the physical and geological condition of the construction site, therefore the gross profit in interim 2008 may not be indicative of the annual gross profit margin. Gross profit from the construction materials segment decreased to $0.3 million in interim 2008 from $4.5 million in interim 2007 and the gross profit margin decreased to 0.9% from 10.7% in the respective periods. The decrease from the construction materials segment in gross profit margin during interim 2008 was primarily due to the reduced sales volume, reduced average selling price, and higher fixed costs associated with the increased capacity completed during 2007.

General and Administrative Expenses.  General and administrative expenses decreased to $5.5 million for interim 2008 from $6.2 million in interim 2007. General and administrative expenses decreased due to decreases in compensation costs.

Interest Income, Expense and Other Income (Expense).  Interest income and other income (expense) decreased $0.6 million, while interest expense decreased $0.1 million in interim 2008 when compared to interim 2007. Other income (expense) decreased due to gains on the sale of equipment in interim 2007.

Income Taxes.  The income tax provision for interim 2008 remained relatively flat when compared with interim 2007. The interim 2008 income tax provision was $1.1 million compared to an income tax provision of $1.2 million for interim 2007.

Net Income.  Net income was $2.4 million for interim 2008 as compared to net income of $1.4 million for interim 2007. The overall increase in net income was the result of the additive effect of minority interest on RMI’s net losses in interim 2008 compared to a reduction of minority interest on RMI’s net income in interim 2007.

Three Months Ended June 30, 2008 compared to Three Months Ended June 30, 2007

Revenue and Backlog.  Consolidated revenue for the three months ended June 30, 2008, which we refer to as “2nd quarter 2008,” was $67.7 million compared to $58.7 million for the three months ended June 30, 2007, which we refer to as “2nd quarter 2007.” The increase in revenue was primarily the result of a $14.2 million increase in revenue from the construction services segment, offset by $5.2 million decrease in revenue from the construction materials segment. The decreased revenue from the construction materials segment resulted primarily from a 19.1% decrease in the sale of cubic yards of concrete, which we refer to as “units,” compounded by a 6.0% decrease in the average unit sales price. The construction services segment revenue was impacted by the amount of the progress schedules of current projects in progress and nature of the contracts contained in the backlog at the beginning of 2nd quarter 2008.

Gross Profit.  Consolidated gross profit increased to $4.9 million for 2nd quarter 2008 from $4.8 million for 2nd quarter 2007 and consolidated gross margin, as a percent of revenue, decreased to 7.2% in 2nd quarter 2008 from 8.2% in 2nd quarter 2007. Gross profit from the construction services segment increased to $4.5 million in 2nd quarter 2008 when compared to $2.5 million in 2nd quarter 2007 and the gross profit margin increased to 8.9% in 2nd quarter 2008 from 6.8% in 2nd quarter 2007. Gross profit margins in the construction services segment are affected by a variety of factors including the quality and accuracy of the original estimate, construction delays and difficulties due to weather conditions, availability of materials, the timing of work performed by other subcontractors and the physical and geological condition of the construction site, therefore the gross profit in 2nd quarter 2008 may not be indicative of the annual gross profit margin. Gross profit from the construction materials segment decreased to $.3 million in 2nd quarter 2008 from $2.4 million in 2nd quarter 2007 and the gross profit margin decreased to 1.7% from 10.7% in the respective periods. The decrease from the construction materials segment in gross profit margin during 2nd quarter 2008 was primarily due to reduced sales volume, reduced average selling price, and higher fixed costs associated with the increased capacity completed during 2007.

General and Administrative Expenses.  General and administrative expenses decreased to $3.0 million for 2nd quarter 2008 from $3.2 million in 2nd quarter 2007. General and administrative expenses decreased due to decreases in compensation costs.

Interest Income, Expense and Other Income (Expense).  Interest income and other income (expense) decreased $0.3 million, while interest expense remained flat in 2nd quarter 2008 compared to 2nd quarter 2007. Other income (expense) decreased due to gains on the sale of equipment in 2nd quarter 2007.

Income Taxes.  The income tax provision for 2nd quarter 2008 was $0.7 million compared to an income tax provision of $0.8 million for 2nd quarter 2007.

Net Income.  Net income was $1.4 million for 2nd quarter 2008 as compared to net income of $0.9 million for 2nd quarter 2007. The overall increase in net income was the result of the additive effect of minority interest on RMI’s net losses in 2nd quarter 2008 compared to a reduction of minority interest on RMI’s net income in 2nd quarter 2007.

Seasonality

The construction industry is seasonal, generally due to inclement weather and length of daylight hours occurring in the winter months. Accordingly, we may experience a seasonal pattern in our operating results with lower revenue in the first and fourth quarters of each calendar year. Quarterly results may also be affected by the timing of bid solicitations by governmental authorities, the stage of completion of major projects and revenue recognition policies. Results for any one particular quarter, therefore, may not be indicative of results for other quarters or for the year.

Inflation

Inflation has not had a material impact on our financial results; however, increases in liquid asphalt, fuel, aggregates, the purchase price of certain other materials and transportation costs have affected our costs of construction. These increases have been mitigated in our financial results due to our general anticipation of cost increases, such as those discussed above, and were considered in our bids to customers on proposed new construction projects. Some of our customers also provide for adjustments in certain construction material prices that are based upon published commodity cost indexes.

Where we are the successful bidder on a project, we execute purchase agreements with material suppliers and contracts with subcontractors covering the prices and quantities of most materials and services, other than fuel products, thereby mitigating future price increases and supply disruptions.

There can be no assurance that liquid asphalt, fuel, aggregates or other construction materials used in our business will be adequately covered by the estimated escalation we have included in our bidding process or that all of our vendors will fulfill their pricing and supply commitments under their purchase agreements and contracts with us. We adjust our total estimated costs on our projects where we believe it is probable that we will have cost increases which will not be recovered from customers or vendors.

Liquidity and Capital Resources

Our primary need for capital will be to maximize our working capital to continually improve our bonding limits. RMI no longer guarantees any Meadow Valley debt; however, Meadow Valley Corporation continues to maintain certain guarantees for the benefit of RMI. We expect, but cannot assure, that eventually there will be no guarantees between the two related companies. As we expand our businesses we will continue to utilize the availability of capital offered by financial institutions, in turn increasing our total debt and debt service obligations.

Our level of working capital may be impacted as it relates to the closing of the merger agreement. We will incur significant additional professional fees, including legal fees defending the Company and its board members in the lawsuit discussed above, pursuant to the terms of the merger agreement.

Historically, our largest provider of financing has been Wells Fargo Equipment Financing, Inc., formerly known as CIT Construction, who we refer to as “WFE.” We believe our working capital and our historical sources of capital will be satisfactory to meet our needs for at least one year from the date of this Quarterly Report on Form 10-Q.

In October 2007, we amended and restated our line of credit agreements with WFE. This amendment combined a $3.0 million line of credit and an approximately $2.0 million line of credit into a single $10.0 million line of credit for MVCI. This amendment reduced MVCI’s interest rate from .75% to .25% plus the Chase Manhattan Bank’s prime rate. This agreement with WFE also provides MVCI a capital expenditure commitment of $10.0 million. As of June 30, 2008, MVCI had approximately $9.7 million available on this revolving credit facility and also had approximately $6.9 million available on the capital expenditure commitment.

We also have an additional credit facility with WFE which provides RMI with a $5.0 million line of credit, as well as a $15.0 million capital expenditure commitment. As of June 30, 2008, RMI had approximately $4.6 million available on its revolving credit facility and also had approximately $6.6 million available on the capital expenditure commitment.

These WFE credit facilities are collateralized by each of our subsidiary’s assets and are guaranteed by the Company.

Listed below are the covenants which are required to be maintained by the Company on a consolidated basis and individual subsidiary covenant requirements as of June 30, 2008 and December 31, 2007:

Meadow Valley Corporation:

	June 30, 2008		December 31, 2007
	Covenant	Actual	Covenant	Actual
	Requirement	Results	Requirement	Results
(Amounts in thousands)

Minimum Net Worth(1)	21,156	37,332	21,156	34,527
Maximum Leverage(2)	n/a	n/a	3.0 to 1.0	1.58 to 1.0
Maximun Funded Debt to EBITDA(3)	3.0 to 1.0	1.11 to 1.0	3.0 to 1.0	1.19 to 1.0
Minimum CF/CPLTD(4)	n/a	n/a	1.25 to 1.0	2.58 to 1.0

Meadow Valley Contractors, Inc.

	June 30, 2008		December 31, 2007
	Covenant	Actual	Covenant	Actual
	Requirement	Results	Requirement	Results
(Amounts in thousands)

Minimum CF/CPLTD(4)	n/a	n/a	1.25 to 1.0	2.17 to 1.0

Ready Mix, Inc.

	June 30, 2008		December 31, 2007
	Covenant	Actual	Covenant	Actual
	Requirement	Results	Requirement	Results
(Amounts in thousands)

Minimum CF/CPLTD(4)	n/a	n/a	1.25 to 1.0	2.84 to 1.0

(1)	Minimum Net Worth is defined as the sum of common stock, additional paid in capital, retained earnings minus goodwill and other intangible assets, all determined in accordance with United States Generally Accepted Accounting Principles. Base net worth of $14,000,000 as of September 15, 2005 plus 75% of net profit for every fiscal year thereafter, beginning December 31, 2005.

(2)	Leverage is defined as total liabilities to Net Worth. Measured at fiscal year end.

(3)	Funded Debt to EBITDA is defined as all interest bearing notes, loans and capital leases divided by the sum of net profit, interest expense, taxes, depreciation and amortization less interest income and dividends, plus or minus minority interest of consolidated subsidiary and extraordinary expenses or gains, to be determined at WFE’s sole discretion, for the previous four fiscal quarterly periods. Measured quarterly.

(4)	Minimum CF to CPLTD is defined as cash flow (the sum of net profit, depreciation and amortization, less dividends, plus or minus extraordinary expenses or gains, to be determined at WFE’s sole discretion) divided by the current portion of long term debt. Measured at fiscal year end.

n/a	Not required to be calculated at the interim period.

The following table sets forth for the six months ended June 30, 2008 and 2007, certain items from the condensed consolidated statements of cash flows.

	Six Months Ended June 30,
	2008	2007
	(Unaudited)

Cash flows provided by operating activities	$13,241,971	$9,271,509
Cash flows used in investing activities	(998,063)	(8,218,252)
Cash flows used in financing activities	(2,118,878)	(2,737,706)

Cash provided by operating activities during interim 2008 of $13.2 million represents a $4.0 million increase from the amount provided by operating activities during interim 2007. The change was primarily due to the increase in cash received from customers, partially offset by increases in cash paid to our suppliers and our employees.

Cash used in investing activities during interim 2008 of $1.0 million represents a $7.2 million decrease from the amount used in investing activities during interim 2007. The change was primarily due to the purchase of minority interest common stock in interim 2007.

Cash used in financing activities during interim 2008 of $2.1 million represents a $.6 million decrease from the amount used in financing activities during interim 2007. The change was primarily due to the decrease in cash used in repayments of notes payable.

Website Access

Our website address is www.meadowvalley.com. On our website we make available, free of charge, our Annual Report on Form 10-K, our most recent quarterly reports on Form 10-Q, current reports on Form 8-K, Forms 3, 4, and 5 related to beneficial ownership of securities, our code of ethics and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information on our website is not incorporated into, and is not part of, this report.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

Market risk generally represents the risk that losses may occur in the values of financial instruments as a result of movements in interest rates, foreign currency exchange rates and commodity prices. We do not have foreign currency exchange rate and commodity price market risk.

Interest Rate Risk — From time to time we temporarily invest our excess cash in interest-bearing securities issued by high-quality issuers. We monitor risk exposure to monies invested in securities in our financial institutions. Due to the short time the investments are outstanding and their general liquidity, these instruments are classified as cash equivalents in our condensed consolidated balance sheets and do not represent a material interest rate risk. Our primary market risk exposure for changes in interest rates relates to our long-term debt obligations. We manage our exposure to changing interest rates principally through the use of a combination of fixed and floating rate debt.

We evaluated the potential effect that near term changes in interest rates would have had on the fair value of our interest rate risk sensitive financial instruments at June 30, 2008. Assuming a 100 basis point increase in the prime interest rate at June 30, 2008, the potential increase in our debt obligations would have been approximately $6.3 thousand at June 30, 2008. See Note 3 - Notes Payable and Note 4 — Lines of Credit in the notes of the accompanying June 30, 2008 condensed consolidated financial statements.

Item 4T.	Controls and Procedures

(a)	Evaluation of Disclosure Controls and Procedures

Our principal executive officer and principal financial officer, based on their evaluation of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this Quarterly Report on Form 10-Q, have concluded that (i) our disclosure controls and procedures are effective for ensuring that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and (ii) our disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us under the Securities Exchange Act of 1934 is accumulated and communicated to our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(b)	Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of June 30, 2008.

This report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this report.

(c)	Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during our last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

Item 1.	Legal Proceedings

For information about legal proceedings involving us, see Note 7 — Litigation and Claim Matters to the condensed consolidated financial statements in Part I of this report, which we incorporate by reference into this Item 1.

Subsequent to the second quarter end, June 30, 2008, and subsequent to our announcement of our execution of the Agreement and Plan of Merger, July 28, 2008, a lawsuit was filed in the Clark County, Nevada District Court under Case No. A569007 — Dept. XIII against the Company, each of the Company’s directors, Phoenix Parent Corp. and Phoenix Merger Sub Inc. by Pennsylvania Avenue Funds in connection with the Company’s previously announced Agreement and Plan of Merger dated July 28, 2008 with Phoenix Parent Corp. and Phoenix Merger Sub Inc. The complaint alleges among other matters, that the Company and its directors breached their fiduciary duties for failure to maximize shareholder value in the negotiation of the merger. The plaintiff is seeking class action certification on behalf of all shareholders of the Company (other than the defendants) and has requested that the court enjoin the merger or, if the merger is consummated prior to the entry of the court’s final judgment, rescind the merger or award an unspecified amount of monetary damages. The Company believes that this lawsuit is without merit and intends to vigorously defend itself.

Item 1A.	Risk Factors

In addition to the other information set forth in this Quarterly Report on Form 10-Q, the factors and risks listed below, among others, could affect our future performance and should be carefully considered in evaluating our outlook. You should also carefully consider the factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, which could materially affect our business, financial condition or future results. The risks described in our Annual Report on Form 10-K and this Quarterly Report on Form 10-Q are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

Risks Relating to the Pending Merger

The merger process could adversely affect our business.

On July 28, 2008, we entered into a definitive agreement to be acquired by certain affiliates of Insight Equity I LP (“Insight”) for $11.25 per share in cash without interest. The process relating to the merger could cause disruptions in our business, which could have an adverse effect on our financial results. Among other things, uncertainty as to whether a transaction will be completed with Insight or another acquiring party may cause current and prospective employees to become uncertain about their future roles with the Company after the completion of the merger process. This uncertainty could adversely affect our ability to retain employees and our relationships with customers and vendors. Further, the attention of management may be directed toward the completion of a transaction and diverted from day-to-day operations. Furthermore, certain members of our management, in Messes. Larson and Nelson, will have an ownership interest in us following the closing of the merger and are subject to conflicts of interest. All of the foregoing could materially adversely effect our business and operations.

The failure to complete the merger could adversely affect our business.

There is no assurance that the merger agreement with Insight or any other transaction will occur. If the proposed merger or similar transaction is not completed, the share price of our common stock may change to the extent that the current market price of our common stock reflects an assumption that a transaction will be completed. In addition, under circumstances defined in the merger agreement, we may be required to pay a termination fee of up to approximately $2.8 million, which represents up to 4.5% of the total merger consideration, and reimburse reasonable out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the merger agreement. Further, a failed transaction may result in negative publicity and/or a negative impression of us in the investment community.

While the merger agreement is in effect, we are subject to restrictions on our business activities.

While the merger agreement is in effect, we are subject to significant restrictions on our business activities and must generally operate our business in the ordinary course (subject to certain exceptions or the consent of Phoenix Parent Corp.), including that we will not take, and will cause each of our subsidiaries not to take, any of the following actions: (a) split, combine, redenominate, recapitalize, or reclassify capital stock or authorize, declare, set aside, make, or pay any dividend or distribution on any shares of capital stock, options, warrants, convertible securities, or other rights of any kind to acquire or receive capital stock of the Company, any of its subsidiaries; (b) acquire or offer to acquire any business or division thereof or sell, lease, encumber or otherwise dispose of assets outside the ordinary course of business, involving a transaction value in excess of $300,000 individually (or $750,000 in the aggregate); (c) except in the ordinary course of business enter into, make any proposal for, renew, extend or amend, or modify in any material respect, terminate, cancel, waive, release, or assign any right or claim under, a contract, agreement, or lease that is or would be material; (d) except for borrowings under the Company’s existing credit facilities in the ordinary course of business, incur or become liable for any indebtedness in excess of $2.0 million, or enter into any off-balance sheet arrangement; (e) become liable for the obligations of, or make any loans, advances, investments in or capital contributions to, any other person in an aggregate amount in excess of $200,000; (f) mortgage, pledge, or otherwise similarly encumber any assets, or create, assume, or suffer to exist any non-permitted liens thereupon, or alter or apply to alter any zoning classification; (g) incur capital expenditures, or make any acquisition or disposition of assets outside of the ordinary course of business, in an aggregate amount in excess of $1.5 million; (h) agree to grant or grant any stock-related, cash-based, performance, or similar awards or bonuses or any other award that may be settled in securities of the Company, any of its subsidiaries; (i) enter into, forgive, renew, or amend in any respect any loans to officers or directors or any of their respective affiliates; (j) commence, compromise, settle or agree to compromise or settle any suit, action, claim, proceeding, violation, deficiency, default, non-compliance, or investigation, or consent to the same, if the amount involves the payment of monetary damages either to or from the Company in excess of $300,000 individually or $600,000 in the aggregate; (k) enter into any agreement, understanding, or arrangement with respect to the voting or registration of securities; (l) merge or consolidate with any person, subject to certain limited exceptions; (m) adopt or approve a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; (n) transfer or license to any person or otherwise extend, materially amend, or modify, permit to lapse, or fail to preserve any of intellectual property; (o) establish any subsidiary or enter into any new line of business; (p) close or materially reduce activities at any facility, or effect any material layoff or other personnel reduction or change; (q) allow the Company’s and its subsidiaries’ bonding capacity to be less than $200.0 million in the aggregate and $50.0 million for any individual engagement, or otherwise permit the Company’s, or any of its subsidiaries’, bonding capacity, bonds or terms thereof to be on terms that are substantially different, in any adverse manner, than the terms that existed on the date the merger agreement was executed; (r) materially modify or cancel any project constituting backlog as of the date the merger agreement was executed, or enter into any order that would constitute backlog at a price and on terms (including profit margin) that are not consistent with the Company’s past practices and the ordinary course of business, or that would reasonably be expected after due diligence consistent with the Company’s past practice to result in a loss to the Company; (s) call, schedule, establish a record date with respect to, or hold a special or annual meeting of its shareholders, other than the special meeting that is the subject of this proxy statement; or (t) authorize, commit, or agree to take any of the foregoing actions.

We are subject to litigation related to the pending merger.

On August 5, 2008, a stockholder complaint was filed by Pennsylvania Avenue Funds as a purported class action on behalf of all of the Company’s stockholders against the Company, each of the Company’s directors, Phoenix Parent Corp. and Phoenix Merger Sub Inc. in the Clark County, Nevada District Court, Case No. A569007-Dept. XIII, in connection with the Company’s previously announced merger agreement. The plaintiff alleges that he is an owner of the Company’s common stock. The complaint alleges, among other things, that the Company and its directors breached their fiduciary duties in connection with the proposed merger transaction between the Company and affiliates of Insight by approving a sale process that fails to maximize stockholder value. Among other things, the complaint seeks to enjoin the Company, its directors and the other defendants from proceeding with or consummating the merger between the Company and certain affiliates of Insight. Additional lawsuits pertaining to the merger could be filed in the future.

Any conclusion of this litigation in a manner adverse to the Company could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows. In addition, the cost to the Company of defending the litigation, even if resolved in the Company’s favor, could be substantial. Such litigation could also substantially divert the attention of the Company’s management and the Company’s resources in general.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3.	Defaults Upon Senior Securities

None.

Item 4.	Submission of Matters to a Vote of Security Holders

None.

Item 5.	Other Information

None.

Item 6.	Exhibits

Exhibits:

2.1	Agreement and Plan of Merger, dated July 28, 2008, by and among Meadow Valley Corporation, Phoenix Parent Corp. and Phoenix Merger Sub, Inc. (incorporated by reference to exhibit number 2.1 of the Form 8-K filed by Meadow Valley Corporation with the SEC on July 28, 2008)
4.2	Amendment to Rights Agreement, dated as of July 28, 2008, by and among Meadow Valley Corporation and Corporate Stock Transfer, Inc. (incorporated by reference to exhibit number 4.1 of the Form 8-K filed by Meadow Valley Corporation with the SEC on July 28, 2008)
31.1	Certification of Chief Executive Officer Pursuant to Rules 13a-14 and 15d-14 of the Securities Exchange Act of 1934
31.2	Certification of Chief Financial Officer Pursuant to Rules 13a-14 and 15d-14 of the Securities Exchange Act of 1934
32	Certification of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEADOW VALLEY CORPORATION
(Registrant)

By	/s/ Bradley E. Larson
Bradley E. Larson
President and Chief Executive Officer

August 14, 2008

By	/s/ David D. Doty
David D. Doty
Chief Financial Officer

August 14, 2008

PRELIMINARY COPY
SPECIAL MEETING OF STOCKHOLDERS
               ,      , 2008
[a.m./p.m.] Local Time
[Location]
Phoenix, Arizona

Meadow Valley Corporation
4602 East Thomas Road
Phoenix, Arizona 85018	Proxy

The undersigned hereby appoints DON A. PATTERSON and DAVID D. DOTY, and each of them, proxies each with full power of substitution, to vote all common stock of Meadow Valley Corporation of the undersigned at the Special Meeting of Stockholders of Meadow Valley (the “Special Meeting”) to be held on                ,      , 2008 at      [a.m./p.m.] local time at                              , Phoenix, Arizona          , and/or at any adjournment or postponement of the Special Meeting, in the manner indicated on the reverse side, all in accordance with and as more fully described in the Notice of Special Meeting and accompanying Proxy Statement for the Special Meeting, receipt of which is hereby acknowledged.
     PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR A SPECIAL MEETING ON               ,     , 2008. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET.
See reverse for voting instructions.

COMPANY
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There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
BY PHONE — TOLL FREE — 1-866-721-1324 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 5:00 p.m. (ET) on , , 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions the voice provides you.
BY INTERNET — http://www.[          ] — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 5:00 p.m. (ET) on , , 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to obtain your records and create an electronic ballot.
BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Meadow Valley Corporation, Attention: Corporate Secretary, 4602 East Thomas Road, Phoenix, Arizona 85018.
If you vote by phone or Internet, please do not mail your proxy card
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The board of directors recommends a vote FOR Proposals 1 and 2.

1.	Proposal to approve the Agreement and Plan of Merger, dated as of July 28, 2008, by and among Meadow Valley Corporation, Phoenix Parent Corp. and Phoenix Merger Sub, Inc., as it may be amended from time to time.	☐ For	☐ Against	☐ Abstain

2.	Motion to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve proposal number 1.	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER BUSINESS IS PRESENTED, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE AFOREMENTIONED PROXIES.

Address Change? Mark Box ☐ and indicate
changes below:

Dated:

Signature(s) in Box
Please sign exactly as your name(s) appears on the proxy. If shares are held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

IMPORTANT
Your vote is important. Regardless of the number of shares of Meadow Valley common stock that you own, please sign, date and promptly mail the enclosed proxy in the accompanying postage-paid envelope. Should you prefer, you may exercise a proxy by telephone or via the Internet. Please refer to the instructions on your proxy card or voting form that accompanied this proxy statement.
Instructions for “Street Name” Stockholders
     If you own shares of Meadow Valley common stock in the name of a broker, bank or other nominee, only such nominee can vote your shares on your behalf and only upon receipt of your instructions. You should sign, date and promptly mail your proxy card, or voting instruction form, when you receive it from your broker, bank or nominee. Please do so for each separate account you maintain. Your broker, bank or nominee also may provide for telephone or Internet voting. Please refer to the proxy card, or voting instruction form, which you received with this proxy statement.
     Please vote by proxy, telephone or via the Internet at your earliest convenience.
     If you have any questions or need assistance in voting your shares, please call:
The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, New Jersey 07071
Toll-Free: 1-866-721-1324